      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 2003


                                                     REGISTRATION NO. 333-100717
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 6

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                                SWIFT & COMPANY
                               S&C HOLDCO 3, INC.
              AND THE OTHER GUARANTORS NAMED IN FOOTNOTE(1) BELOW
         (Exact name of Co-Registrants as specified in their charters)

            DELAWARE                           2011                          81-0557240
            DELAWARE                                                         81-0557245
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. employer
 incorporation or organization)    Classification Code Number)          identification no.)
     1770 PROMONTORY CIRCLE                                                 DANNY HERRON
    GREELEY, COLORADO 80634                                          EXECUTIVE VICE PRESIDENT &
         (970) 506-8000                                               CHIEF FINANCIAL OFFICER
 (Address, including zip code,                                            SWIFT & COMPANY
and telephone number, including                                        1770 PROMONTORY CIRCLE
   area code, of Registrant's                                         GREELEY, COLORADO 80634
  principal executive offices)                                             (970) 506-8000
                                                                   (Name, address, including zip
                                                                    code, and telephone number,
                                                                        including area code,
                                                                       of agent for service)

                               ------------------
                                   COPIES TO:

                            MICHAEL D. WORTLEY, ESQ.
                          CHRISTINE A. HATHAWAY, ESQ.
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                           TELEPHONE: (214) 220-7700
                               ------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                               ------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------
(1) Swift Beef Company, a Delaware corporation (I.R.S. Employer Identification No. 84-0589412), Swift Pork Company, a Delaware corporation (I.R.S. Employer Identification No. 47-0805080), Swift Brands Company, a Delaware corporation (I.R.S. Employer Identification No. 81-0557266), Miller Bros. Co., Inc., a Utah corporation (I.R.S. Employer Identification No. 87-0265727), Monfort, Inc., a Delaware corporation (I.R.S. Employer Identification No. 47-0835187), Monfort Food Distribution Company, a Colorado corporation (I.R.S. Employer Identification No. 84-0519874), Swift & Company International Sales Corporation, a Colorado corporation (I.R.S. Employer Identification No. 84-0623389) and S&C Resale Company, a Delaware corporation (I.R.S. Employer Identification No. 54-2077254).

     THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 8, 2003


PROSPECTUS

                             (SWIFT & COMPANY LOGO)
                            OFFER TO EXCHANGE UP TO
                   $268,000,000 10 1/8% SENIOR NOTES DUE 2009
                        THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                      FOR
                   $268,000,000 10 1/8% SENIOR NOTES DUE 2009

                           TERMS OF THE EXCHANGE OFFER

- We are offering to exchange up to $268,000,000 of our 10 1/8% Senior Notes due 2009 that have been registered under the Securities Act and are freely tradable for our outstanding 10 1/8% Senior Notes due 2009, which we refer to herein as the "old notes." The new notes and the old notes have substantially identical terms.

- We will exchange an equal principal amount of new notes for all outstanding old notes that you validly tender and do not validly withdraw before the exchange offer expires.
-  The exchange offer expires at 5:00 p.m., New York City time, on          ,
   2003, unless extended. We do not currently intend to extend the exchange offer.

- Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

- The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

-  We will not receive any proceeds from the exchange offer.

  TERMS OF THE NEW 10 1/8% SENIOR NOTES DUE 2009 OFFERED IN THE EXCHANGE OFFER

MATURITY

-  The new notes will mature on October 1, 2009.

INTEREST

- Interest on the new notes will be payable on April 1 and October 1 of each year, beginning April 1, 2003.

- Interest will accrue from September 19, 2002.

REDEMPTION

- Prior to October 1, 2006, we may redeem some or all of the new notes by paying a specified "make-whole" premium.

- On or after October 1, 2006, we may redeem some or all of the new notes pursuant to the redemption prices specified under the caption "Description of New Notes -- Optional Redemption."

CHANGE OF CONTROL

- Subject to certain conditions, if we experience a change of control, we will be required to offer to purchase the new notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest.

RANKING

- The new notes will be our senior unsecured obligations, ranking equally with all of our other existing and future senior unsecured debt and will rank junior to our secured indebtedness and the secured indebtedness of the guarantors and any indebtedness of our non-guarantor subsidiaries.

- Our direct parent, S&C Holdco 3, Inc. and all of our present and future domestic subsidiaries will guarantee the new notes.

                               ------------------

     SEE "RISK FACTORS" ON PAGE 18 FOR A DISCUSSION OF THE RISKS OF AN INVESTMENT IN THE NEW NOTES.
                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date of this exchange offer and ending on the close of business 180 days after the expiration date, we and the guarantors will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                 The date of this prospectus is          , 2003

                               TABLE OF CONTENTS

Forward-Looking Statements..................................     i
Prospectus Summary..........................................     1
Risk Factors................................................    18
The Transaction.............................................    25
Exchange Offer..............................................    26
Use of Proceeds.............................................    36
Unaudited Pro Forma Financial Data..........................    37
Selected Historical Financial Data..........................    45
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    50
Business....................................................    75
Management..................................................    90
Security Ownership of Principal Stockholders and
  Management................................................    95
Certain Relationships and Related Party Transactions........    96
Description of Other Indebtedness...........................   102
Description of New Notes....................................   107
United States Federal Income Tax Considerations.............   154
Plan of Distribution........................................   155
Legal Matters...............................................   156
Experts.....................................................   156
Change in Independent Accountants...........................   156
Where You Can Find More Information.........................   157
Index to Financial Statements...............................   F-1

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SWIFT & COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF OLD NOTES UPON WRITTEN OR ORAL REQUEST MADE TO THE OFFICE OF THE CORPORATE SECRETARY, SWIFT & COMPANY, 1770 PROMONTORY CIRCLE, GREELEY, COLORADO 80634 (TEL. 970-506-8000). TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, HOLDERS OF OLD NOTES MUST MAKE ANY REQUEST NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus, including without limitation, statements under the captions "Summary," "Risk Factors," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We will not update these statements unless the securities laws require us to do so. Factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others, the following:

     - outbreaks of livestock disease or product contamination or recall issues;

     - the impact of current and future laws, governmental regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations;

     - economic conditions, both generally and in our principal markets;

     - restrictions imposed by, and as a result of, our substantial leverage;

     - fluctuations in live cattle and hog prices;

     - fluctuations in the selling prices of beef and pork products;

     - currency exchange rate fluctuations, trade barriers, exchange controls and other risks associated with foreign operations;

     - competitive practices in the beef and pork production and processing industries;

     - the impact of consolidation in the beef and pork production and processing industries;

     - the availability of additional capital to fund our operations, future commitments and expansion and the cost and terms of financing;

     - customer demands and preferences; and

     - the occurrence of natural disasters and other occurrences beyond our control.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXEMPTIONS IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     The following summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. Before deciding to exchange your old notes for new notes, you should read the entire prospectus carefully, including the section entitled "Risk Factors" and the combined financial statements and the related notes to those statements. The old notes were issued in connection with our acquisition of the United States beef, pork and lamb processing businesses and the Australian beef business of ConAgra Foods, Inc. in a series of transactions referred to in this prospectus as the "Transaction" and described in this prospectus in the section entitled "The Transaction." In this prospectus, the term "ConAgra Red Meat Business" means the entities that were historically operated by ConAgra Foods as an integrated business, which include a domestic cattle feeding operation and other assets and insignificant businesses that we did not acquire and liabilities that we did not assume in the Transaction; the term "Acquired Business" means only those entities and operations within the ConAgra Red Meat Business that we actually acquired in the Transaction and which are being operated by Swift & Company (the issuer of the new notes) and its subsidiaries; the term "Businesses Not Acquired" means those entities and operations within the ConAgra Red Meat Business that we did not acquire in the Transaction; and, unless the context requires otherwise, the terms "we," "us" and "our" refer to Swift & Company and its subsidiaries.

                                  OUR COMPANY

     We are one of the leading beef and pork processing companies in the world. We process, prepare, package and deliver fresh, further processed and value-added beef and pork products for sale to customers in the United States and in international markets. We also provide services to our customers designed to help them develop more sophisticated and profitable sales programs. We sell our meat products to customers in the foodservice, international, further processor and retail distribution channels. We also produce and sell by-products that are derived from our meat processing operations and variety meats to customers in various industries.

     We conduct our domestic beef and pork processing businesses through Swift Beef Company ("Swift Beef") and Swift Pork Company ("Swift Pork") and our Australian beef business through Australia Meat Holdings Pty. Ltd. ("Swift Australia"). We operate six beef, three pork, one lamb and one multi-species facilities in the United States and four beef processing facilities and four feed lots in Australia. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base.

     Swift & Company is a Delaware corporation formed in May 2002. Our principal executive offices are located at 1770 Promontory Circle, Greeley, Colorado 80634 and our telephone number is (970) 506-8000.

                             COMPETITIVE STRENGTHS

     Beginning in fiscal 1999, our management team began to implement significant operational improvements designed to instill greater customer focus and develop our strategy around product quality, value-added products and services, growth, efficiency and profitability. In addition to this, our competitive strengths are as follows:

     - We have a leading industry position in both beef and pork products, which allows us to benefit from economies of scale, and our Swift brand name is recognized as a symbol of quality and consistency;

     - We have a diverse mix of products, distribution channels and customers, which allows us multiple avenues for potential growth and allows us to mitigate risks and focus our efforts as the market demands;

     - We have located our operations and facilities such that we are best able to efficiently source our raw materials, serve our customers cost effectively and capitalize on increasing international trade;

     - We have invested approximately $200 million in our business in the last three fiscal years to enhance our technology, add products and processes and to ensure high food safety standards; and

     - We have an experienced management team, with an average of 19 years of experience in the fresh meat industry and 22 years of experience in the food industry, that is leading us in a strategic shift into higher margin, value-added products.

As a result of our management initiatives and the above competitive strengths, we believe we are well-positioned for continued growth and profitability.

                               BUSINESS STRATEGY

     The key elements of our business strategy are as follows:

     - We will continue to expand our value-added products and services in order to increase our profitability and build strategic relationships with our customers to become their "preferred" supplier;

     - We will continue to focus on increasing sales to the faster growing international and food service channels, which are also more profitable channels, because such customers tend to pay premiums over USDA standard prices for product customization, consistent quality and timely delivery;

     - We will continue to improve operating efficiencies and raise our processing yields by increasing product throughput and by improving forecasting, scheduling and procurement in our supply chain and other areas of our business;

     - We will continue to strategically invest in our operations to expand our product lines, implement programs focused on our customers, employ new packing technologies and ensure continued food safety standards; and

     - We will capitalize on our recent consolidation of our domestic beef and pork operations by exploiting cross-selling opportunities and re-engineering corporate and food safety functions to streamline our operations.

                                THE TRANSACTION

     Swift & Company was incorporated in May 2002 along with other holding companies for the purpose of acquiring the United States beef, pork and lamb processing businesses and the Australian beef business of ConAgra Foods. This acquisition was effected pursuant to a purchase agreement dated May 20, 2002, as amended, among a holding company called Swift Foods Company, ConAgra Foods and a limited partnership formed by our equity sponsors, Hicks, Muse, Tate & Furst Incorporated and Booth Creek Management Corporation. The aggregate consideration for the Acquired Business was $1,080.7 million. The purchase price was based on the preliminary estimate of the net book value of the Acquired Business as of the closing date of the Transaction of $1,047.7 million plus other consideration of $33.0 million. The purchase price was subject to a post-closing adjustment. As a result of this post-closing adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. We have reflected the impact of this payment as a reduction to additional paid-in capital in our financial statements.

     The purchase price for the Acquired Business was based primarily on the net book value of the assets and liabilities as of the closing date of the Transaction. The total purchase price (including expenses and other consideration) has been preliminarily allocated to the net assets acquired based on their estimated fair values at the date of acquisition. The Transaction was negotiated between a willing seller and an unrelated willing buyer and, as such, the purchase price and other consideration agreed to by both parties is considered to approximate fair value. The Transaction is within the scope of SFAS 141, Business Combinations, which resulted in a new basis of accounting in accordance with the Financial Accounting Standards Board's EITF 88-16, Basis in Leveraged Buyout Transactions. In accordance with that guidance, the retained minority interest of the predecessor owner (i.e., ConAgra Foods' approximately 45.3%
interest) was carried over at the predecessor basis. The remainder of the investment in the assets acquired (i.e., the 54.7% acquired by our equity sponsors and management) is based upon fair value. The excess of the purchase price over predecessor basis (book value) of net assets acquired from the predecessor owner was recognized as an offset in stockholders' equity.

     The acquisition was financed with approximately $270.0 million of advances under our senior credit facilities, the proceeds from the issuance of the old notes and the issuance to ConAgra Foods of $150.0 million of our senior subordinated notes and approximately $475.0 million of contributed equity, which was comprised of approximately $325.0 million of equity contributed or retained by our equity sponsors ($175.0 million) and ConAgra Foods ($150.0 million) and a $150.0 million promissory note payable to ConAgra Foods by S&C Holdco 2, Inc., an indirect parent holding company of Swift & Company (which note was issued in partial consideration for the Acquired Business, which was contributed to us as equity and which note is not an obligation of Swift & Company, any of its subsidiaries or S&C Holdco 3, Inc.). The limited partnership formed by our equity sponsors and controlled by Hicks Muse owns approximately 54% and ConAgra Foods owns approximately 45% of the equity in Swift Foods Company which holds, indirectly, 100% of the equity of Swift & Company. Additionally, certain members of our management own approximately 1% of the equity in Swift Foods Company.

     For additional information regarding the Transaction, please refer to the sections entitled "The Transaction" and "Certain Relationships and Related Party Transactions" that appear later in this prospectus.

                              RECENT DEVELOPMENTS

     Voluntary Recall. Between June 30, 2002 and July 19, 2002, we voluntarily recalled approximately 19 million pounds of beef trim and fresh and frozen ground beef products produced at our Greeley, Colorado facility between April 12, 2002 and July 11, 2002 that may have been contaminated with E. coli. This is the first pathogen-related recall that we have experienced since 1996. The Centers for Disease Control and Prevention has associated cases of E. coli illnesses with the consumption of these beef products. According to the USDA, since 1997 our industry has experienced 234 pathogen-related recalls and 91 E. coli related recalls. We estimate that the total recall costs associated with the return, destruction and replacement of affected products and any advertising or announcements necessary to effect the recall will be approximately $5.0 million. The actual charges could be more or less than the current estimate. Through February 23, 2003, we expensed approximately $3.4 million of costs directly related to the product recall. Amounts related to the recall costs incurred prior to the Transaction, together with an accrual for estimated recall costs expected to be incurred after the Transaction, were reflected as expenses that reduced the adjusted net book value of the Acquired Business, thereby reducing the purchase price paid for the Acquired Business. ConAgra Foods agreed to reimburse us to the extent the recall costs incurred after the Transaction exceed the accrual. Our February 23, 2003 balance sheet includes a $1.5 million receivable from ConAgra Foods for reimbursement of amounts in excess of the accrual which represent additional claims from customers seeking reimbursement for recall related costs. As our costs have not exceeded our deductible under our product recall insurance policy, we have not recorded any insurance receivable, and we expect no reimbursement under our policy. ConAgra Foods has further agreed to indemnify us for liabilities, costs and expenses that we may incur with respect to third parties in connection with product liability claims or personal injury causes of action arising from the consumption of the products subject to the recall.


     Immediately following the expanded recall, we began working in coordination with our customers in order to quickly and efficiently effect the recall. In addition, we continue to work cooperatively with the USDA. Subsequent to the recall, order cancellations have been immaterial. Further, Swift Beef's largest customers of grinds and muscle cuts have continued to order and, based on recent orders, we believe such customers will continue to order product from us at levels consistent with their historical patterns. As a proactive measure, Swift's management team expanded its testing procedures in all of Swift Beef's processing plants and, immediately following the recall, began 100% lot testing of all trimmings destined for raw products. Following our implementation of voluntary trimming testing, in November 2002, the USDA issued a directive requiring all producers of raw beef products to reassess their hazard analysis and critical control point ("HACCP") system regulations to determine whether E. coli contamination is a food safety hazard reasonably likely to occur in the production process. We estimate that additional costs to effect 100% testing, consisting of increased labor costs, testing materials, expanded storage expense and product yield loss, will approximate $4.0 million annually.


     On June 26, 2003 Swift Foods Company received $9.4 million from ConAgra Foods for business interruption claims received to date in connection with the settlement of an insurance claim related to a December 2000 fire at the Garden City, Kansas beef processing facility (which is included in the Acquired Business). We have agreed with ConAgra Foods and Swift Foods Company that any insurance proceeds received by ConAgra Foods from the business interruption claim relating to Swift Beef (net of collection costs, including attorney fees, taxes and other associated expenses) will be contributed by ConAgra Foods to Swift Foods Company and will, in turn, be contributed to us to the extent such proceeds are applied to offset any indemnification claims that we make under the purchase agreement. We and Swift Foods Company are currently reviewing the calculation of the proceeds. The aggregate amount of the contributions will be treated as an adjustment to the purchase price allocation for the Transaction. We expect to reflect the impact of this settlement in our financial statements for the year ended May 25, 2003.

               SOURCES AND USES OF FUNDS AND OTHER CONSIDERATION

     The following table sets forth the sources and uses of funds and other consideration in connection with the Transaction as of the closing of the Transaction on September 19, 2002 (dollars in millions).

SOURCES OF FUNDS AND OTHER CONSIDERATION   AMOUNT
----------------------------------------  --------
Revolving credit facility............     $   70.0
Term loan facility...................        200.0
Senior notes (net of discount)(a)....        250.5
Senior subordinated notes(b).........        150.0
Equity contributions(c)..............        475.0
                                          --------
          Total sources..............     $1,145.5
                                          ========

USES OF FUNDS                         AMOUNT
-------------                        --------
Purchase price for Acquired
  Business(d)......................  $1,080.7
Fees and expenses..................      64.8
                                     --------
          Total uses...............  $1,145.5
                                     ========

---------------

(a) The old notes were issued with original issue discount and generated gross proceeds to us of approximately $250.5 million.

(b) We issued $150.0 million of our senior subordinated notes to ConAgra Foods at the closing of the Transaction. The indenture governing the new notes restricts, but does not prohibit us from refinancing the $150.0 million of senior subordinated notes with debt that is pari passu with the new notes. For a description of the terms of the senior subordinated notes, see "Description of Other Indebtedness -- Senior Subordinated Notes."

(c) Swift & Company was capitalized through (i) approximately $325.0 million of equity contributed or retained by our equity sponsors, which purchased 175,000,000 shares of common stock of Swift Foods Company at a purchase price of $1.00 per share, and ConAgra Foods, which initially retained 150,000,000 shares of common stock of Swift Foods Company having a value of $1.00 per share, and (ii) the issuance of a $150.0 million promissory note payable to ConAgra Foods by S&C Holdco 2, Inc. (which note was issued in partial consideration for the Acquired Business which was contributed to us as equity and which note is not an obligation of Swift & Company, any of its subsidiaries or S&C Holdco 3, Inc.). In addition, pursuant to a stock purchase plan, certain members of management acquired 2,685,000 shares of Swift Foods Company, representing approximately 1% of the equity in Swift Foods Company, at a purchase price of $1.00 per share. This share value, as well as the share value of ConAgra Food's investment, was determined by reference to the cash price per share paid by our equity sponsors. ConAgra Foods received the proceeds from the sale of such equity and, subsequent to these stock purchases, ConAgra Foods owns 147,315,000 shares of Swift Foods Company.

(d) The purchase price for the Acquired Business was based primarily on the net book value of the assets and liabilities as of the closing date of the Transaction. The total purchase price (including expenses and other consideration) has been preliminarily allocated to the net assets acquired based on their estimated fair values at the date of acquisition. The Transaction was negotiated between a willing seller and an unrelated willing buyer and, as such, the purchase price and other consideration agreed to by both parties is considered to approximate fair value. The Transaction is within the scope of SFAS 141, Business Combinations, which resulted in a new basis of accounting in accordance with the Financial Accounting Standards Board's EITF 88-16, Basis in Leveraged Buyout Transactions. In accordance with that guidance, the retained minority interest of the predecessor owner (i.e., ConAgra Foods' approximately 45.3% interest) was carried over at the predecessor basis. The remainder of the investment in the assets acquired (i.e., the 54.7% acquired by our equity sponsors and management) is based upon fair value. The excess of the purchase price over predecessor basis (book value) of net assets acquired from the predecessor owner was recognized as an offset in stockholders' equity. The purchase price was subject to a post-closing adjustment. As a result of this post-closing adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. We have reflected the impact of this payment as a reduction to additional paid-in capital in our financial statements.

                              CORPORATE STRUCTURE

     The following chart illustrates our organization and structure after the
Transaction:

                       (SWIFT & CO. ORGANIZATIONAL CHART)
---------------

(1) Our equity sponsors directed their purchase of 53.85% of the equity interests in Swift Foods Company through a limited partnership formed by our equity sponsors and controlled by Hicks Muse. See "Security Ownership of Principal Stockholders and Management." In addition, pursuant to a stock purchase plan, certain members of management acquired 2,685,000 shares of Swift Foods Company, representing approximately 1% of the equity in Swift Foods Company, at a purchase price of $1.00 per share. ConAgra Foods received the proceeds from the sale of such equity.

(2) The note is unsecured with no material covenants and matures on the seven and one-half year anniversary of the closing of the Transaction. The note accrues 8% pay-in-kind interest for the first five years, 9% in the sixth year and 10% thereafter; however, interest will be payable in cash following a registered equity offering by Swift Foods Company.

(3) We issued $150.0 million of our senior subordinated notes to ConAgra Foods at the closing of the Transaction. On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction. The indenture governing the notes restricts, but does not prohibit us from refinancing the $150.0 million of senior subordinated notes with debt that is pari passu with the new notes. For a description of the terms of the senior subordinated notes, see "Description of Other Indebtedness -- Senior Subordinated Notes."

(4) Not depicted on the chart are the following subsidiaries of Swift & Company:
    Swift Brands Company, S&C Resale Company, Kabushiki Kaisha SAC Japan and Swift Refrigerated Foods, S.A. de C.V.

(5) Borrowings under the $350.0 million revolving credit facility and $200.0 million term loan facility may be made directly by us or by our Australian subsidiaries. All of the stock and substantially all of the assets of our United States subsidiaries, and 65% of the stock of our first tier foreign subsidiaries, has been pledged to secure our borrowings, and, together with all of the stock and substantially all of the assets of our Australian subsidiaries and all of the stock of our Mexican and Japanese subsidiaries, is pledged to secure our Australian subsidiaries' borrowings, under the senior credit facilities. The notes are guaranteed on a senior unsecured basis by S&C Holdco 3, Inc. (our direct parent) and all of our domestic subsidiaries. These entities and certain others also guarantee, on a senior secured basis, all of our borrowings and our subsidiaries' borrowings under the senior credit facilities (and S&C Holdco 3, Inc.'s guarantee of the senior credit facilities is secured by a pledge of 100% of our capital stock).

                               THE EXCHANGE OFFER

     On September 19, 2002, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to effect this exchange offer.

Exchange offer................   We are offering to exchange new notes for old
                                 notes.

Expiration date...............   The exchange offer will expire at 5:00 p.m. New
                                 York City time, on           , 2003, unless we
                                 decide to extend it. We do not currently intend to extend the exchange offer. The exchange offer may remain open for a maximum of thirty business days from the date that the registration statement, of which this prospectus is a part, is declared effective.

Condition to the exchange
offer.........................   The registration rights agreement does not
                                 require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Securities and Exchange
                                 Commission. The tender of a minimum aggregate principal amount of old notes is not a condition to the exchange offer.

Procedures for tendering old
notes.........................   To participate in the exchange offer, you must
                                 complete, sign and date the letter of
                                 transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the old notes that you wish to exchange, to The Bank of New York Trust
                                 Company of Florida, N.A., as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your old notes by following the procedures for book-entry transfer described in this prospectus.

                                 If your old notes are held through The
                                 Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                                 If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old notes, we urge you to contact that person promptly to tender your old notes in the exchange offer.

                                 For more information on tendering your old notes, please refer to the sections in this prospectus entitled "Exchange Offer -- Terms of the Exchange Offer," "-- Procedures for Tendering" and "-- Book Entry Transfer."

Guaranteed delivery
procedures....................   If you wish to tender your old notes and you
                                 cannot submit your required documents to the exchange agent on time, you may tender your old notes according to the guaranteed delivery procedures described in "Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Withdrawal of tenders.........   You may withdraw your tender of old notes at
                                 any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal, in compliance with the requirements of Rule 14d-7 of the Securities Exchange Act of 1934, to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m. New York City time on the expiration date of the exchange offer.

Acceptance of old notes and
delivery of new notes.........   If you fulfill all conditions required for
                                 proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m.
                                 New York City time on the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date. We will also deliver the new notes promptly after the expiration date. Please refer to the section in this prospectus entitled "Exchange Offer -- Terms of the Exchange Offer."

Resale........................   We believe that the new notes issued pursuant
                                 to the exchange offer may be offered for resale, resold and otherwise transferred by you
                                 (unless you are an "affiliate" of ours within the meaning of Rule 405 under the Securities
                                 Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you are acquiring the new notes in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

                                 Each participating broker-dealer that receives new notes for its own account under the exchange offer for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

                                 Any holder of old notes who:

                                 - is our affiliate;

                                 - does not acquire new notes in the ordinary
                                   course of its business; or

                                 - exchanges old notes in the exchange offer
                                   with the intention to participate, or for the purpose of participating, in a distribution of new notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Fees and expenses.............   We will bear all expenses related to the
                                 exchange offer. Please refer to the section in this prospectus entitled "Exchange
                                 Offer -- Fees and Expenses."

Use of proceeds...............   The issuance of the new notes will not provide
                                 us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. Please refer to the sections entitled "Use of Proceeds" and "Management's
                                 Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and
                                 Capital Resources" for a discussion of our use of the proceeds from the issuance of the old notes.

Consequences of failure to
exchange old notes............   If you do not exchange your old notes in this
                                 exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities
                                 Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Tax consideration.............   The exchange of new notes for old notes in the
                                 exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read
                                 "United States Federal Income Tax
                                 Considerations."

Exchange agent................   We have appointed The Bank of New York Trust
                                 Company of Florida, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent by telephone at 1-800-548-5075.

                             TERMS OF THE NEW NOTES

     The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

     The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled "Description of New Notes."

ISSUER........................   Swift & Company.

NOTES OFFERED.................   $268.0 million in aggregate principal amount of
                                 10 1/8% senior notes due 2009.

MATURITY DATE.................   October 1, 2009.

INTEREST PAYMENT DATES........   April 1 and October 1 of each year, commencing
                                 April 1, 2003.

RANKING.......................   The new notes will be:

                                 - our senior unsecured obligations;

                                 - guaranteed on a senior unsecured basis by S&C
                                   Holdco 3, Inc., our direct parent company, and all of our existing and future domestic subsidiaries, which we refer to in this prospectus as the "Subsidiary Guarantors;"

                                 - effectively subordinated in right of payment
                                   to our existing and future secured debt and the secured debt of S&C Holdco 3, Inc. and the Subsidiary Guarantors, including our obligations and the obligations of S&C Holdco 3, Inc. and the Subsidiary Guarantors under the senior credit facilities, to the extent of such security;

                                 - effectively subordinated in right of payment
                                   to all existing and future debt and other liabilities, including trade payables, of our non-guarantor subsidiaries, including our Australian subsidiaries;

                                 - equal in ranking ("pari passu") with all of
                                   our other existing and future senior
                                   unsecured debt; and

                                 - senior in right of payment to all of our
                                   existing and future subordinated debt,
                                   including the senior subordinated notes, and the subordinated debt of S&C Holdco 3, Inc. and the Subsidiary Guarantors, if any.

                                 As of February 23, 2003, we had total
                                 outstanding debt of $622.0 million (exclusive of the debt discount applicable to the old notes), including capital lease obligations of $18.6 million, $199.5 million of secured debt, and $150.0 million of debt that is subordinated to the new notes offered hereby. In addition, we had $35.8 million of outstanding letters of credit and $206.8 million of senior debt was available for borrowing under our revolving credit facility. The indenture governing the new notes restricts, but does not prohibit us from refinancing the $150.0 million of senior subordinated notes with debt that is pari passu with the new notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GUARANTEES....................   All payments with respect to the new notes,
                                 including principal and interest, are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by S&C
                                 Holdco 3, Inc. and the Subsidiary Guarantors.
                                 Each of S&C Holdco 3, Inc. and the Subsidiary
                                 Guarantors have also guaranteed, jointly and severally, the senior credit facilities on a senior secured basis.

OPTIONAL REDEMPTION...........   Prior to October 1, 2006, subject to
                                 limitations under the senior credit facilities, we may redeem some or all of the new notes by paying a "make-whole" premium based on U.S.
                                 Treasury rates plus the outstanding principal amount and accrued and unpaid interest and special interest, if any, to the date of redemption. On or after October 1, 2006, subject to limitations under the senior credit facilities, we may redeem all or part of the new notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and special interest, if any, to the date of redemption (subject to the right of holders to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

                                                                      YEAR                    PRICE
                                                                      ----                   -------
                                                      2006.................................  105.063%
                                                      2007.................................  102.531%
                                                      2008 and thereafter..................  100.000%

                                 Before October 1, 2005, subject to limitations under the senior credit facilities, we may redeem up to 35% of the original aggregate principal amount of the old notes and the new notes with the net cash proceeds of specified equity offerings at a redemption price equal to 110.125% of the principal amount, provided that at least 65% of the original aggregate principal amount of the old notes and the new notes remains outstanding after the redemption.

CHANGE OF CONTROL.............   Upon a "change of control," you as a holder of
                                 the new notes will have the right to require us to make an offer to purchase all of the new notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, to the date of repurchase. However, our ability to repurchase your new notes upon a change of control will be subject to limitations under the senior credit facilities.

COVENANTS.....................   The indenture governing the new notes contains
                                 covenants that, among other things, will restrict our ability and the ability of our restricted subsidiaries to:

                                 - incur additional indebtedness or issue
                                   guarantees;

                                 - create liens on our assets;

                                 - pay dividends on or redeem capital stock;

                                 - make certain investments;

                                 - make restricted payments;

                                 - create or permit restrictions on the ability
                                   of our restricted subsidiaries to pay
                                   dividends or make other distributions to us;

                                 - issue or distribute capital stock of our
                                   subsidiaries;

                                 - enter into transactions with affiliates;

                                 - enter into sale and leaseback transactions;

                                 - engage in certain business activities; and

                                 - engage in mergers, consolidations and certain
                                   dispositions of assets.

                                 These covenants are subject to important exceptions and qualifications, as described under "Description of New Notes."

TRANSFER RESTRICTIONS; ABSENCE
OF A PUBLIC MARKET FOR THE NEW
NOTES.........................   The new notes generally will be freely
                                 transferable, but will also be new securities for which there will not be a market. There can be no assurance as to the development or liquidity of any market for trading. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 18, for a discussion of risks involved with an investment in the new notes.

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

     Accounting principles generally accepted in the United States require our operating results prior to the Transaction, the periods prior to September 19, 2002, to be reported as the results of the ConAgra Red Meat Business (the "Predecessor") in the historical financial statements. Our operating results subsequent to the Transaction are presented as the "Successor's" results in the historical financial statements and include 158 days from September 19, 2002 through February 23, 2003.

     The following table sets forth our summary historical financial data at the dates and for the periods indicated. We derived the summary historical statement of income data for the fiscal years ended May 28, 2000, May 27, 2001 and May 26, 2002 and balance sheet data at May 27, 2001 and May 26, 2002 of the ConAgra Red Meat Business from the audited historical financial statements of the ConAgra Red Meat Business appearing elsewhere in this prospectus. We derived the balance sheet data at May 28, 2000 from audited historical financial statements of the ConAgra Red Meat Business which are not included in this prospectus. The summary historical statement of income data for the 115 days from May 27, 2002 through September 18, 2002 and the thirty-nine weeks ended February 24, 2002 have been derived from the unaudited historical financial statements of the ConAgra Red Meat Business which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial data. The summary historical statement of income data for the 158 days from September 19, 2002 through February 23, 2003 and the balance sheet data at February 23, 2003 have been derived from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial data. The results of operations for any quarter or a partial fiscal year period or for the periods presented for the Predecessor or Successor are not necessarily indicative of the results of operations to be expected for other periods or for the full fiscal year.

     The historical financial statements of the ConAgra Red Meat Business include the results of ConAgra Foods' domestic beef and pork businesses, Australia Meat Holding Pty. Ltd. and other entities that were historically operated by ConAgra Foods as an integrated business, which include a domestic cattle feeding operation and other assets and insignificant businesses that we did not acquire and liabilities that we did not assume in the Transaction. The financial data for the Acquired Business set forth below represents the results of only those entities and operations within the ConAgra Red Meat Business that we actually acquired in the Transaction.

     You should read the information contained in this table in conjunction with "Unaudited Pro Forma Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transaction" and the financial statements and the accompanying notes thereto included elsewhere in this prospectus.

                                                                                                  115 DAYS        158 DAYS
                                                                                                    FROM            FROM
                                                                                 THIRTY-NINE       MAY 27,      SEPTEMBER 19,
                                                  FISCAL YEAR ENDED                 WEEKS           2002            2002
                                       ---------------------------------------      ENDED          THROUGH         THROUGH
                                         MAY 28,       MAY 27,       MAY 26,     FEBRUARY 24,   SEPTEMBER 18,   FEBRUARY 23,
                                          2000          2001          2002           2002           2002            2003
                                       -----------   -----------   -----------   ------------   -------------   -------------
                                       PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR     PREDECESSOR      SUCCESSOR
                                                               (DOLLARS IN THOUSANDS)                            (DOLLARS IN
                                                                                                                 THOUSANDS)
STATEMENT OF INCOME DATA:
  Net sales..........................  $8,962,982    $9,059,479    $8,476,208     $6,329,122     $2,692,450      $3,556,033
  Cost of goods sold.................   8,607,101     8,749,602     8,174,471      6,110,728      2,609,419       3,448,661
                                       ----------    ----------    ----------     ----------     ----------      ----------
        Gross profit.................     355,881       309,877       301,737        218,394         83,031         107,372
  Selling, general and administrative
    expenses.........................     131,057       130,069       108,274         81,179         36,900          50,773
  Translation gains..................          --            --            --             --             --          (6,026)
  Restructuring and impairment
    charges..........................      88,254            --            --             --             --              --
  Corporate allocations/interest
    expense..........................      79,098        75,561        75,510         54,892         18,113          30,872
                                       ----------    ----------    ----------     ----------     ----------      ----------
        Income before income taxes...  $   57,472    $  104,247    $  117,953     $   82,323     $   28,018      $   31,753
                                       ==========    ==========    ==========     ==========     ==========      ==========

                                                                                                                      158 DAYS
                                                                                                      115 DAYS          FROM
                                                                                     THIRTY-NINE        FROM        SEPTEMBER 19,
                                                      FISCAL YEAR ENDED                 WEEKS       MAY 27, 2002        2002
                                           ---------------------------------------      ENDED          THROUGH         THROUGH
                                             MAY 28,       MAY 27,       MAY 26,     FEBRUARY 24,   SEPTEMBER 18,   FEBRUARY 23,
                                              2000          2001          2002           2002           2002            2003
                                           -----------   -----------   -----------   ------------   -------------   -------------
                                           PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR     PREDECESSOR      SUCCESSOR
                                                                   (DOLLARS IN THOUSANDS)                            (DOLLARS IN
                                                                                                                     THOUSANDS)
OTHER FINANCIAL DATA:
  EBITDA(a)..............................   $126,315      $167,048      $186,295       $132,951       $ 49,590        $ 98,393
  Cash flows from operating activities...    (18,554)       73,474       270,870        112,179          2,328         122,278
  Capital expenditures...................    (71,228)      (77,958)      (56,527)       (24,844)        (8,842)        (23,783)
  Ratio of earnings to fixed
    charges(b)...........................       2.00x         2.92x         2.86x          2.75x          2.77x           1.96x
  Pro forma EBITDA of Acquired
    Business(c)..........................                                222,020        170,579         83,853          98,393

                                                                                                  158 DAYS
                                                                                  115 DAYS          FROM
                                                                                    FROM        SEPTEMBER 19,
                                                            FISCAL YEAR ENDED   MAY 27, 2002        2002
                                                            -----------------      THROUGH         THROUGH
                                                                 MAY 26,        SEPTEMBER 18,   FEBRUARY 23,
                                                                  2002              2002            2003
                                                            -----------------   -------------   -------------
                                                               PREDECESSOR       PREDECESSOR      SUCCESSOR
OPERATING DATA (IN THOUSANDS):
  Cattle processed -- Swift Beef..........................          5,193             1,757           2,473
  Hogs processed -- Swift Pork............................         10,684             3,313           4,881
  Cattle processed -- Swift Australia.....................          1,240               495             548


                                          AT MAY 28,   AT MAY 27,   AT MAY 26,                      AT FEBRUARY 23,
                                             2000         2001         2002
                                                                                                         2003
                                          ----------   ----------   ----------                      ---------------
                                          PREDECESSOR  PREDECESSOR  PREDECESSOR                        SUCCESSOR
                                                 (DOLLARS IN THOUSANDS)                               (DOLLARS IN
                                                                                                      THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.............  $   14,653   $   10,607   $    8,643                        $   83,422
  Total assets..........................   1,757,513    1,804,937    1,649,793                         1,523,970
  Total debt............................      17,600       17,419       13,123                           621,996
  Stockholder's net investment and
    advances/ stockholder's equity......   1,360,952    1,422,977    1,261,712                           457,706

---------------

(a) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as an alternative to cash flow or operating income (as measured by GAAP). We believe EBITDA provides investors and analysts in the meat processing industry useful information with which to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, since EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the meat processing industry.

(b) For purposes of calculating the ratio of earnings to fixed charges, earnings represents income (loss) before income tax plus fixed charges. Fixed charges consist of debt discount and financing costs and the portion of operating lease expense which management believes is representative of the interest component of rent expense.

(c) The following table sets forth a reconciliation of EBITDA to Pro forma EBITDA (see notes to "Summary Unaudited Pro Forma Financial and Other Data"):

                                                                                       115 DAYS        158 DAYS
                                                                                         FROM            FROM
                                                                      THIRTY-NINE       MAY 27,      SEPTEMBER 19,
                                                       FISCAL YEAR       WEEKS           2002            2002
                                                          ENDED          ENDED          THROUGH         THROUGH
                                                         MAY 26,      FEBRUARY 24,   SEPTEMBER 18,   FEBRUARY 23,
                                                           2002           2002           2002            2003
                                                       ------------   ------------   -------------   -------------
                                                       PREDECESSOR    PREDECESSOR     PREDECESSOR      SUCCESSOR
                                                                 (DOLLARS IN THOUSANDS)               (DOLLARS IN
                                                                                                      THOUSANDS)
Income before income taxes...........................    $117,953       $ 82,323        $28,018         $31,753
Interest expense(i)..................................          --             --             --          30,872
Depreciation and amortization........................      68,342         50,628         21,572          35,768
                                                         --------       --------        -------         -------
EBITDA...............................................     186,295        132,951         49,590          98,393
Elimination of Businesses Not Acquired(ii)...........     (17,203)          (846)        21,289              --
Elimination of existing corporate financing
  allocations(iii)...................................      55,240         40,130         13,604              --
Monitoring and Oversight Agreement fee(iv)...........      (2,312)        (1,656)          (630)             --
                                                         --------       --------        -------         -------
Pro forma EBITDA of Acquired Business(v).............    $222,020       $170,579        $83,853         $98,393
                                                         ========       ========        =======         =======

---------------

(i) Includes amortization of deferred financing costs and accretion of bond discount of $2,559 and $1,081, respectively.

(ii) Represents the elimination of Businesses Not Acquired in connection with the Transaction. The specific items adjusted for include the domestic cattle feeding business, the capital stock of Weld Insurance Company, other assets and insignificant businesses not acquired and liabilities not assumed. The following table is a reconciliation of the pro forma income before income taxes in the "Unaudited Pro Forma Statements of Income" to the pro forma EBITDA of Acquired Business shown above.

                                                                                 115 DAYS FROM
                                                                                 MAY 27, 2002
                                                                  FISCAL YEAR       THROUGH
                                                                 ENDED MAY 26,   SEPTEMBER 18,
                                                                     2002            2002
                                                                 -------------   -------------
   Pro forma income before income taxes........................    $ 80,887         $39,574
   Pro forma interest expense..................................      68,462          21,375
   Pro forma depreciation and amortization(a)..................      72,671          22,904
                                                                   --------         -------
   Pro forma EBITDA of Acquired Business.......................    $222,020         $83,853
                                                                   ========         =======
   ---------------
   (a) Consists of:
       Historical depreciation and amortization................    $ 68,342         $21,572
       Historical depreciation and amortization of Businesses
          not Acquired.........................................      (3,528)         (1,143)
       Incremental pro forma depreciation and amortization
          related to purchase accounting.......................       7,857           2,475
                                                                   --------         -------
                                                                   $ 72,671         $22,904
                                                                   ========         =======

(iii) Represents the elimination of historical allocated corporate financing costs. We believe eliminating these allocated corporate costs is appropriate because we will not incur these costs after the Transaction. Our interest expense as a result of the Transaction is detailed in note
      (f) to the "Notes to Unaudited Pro Forma Statements of Income."

(iv)  See "Certain Relationships and Related Party Transactions."

(v) The Pro forma EBITDA may not be indicative of the operations of, and does not reflect all costs resulting from operating, the Acquired Business as a stand-alone company such as insurance, treasury, internal audit, external reporting and information technology costs or costs resulting from compliance with the recent USDA directive requiring the testing of ground beef trimmings described under "Prospectus Summary -- Recent Developments."

              SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

     The summary unaudited pro forma financial data of Swift & Company give effect, in the manner described under "Unaudited Pro Forma Financial Data" and the notes thereto, to the Transaction as if it occurred as of the beginning of fiscal 2002 in the case of the unaudited pro forma statement of income data. A pro forma balance sheet has not been prepared because the historical balance sheet as of February 23, 2003 included elsewhere in this prospectus reflects the preliminary estimated impacts of the Transaction. The unaudited pro forma statement of income does not purport to represent what Swift & Company's results of operations would have been if the Transaction had occurred as of the date indicated or what such results will be for future periods.

     You should read the information contained in this table in conjunction with "Unaudited Pro Forma Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transaction," the financial statements and the accompanying notes thereto included elsewhere in this prospectus.

                                                                      PRO FORMA
                                                              -------------------------
                                                                           THIRTY-NINE
                                                              YEAR ENDED   WEEKS ENDED
                                                               MAY 26,     FEBRUARY 23,
                                                                 2002          2003
                                                              ----------   ------------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Net sales.................................................  $8,447,090    $6,196,956
  Cost of goods sold........................................   8,175,799     5,989,566
                                                              ----------    ----------
          Gross profit......................................     271,291       207,390
  Selling, general and administrative expense...............     105,371        86,208
  Translation gains.........................................          --        (6,026)
  Corporate allocations: selling, general and administrative
     expense................................................      16,571         3,634
                                                              ----------    ----------
          Subtotal..........................................     149,349       123,574
  Interest expense..........................................      68,462        52,247
                                                              ----------    ----------
          Income before income taxes........................  $   80,887    $   71,327
                                                              ==========    ==========
OTHER DATA:
  Cash flows from operating activities......................  $  196,681    $  132,743
  EBITDA(a),(c).............................................     222,020       182,246
  Capital expenditures......................................     (54,855)      (32,350)
  Pro forma ratio of earnings to fixed charges(b)...........        2.10x         2.27x
OPERATING DATA (IN THOUSANDS):
  Cattle processed -- Swift Beef............................       5,193         4,230
  Hogs processed  --  Swift Pork............................      10,684         8,194
  Cattle processed -- Swift Australia.......................       1,240         1,043

---------------

(a) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as an alternative to cash flow or operating income (as measured by GAAP). We believe EBITDA provides investors and analysts in the meat processing industry useful information with which to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, since EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the meat processing industry.
(b) For purposes of calculating the ratio of earnings to fixed charges, earnings represents income before income tax plus fixed charges. Fixed charges consist of debt discount and financing costs and the portion of operating lease expense which management believes is representative of the interest component of rent expense.

(c) The following table sets forth a reconciliation of EBITDA to Pro forma EBITDA (See notes to "Summary Unaudited Pro Forma Financial and Other Data"):

                                                                                                158 DAYS
                                                                                115 DAYS          FROM
                                                                                  FROM        SEPTEMBER 19,
                                                                              MAY 27, 2002        2002
                                                               FISCAL YEAR       THROUGH         THROUGH
                                                                  ENDED       SEPTEMBER 18,   FEBRUARY 23,
                                                              MAY 26, 2002        2002            2003
                                                              -------------   -------------   -------------
                                                               PREDECESSOR     PREDECESSOR      SUCCESSOR
                                                                 (DOLLARS IN THOUSANDS)        (DOLLARS IN
                                                                                               THOUSANDS)
Income before income taxes..................................    $117,953         $28,018         $31,753
Interest expense(i).........................................          --              --          30,872
Depreciation and amortization...............................      68,342          21,572          35,768
                                                                --------         -------         -------
EBITDA......................................................     186,295          49,590          98,393
Elimination of Businesses Not Acquired(ii)..................     (17,203)         21,289              --
Elimination of existing corporate financing
  allocations(iii)..........................................      55,240          13,604              --
Monitoring and Oversight Agreement fee(iv)..................      (2,312)           (630)             --
                                                                --------         -------         -------
Pro forma EBITDA of Acquired Business(v)....................    $222,020         $83,853         $98,393
                                                                ========         =======         =======

---------------

(i) Includes amortization of deferred financing costs and accretion of bond discount of $2,559 and $1,081, respectively.

(ii) Represents the elimination of Businesses Not Acquired in connection with the Transaction. The specific items adjusted for include the domestic cattle feeding business, the capital stock of Weld Insurance Company, other assets and insignificant businesses not acquired and liabilities not assumed. The following table is a reconciliation of the pro forma income before income taxes in the "Unaudited Pro Forma Statements of Income" to the pro forma EBITDA of Acquired Business shown above.

                                                                                 115 DAYS FROM
                                                                                 MAY 27, 2002
                                                                  FISCAL YEAR       THROUGH
                                                                 ENDED MAY 26,   SEPTEMBER 18,
                                                                     2002            2002
                                                                 -------------   -------------
   Pro forma income before income taxes........................    $ 80,887         $39,574
   Pro forma interest expense..................................      68,462          21,375
   Pro forma depreciation and amortization(a)..................      72,671          22,904
                                                                   --------         -------
   Pro forma EBITDA of Acquired Business.......................    $222,020         $83,853
                                                                   ========         =======
   ---------------
   (a) Consists of:
       Historical depreciation and amortization................    $ 68,342         $21,572
       Historical depreciation and amortization of Businesses
         not Acquired..........................................      (3,528)         (1,143)
       Incremental pro forma depreciation and amortization
         related to purchase accounting........................       7,857           2,475
                                                                   --------         -------
                                                                   $ 72,671         $22,904
                                                                   ========         =======

(iii) Represents the elimination of historical allocated corporate financing costs. We believe eliminating these allocated corporate costs is appropriate because we will not incur these costs after the Transaction. Our interest expense as a result of the Transaction is detailed in note
      (f) to the "Notes to the Unaudited Pro Forma Statements of Income."

(iv)  See "Certain Relationships and Related Party Transactions."

(v) The Pro forma EBITDA may not be indicative of the operations of, and does not reflect all costs resulting from operating, the Acquired Business as a stand-alone company such as insurance, treasury, internal audit, external reporting and information technology costs or costs resulting from compliance with the recent USDA directive requiring the testing of ground beef trimmings described under "Prospectus Summary -- Recent Developments."

                                  RISK FACTORS

     An investment in the new notes is subject to a number of risks. You should carefully consider the following factors before making an investment in the new notes.

RISKS RELATED TO THE NEW NOTES

  OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR BUSINESS AND YOUR INVESTMENT IN THE NEW NOTES.

     We have a significant amount of debt. As of February 23, 2003, we had total outstanding debt of $622.0 million (exclusive of the debt discount applicable to the old notes), including capital lease obligations of $18.6 million, $199.5 million of secured debt and $150.0 million of debt that is subordinated to the new notes offered hereby. In addition we had $35.8 million of outstanding letters of credit and $206.8 million of senior debt was available for borrowing under our revolving credit facility. The indenture governing the new notes restricts, but does not prohibit us from refinancing the $150.0 million of senior subordinated notes with debt that is pari passu with the new notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our substantial debt could:

     - make it difficult for us to satisfy our obligations, including making interest payments on the new notes and on other debt obligations;

     - limit our ability to obtain additional financing to operate our business;

     - require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements;

     - limit our flexibility to plan for and react to changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage relative to some of our competitors that have less debt than us; and

     - increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates, lower cattle and hog prices or a downturn in our business or the economy.

  DESPITE OUR DEBT, WE MAY STILL INCUR SIGNIFICANTLY MORE DEBT, WHICH COULD INTENSIFY THE RISKS DESCRIBED ABOVE.

     The terms of the indentures governing the new notes and our senior subordinated notes permit us to incur additional indebtedness in the future, including secured debt that will be effectively senior to the new notes. We intend to borrow additional funds to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. See "Description of New Notes."

  OUR OBLIGATIONS TO REPAY OUR SECURED DEBT, AND FOR OUR NON-GUARANTOR SUBSIDIARIES TO REPAY THEIR LIABILITIES, WILL HAVE PRIORITY OVER OUR OBLIGATIONS UNDER THE NEW NOTES IF WE BECOME INSOLVENT OR DEFAULT ON OUR SECURED DEBT.

     The new notes will be our senior unsecured obligations and will be effectively subordinated in right of payment to our existing and future secured debt and the secured debt of S&C Holdco 3, Inc. and the Subsidiary Guarantors, including our obligations and the obligations of S&C Holdco 3, Inc. and the Subsidiary Guarantors under the senior credit facilities, to the extent of such security. The new notes also will be effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our non-guarantor subsidiaries, including our Australian subsidiaries (including our Australian subsidiaries' obligations under the senior credit facilities), and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. In addition, the new notes will be effectively subordinated to the claims of our livestock suppliers under the

Packers and Stockyards Act of 1921, which grants to those suppliers preferential treatment as creditors. See "Business -- Regulation and Environmental Matters." The effect of this subordination is that if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any debt under the senior credit facilities or other secured debt, our assets and those of the subsidiary guarantors that secure debt will be available to pay obligations on the new notes only after all debt under the senior credit facilities or other secured debt has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the new notes then outstanding. As of February 23, 2003, we had approximately $199.5 million of secured debt outstanding, excluding claims of livestock suppliers under the Packers and Stockyards Act and availability of undrawn letters of credit under the senior credit facilities. See "Description of New Notes" and "Description of Other Indebtedness -- Senior Credit Facilities."

  OUR ABILITY TO MEET OUR OBLIGATIONS UNDER OUR INDEBTEDNESS DEPENDS ON THE EARNINGS AND CASH FLOWS OF OUR SUBSIDIARIES AND THE ABILITY OF OUR SUBSIDIARIES TO PAY DIVIDENDS OR ADVANCE OR REPAY FUNDS TO US.

     We are a holding company with no operations of our own. Consequently, our ability to service our debt and pay dividends is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations, the provisions of the senior credit facilities, and, in the future, other agreements to which our subsidiaries may be a party.

  COVENANT RESTRICTIONS UNDER OUR SENIOR CREDIT FACILITIES AND OUR INDENTURES MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

     The senior credit facilities and the indentures governing the old notes, the new notes and the senior subordinated notes contain, among other things, covenants that may restrict our and our subsidiaries' ability to finance future operations or capital needs or to engage in other business activities. The indentures and the senior credit facilities restrict, among other things, our ability and the ability of our subsidiaries to:

     - incur additional indebtedness or issue guarantees;

     - create liens on our assets;

     - pay dividends on or redeem capital stock;

     - make certain investments;

     - make restricted payments;

     - create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

     - issue or distribute capital stock of our subsidiaries;

     - enter into transactions with affiliates;

     - enter into sale and leaseback transactions;

     - engage in certain business activities; and

     - engage in mergers, consolidations and certain dispositions of assets.

     In addition, our senior credit facilities require us to maintain specified financial ratios and tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests. We may not meet those ratios and tests and our lenders may not waive any failure to meet those ratios and tests. A breach of any of these covenants or failure to maintain such ratios would result in a default under our senior credit facilities and any resulting acceleration under the senior credit facilities may result in a default under our indentures. If an event of default under our senior credit facilities occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable which would result in an event of default under the new notes offered hereby and under the senior subordinated notes. See "Description of Other Indebtedness" and "Description of New Notes."

  A COURT MAY VOID THE GUARANTEES OF THE NEW NOTES OR SUBORDINATE THE GUARANTEES TO OTHER OBLIGATIONS OF OUR SUBSIDIARY GUARANTORS.

     Although standards may vary depending upon the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void all or a portion of the guarantees of the new notes or subordinate the guarantees to other obligations of our subsidiary guarantors. If the claims of the holders of the new notes against any guarantor were held to be subordinated in favor of other creditors of that guarantor, the other creditors would be entitled to be paid in full before any payment could be made on the new notes. If one or more of the guarantees is voided or subordinated, after providing for all prior claims, we may not have sufficient assets remaining to satisfy the claims of the holders of the new notes.

  WE MAY BE UNABLE TO REPURCHASE THE NEW NOTES IF WE EXPERIENCE A CHANGE OF CONTROL.

     If we experience a change of control, we will be required by the indenture governing the new notes to offer to purchase all of the outstanding new notes at a price equal to 101% of the principal amount outstanding plus accrued and unpaid interest and special interest, if any, to the date of repurchase. Our failure to repay holders tendering new notes upon a change of control will result in an event of default under the new notes. A change of control, or an event of default under the new notes, may result in an event of default under the senior credit facilities, which may cause an acceleration of the debt under the senior credit facilities, requiring us to pay that debt immediately. We may not have funds available to repurchase the new notes upon the occurrence of a change of control or to repay our senior credit facilities. In addition, future debt we incur may limit our ability to repurchase the new notes upon a change of control or require us to offer to redeem that debt upon a change of control.

RISKS RELATING TO OUR BUSINESS

  IF OUR PRODUCTS BECOME CONTAMINATED, WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS THAT WOULD ADVERSELY AFFECT OUR BUSINESS.

     Our beef and pork products have in the past been, and may in the future be, subject to contamination by organisms producing foodborne illnesses. These organisms are generally found in the environment and, as a result, there is a risk that as a result of food processing they could be present in our products. For example, E. coli is one of many foodborne illnesses commonly associated with beef products. Once contaminated products have been shipped for distribution, illness or death may result if the pathogens are present, or increase due to handling or temperatures, or if the pathogens are not eliminated at the further processing, foodservice or consumer level. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death and have in the past recalled, and may in the future recall products in the event of contamination or damage. For example, between June 30 and July 19, 2002, we voluntarily recalled approximately 19 million pounds of fresh and frozen ground beef products that may have been contaminated with E. coli. The Centers for Disease Control and Prevention, or "CDC," has associated cases of E. coli illnesses with the consumption of these beef products. See "Prospectus Summary -- Recent Developments." We may encounter the same risks if a third party tampers with our products. Contamination of our products also may create adverse publicity that could negatively affect our business, reputation, prospects, financial condition, results of operations and cash flows.

  OUTBREAKS OF DISEASE AFFECTING LIVESTOCK CAN ADVERSELY AFFECT OUR BUSINESS.

     An outbreak of disease affecting livestock, such as bovine spongiform encephalopathy (commonly referred to as "mad cow disease" or BSE) or foot-and-mouth, could result in restrictions on sales of products to our customers or purchases of livestock from our suppliers. Also, outbreaks of these diseases or concerns of such disease, whether or not resulting in regulatory action, can lead to cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on consumer demand and, as a result, on our results of operations. For example, there have been four reported cases of BSE in Japan in the past year, which have negatively affected demand for beef in that country during this period and have had a negative impact on our Australian beef operations which export a significant amount of product to Japan. Australia beef exports also were hurt in January 2002 when a Japanese beef processor admitted to repackaging 13.8 tons of Australian beef in October 2001 and fraudulently representing the beef as Japanese beef in an attempt to claim a government subsidy under a Japanese beef buyback program established in response to the reported BSE cases in Japan. In May 2003, Canada confirmed a single case of BSE. After Canada's disclosure, the United States and several other countries, including Japan, Australia, South Korea and New Zealand banned Canadian beef imports. Although there have been no reported cases of either foot-and-mouth disease or BSE in the United States or Australia, these health concerns have had an adverse effect on the livestock industry in Europe, South America and Japan.

  OUR MARGINS MAY BE NEGATIVELY IMPACTED BY FLUCTUATING RAW MATERIAL COSTS AND SELLING PRICES AND OTHER FACTORS THAT ARE OUTSIDE OF OUR CONTROL.

     Our margins are dependent on the price at which our beef and pork products can be sold and the price we pay for our raw materials among other factors. These prices can vary significantly over a relatively short period of time as a result of a number of factors, including the relative supply and demand for beef and pork and the market for other protein products, such as poultry and fish. For example, beginning in March 2002, a month-long Russian trade embargo on chicken imported from the United States had the effect of increasing chicken supplies in the United States, which put downward pressure on demand and prices for red meat products, led to lower selling and raw material prices and had a negative impact on our results.

     The supply and market price of the livestock that constitute our principal raw material and represent the substantial majority of our cost of goods sold are dependent upon a variety of factors over which we have little or no control, including fluctuations in the size of herds maintained by producers, the relative cost of feed, weather and livestock diseases.

     We generally do not have long-term sales arrangements with our customers and, as a result, the prices at which we sell products to them are determined in large part by market forces. A significant decrease in beef or pork product prices for a sustained period of time could have a material adverse effect on our revenues and, unless our input costs and other costs correspondingly decrease, on our operating margins.

     Severe price swings in raw materials, and the resultant impact on the prices we charge for our products, have at times had, and may in the future have, material adverse effects on our financial condition, results of operations and cash flows. If we experience increased costs, we may not be able to pass them along to our customers. We employ a number of strategies to attempt to reduce this risk, including forward purchase and sale agreements, futures and options, but these strategies cannot and do not eliminate these risks. For further discussion of the risks associated with commodity prices and hedging, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk Disclosures."

  WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION AND OUR NONCOMPLIANCE WITH OR CHANGES IN THESE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

     Our operations are subject to extensive regulation and oversight by the United States Food and Drug Administration, the United States Department of Agriculture, the United States Environmental Protection

Agency and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures in the meat processing industry have been subject to more intense scrutiny and oversight by the USDA. Wastewater, stormwater, and air discharges from our operations are subject to extensive regulation by the EPA and other state and local authorities. Our Australian operations also are subject to extensive regulation by the Australian Quarantine Inspection Service and other state and local Australian authorities. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions, recalls of our products or seizures of our properties, as well as potential criminal sanctions. These penalties or changes in the applicable laws and regulations could adversely affect our business, financial condition, results of operations and cash flows. See "Business -- Regulation and Environmental Matters."

  OUR INTERNATIONAL OPERATIONS EXPOSE US TO POLITICAL AND ECONOMIC RISKS IN FOREIGN COUNTRIES, AS WELL AS TO RISKS RELATED TO CURRENCY FLUCTUATIONS.

     In fiscal 2002, exports, primarily to Japan, China, Canada, Mexico and Korea, accounted for approximately 17% of our total net sales. Our international activities expose us to risks not faced by companies that limit themselves to United States and Australian markets. One significant risk is that the international operations may be affected by tariffs, other trade protection measures and import or export licensing requirements. For example, on January 7, 2003, the Mexican government initiated an anti-dumping investigation against imports of pork from the United States during the period from April 1, 2002 through September 30, 2002. The results of that investigation could affect the tariffs we are required to pay on our exports of pork products to Mexico.

     Other risks associated with our international activities include:

     - changes in foreign currency exchange rates and hyperinflation in the foreign countries in which we operate;

     - exchange controls;

     - changes in a specific country's or region's political or economic conditions, particularly in emerging markets; and

     - potentially negative consequences from changes in regulatory requirements.

  FAILURE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY MAY IMPEDE OUR PLANS TO INCREASE REVENUES AND CASH FLOW.

     Our revenues, margins and cash flows will not increase as planned if we fail to implement the key elements of our strategy, and our ability to successfully implement this strategy is dependent at least in part on factors beyond our control. For example, the willingness of consumers to purchase value-added products depends in part on economic conditions. In periods of economic uncertainty, consumers tend to purchase more private label or less-expensive products. Thus, if we encounter periods of economic uncertainty, the sales volume for our value-added products could suffer. Also, we may not be successful in identifying favorable international expansion opportunities or in further expanding into the foodservice markets. See "Business -- Business Strategy."

  COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY RESULT IN SIGNIFICANT COSTS AND FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS MAY RESULT IN CIVIL AS WELL AS CRIMINAL PENALTIES, LIABILITY FOR DAMAGES AND NEGATIVE PUBLICITY.

     Our operations are subject to extensive and increasingly stringent regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes. Failure to comply with these regulations can have serious consequences for us, including criminal as well as civil and administrative penalties and negative publicity. We have incurred and will continue to incur significant capital and operating expenditures to avoid violations of these laws and regulations. Additional environmental requirements imposed in the future could require currently unanticipated investigations, assessments or expenditures, and may require us to incur significant additional costs. As the nature of these potential future charges is unknown, management is not able to estimate the magnitude of any future costs and the Company has not accrued any reserve for any potential future costs.

     Some of our facilities have been in operation for many years. During that time, we and previous owners of these facilities have generated and disposed of wastes that are or may be considered hazardous or may have polluted the soil or groundwater at our facilities, including adjacent properties. For example, one of our subsidiaries has been identified as a potentially responsible party at a site in Florida for the alleged disposal of a small amount of waste oil by a distributor affiliated with such subsidiary. Additional discovery of previously unknown contamination of property underlying or in the vicinity of our present or former properties or manufacturing facilities and/or waste disposal sites could require us to incur material unforeseen expenses. Occurrences of any of these events may have a material adverse affect on our business, financial condition, results of operations and cash flows. See "Business -- Regulation and Environmental Matters."

  CHANGES IN CONSUMER PREFERENCES COULD ADVERSELY AFFECT OUR BUSINESS.

     The food industry in general is subject to changing consumer trends, demands and preferences. Our products compete with other protein sources, such as chicken, and other foods. Trends within the food industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, reduced demand and price reductions for our products, and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  THE SALES OF OUR BEEF AND PORK PRODUCTS ARE SUBJECT TO SEASONAL VARIATIONS AND, AS A RESULT, OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     Both the beef and pork industries are characterized by prices that change based on seasonal consumption patterns. The highest periods of demand for our products are usually the summer barbecue season for beef and the winter months for pork. As a result of these seasonal fluctuations, our operating results may vary substantially between fiscal quarters.

  OUR PERFORMANCE DEPENDS ON FAVORABLE LABOR RELATIONS WITH OUR EMPLOYEES. ANY DETERIORATION OF THOSE RELATIONS OR INCREASE IN LABOR COSTS COULD ADVERSELY AFFECT OUR BUSINESS.

     We have approximately 21,700 employees worldwide. Approximately 11,000 employees at our United States facilities are represented by labor organizations and collective bargaining agreements. Approximately 4,300 employees at our Australian facilities are parties to Awards of Enterprise or Certified Agreements with various labor organizations and Swift Australia. Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows. See
"Business -- Swift & Company Employees."

  THE CONSOLIDATION OF OUR RETAIL AND FOODSERVICE CUSTOMERS MAY PUT PRESSURES ON OUR OPERATING MARGINS.

     In recent years, the trend among our retail and foodservice customers, such as supermarkets, warehouse clubs and foodservice distributors, has been towards consolidation. These consolidations, along with the entry of mass merchants such as Wal-Mart into the grocery industry, have produced customers with increasing negotiating strength who tend to exert pressure on us with respect to pricing terms, product quality and new products. In addition, we already sell substantial amounts of product to a small number of single customers, specifically to various subsidiaries of ConAgra Foods who, in the aggregate, accounted for approximately 9% of our total net sales in fiscal 2002, and McDonald's, which accounted for 22% of the net sales of our Australian beef business in fiscal 2002. As our customer base continues to consolidate, competition for the business of fewer customers is expected to intensify. If we do not negotiate favorable contracts with our customers and implement appropriate pricing to respond to these trends, or if we lose our existing large customers, our profitability will decrease.

  CERTAIN INDIVIDUALS HAVE THE ABILITY TO DIRECT OUR BUSINESS AND AFFAIRS, AND THEIR INTERESTS COULD CONFLICT WITH YOURS.

     The limited partnership formed by our equity sponsors and controlled by Hicks Muse owns approximately 54% and ConAgra Foods owns approximately 45% of the common stock of our ultimate parent, Swift Foods Company. The limited partnership has the right to elect a majority of Swift Foods Company's board of directors, and an affiliate of Hicks Muse owns all of the general partner interests in the limited partnership. As a result, Hicks Muse currently has the ability to direct the business and affairs of both our company and Swift Foods Company. The interests of Hicks Muse and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Hicks Muse as a stockholder in Swift Foods Company could conflict with your interests as a holder of our debt. The Swift Foods Company stockholders may also have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the new notes. For example, pursuant to a stockholders' agreement entered into by ConAgra Foods and our equity sponsors, ConAgra Foods has the right to require a sale of Swift Foods Company at a price proposed by ConAgra Foods if Swift Foods Company has not completed an initial public offering of its capital stock within five years after the Transaction. If ConAgra Foods elects to exercise this right, Hicks Muse and its affiliates will have the right for 180 days to acquire the shares of Swift Foods Company held by ConAgra Foods. If Hicks Muse does not exercise its purchase right within the 180 day period, then ConAgra Foods may cause Swift Foods Company to conduct an auction to sell Swift Foods Company within a period not to exceed two years. See "Certain Relationships and Related Party Transactions -- Stockholders' Agreement." In addition, Hicks Muse may in the future own businesses that directly compete with ours.

RISKS RELATED TO THE EXCHANGE OFFER:

     IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NEW NOTES, YOU MAY BE UNABLE TO SELL THE NEW NOTES OR TO SELL THE NEW NOTES AT A PRICE THAT YOU DEEM SUFFICIENT.

     The new notes will be new securities for which there currently is no established trading market. Although we will register the new notes under the Securities Act, we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system. In addition, although the initial purchasers of the old notes have informed us that they intend to make a market in the new notes after the exchange offer, the initial purchasers may stop making a market at any time. Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these new notes.

                                THE TRANSACTION

     We sold the old notes in connection with our purchase of the United States beef, pork and lamb processing businesses and the Australian beef business of ConAgra Foods. This acquisition was effected pursuant to a purchase agreement dated May 20, 2002, as amended, among ConAgra Foods, Swift Foods Company and a limited partnership formed by our equity sponsors, Hicks Muse and Booth Creek. The initial aggregate consideration for the Acquired Business was $1,080.7 million, of which $858.3 million was allocated to the United States beef, pork and lamb businesses and $222.4 million was allocated to the Australian beef business. The purchase price was based on the preliminary estimate of the net book value of the Acquired Business as of the closing date of the Transaction of $1,047.7 million plus other consideration of $33.0 million. The purchase price was subject to a post-closing adjustment. As a result of this post-closing adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. We have reflected the impact of this payment as a reduction to additional paid-in capital in our financial statements. The total purchase price was allocated to the entities acquired based on each entity's relative net book value as a proportion of the total net book value of the Acquired Business, plus certain costs directly attributable to the acquisition.

     The acquisition was financed with approximately $270.0 million of advances under our senior credit facilities, the proceeds from the issuance of the old notes, the issuance to ConAgra Foods of $150.0 million of our senior subordinated notes and approximately $475.0 million of contributed equity, which was comprised of approximately $325.0 million of equity contributed or retained by our equity sponsors ($175.0 million) and ConAgra Foods ($150.0 million) and a $150.0 million promissory note payable to ConAgra Foods by S&C Holdco 2, Inc., an indirect parent holding company of Swift & Company (which note was issued in partial consideration for the Acquired Business, which was contributed to us as equity and which note is not an obligation of Swift & Company, any of its subsidiaries or S&C Holdco 3, Inc.). The limited partnership formed by our equity sponsors and controlled by Hicks Muse owns 175,000,000 shares, or approximately 54%, and ConAgra Foods initially owned 150,000,000 shares, or approximately 46%, of the equity in Swift Foods Company which holds, indirectly, 100% of the equity of Swift & Company. In addition, pursuant to a stock purchase plan, certain members of management acquired an aggregate of 2,685,000 shares of Swift Foods Company, representing approximately 1% of the equity in Swift Foods Company, at a purchase price of $1.00 per share. This share value, as well as the share value of ConAgra Food's investment, was determined by reference to the cash price per share paid by our equity sponsors. ConAgra Foods received the proceeds from the sale of such equity and, subsequent to these stock purchases, ConAgra Foods owns 147,315,000 shares, or approximately 45%, of the equity of Swift Foods Company. For information relating to the senior subordinated notes purchased by ConAgra Foods at the closing of the Transaction, see "Description of Other Indebtedness -- Senior Subordinated Notes." On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction.

     Swift Foods Company also purchased ConAgra Foods' domestic cattle feeding operations in a separate transaction pursuant to the purchase agreement. However, this business was not acquired by us, is not owned by us and is one of the businesses that we refer to throughout this prospectus as Businesses Not Acquired. The proceeds from the issuance of the old notes were not used to fund the acquisition of the domestic cattle feeding operations.

     We entered into a series of agreements with ConAgra Foods and with the entity that acquired the domestic cattle feeding operations covering, among other things, our future sales of our products to ConAgra Foods and our future purchases of cattle from the entity that acquired the domestic cattle feeding business consistent with past practices. For additional information, please refer to the section entitled "Certain Relationships and Related Party Transactions" that appears later in this prospectus.

     The purchase price for the Acquired Business was based primarily on the preliminary estimate of net book value of the assets and liabilities as of the closing date of the Transaction. The total purchase price

(including expenses and other consideration) has been preliminarily allocated to the net assets acquired based on their estimated fair values at the date of acquisition. The Transaction was negotiated between a willing seller and an unrelated willing buyer and, as such, the purchase price and other consideration agreed to by both parties is considered to approximate fair value. The Transaction is within the scope of SFAS 141, Business Combinations, which resulted in a new basis of accounting in accordance with the Financial Accounting Standards Board's EITF 88-16, Basis in Leveraged Buyout Transactions. In accordance with that guidance, the retained minority interest of the predecessor owner (i.e., ConAgra Foods' approximately 45.3% interest) was carried over at the predecessor basis. The remainder of the investment in the assets acquired (i.e., the 54.7% acquired by our equity sponsors and management) is based upon fair value. The excess of the purchase price over predecessor basis (book value) of net assets acquired from the predecessor owner was recognized as an offset in stockholders' equity.

     The purchase agreement contained customary representations, warranties, covenants, conditions and indemnities by the parties. In addition, ConAgra Foods agreed to specifically indemnify us for any liabilities, subject to certain limitations, relating to any environmental, labor or tax law violations of the Acquired Business existing or occurring prior to the closing, certain environmental compliance requirements and certain pre-existing claims and litigation, including the litigation alleging ConAgra Foods' and Swift Beef's violation of the Packers and Stockyards Act of 1921 described under "Business -- Legal Proceedings."

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the issuance of the old notes, we entered into a registration rights agreement under which we, S&C Holdco 3, Inc. and the Subsidiary Guarantors agreed to:

     - within 90 days after the issue date of the old notes, file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the old notes for new notes of ours having terms substantially identical in all material respects to the old notes except with respect to transfer restrictions;

     - use our best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the issue date of the old notes;

     - use our best efforts to consummate the exchange offer within 30 business days after the date on which the registration statement is declared effective;

     - keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) and not more then 30 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes; and

     - to file a shelf registration for the resale of the old notes if we cannot consummate the exchange offer within the time period listed above and certain other circumstances described in this prospectus.

     For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

     Under existing interpretations of the staff of the Securities and Exchange Commission issued to third parties, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents to us in the exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not our affiliate, as such terms are interpreted by the Securities and Exchange Commission; provided, however that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The staff of the Securities and Exchange Commission has taken the position in interpretations issued to third parties that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the registration statement covering the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

     Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of the new notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

     A holder of old notes (other than certain specified holders) who wishes to exchange old notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that:

     - any change of law or in applicable interpretations thereof by the staff of the Securities and Exchange Commission issued to third parties do not permit us to effect an exchange offer;

     - for any other reason the registration statement of which this prospectus is a part is not declared effective within 180 days after the date of the original issuance of the old notes or the exchange offer is not consummated within 30 business days after the date the exchange offer registration statement is declared effective;

     - an initial purchaser of the old notes notifies us following consummation of the exchange offer that old notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

     - any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in the exchange offer other than by reason of such holder being an affiliate of ours (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with the sales of new notes shall not result in such exchange notes being not "freely tradeable");

then we will, at our cost, file and use our best efforts to have declared effective a shelf registration statement covering resales of the old notes as promptly as practicable (but in no event more than 90 days after the occurrence of any of the events set forth above).

     We will cause the shelf registration statement to be declared effective under the Securities Act and use our best efforts to keep the shelf registration statement effective until two years after its effective date. We will, if we file a shelf registration statement, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

     The registration rights agreement obligates us to pay special interest ("Special Interest") on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) upon the occurrence of any of the following events:

     - on or prior to the 90th day following the date of original issuance of the old notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the Securities and Exchange Commission;

     - on or prior to the 180th day following the date of original issuance of the old notes, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

     - on or prior to the 30th business day following the date the exchange offer registration statement is declared effective, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective; or

     - after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with the resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement.

We refer herein to any of the foregoing occurrences as a registration default.

     Special Interest will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured. Special Interest will accrue at a rate of .25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by .25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum. Our failure to have the registration statement of which this prospectus is a part declared effective by March 18, 2003 resulted in the occurrence of a registration default which obligates us to pay Special Interest from that date to the date of effectiveness of the registration statement. Special Interest related to the old notes accrued at approximately two thousand dollars per day from March 18, 2003 to June 15, 2003. Special Interest related to the old notes is accruing at approximately four thousand dollars per day since June 16, 2003.

     All references in the indenture, in any context, to any interest or other amount payable on or with respect to the old notes or new notes shall be deemed to include any Special Interest pursuant to the registration rights agreement.

RESALE OF NEW NOTES

     Based on no action letters of the staff of the Securities and Exchange Commission issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - such new notes are acquired in the ordinary course of your business; and

     - you do not intend to participate in the distribution of such new notes.

     The staff of the Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the staff of the Securities and Exchange Commission may not make a similar determination as in the no action letters issued to these third parties.

     If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

     - you cannot rely on such interpretations by the Securities and Exchange Commission staff issued to third parties; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only for new notes and only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $268,000,000 aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the old notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

EXPIRATION DATE

The exchange offer will expire at 5:00 p.m. New York City time on           ,
2003 unless, in our sole discretion, we extend it. The exchange offer may remain open for a maximum of thirty business days from the date that the registration statement, of which this prospectus is a part, is declared effective.

EXTENSIONS, DELAYS IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open, subject to the thirty business day maximum offering period. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders if the exchange offer is so extended. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange upon the expiration of the extended exchange offer.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

     - to delay accepting for exchange any old notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. However, we may not delay acceptance for exchange of any old notes after the expiration of the exchange offer. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or staff interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time prior to or on the expiration of the offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time prior to or on the expiration of the offer.

     In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the new notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

  HOW TO TENDER GENERALLY

     Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

      - mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

      - comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

In addition, either:

     - the exchange agent must receive old notes along with the letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

  HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

     - make appropriate arrangements to register ownership of the old notes in your name; or

     - obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

  SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal;

     - for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

  WHEN YOU NEED ENDORSEMENTS OR BOND POWERS

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering old notes that are the subject of such book-entry confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against such participant.

  DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determinations will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  WHEN WE WILL ISSUE NEW NOTES

     In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  RETURN OF OLD NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. In the case of old notes tendered by book-entry transfer in the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

  YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes within the meaning of the Securities Act;

     - if you are not a broker-dealer that you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act or if you are our "affiliate" that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

     - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

      - setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

      - stating that the tender is being made thereby, and

      - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal, or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

       Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn, and

     - identify the old notes to be withdrawn, including the principal amount of such old notes.

     If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - Securities and Exchange Commission registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or unless the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for Special Interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding indebtedness.

     We issued the old notes with original issue discount and received approximately $250.5 million in gross proceeds from that offering. We used the proceeds of that offering to fund a portion of the payment to ConAgra Foods of the purchase price for the Acquired Business and to pay fees and expenses incurred in the Transaction. See "Prospectus Summary -- Sources and Uses of Funds and Other Consideration."

                       UNAUDITED PRO FORMA FINANCIAL DATA

     We derived the unaudited pro forma financial data set forth below by the application of pro forma adjustments to the historical financial statements of Swift & Company.

     The unaudited pro forma statements of income for the fiscal year ended May 26, 2002 and the thirty-nine weeks ended February 23, 2003 give effect to the Transaction as if it had occurred at the beginning of fiscal 2002. The unaudited pro forma financial data does not purport to represent what the results of operations or financial information of Swift & Company would have been if the Transaction had occurred as of the dates indicated or what such results will be for any future periods.

     Accounting principles generally accepted in the United States require our operating results prior to the Transaction to be reported as the results of the Predecessor for periods prior to September 19, 2002 in the historical financial statements. Our operating results subsequent to the Transaction are presented as the Successor's results in the historical financial statements and include 158 days from September 19, 2002 through February 23, 2003.

     The unaudited pro forma financial data has been prepared giving effect to the Transaction, which is accounted for in accordance with SFAS No. 141 Business Combinations and EITF 88-16 Basis in Leveraged Buyout Transactions. The respective total purchase price for the Acquired Business will be allocated to the net assets of the Acquired Business based upon estimates of fair value. The purchase price allocations for the Transaction are preliminary and further refinements are likely to be made based on the results of final appraisals.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. You should read the unaudited pro forma financial statements and the accompanying notes in conjunction with the historical financial statements and the accompanying notes thereto and other financial information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME


                                                        FISCAL YEAR ENDED MAY 26, 2002
                                 ----------------------------------------------------------------------------
                                              ELIMINATION
                                  CONAGRA     OF BUSINESSES                ADJUSTMENTS
                                  RED MEAT       NOT                         FOR THE          SWIFT & COMPANY
                                  BUSINESS    ACQUIRED(b)      SUBTOTAL    TRANSACTION(h)     PRO FORMA(a)
                                 ----------   -------------   ----------   --------------     ---------------
                                                            (DOLLARS IN THOUSANDS)
  Net sales....................  $8,476,208     $(29,118)     $8,447,090      $     --          $8,447,090
  Cost of goods sold...........   8,174,471       (6,529)      8,167,942         7,857(c)        8,175,799
                                 ----------     --------      ----------      --------          ----------
  Gross profit.................     301,737      (22,589)        279,148        (7,857)            271,291
  Selling, general and
     administrative expense....     108,274       (5,215)        103,059         2,312(d)          105,371
  Corporate allocations:
     Selling, general and
     administrative expense....      20,270       (3,699)         16,571            --              16,571
  Corporate allocations:
     Finance charges...........      55,240      (10,090)         45,150       (45,150)(e)              --
                                 ----------     --------      ----------      --------          ----------
       Operating income........     117,953       (3,585)        114,368        34,981             149,349
  Interest expense.............          --           --              --        68,462(f)           68,462
                                 ----------     --------      ----------      --------          ----------
     Income before income
       taxes...................     117,953       (3,585)        114,368       (33,481)             80,887
  Income tax expense...........      42,408       (1,291)         41,117       (12,794)(g)          28,323
                                 ----------     --------      ----------      --------          ----------
       Net income..............  $   75,545     $ (2,294)     $   73,251      $(20,687)         $   52,564
                                 ==========     ========      ==========      ========          ==========

             See Notes to Unaudited Pro Forma Statements of Income.

                                                                                                                   SWIFT &
                                                                                                    SWIFT &        COMPANY
                                                                                                  COMPANY 158     PRO FORMA
                                115 DAYS FROM MAY 27, 2002 THROUGH SEPTEMBER 18, 2002              DAYS FROM     THIRTY-NINE
                       -----------------------------------------------------------------------   SEPTEMBER 19,      WEEKS
                        CONAGRA     ELIMINATION OF                 ADJUSTMENTS                   2002 THROUGH       ENDED
                        RED MEAT    BUSINESSES NOT                   FOR THE                     FEBRUARY 23,    FEBRUARY 23,
                        BUSINESS     Acquired(b)      SUBTOTAL    Transaction(h)      TOTAL          2003          2003(a)
                       ----------   --------------   ----------   --------------    ----------   -------------   ------------
Net sales............  $2,692,450      $(51,527)     $2,640,923      $     --       $2,640,923    $3,556,033      $6,196,956
Cost of goods sold...   2,609,419       (70,989)      2,538,430         2,475(c)     2,540,905     3,448,661       5,989,566
                       ----------      --------      ----------      --------       ----------    ----------      ----------
Gross profit.........      83,031        19,462         102,493        (2,475)         100,018       107,372         207,390
Selling, general,
  administrative
  expense............      36,900        (2,095)         34,805           630(d)        35,435        50,773          86,208
Corporate
  allocations:
  Selling, general
  and administrative
  expense............       4,509          (875)          3,634            --            3,634            --           3,634
Translation gains....          --            --              --            --               --        (6,026)         (6,026)
Corporate
  allocations:
  Finance charges....      13,604           190          13,794       (13,794)(e)           --            --              --
                       ----------      --------      ----------      --------       ----------    ----------      ----------
Operating income.....      28,018        22,242          50,260        10,689           60,949        62,625         123,574
Interest expense.....          --            --              --        21,375(f)        21,375        30,872          52,247
                       ----------      --------      ----------      --------       ----------    ----------      ----------
Income before income
  taxes..............      28,018        22,242          50,260       (10,686)          39,574        31,753          71,327
Income tax expense...       9,602         8,452          18,054        (4,061)(g)       13,993        10,955          24,948
                       ----------      --------      ----------      --------       ----------    ----------      ----------
Net income(i)........  $   18,416      $ 13,790      $   32,206      $ (6,625)      $   25,581    $   20,798      $   46,379
                       ==========      ========      ==========      ========       ==========    ==========      ==========

             See Notes to Unaudited Pro Forma Statements of Income.

               NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME
  FISCAL YEAR ENDED MAY 26, 2002 AND THIRTY-NINE WEEKS ENDED FEBRUARY 23, 2003
                             (DOLLARS IN THOUSANDS)

(a) The unaudited pro forma financial statements have been prepared in accordance with SFAS No. 141 Business Combinations and EITF 88-16 Basis in Leveraged Buyout Transactions.

(b) Reflects the elimination of Businesses Not Acquired in connection with the Transaction. The specific items adjusted for include the domestic cattle feeding business, the capital stock of Weld Insurance Company, other assets and insignificant businesses not acquired and liabilities not assumed.

(c) Reflects the adjustment to historical expense to reflect estimated depreciation expense based on the fair values of plant assets included in the Transaction assuming a ten-year life. The fair value adjustment to historical net book value of property, plant and equipment and goodwill of the Acquired Business is calculated as follows:

  Total purchase price and other consideration for Acquired
    Business(i)...............................................  $ 1,064,700
  Estimated fees and expenses(iii)............................       64,800
                                                                -----------
                                                                  1,129,500
                                                                -----------
         Less: Net book value of Acquired Business on
            September 18, 2002(ii),(iv), (vii)................   (1,029,759)
         Plus: Deferred tax adjustments.......................       47,000
                                                                -----------
  Equals excess of purchase price over net book value.........      146,741
       Less: Deferred financing costs(viii)...................      (37,000)
       Less: Incentive bonuses paid(iii)(3)...................       (3,071)
                                                                -----------
  Subtotal....................................................      106,670
  Percentage ownership acquired by equity sponsors and
    management................................................         54.7%
                                                                -----------
  Excess purchase price to be allocated.......................  $    58,348
                                                                ===========
  Initial amount allocated to property, plant & equipment.....  $    48,711
  Impact of deferred taxes....................................       29,855
                                                                -----------
       Amount allocated to property, plant & equipment........       78,566
  Initial amount allocated to goodwill........................        9,637
  Less: deferred taxes........................................      (29,855)
                                                                -----------
       Excess purchase price allocated........................  $    58,348
                                                                ===========

---------------

     (i) The following table sets forth the components of the purchase price and other consideration related to the Transaction.

  Preliminary estimate of net book value of the Acquired
    Business as of September 18, 2002(vii)....................  $1,047,700
  Other consideration(v)......................................      33,000
  Post-closing purchase price adjustment(vi)..................     (16,000)
                                                                ----------
  Total purchase price and other consideration for the
    Acquired Business.........................................  $1,064,700
                                                                ==========

     (ii) The following is a reconciliation of the net book value of the Acquired Business immediately prior to and immediately following consummation of the Transaction:

  Preliminary estimated net book value of the Acquired
    Business on September 18, 2002............................  $1,047,700
  Distribution to ConAgra Foods...............................    (703,385)
  Post closing purchase price adjustment......................     (16,000)
  Capital contribution by equity sponsors and management......     177,685
  Deferred taxes recorded related to acquired balance sheet
    assets and liabilities....................................     (47,000)
  Excess of purchase price over Predecessor basis (book value)
    of net assets acquired from entities partially under
    common control............................................     (48,322)
                                                                ----------
  Total stockholder's equity immediately following
    consummation of the Transaction on September 19, 2002.....  $  410,678
                                                                ==========

          As indicated below, following the Transaction, the limited partnership formed by our equity sponsors, Hicks Muse and Booth Creek, along with management controlled 54.7% of the equity interests of our ultimate parent, Swift Foods Company, which indirectly holds 100% of the equity of Swift & Company. The following, which excludes the $150.0 million promissory note issued by our indirect parent to ConAgra Foods which ConAgra Foods contributed to us as equity, outlines the residual interest percentage following the Transaction:

                                                NEWCO                      OLDCO
                               ----------------------------------------   --------
                                              INITIAL DOLLAR   RESIDUAL   RESIDUAL
  OWNERSHIP                    SHARES HELD        VALUE        INTEREST   INTEREST
  ---------                    ------------   --------------   --------   --------
  Hicks Muse.................   145,000,000    $145,000,000       44.6%      0.0%
  Booth Creek................    30,000,000      30,000,000        9.3%      0.0%
  Management.................     2,685,000       2,685,000        0.8%      0.0%
                               ------------    ------------     ------     -----
  Subtotal...................   177,685,000     177,685,000       54.7%      0.0%
  ConAgra Foods..............   147,315,000     147,315,000       45.3%    100.0%
                               ------------    ------------     ------     -----
  Total ownership............   325,000,000    $325,000,000     100.00%    100.0%
                               ============    ============     ======     =====

     (iii) The following table sets forth the estimated fees and expenses directly related to acquisition of the Acquired Business:

  Placement fees(1)...........................................  $21,900
  Finders fees(2).............................................   17,300
  Other fees and expenses(3)..................................   25,600
                                                                -------
  Total estimated fees and expenses...........................  $64,800
                                                                =======

         ------------------------

         (1) Includes $3.75 million payable to ConAgra Foods as a placement fee for its purchase of our senior subordinated notes. See "Certain Relationships and Related Party Transactions -- Senior Subordinated Notes."

         (2) Includes $15.0 million payable to Hicks Muse pursuant to the Financial Advisory Agreement executed in connection with the Transaction, $0.3 million payable to Hicks Muse in reimbursement of its direct costs in consummating the Transaction and $2.0 million payable to Gillett Greeley, LLC, an affiliate of George N. Gillett, Jr., our Chairman of the Board, as an expense reimbursement. The expense reimbursement was agreed upon to reimburse our chairman for normal due diligence costs incurred in evaluating and analyzing the Swift & Company acquisition. The agreement provided for a defined reimbursement of $2.0 million to cover due diligence expenses without having to provide us with detailed expense records. See "Certain Relationships and Related Party Transactions -- Financial Advisory Agreement."

         (3) Includes $3.1 million of incentive bonuses paid to certain of our executive officers. Of this amount, approximately $0.8 million attributable to payments to executive officers who have no future service obligation was expensed in the 158 day period ended February 23, 2003. The remaining balance is being amortized over the twelve month future service period. See
              "Management -- Employment and Severance Agreements". These bonuses paid at closing of the Transaction are included in "Estimated fees and expenses" but are subtracted from "Excess of purchase price over net book value". The bonuses are not a direct cost of the acquisition, rather, they represent prepaid compensation expense of our company that is tied to ongoing employment agreements with certain members of management. Accordingly these costs are reflected in operating expenses subsequent to the Transaction.

     (iv) The difference between the net book value reported above and the amount reflected in the Statement of Stockholder's Net Investment and Advances/Statement of Stockholder's Equity contained in the financial statements of S&C Holdco 3, Inc. and Subsidiaries included elsewhere in this prospectus at September 18, 2002 is due to assets and liabilities not acquired in the Transaction.

     (v) Consists of $18.0 million added to the net book value of the Acquired Business in determining total consideration pursuant to the purchase agreement entered into in connection with the Transaction. Also includes $15.0 million of consideration provided to Booth Creek.

     (vi) The purchase price for the Acquired Business was subject to a post-closing adjustment. As a result of this adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. We have reflected the impact of this payment as a reduction to additional paid-in capital in our financial statements.

     (vii) The difference between the preliminary estimate of the net book value and the net book value of the Acquired Business is due to the difference between the estimate used for the closing of the Transaction on September 18, 2002, and the actual book value acquired based on finalization of the closing balance sheet.

     (viii) Deferred financing costs, which are included in "Estimated fees and expenses," are subtracted from "Excess of purchase price over net book value" as, in accordance with the guidance in Staff Accounting Bulletin 77, the costs are an element of the effective interest cost of the related debt, not a direct cost of the acquisition.

(d) Represents amounts payable pursuant to the Monitoring and Oversight Agreement. See "Certain Relationships and Related Party Transactions."

(e) Represents the elimination of historical allocated corporate financing costs. We believe eliminating these allocated corporate costs is appropriate because we will not incur these costs after the Transaction. Please see note (f) below for details concerning our interest expense as a result of the Transaction.

(f) Reflects the interest expense as a result of the Transaction which is calculated as follows:

                                                                       115 DAYS
                                                                         FROM
                                                       FISCAL YEAR   MAY 27, 2002
                                                          ENDED         THROUGH
                                                         MAY 26,     SEPTEMBER 18,
                                                          2002           2002
                                                       -----------   -------------
Interest on new borrowings:
  Revolving credit facility(i).......................    $ 4,295        $ 1,158
  Term loan facility(5.25% rate).....................     10,500          3,308
  Senior notes (10.125% rate)........................     27,135          8,549
  Senior subordinated notes (12.50% rate)............     18,750          5,908
                                                         -------        -------
Total cash interest from the debt requirements of the
  Transaction........................................     60,680         18,923
Amortization of deferred financing costs(ii).........      5,286          1,665
Amortization of original issue discount(iii).........      2,496            787
                                                         -------        -------
Total interest expense...............................    $68,462        $21,375
                                                         =======        =======

     --------------------

  (i) Represents interest on the outstanding balance of the amount drawn on the revolving credit facility of 5.25% plus a 0.5% commitment fee on the unused portion of the revolving credit facility.

 (ii) Represents annual amortization expense utilizing an average maturity of 7 years. Represents that portion of the costs detailed in note (c)(iii) above that is deemed deferred financing costs related to the Transaction consisting of placement fees for the senior subordinated notes, bank fees for the senior credit facilities, financial advisory fees and certain legal, accounting and other professional fees directly related to the financing.

(iii) Represents annual amortization of the original issue discount on the notes offered hereby of $17.5 million utilizing the effective interest method.

(g) Reflects the tax effect of the pro forma adjustments at an estimated statutory tax rate of 38%.

(h) The following table summarizes the potential financial statement impact, as of the closing of the Transaction, resulting from certain agreements executed in connection with the Transaction:

           Stockholders Agreement....................................          (i)
           Monitoring and Oversight Agreement........................          (ii)
           Financial Advisory Agreement..............................          (iii)
           Senior Notes..............................................          (i)
           Senior Subordinated Notes.................................          (iii)
           Preferred Supplier Agreement..............................          (i)(iv)
           Transition Services Agreement.............................          (i)
           Risk Management Agreement.................................          (i)(iv)
           Live Cattle Supply Agreement..............................          (i)(iv)
           By-Products Marketing Agreement...........................          (i)(iv)
           Indemnification and Release Agreement.....................          (i)
           Trademark License Agreement...............................          (i)(iv)
           Tax Sharing Agreement.....................................          (i)(iv)
           Contribution Agreement....................................          (i)
           Indemnity Side Letter.....................................          (i)(iv)

        (i) Management believes that this agreement has no calculable financial statement impact and thus has reflected no adjustment related to this agreement to the "Unaudited Pro Forma Financial Data."

        (ii) Requires payment of an annual fee to Hicks Muse in an amount equal to the greater of (i) $2 million or (ii) 1% of the budgeted consolidated annual EBITDA of Swift Foods Company and its subsidiaries. This is a contractual obligation of the Company effective with the closing of the Transaction. We have included an adjustment related thereto in note (d) above.

        (iii) Payments to related parties under this item are included in the $64.8 million of fees and expenses set forth in "Prospectus Summary -- Sources and Uses of Funds and Other Consideration" and note (c) to the "Notes to Unaudited Pro Forma Statements of Income" for the fiscal year ended May 26, 2002 and the thirty-nine weeks ended February 23, 2003.

        (iv) As this agreement contains terms that are consistent with the economic impact of past practices, no adjustment is necessary in the Unaudited Pro Forma Statements of Income.

     For additional information regarding each of the above agreements, please see "Certain Relationships and Related Party Transactions" and "Description of Other Indebtedness -- Senior Subordinated Notes."

(i) Does not reflect anticipated costs resulting from compliance with the recent USDA directive requiring the testing of ground beef trimmings described under "Prospectus Summary -- Recent Developments."

                       SELECTED HISTORICAL FINANCIAL DATA

     Accounting principles generally accepted in the United States require our operating results prior to the Transaction to be reported as the results of the Predecessor for periods prior to September 19, 2002 in the historical financial statements. Our operating results subsequent to the Transaction are presented as the Successor's results in the historical financial statements and include 158 days from September 19, 2002 through February 23, 2003.

     The following table sets forth selected historical financial data of the ConAgra Red Meat Business at the dates and for the periods indicated. We derived the selected historical statement of income data of the ConAgra Red Meat Business for the fiscal years ended May 28, 2000, May 27, 2001 and May 26, 2002, and the selected historical balance sheet data at May 27, 2001 and May 26, 2002 from the historical financial statements of the ConAgra Red Meat Business appearing elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. We derived the selected historical statement of income data for the fiscal year ended May 30, 1999 and the selected historical balance sheet data at May 28, 2000 from audited historical financial statements of the ConAgra Red Meat Business which are not included in this prospectus. We derived the selected historical statement of income data of the ConAgra Red Meat Business for the fiscal year ended May 31, 1998, and the selected historical balance sheet data at May 31, 1998 and May 30, 1999 from unaudited financial statements of the ConAgra Red Meat Business not included in this prospectus which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial data.

     The selected historical statement of income data for the 115 days from May 27, 2002 through September 18, 2002 and the thirty-nine weeks ended February 24, 2002 have been derived from the unaudited historical financial statements of the ConAgra Red Meat Business which, in the opinion of management, contain all adjustments necessary for a fair presentation of the financial data. The summary historical statement of income data for the 158 days from September 19, 2002 through February 23, 2003 and the balance sheet data at February 23, 2003 have been derived from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the data. The results of operations for any quarter or a partial fiscal year period or for the periods presented for the Predecessor or Successor are not necessarily indicative of the results of operations to be expected for other periods or for the full fiscal year.

     You should read the selected historical financial data set forth below in conjunction with, and the data is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto included elsewhere in this prospectus.

                                                         COMBINED
                            -------------------------------------------------------------------

                                                   FISCAL YEAR ENDED(a)
                            -------------------------------------------------------------------
                              MAY 31,       MAY 30,       MAY 28,       MAY 27,       MAY 26,
                               1998          1999          2000          2001          2002
                            -----------   -----------   -----------   -----------   -----------
                            PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR
                                                  (DOLLARS IN THOUSANDS)

STATEMENT OF INCOME DATA:
  Net sales...............  $7,996,735    $8,040,393    $8,962,982    $9,059,479    $8,476,208
  Cost of goods sold......   7,873,766     7,813,225     8,607,101     8,749,602     8,174,471
                            ----------    ----------    ----------    ----------    ----------
    Gross profit..........     122,969       227,168       355,881       309,877       301,737
  Selling, general and
    administrative
    expenses..............     137,994       129,324       131,057       130,069       108,274
  Translation gains.......          --            --            --            --            --
  Restructuring/impairment
    charges...............          --        18,741        88,254            --            --
  Corporate
    allocations/interest
    expense...............      65,550        65,059        79,098        75,561        75,510
                            ----------    ----------    ----------    ----------    ----------
  Income (loss) before
    income taxes and
    cumulative effect of
    change in
    accounting............     (80,575)       14,044        57,472       104,247       117,953
  Income tax expense
    (benefit).............     (19,458)        4,590        21,293        37,628        42,408
                            ----------    ----------    ----------    ----------    ----------
  Income (loss) before
    cumulative effect of
    change in
    accounting............     (61,117)        9,454        36,179        66,619        75,545
  Cumulative effect of
    change in
    accounting............          --            --            --           681            --
                            ----------    ----------    ----------    ----------    ----------
    Net income (loss).....  $  (61,117)   $    9,454    $   36,179    $   65,938    $   75,545
                            ==========    ==========    ==========    ==========    ==========
OTHER FINANCIAL DATA:
  Cash flows related to:
    Operating
      activities..........  $ (116,129)   $  340,613    $  (18,554)   $   73,474    $  270,870
    Investing
      activities..........    (110,032)      (99,190)      (83,215)      (79,012)      (22,222)
    Financing
      activities..........     247,201      (249,402)       94,151         1,492      (250,612)
  EBITDA(b)...............     (16,903)       82,167       126,315       167,048       186,295
  Capital expenditures....    (109,726)      (98,918)      (71,228)      (77,958)      (56,527)
  Ratio of earnings to
    fixed charges(c)......          --          1.25x         2.00x         2.92x         2.86x
  Pro forma EBITDA of
    Acquired
    Business(d)...........                                                             222,020

                                      COMBINED             CONSOLIDATED
                            ----------------------------     158 DAYS
                                             115 DAYS          FROM
                                               FROM        SEPTEMBER 19,
                            THIRTY-NINE    MAY 27, 2002        2002
                            WEEKS ENDED       THROUGH         THROUGH
                            FEBRUARY 24,   SEPTEMBER 18,   FEBRUARY 23,
                                2002           2002            2003
                            ------------   -------------   -------------
                            PREDECESSOR     PREDECESSOR      SUCCESSOR
                               (DOLLARS IN THOUSANDS)       (DOLLARS IN
                                                            THOUSANDS)
STATEMENT OF INCOME DATA:
  Net sales...............   $6,329,122     $2,692,450      $3,556,033
  Cost of goods sold......    6,110,728      2,609,419       3,448,661
                             ----------     ----------      ----------
    Gross profit..........      218,394         83,031         107,372
  Selling, general and
    administrative
    expenses..............       81,179         36,900          50,773
  Translation gains.......           --             --          (6,026)
  Restructuring/impairment
    charges...............           --             --              --
  Corporate
    allocations/interest
    expense...............       54,892         18,113          30,872
                             ----------     ----------      ----------
  Income (loss) before
    income taxes and
    cumulative effect of
    change in
    accounting............       82,323         28,018          31,753
  Income tax expense
    (benefit).............       29,840          9,602          10,955
                             ----------     ----------      ----------
  Income (loss) before
    cumulative effect of
    change in
    accounting............       52,483         18,416          20,798
  Cumulative effect of
    change in
    accounting............           --             --              --
                             ----------     ----------      ----------
    Net income (loss).....   $   52,483     $   18,416      $   20,798
                             ==========     ==========      ==========
OTHER FINANCIAL DATA:
  Cash flows related to:
    Operating
      activities..........   $  112,179     $    2,328      $  122,278
    Investing
      activities..........      (21,729)        (7,494)       (819,583)
    Financing
      activities..........      (89,297)         9,203         745,347
  EBITDA(b)...............      132,951         49,590          98,393
  Capital expenditures....      (24,844)        (8,842)        (23,783)
  Ratio of earnings to
    fixed charges(c)......         2.75x          2.77x           1.96x
  Pro forma EBITDA of
    Acquired
    Business(d)...........      170,579         83,853          98,393


                          AT MAY 31,    AT MAY 30,    AT MAY 28,    AT MAY 27,    AT MAY 26,                    AT FEBRUARY 23,
                             1998          1999          2000          2001          2002                           2003
                          -----------   -----------   -----------   -----------   -----------                   ---------------
                          PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR                      SUCCESSOR
                                                                                                                  (DOLLARS IN
                          (DOLLARS IN THOUSANDS)
                                                                                                                  THOUSANDS)
BALANCE SHEET DATA:
  Total assets..........  $1,837,736    $1,783,202    $1,757,513    $1,804,937    $1,649,793                      $1,523,970
  Long-term debt........       9,100         9,100        17,419        13,123        12,912                         618,044
  Total debt............       9,100        10,100        17,600        17,419        13,123                         621,996

                See Notes to Selected Historical Financial Data.

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

(a) The ConAgra Red Meat Business' fiscal year ends on the last Sunday in May. The 1998 fiscal year ended May 31, 1998; the 1999 fiscal year ended May 30, 1999; the 2000 fiscal year ended May 28, 2000; the 2001 fiscal year ended May 27, 2001; and the 2002 fiscal year ended May 26, 2002. Swift & Company's fiscal year ends on the last Sunday of May of each year.

(b) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as an alternative to cash flow or operating income (as measured by GAAP). We believe EBITDA provides investors and analysts in the meat processing industry useful information with which to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, since EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the meat processing industry.

(c) For purposes of calculating the ratio of earnings to fixed charges, earnings represents income (loss) before income tax plus fixed charges. Fixed charges consist of debt discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For the fiscal year ended May 31, 1998, earnings were insufficient to cover fixed charges by $81,069.

(d)  The following table sets forth a reconciliation of EBITDA to Pro Forma
     EBITDA:

                                                                           115 DAYS
                                                                             FROM
                                            FISCAL YEAR   THIRTY-NINE    MAY 27, 2002      158 DAYS FROM
                                               ENDED      WEEKS ENDED       THROUGH      SEPTEMBER 19, 2002
                                              MAY 26,     FEBRUARY 24,   SEPTEMBER 18,        THROUGH
                                               2002           2002           2002        FEBRUARY 23, 2003
                                            -----------   ------------   -------------   ------------------
                                            PREDECESSOR   PREDECESSOR     PREDECESSOR        SUCCESSOR
                                                      (DOLLARS IN THOUSANDS)                (DOLLARS IN
                                                                                             THOUSANDS)
Income (loss) before income taxes.........   $117,953       $ 82,323        $28,018           $31,753
Interest expense(i).......................         --             --             --            30,872
Depreciation and amortization.............     68,342         50,628         21,572            35,768
                                             --------       --------        -------           -------
EBITDA....................................    186,295        132,951         49,590            98,393
Elimination of Businesses Not
  Acquired(ii)............................    (17,203)          (846)        21,289                --
Elimination of existing corporate
  financing allocations(iii)..............     55,240         40,130         13,604                --
Monitoring and Oversight Agreement
  fee(iv).................................     (2,312)        (1,656)          (630)               --
                                             --------       --------        -------           -------
Pro forma EBITDA of Acquired
  Business(v).............................   $222,020       $170,579        $83,853           $98,393
                                             ========       ========        =======           =======

---------------

(i) Includes amortization of deferred financing costs and accretion of bond discount of $2,559 and $1,081, respectively.

(ii) Represents the elimination of Businesses Not Acquired in connection with the Transaction. The specific items adjusted for include the domestic cattle feeding business, the capital stock of Weld Insurance Company, other assets and insignificant businesses not acquired and liabilities not assumed. The following table is a reconciliation of the pro forma income before income taxes in the "Unaudited Pro Forma Statements of Income" to the pro forma EBITDA of Acquired Business shown above.

                                                                                 115 DAYS FROM
                                                                                 MAY 27, 2002
                                                                  FISCAL YEAR       THROUGH
                                                                 ENDED MAY 26,   SEPTEMBER 18,
                                                                     2002            2002
                                                                 -------------   -------------
   Pro forma income before income taxes........................    $ 80,887         $39,574
   Pro forma interest expense..................................      68,462          21,375
   Pro forma depreciation and amortization(a)..................      72,671          22,904
                                                                   --------         -------
   Pro forma EBITDA of Acquired Business.......................    $222,020         $83,853
                                                                   ========         =======
   ---------------
   (a) Consists of:
        Historical depreciation and amortization...............    $ 68,342         $21,572
        Historical depreciation and amortization of Businesses
          not Acquired.........................................      (3,528)         (1,143)
        Incremental pro forma depreciation and amortization
          related to purchase accounting.......................       7,857           2,475
                                                                   --------         -------
                                                                   $ 72,671         $22,904
                                                                   ========         =======

(iii) Represents the elimination of historical allocated corporate financing costs. We believe eliminating these allocated corporate costs is appropriate because we will not incur these costs after the Transaction. Our interest expense as a result of the Transaction is detailed in note
      (f) to the "Notes to Unaudited Pro Forma Statements of Income."

(iv)  See "Certain Relationships and Related Party Transactions."

(v) The Pro Forma EBITDA may not be indicative of the operations of, and does not reflect all costs resulting from operating, the Acquired Business as a stand-alone company such as insurance, treasury, internal audit, external reporting and information technology costs or costs resulting from compliance with the recent USDA directive requiring the testing of ground beef trimmings described under "Prospectus Summary -- Recent Developments."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Financial Data" and the financial statements and related notes included elsewhere in this prospectus. Those statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are not historical in nature should be considered to be forward-looking statements that are inherently uncertain. See "Forward-Looking Statements."

HISTORY

     The ConAgra Red Meat Business was developed through a series of acquisitions made by ConAgra Foods in the late 1980's and early 1990's. E.A. Miller Enterprises Inc. and Monfort Inc. were both acquired in 1987 to form the foundation of our domestic beef company. ConAgra Foods acquired Swift Independent Packing Co. during the late 1980's in two separate transactions that formed the foundation of our domestic pork business. Finally, the Australian operations were acquired in three separate transactions during the 1990's. Since the time of the first acquisition, the ConAgra Red Meat Business was operated as a division of ConAgra Foods.

     Beginning in fiscal 1999, our management team began to implement significant operational improvements designed to instill greater customer focus in the organization and develop our strategy around product quality, value-added products and services, growth, efficiency and profitability. Initiatives undertaken by the current management team, among others, since fiscal 1999 include the following:

     - shifted beef and pork sales mix to higher margin, value-added products;

     - implemented programs and policies that led to greater customer and channel focus;

     - consolidated the domestic fed cattle and non-fed cattle processing operations into one organization;

     - combined beef and pork operations in a new corporate headquarters building;

     - closed three production plants and reduced headcount;

     - invested approximately $200 million into the business, including approximately $83 million related to improving operational efficiency, approximately $5 million related to improving humane treatment of livestock, approximately $15 million related to improving plant safety and employee welfare areas and approximately $97 million related to plant and facility refurbishment;

     - installed new accounting and management information systems;

     - began implementing a new production planning system; and

     - sold a number of small, non-core businesses.

HISTORICAL FINANCIAL INFORMATION AND OTHER MATTERS

     Accounting principles generally accepted in the United States require our operating results prior to the Transaction to be reported as the results of the Predecessor for periods prior to September 19, 2002 in the historical financial statements. Our operating results subsequent to the Transaction are presented as the Successor's results in the historical financial statements and include 158 days from September 19, 2002 through February 23, 2003.

     The "Historical Financial Results" for periods prior to September 19, 2002 reflect the results of all of the historical operations of the ConAgra Red Meat Business, including the results of ConAgra Foods' domestic beef and pork businesses, the domestic cattle feeding operations, Australia Meat Holding Pty. Ltd., Weld Insurance Company and other related entities which have historically been operated as an integrated business. We did not acquire the domestic cattle feeding operations, the capital stock of Weld Insurance Company, other assets and insignificant businesses and liabilities that were historically included in the ConAgra Red Meat Business. We refer to these businesses collectively as the "Businesses Not

Acquired." In the Transaction, we acquired ConAgra Foods' domestic beef, pork and lamb processing businesses and its Australian beef business. We refer to these businesses collectively as the "Acquired Business." The "Historical Financial Results" for periods on or after September 19, 2002 reflect only the operations of the Acquired Business.

     Historically, the domestic cattle feeding operations were wholly owned by ConAgra Beef Company. Substantially all of the sales from those operations were made to our domestic beef processing facilities. In past years, the domestic cattle feeding operations provided up to 20% of the cattle processed by our domestic beef processing operations. The domestic cattle feeding operations consist of five feedlots that feed over 900,000 cattle annually. In a related transaction, a subsidiary of Swift Foods Company acquired the domestic cattle feeding operations that were historically included in the domestic beef business. In connection with the Transaction, we entered into an agreement with the entity that acquired the domestic cattle feeding operations under which it will continue to supply cattle to Swift Beef consistent with past practices.


     During December 2000, ConAgra Foods' Garden City, Kansas beef processing facility (which is included in the Acquired Business) was damaged in a fire and is not currently operational. Insurance was in force to cover the property damage and business interruption claims. All of these claims were retained by ConAgra Foods after the consummation of the Transaction. We have agreed with ConAgra Foods and Swift Foods Company that any insurance proceeds received by ConAgra Foods from the business interruption claim relating to Swift Beef (net of collection costs, including attorney fees, taxes and other associated expenses) will be contributed by ConAgra Foods to Swift Foods Company and will, in turn, be contributed to us to the extent such proceeds are applied to offset any indemnification claims that we make against ConAgra Foods under the purchase agreement. Any insurance proceeds received by ConAgra Foods related to the Garden City physical property loss will be retained by ConAgra Foods. On June 26, 2003, Swift Foods Company received $9.4 million from ConAgra Foods for business interruption claims received to date from the insurers. We and Swift Foods Company are currently reviewing the calculation of the proceeds. The aggregate amount of the contributions will be treated as an adjustment to the purchase price allocation for the Transaction. We expect to reflect the impact of this settlement in our financial statements for the year ended May 25, 2003. The results of the Garden City operations are included in the results of Swift Beef for all periods presented. Net sales at the Garden City facility were $682.9 million for fiscal 2000 and $402.9 million for the first seven months of fiscal 2001 prior to the fire. We have not determined whether we will reestablish our Garden City facility as a beef processing facility or reserve it for an alternative use.


     Between June 30, 2002 and July 19, 2002, we voluntarily recalled approximately 19 million pounds of beef trim and fresh and frozen ground beef products produced at our Greeley, Colorado facility between April 12, 2002 and July 11, 2002 that may have been contaminated with E. coli. This is the first pathogen-related recall that we have experienced since 1996. The Centers for Disease Control and Prevention has associated cases of E. coli illnesses with the consumption of these beef products. According to the USDA, since 1997 our industry has experienced 234 pathogen-related recalls and 91 E. coli related recalls. We estimate that the total recall costs associated with the return, destruction and replacement of affected products and any advertising or announcements necessary to effect the recall will be approximately $5.0 million. The actual charges could be more or less than the current estimate. Through February 23, 2003, we expensed approximately $3.4 million of costs directly related to the product recall. Amounts related to the recall costs incurred prior to the Transaction, together with an accrual for estimated recall costs expected to be incurred after the Transaction, were reflected as expenses that reduced the adjusted net book value of the Acquired Business, thereby reducing the purchase price paid for the Acquired Business. ConAgra Foods agreed to reimburse us to the extent the recall costs incurred after the Transaction exceed the accrual. Our February 23, 2003 balance sheet includes a $1.5 million receivable from ConAgra Foods for reimbursement of amounts in excess of the accrual which represent additional claims from customers seeking reimbursement for recall related costs. As our costs have not exceeded our deductible under our product recall insurance policy, we have not recorded any insurance receivable, and we expect no reimbursement under our policy. ConAgra Foods has further agreed to indemnify us for liabilities, costs and expenses that we may incur with respect to third parties in connection with product liability claims or personal injury causes of action arising from the consumption of the products subject to the recall.


     Immediately following the expanded recall, we began working in coordination with our customers in order to quickly and efficiently effect the recall. In addition, we continue to work cooperatively with the USDA. Subsequent to the recall, order cancellations have been immaterial. Further, Swift Beef's largest customers of grinds and muscle cuts have continued to order and, based on recent orders, we believe such customers will continue to order product from us at levels consistent with their historical patterns. As a proactive measure, Swift's management team expanded its testing procedures in all of Swift Beef's processing plants and, immediately following the recall, began 100% lot testing of all trimmings destined for raw products. Following our implementation of voluntary trimming testing, in November 2002, the USDA issued a directive requiring all producers of raw beef products to reassess their hazard analysis and critical control point ("HACCP") system regulations to determine whether E. coli contamination is a food safety hazard reasonably likely to occur in the production process. We estimate that additional costs to effect 100% testing, consisting of increased labor costs, testing materials, expanded storage expense and product yield loss, will approximate $4.0 million annually.


     The purchase price was subject to a post-closing adjustment. As a result of this post-closing adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. We have reflected the impact of this payment as a reduction to additional paid-in capital in our financial statements.

     On April 1, 2003 one of our customers filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware. Amounts due from the customer totaled $5.1 million on the date of filing, which resulted from sales subsequent to February 23, 2003. We have increased our reserve for bad debts in our fourth quarter for amounts estimated to be unrecoverable.

FINANCIAL STATEMENT ACCOUNTS

     Net Sales. Our beef net sales are generated from sales of primal cuts, such as chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, and by-products such as hides, tongues and variety meats. Our pork net sales are generated from sales of primal cuts, such as loins, roasts, chops, butts and ribs and other pork products, including hams, bellies and trimmings that are predominantly sold to further processors who, in turn, manufacture bacon, sausage and deli and luncheon meats. Our net sales are impacted by the volume of animals processed and the value that we extract from each animal. The value that we extract from cattle or hogs processed, or "cut-out value," is affected by beef and pork prices and product mix, as premium products and further processed products generate higher prices and operating margins. Wholesale prices fluctuate significantly seasonally and cyclically due to changes in supply and demand for beef and pork products, as well as for competing proteins and other foods. In addition, by-product sales are impacted by the general economic environment and other factors. We enter into forward sales contracts with our beef and pork customers to enable us to improve our ability to manage and optimize weekly production and limit price risk.

     Our sales mix is driven by the fact that, since we purchase livestock and sell boxed meat and various by-products (including hides, offals, variety meats and rendered products), we have a degree of diversification in sales channels and customers that we would not achieve if we sold exclusively boxed meat products. These products are sold to a diverse mix of customers in several channels, which offers stability and minimal dependence on any single customer or channel. For instance, while boxed meat products serve largely the domestic retail and foodservice sales channels, variety meats serve both domestic and international customers, hides are sold for use both domestically and internationally, largely to industrial manufacturers, and rendered products are sold largely to the domestic chemical, fertilizer and paint manufacturing industries.

     Cost of Goods Sold. Our cost of goods sold is comprised of the cost of livestock and plant costs such as labor, depreciation, packaging, utilities, and other facility expenses. Livestock is our highest cost component in both our beef and pork operations representing 84% of cost of goods sold in fiscal 2002. Total livestock costs are a function of the volume of animals processed and the price paid for each animal. Cattle and hog prices vary over time and are impacted by production cycles, weather, feed prices and other factors that affect the supply of and demand for livestock. Historically, changes in cut-out values for our beef and pork products and corresponding livestock costs have been positively correlated. As a result, the difference between cut-out value and livestock cost, the volume of livestock processed and our processing yields have a greater impact on our profitability than either the selling price of our products or the cost of livestock purchased. We utilize various hedging strategies in conjunction with our cattle and hog purchases, which allow us to match forward sales with forward livestock purchases and limit our inventory risks.

     Selling, General and Administrative. Selling expenses consist primarily of salaries, trade promotions, advertising, commissions and other marketing costs. General and administrative costs consist primarily of general management, insurance, accounting, tax and legal expenses.

     Corporate Allocations. Corporate allocations include charges (incremental to those included in general and administrative costs) that were allocated by ConAgra Foods to our business and recorded as an expense for (i) corporate services, including executive, finance, legal and tax and (ii) finance charges allocated to us. Expenses incurred by ConAgra Foods and allocated to us are determined based on the specific services being provided or are allocated based on ConAgra Food's investment in us in proportion to ConAgra Foods' total investment in its subsidiaries. In addition, ConAgra Foods charged us finance charges on ConAgra Foods' investment in us and net intercompany advances.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on historical experiences combined with management's understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the presentation of our results of operations and financial condition and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by our management.

     Allowance for Doubtful Accounts. The allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectable amounts. In estimating uncollectable amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. While management believes these processes effectively address our exposure to doubtful accounts, changes in the economy, industry, or specific customer conditions may require adjustment to the recorded allowance for doubtful accounts.

     Inventory Valuation. Live cattle and hogs are valued on the basis of the lower of first-in, first-out cost or market. Beef and pork inventories are valued at net realizable value less cost to complete. Management reviews inventory balances and purchase commitments to determine if inventories can be sold at amounts equal to or greater than their carrying amounts. If actual results differ from management expectations with respect to the selling of inventories at amounts equal to or greater than their carrying amounts, we would be required to adjust our inventory balances accordingly.

     Workers' Compensation. We incur certain expenses associated with workers' compensation. In order to measure the expense associated with these costs, management must make a variety of estimates including employee accidents incurred but not yet reported to us. The estimates used by management are based on our historical experience as well as current facts and circumstances. We use third-party specialists to assist management in appropriately measuring the expense associated with these costs. Different estimates used by management could result in our recognition of different amounts of expense over different periods of time.

HISTORICAL FINANCIAL RESULTS

  THIRTY-NINE WEEKS ENDED FEBRUARY 23, 2003 (PRO FORMA) COMPARED TO THIRTY-NINE WEEKS ENDED FEBRUARY 24, 2002 (PREDECESSOR BASIS)

     The information presented below for the pro forma thirty-nine weeks ended February 23, 2003 compared to the thirty-nine weeks ended February 24, 2002 is derived from comparing (i) the unaudited historical financial statements of the Predecessor ConAgra Red Meat Business for the thirty-nine weeks ended February 24, 2002 to (ii) the sum of the unaudited historical financial statements of the Predecessor ConAgra Red Meat Business after deducting the results of the Businesses Not Acquired for the 115-day period from May 27, 2002 through September 18, 2002 plus the results of the Acquired Business for the 158 day period from September 19, 2002 through February 23, 2003.

     Net Sales. Pro forma net sales for the Acquired Business for the thirty-nine weeks ended February 23, 2003 decreased $132.2 million, or 2.1%, as compared to the thirty-nine weeks ended February 24, 2002 for the Predecessor, due to lower selling prices partially offset by higher volumes.

     Cost of Goods Sold. Pro forma cost of goods sold was $6 billion for the thirty-nine weeks ended February 23, 2003 as compared to $6.1 billion for the thirty-nine weeks ended February 24, 2002 for the Predecessor. Cost of goods sold decreased $121.2 million, or 2.0%, due to reductions in the market prices of cattle and hogs, partially offset by increased volumes of livestock purchased for slaughter. Additionally, margins in the prior period were favorably impacted by hog supply contracts that limited our costs in a time of rising market prices, and conversely our current period results were unfavorably impacted by the same contracts in a time of declining market prices. In addition, current period results are impacted by higher insurance costs due to general market conditions as a result of world events and becoming a stand-alone company.

     Selling, General and Administrative. Pro forma selling, general and administrative expenses were $86.2 million for the thirty-nine weeks ended February 23, 2003 as compared to $81.2 million for the thirty-nine weeks ended February 24, 2002 for the Predecessor. These expenses increased $5.0 million primarily due to $4.6 million of charges related to being a stand-alone company. The $4.6 million included: Predecessor parent stock option expense of $0.9 million, $1.8 million of one time expenses related to the completion of the Transaction, and $1.9 million of additional administrative costs. The increases were partially offset by reductions in charges from our former parent for general and administrative expenses, reductions in trade promotions, and the adoption, effective May 27, 2002, of SFAS No. 142, which reduced intangible amortization expense recorded for the thirty-nine weeks ended February 23, 2003 by $2.1 million.

     Translation gains. Translation gains for the thirty-nine weeks ended February 23, 2003 were $6.0 million, due to translation gains and losses on USD denominated revolving intercompany borrowings between the Australian subsidiaries and the U.S. parent. As these borrowings were related to the Transaction, no translation gains or losses were reported in prior periods.

     Corporate Allocations. Corporate allocations for the thirty-nine weeks ended February 23, 2003 were $3.6 million as compared to $54.9 million for the thirty-nine weeks ended February 24, 2002. No corporate allocations were recorded subsequent to the Transaction date of September 19, 2002, although payments to our prior owner in accordance with the Transition Services Agreement during the 158 days ended February 23, 2003 totaled $2.7 million.

     Income Taxes. For the 158 days ended February 23, 2003, our effective tax rate for the Acquired Business was approximately 34.5% as compared to 36.0% for prior periods on a Predecessor basis. The decrease in our effective rate was primarily due to the extraterritorial income exclusion that allows certain foreign sales to be non-taxable. We recognize deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse. As we are no longer a division of our previous parent company, we are now included in the separate consolidated tax returns of Swift Foods Company.

  THIRTEEN WEEKS ENDED FEBRUARY 23, 2003 COMPARED TO THIRTEEN WEEKS ENDED FEBRUARY 24, 2002

     Net Sales. Net sales for the thirteen weeks ended February 23, 2003 increased $200.0 million, or 11.0%, as compared to the thirteen weeks ended February 24, 2002 for the Predecessor, due to increased sales prices, which were offset by lower sales volumes.

     Cost of Goods Sold. Cost of goods sold was $2.0 billion for the thirteen weeks ended February 23, 2003 as compared to $1.8 billion for the thirteen weeks ended February 24, 2002 for the Predecessor. Cost of goods sold increased $191.1 million, or 10.7%, due to increases in the market prices of cattle partially offset by lower prices for hogs. Additionally, margins in the prior period were favorably impacted by hog supply contracts that limited our costs in a time of rising market prices, and conversely our current period results were unfavorably impacted by the same contracts in a time of declining market prices. In addition, current period results are impacted by higher insurance costs due to general market conditions as a result of world events.

     Selling, General and Administrative. Selling, general and administrative expenses were $29.0 million for the thirteen weeks ended February 23, 2003 as compared to $26.9 million for the thirteen weeks ended February 24, 2002 for the Predecessor. These expenses increased by $2.1 million, or 7.8%, primarily due to increases in labor, professional services and facilities costs partially offset by reductions in trade promotions and the adoption, effective May 27, 2002, of SFAS No. 142, which reduced intangible amortization expense recorded for the thirteen weeks ended February 23, 2003 for the Acquired Business by $0.7 million.

     Translation gains. Translation gains for the thirteen weeks ended February 23, 2003 were $1.8 million, due to translation gains and losses on USD denominated revolving intercompany borrowings between the Australian subsidiaries and the U.S. parent. As these borrowings were related to the Transaction, no translation gains or losses were reported in prior periods.

     Corporate Allocations. Corporate allocations for the thirteen weeks ended February 24, 2002 were $17.1 million. No corporate allocations were recorded subsequent to the Transaction date of September 19, 2002, although payments to our prior owner in accordance with the Transition Services Agreement during the 158 days ended February 23, 2003 totaled $2.7 million.

     Income Taxes. The effective tax rate was 34.5% for the thirteen weeks ended February 23, 2003 as compared to 37.3% for the thirteen weeks ended February 24, 2002.

  TWELVE MONTHS ENDED MAY 26, 2002 COMPARED TO TWELVE MONTHS ENDED MAY 27, 2001.

     Net Sales. Net sales were $8,476.2 million for the twelve months ended May 26, 2002 as compared to $9,059.5 million for the twelve months ended May 27, 2001. Net sales decreased during the twelve month period ended May 26, 2002 due, in part, to a decline in domestic beef net sales by $710.8 million or 11.5% primarily due to the absence of any contribution to total net sales from the Garden City facility, as well as unfavorable market conditions during the second half of the fiscal year. The domestic beef business was negatively affected by the terrorism events of September 11, 2001 and Russia's ban on United States poultry products in March 2002 that caused an increase in protein on the United States market. Conversely, pork net sales increased in fiscal 2002 by $68.2 million or 4.1% due to additional head processed as a result of greater available hog supply, coupled with increased sales of higher margin, higher value products which contributed $34.2 million of the increase in pork net sales. In Australia, our net sales declined by $60.5 million or 4.9%, primarily due to the reported cases of bovine spongiform encephalopathy (commonly referred to as "mad cow disease" or BSE) in Japan compounded by the incident in which a Japanese beef processor admitted to repackaging 13.8 tons of Australian beef in October 2001 and fraudulently representing the beef as Japanese beef in an attempt to claim a government subsidy under a Japanese beef buy back program established in response to the reported cases of BSE in Japan and weak demand for beef products in response to these incidents.

     Cost of Goods Sold. Cost of goods sold was $8,174.5 million for the twelve months ended May 26, 2002 as compared to $8,749.6 million for the twelve months ended May 27, 2001. Cost of goods sold decreased primarily due to lower beef slaughter levels in the United States and Australia resulting in lower plant costs, offset, in part, by increased cost of goods sold related to greater volumes of pork head processed.

     Selling, General and Administrative. Selling, general and administrative expenses were $108.3 million for the twelve months ended May 26, 2002 as compared to $130.1 million for the twelve months ended May 27, 2001. The decrease resulted in part from the re-engineering of corporate functions such as accounting, human resources and food safety in an effort to eliminate duplicative administrative costs initiated at the Greeley headquarters in April of fiscal 2001. That initiative resulted in the elimination of approximately 125 positions, resulting in a $9.5 million reduction in direct costs. In addition, fiscal 2001 included $7.8 million of non-recurring legal expenses associated with contesting a trademark violation in Korea (responsibility for which will be retained by ConAgra Foods).

     Corporate Allocations. Corporate allocations for the twelve months ended May 26, 2002 were $75.5 million as compared to $75.6 million for the twelve months ended May 27, 2001.

     Income Taxes. The effective tax rate was 36.0% for the twelve months ended May 26, 2002 compared with 36.1% for the twelve months ended May 27, 2001.

 TWELVE MONTHS ENDED MAY 27, 2001 COMPARED TO TWELVE MONTHS ENDED MAY 28, 2000.

     Net Sales. Net sales were $9,059.5 million in fiscal 2001 as compared to $8,963.0 million in fiscal 2000. Net sales increased in fiscal 2001 due to an increase in net sales of Swift Beef caused by an increase in average beef prices that was offset by reduced contributions from the Garden City facility following a fire in December 2000. In addition, the market for tanning products, variety meats and offal products strengthened in fiscal 2001 compared with fiscal 2000, enabling the domestic beef company to capture higher value for its by-product sales. Net sales of Swift Pork increased $137.0 million due to improved cut-out values and a shift in our sales mix to expand higher margin products. Net sales in fiscal 2001 were offset by a decline in Australian beef net sales due to lower selling prices for Australian beef and an unfavorable exchange rate of Australian dollars as compared to United States dollars.

     Cost of Goods Sold. Cost of goods sold was $8,749.6 million in fiscal 2001 as compared to $8,607.1 million in fiscal year 2000, primarily due to increased costs for live cattle and hogs. The increased costs were offset, in part, by lower plant costs associated with a reduction in head processed for both domestic beef and pork operations as well as the benefits of a weakened Australian currency as compared to the United States dollar.

     Selling, General and Administrative. Selling, general and administrative expenses were $130.1 million in fiscal 2001 as compared to $131.1 million in fiscal 2000. Fiscal 2001 included $7.8 million of non-recurring legal expenses associated with contesting a trademark violation in Korea (responsibility for which has been retained by ConAgra Foods). Recurring expense levels declined reflecting our efforts to aggressively manage costs, despite an increase in advertising and promotion expense of $1.7 million in fiscal 2001 as we continued our promotional efforts to increase value-added sales.

     Restructuring and Impairment. In fiscal 2000, we completed a two year restructuring plan intended to improve our overall cost structure. In connection with the restructuring plan, we closed a total of three production plants, reduced total employment by approximately 890 persons and sold one non-core business. There were no restructuring and impairment charges in fiscal 2001 as compared to restructuring and impairment charges of $88.3 million in fiscal 2000. Fiscal 2000 restructuring and impairment charges included $71.4 million in write-downs of property, plant and equipment, $15.1 million in reductions of intangibles and other assets, and $1.8 million in severance and other exit costs.

     Corporate Allocations. Corporate allocations were $75.6 million in fiscal 2001 as compared to $79.1 million in fiscal 2000. Allocated corporate charges in the years ended May 28, 2000 included interest amounts allocated to guarantor, non-guarantor and Businesses Not Acquired of $30.7 million, $7.3 million and $12.3 million, respectively. Allocated corporate charges in the years ended May 27, 2001 included interest amounts allocated to guarantor, non-guarantor and Businesses Not Acquired of $24.3 million, $6.7 million and $14.9 million, respectively.

     Income Taxes. The effective tax rate was 36.1% in fiscal 2001 compared with 37.0% in fiscal 2000.

SUPPLEMENTAL HISTORICAL OPERATING RESULTS BY SEGMENT

     In connection with the Transaction, we executed a management reporting reorganization creating the single role of Chief Executive Officer, who serves as the Chief Operating Decision Maker ("CODM"). The CODM measures segment profit as operating income for each of our three reporting segments: Swift Beef, Swift Pork, and Swift Australia. Prior to the Transaction, the predecessor company (including each of its four divisions: US Beef, US Pork, Cattlefeeding and Australia) was a component of the Meat Processing Segment of ConAgra Foods, Inc. The segment disclosures of the predecessor company have been restated to provide comparable financial information for each of our three reporting segments that resulted from the Transaction and the management reporting reorganization.

     Swift Beef. The majority of Swift Beef's revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. In addition, Swift Beef also sells beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Cattle hides are sold for both domestic and international use, primarily to the clothing and automotive industries.

     Swift Pork. A significant portion of Swift Pork's revenues are generated from the sale of fresh pork products predominantly to retailers including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings are predominantly sold to further processors who, in turn, manufacture bacon, sausage and deli and luncheon meat. The remaining sales are derived from by-products.

     Swift Australia. The majority of Swift Australia's revenues are generated from the sale of fresh meat, which includes chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. Approximately 85% of the beef product sold by Swift Australia is derived from grass fed animals. The remainder of Swift Australia's beef products are derived from grain fed animals that are sold primarily to Japan. Other sales are derived from the foods division, which manufactures meat patties and distributes products for McDonald's in Australia and produces value-added meat products including pizza toppings for Pizza Hut. The remaining sales are derived from a wholesale business which sells and distributes beef products to brokers who in turn resell those products to end customers.

     Corporate, Other and Eliminations. This line item includes certain expenses not directly attributable to the reportable segments, as well as eliminations resulting from the consolidation process. This line also includes the Cattlefeeding division which we did not acquire in the Transaction.

                                                                           PREDECESSOR ENTITY
                                                              ---------------------------------------------
                                                                        CONAGRA RED MEAT BUSINESS
                                PREDECESSOR ENTITY            ---------------------------------------------
                       ------------------------------------
                            CONAGRA RED MEAT BUSINESS
                       ------------------------------------                    THIRTY-NINE
                                FISCAL YEAR ENDED             THIRTEEN WEEKS      WEEKS         115 DAYS
                       ------------------------------------       ENDED           ENDED           ENDED
                        MAY 28,      MAY 27,      MAY 26,      FEBRUARY 24,    FEBRUARY 24,   SEPTEMBER 18,
NET SALES                 2000         2001         2002           2002            2002           2002
---------              ----------   ----------   ----------   --------------   ------------   -------------
                              (DOLLARS IN THOUSANDS)                     (DOLLARS IN THOUSANDS)
Swift Beef...........  $6,310,483   $6,407,632   $5,712,758     $1,215,523      $4,241,274     $1,811,247
Swift Pork...........   1,506,570    1,643,553    1,711,709        390,344       1,287,006        478,812
Swift Australia......   1,131,436      981,236    1,023,552        200,124         769,211        350,525
Corporate, Other and
  Eliminations.......      14,493       27,058       28,189         17,561          31,631         51,866
                       ----------   ----------   ----------     ----------      ----------     ----------
    Total............  $8,962,982   $9,059,479   $8,476,208     $1,823,552      $6,329,122     $2,692,450
                       ==========   ==========   ==========     ==========      ==========     ==========


                             S&C HOLDCO 3 AND
                               SUBSIDIARIES
                       -----------------------------

                       THIRTEEN WEEKS     158 DAYS
                           ENDED           ENDED
                        FEBRUARY 23,    FEBRUARY 23,
NET SALES                   2003            2003
---------              --------------   ------------
                          (DOLLARS IN THOUSANDS)
Swift Beef...........    $1,376,107      $2,398,331
Swift Pork...........       390,856         681,890
Swift Australia......       261,582         484,202
Corporate, Other and
  Eliminations.......        (5,039)         (8,390)
                         ----------      ----------
    Total............    $2,023,506      $3,556,033
                         ==========      ==========

                                                                          PREDECESSOR ENTITY
                                                             ---------------------------------------------
                                                                       CONAGRA RED MEAT BUSINESS
                                   PREDECESSOR ENTITY        ---------------------------------------------
                               ---------------------------
                                CONAGRA RED MEAT BUSINESS
                               ---------------------------                    THIRTY-NINE
                                    FISCAL YEAR ENDED        THIRTEEN WEEKS      WEEKS         115 DAYS
                               ---------------------------       ENDED           ENDED           ENDED
                               MAY 28,   MAY 27,   MAY 26,    FEBRUARY 24,    FEBRUARY 24,   SEPTEMBER 18,
DEPRECIATION AND AMORTIZATION   2000      2001      2002          2002            2002           2002
-----------------------------  -------   -------   -------   --------------   ------------   -------------
                                 (DOLLARS IN THOUSANDS)                 (DOLLARS IN THOUSANDS)
Swift Beef..................   $41,456   $34,391   $38,801      $ 9,878         $28,720         $12,236
Swift Pork..................    14,461    14,866    15,360        3,869          11,569           4,633
Swift Australia.............    10,424     9,861    10,589        2,692           7,657           3,531
Corporate, Other and
  Eliminations..............     2,502     3,683     3,592          893           2,682           1,172
                               -------   -------   -------      -------         -------         -------
    Total...................   $68,843   $62,801   $68,342      $17,332         $50,628         $21,572
                               =======   =======   =======      =======         =======         =======


                                     S&C HOLDCO 3 AND
                                       SUBSIDIARIES
                               -----------------------------

                               THIRTEEN WEEKS     158 DAYS
                                   ENDED           ENDED
                                FEBRUARY 23,    FEBRUARY 23,
DEPRECIATION AND AMORTIZATION       2003            2003
-----------------------------  --------------   ------------
                                  (DOLLARS IN THOUSANDS)
Swift Beef..................      $12,855         $21,845
Swift Pork..................        4,939           7,941
Swift Australia.............        6,919           9,590
Corporate, Other and
  Eliminations..............          369              32
                                  -------         -------
    Total...................      $25,082         $39,408
                                  =======         =======

     Depreciation and Amortization amounts above include bond discount accretion and debt issuance amortization for Swift Beef of $1.4 million and $1.9 million, for Swift Pork of $0.9 million and $1.2 million, and for Swift Australia of $0.4 million and $0.6 million, for the thirteen weeks and 158 days ended February 24, 2003, respectively. These amounts are included in Interest Expense in our Statements of Earnings.

                                                                        PREDECESSOR ENTITY
                                                           ---------------------------------------------
                                                                     CONAGRA RED MEAT BUSINESS
                                PREDECESSOR ENTITY         ---------------------------------------------
                          ------------------------------
                            CONAGRA RED MEAT BUSINESS
                          ------------------------------                    THIRTY-NINE
                                FISCAL YEAR ENDED          THIRTEEN WEEKS      WEEKS         115 DAYS
                          ------------------------------       ENDED           ENDED           ENDED
OPERATING INCOME (LOSS)   MAY 28,    MAY 27,    MAY 26,     FEBRUARY 24,    FEBRUARY 24,   SEPTEMBER 18,
BEFORE OTHER ITEMS(1)       2000       2001       2002          2002            2002           2002
-----------------------   --------   --------   --------   --------------   ------------   -------------
                              (DOLLARS IN THOUSANDS)                  (DOLLARS IN THOUSANDS)
Swift Beef..............  $ 65,553   $ 48,235   $ 59,739      $  9,562        $ 60,457       $ 41,820
Swift Pork..............    70,803     43,869     83,541        15,723          61,931          9,061
Swift Australia.........    57,372     56,756     29,063         3,310          13,551         14,929
Corporate, Other and
  Eliminations..........    31,096     30,948     21,120       (14,607)          1,276        (19,679)
                          --------   --------   --------      --------        --------       --------
    Total...............   224,824    179,808    193,463        13,988         137,215         46,131
                          --------   --------   --------      --------        --------       --------
Restructuring/Impairment
  charges...............   (88,254)        --         --            --              --             --
Corporate allocations...   (79,098)   (75,561)   (75,510)      (17,137)        (54,892)       (18,113)
Translation gains.......        --         --         --            --              --             --
Interest expense........        --         --         --            --              --             --
                          --------   --------   --------      --------        --------       --------
    Total Income Before
      Income Taxes......  $ 57,472   $104,247   $117,953      $ (3,149)       $ 82,323       $ 28,018
                          ========   ========   ========      ========        ========       ========


                                S&C HOLDCO 3 AND
                                  SUBSIDIARIES
                          -----------------------------

                          THIRTEEN WEEKS     158 DAYS
                              ENDED           ENDED
OPERATING INCOME (LOSS)    FEBRUARY 23,    FEBRUARY 23,
BEFORE OTHER ITEMS(1)          2003            2003
-----------------------   --------------   ------------
                             (DOLLARS IN THOUSANDS)
Swift Beef..............     $(11,544)       $   (734)
Swift Pork..............       20,725          34,708
Swift Australia.........       11,711          23,049
Corporate, Other and
  Eliminations..........         (114)           (424)
                             --------        --------
    Total...............       20,778          56,599
                             --------        --------
Restructuring/Impairment
  charges...............           --              --
Corporate allocations...           --              --
Translation gains.......        1,820           6,026
Interest expense........      (17,281)        (30,872)
                             --------        --------
    Total Income Before
      Income Taxes......     $  5,317        $ 31,753
                             ========        ========

---------------

(1) Other items included restructuring/impairment charges and corporate allocations prior to the Transaction; and include translation gains and interest expense subsequent to the Transaction.

     The following table presents corporate allocation information by segment for the Predecessor Entity periods shown above. Corporate allocations include charges (incremental to those included in general and administrative costs) that were allocated by ConAgra Foods to our business and recorded as an expense for
(i) corporate services, including executive, finance, legal and tax and (ii) finance charges allocated to us. The restructuring/impairment charge of $88.3 million for the fiscal year ended May 28, 2000, related entirely to the Swift Beef segment.

                                                                            PREDECESSOR ENTITY
                                                                         CONAGRA RED MEAT BUSINESS
                                                ---------------------------------------------------------------------------
                                                                                               THIRTY-NINE
                                                     FISCAL YEAR ENDED        THIRTEEN WEEKS      WEEKS         115 DAYS
                                                ---------------------------       ENDED           ENDED           ENDED
                                                MAY 28,   MAY 27,   MAY 26,    FEBRUARY 24,    FEBRUARY 24,   SEPTEMBER 18,
CORPORATE ALLOCATIONS                            2000      2001      2002          2002            2002           2002
---------------------                           -------   -------   -------   --------------   ------------   -------------
                                                                          (DOLLARS IN THOUSANDS)
Swift Beef....................................  $35,415   $27,785   $35,950        7,883         $25,321           8,332
Swift Pork....................................    9,127     9,191    11,688        2,742           8,515           2,898
Swift Australia...............................   10,825    10,264    10,326        2,228           7,078           2,355
Corporate, Other and Eliminations.............   23,731    28,321    17,546        4,284          13,978           4,528
                                                -------   -------   -------      -------         -------         -------
    Total.....................................  $79,098   $75,561   $75,510      $17,137         $54,892         $18,113
                                                =======   =======   =======      =======         =======         =======

  THIRTY-NINE WEEKS ENDED FEBRUARY 23, 2003 (PRO FORMA) COMPARED TO THIRTY-NINE WEEKS ENDED FEBRUARY 24, 2002 (PREDECESSOR BASIS).

     The information presented below for the pro forma thirty-nine weeks ended February 23, 2003 compared to the thirty-nine weeks ended February 24, 2002 is derived from comparing (1) the unaudited historical financial statements of the Predecessor ConAgra Red Meat Business for the thirty-nine weeks ended February 24, 2002 to (2) the sum of the unaudited historical financial statements of the Predecessor ConAgra Red Meat Business after deducting the results of the Businesses Not Acquired for the 115-day period from May 27, 2002 through September 18, 2002 plus the results of the Acquired Business for the 158 day period from September 19, 2002 through February 23, 2003.

  Swift Beef

     Net Sales. Pro forma net sales of Swift Beef were $4.2 billion for the thirty-nine weeks ended February 23, 2003 compared to $4.2 billion for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The decrease of $31.7 million, or 1%, resulted from nominally lower cutout sales prices partially offset by a 1% increase in volume.

     Depreciation and Amortization. Pro forma depreciation and amortization of Swift Beef was $34.1 million for the thirty-nine weeks ended February 23, 2003 compared to $28.7 million for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The increase of $5.4 million, or 19%, resulted from the increase in asset depreciable basis due to the Transaction, and the recording of amortization of related debt issuance costs, partially offset by lower depreciation and amortization on existing assets, including lower amortization of intangible assets of $0.8 million due to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as of May 27, 2002.

     Operating Income. Pro forma operating income of Swift Beef was $41.1 million for the thirty-nine weeks ended February 23, 2003 compared to $60.5 million for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The decrease of $19.4 million, or 32%, resulted from increased labor and other in-plant overhead costs of $30.2 million (5%) and higher selling, general and administrative expenses of $7.3 million (15%) due largely to costs incurred to become a stand-alone entity following the Transaction, including insurance and staffing changes, partially offset by higher meat margins due to increased selling prices and lower raw material costs.

  Swift Pork

     Net Sales. Pro forma net sales of Swift Pork were $1.2 billion for the thirty-nine weeks ended February 23, 2003 compared to $1.3 billion for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The decrease of $126.3 million, or 10%, resulted from strengthening of selling prices per pound, and a 2% increase in sales volume.

     Depreciation and Amortization. Pro forma depreciation and amortization of Swift Pork was $12.6 million for the thirty-nine weeks ended February 23, 2003 compared to $11.6 million for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The increase of $1.0 million, or 9%, resulted primarily from the increase in asset depreciable basis due to the Transaction, partially offset by lower amortization of intangible assets due to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as of May 27, 2002.

     Operating Income. Pro forma operating income of Swift Pork was $43.8 million for the thirty-nine weeks ended February 23, 2003 compared to $61.9 million for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The decrease of $18.2 million, or 29%, resulted from a 3% reduction in meat margin per pound (due primarily to higher trade allowances) combined with a 6% increase in plants costs (including packaging, transportation costs for finished goods, labor costs and overhead costs such as insurance and other costs associated with becoming a stand-alone company), and increased selling, general and administrative costs incurred to become a stand-alone entity following the Transaction.

  Swift Australia

     Net Sales. Pro forma net sales of Swift Australia were $834.7 million for the thirty-nine weeks ended February 23, 2003 compared to $769.2 million for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The increase of $65.5 million, or 9%, resulted from an 18% increase in head processed resulting from better overall economic and weather conditions in Australia and the United States which supply livestock to our facilities, coupled with an increase in the average sales price per pound, especially in the markets hardest hit by the BSE issue in Japan in the prior reporting period. In addition, the Australian dollar to U.S. dollar exchange rate increased an average of 10% between the periods.

     Depreciation and Amortization. Pro forma depreciation and amortization of Swift Australia was $13.1 million for the thirty-nine weeks ended February 23, 2003 compared to $7.7 million for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The increase of $5.5 million or 71% resulted primarily from higher depreciable basis in the current year due to the Transaction, as well as the recording of amortization related to debt issuance cost compounded by the effects of foreign exchange rates on the prior period amounts.

     Operating Income. Pro forma operating income of Swift Australia was $38.0 million for the thirty-nine weeks ended February 23, 2003 compared to $13.6 for the thirty-nine weeks ended February 24, 2002 for the Predecessor. The increase of $24.4 million, or 180%, resulted from higher selling prices on higher sales volumes largely attributable to the rebound of markets which were negatively impacted by the Japan BSE outbreak in the prior reporting period. Meat margin improved 33% while plant costs increased 22% (largely due to increase in variable expenses attributable to running more hours in the current reporting period to process higher sales volumes and higher costs such as insurance and other costs associated with becoming a stand-alone company) partially offset by increased selling, general and administrative expenses associated with becoming a stand-alone company (such as insurance and incentives paid at closing of the Transaction).

  THIRTEEN WEEKS ENDED FEBRUARY 23, 2003 COMPARED TO THIRTEEN WEEKS ENDED FEBRUARY 24, 2002 (PREDECESSOR BASIS).

  Swift Beef

     Net Sales. Net sales of Swift Beef were $1.4 billion for the thirteen weeks ended February 23, 2003 compared to $1.2 billion for the thirteen weeks ended February 24, 2002 for the Predecessor. The increase of $160.6 million, or 13%, resulted from a 6% increase in selling prices partially offset by lower sales volumes.

     Depreciation and Amortization. Depreciation and amortization of Swift Beef was $12.9 million for the thirteen weeks ended February 23, 2003 compared to $9.9 million for the thirteen weeks ended February 24, 2002 for the Predecessor. The increase of $3.0 million, or 30%, resulted from the increase in asset depreciable basis due to the Transaction, and the recording of amortization of related debt issuance costs, partially offset by lower depreciation and amortization on existing assets, including lower amortization of intangible assets of $0.3 million due to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as of May 27, 2002.

     Operating Income (Loss). Operating income (loss) of Swift Beef was ($11.5) million for the thirteen weeks ended February 23, 2003 compared to $9.6 million for the thirteen weeks ended February 24, 2002 for the Predecessor. The decrease of $21.1 million, or 221%, resulted from a 2% decrease in meat margin due to significantly higher livestock costs coupled with a 4% decrease in head processed, as well as a 14% increase in labor costs and higher overhead costs including insurance costs associated with becoming a stand-alone company.

  Swift Pork

     Net Sales. Net sales of Swift Pork were $390.9 million for the thirteen weeks ended February 23, 2003 compared to $390.3 million for the thirteen weeks ended February 24, 2002 for the Predecessor. The increase of $0.5 million, or 0.1%, resulted from decreased trade allowances on marginally lower head processed and selling prices per pound.

     Depreciation and Amortization. Depreciation and amortization of Swift Pork was $4.9 million for the thirteen weeks ended February 23, 2003 compared to $3.9 million for the thirteen weeks ended February 24, 2002 for the Predecessor. Depreciation and amortization increased $1.0 million or 28% due to an increase in asset depreciable basis due to the Transaction, partially offset by lower amortization of intangible assets due to the adoption of SFAS 142, Goodwill and Other Intangible Assets, as of May 27, 2002.

     Operating Income. Operating income of Swift Pork was $20.7 million for the thirteen weeks ended February 23, 2003 compared to $15.7 million for the thirteen weeks ended February 24, 2002 for the Predecessor. The increase of $5.0 million, or 32%, resulted from an increase in meat margin due primarily to lower raw material costs, partially offset by increased packaging costs, consumer advertising and promotion costs, and higher insurance costs associated with becoming a stand-alone company.

  Swift Australia

     Net Sales. Net sales of Swift Australia were $261.6 million for the thirteen weeks ended February 23, 2003 compared to $200.1 million for the thirteen weeks ended February 24, 2002 for the Predecessor. The increase of $61.5 million, or 31%, resulted from an 18% increase in head processed resulting from better overall economic and weather conditions in Australia and the United States which supply livestock to our facilities, coupled with an increase in the average sales price per pound, especially in the markets hardest hit by the BSE issue in Japan in the prior reporting period. In addition, the current quarter benefited from higher currency exchange rates (up an average of 14% over the average for the corresponding quarter in the prior year.)

     Depreciation and Amortization. Depreciation and amortization of Swift Australia was $6.9 million for the thirteen weeks ended February 23, 2003 compared to $2.7 million for the thirteen weeks ended February 24, 2002 for the Predecessor. The increase of $4.2 million, or 157%, resulted from higher depreciable basis in the current year, amortization of debt issuance costs associated with the Transaction in the current period, and the effects of higher foreign exchange rates on the current quarter amounts.

     Operating Income. Operating income of Swift Australia was $11.7 million for the thirteen weeks ended February 23, 2003 compared to $3.3 million for the thirteen weeks ended February 24, 2002 for the Predecessor. The increase of $8.4 million, or 254%, resulted from higher selling prices on 39% higher sales volumes largely attributable to the rebound of markets which were negatively impacted by the Japan BSE outbreak in the prior reporting period. Meat margin improved 65% while plant costs increased 46% (largely due to increase in variable expenses attributable to running more hours in the current reporting period to process higher sales volumes and higher costs such as insurance and other costs associated with becoming a stand-alone company) partially offset by increased selling, general and administrative expenses associated with becoming a stand-alone company (such as insurance, incentives paid at closing of the transaction, etc.) In addition, foreign exchange rates increased an average 14% from the corresponding quarter in the prior year.

  TWELVE MONTHS ENDED MAY 26, 2002 COMPARED TO TWELVE MONTHS ENDED MAY 27, 2001.

  Swift Beef

     Net Sales. Net sales of Swift Beef were $5,712.8 million in fiscal 2002 as compared to $6,407.6 million in fiscal 2001. The decline of $694.9 million, or 11%, was primarily attributable to the loss of production capability at our Garden City, Kansas facility. Our Garden City facility was damaged by fire in December 2000 and left inoperable. In addition, net sales were negatively impacted by the terrorism events of September 11th, Russia's ban on United States poultry products in March 2002, and BSE concerns in Japan. Sales of by-products decreased by $120.0 million or 15% in fiscal 2002 as a result of the BSE incidents in Japan, overall softening of demand for leather-related products following the events of September 11th and general weakness in the global economy.

     Operating Income. Operating income of Swift Beef was $59.7 million in fiscal 2002 as compared to $48.2 million in fiscal 2001. The increase in operating income was due to an increased proportion of our net sales being generated from higher margin foodservice and international distribution channels and a decrease in our plant costs associated with a reduction in head processed. In addition, the increase in operating income was also due to reduced selling, general and administrative expenses resulting from the elimination of positions at our Greeley, Colorado headquarters in April 2001. These positive factors were partially offset by the factors that negatively impacted sales as discussed above.

  Swift Pork

     Net Sales. Net sales of Swift Pork were $1,711.7 million in fiscal 2002 as compared to $1,643.6 million in fiscal 2001. The increase of $68.1 million, or 4%, was caused primarily by an increase in head processed, as well as the favorable impact of Swift Pork's higher priced, further processed marinated product sales. Total head processed increased by 6% due to an increase in demand that was partially driven by Japanese consumers migrating to pork during the BSE concerns in Japan. This increase was partially offset by a decline in cut-out values.

     Operating Income. Operating income of Swift Pork was $83.5 million in fiscal 2002 as compared to $43.9 million in fiscal 2001. The increase in operating income was due to the impact of an increase in head processed, coupled with a benefit of more slowly declining meat selling prices compared with hog costs, as well as strong yield improvements. A change in product mix accounted for the remaining improvement.

  Swift Australia

     Net Sales. Net sales of Swift Australia were $1,023.5 million in fiscal 2002 as compared to $981.2 million in fiscal 2001. The increase of $42.3 million, or 4%, was caused primarily by increased prices for beef products, offset by a modest reduction in head processed. Total head processed in fiscal 2002 declined by 2% from fiscal year 2001 as a result of a reduction in our Beef City plant's slaughter volume due to the reported BSE cases and BSE fraud in Japan, which resulted in lower sales of grain fed beef to the Japanese market.

     Operating Income. Operating income of Swift Australia was $29.1 million in fiscal 2002 as compared to $56.8 million in fiscal 2001. The decline in operating income was due to the reduction in higher margin grain fed product shipments to Japan, as a result of the reported BSE cases and fraud issues. Plant costs, however, declined by $11.4 million in fiscal 2002 due, in part, to a reduction in head processed and overall efficiency improvements. Selling, general and administrative expenses also declined by $3.3 million primarily as a result of a decrease in bad debt expense.

  TWELVE MONTHS ENDED MAY 27, 2001 COMPARED TO TWELVE MONTHS ENDED MAY 28, 2000.

  Swift Beef

     Net Sales. Net sales of Swift Beef were $6,407.6 million in fiscal 2001 as compared to $6,310.5 million in fiscal 2000. The increase of $97.2 million, or 2%, was primarily due to an increase in average beef prices of 7%, but offset in large part by a reduction in head processed. The increase in average beef prices was augmented by a favorable shift in our sales mix to higher priced products. Total head processed declined by 6% primarily due to the impact of a reduction in head processed at our Garden City plant. The Garden City plant ceased operations in December 2000, resulting in only seven months of that plant's production in fiscal 2001.

     Operating Income. Operating income of Swift Beef was $48.2 million in fiscal 2001 as compared to $65.6 million in fiscal 2000. The decline in operating income was due to the start-up of ground beef production in Grand Island, Nebraska, and a decline in processing yields at our Greeley facility. Increased selling, general and administrative expenses further contributed to a decline in operating income due to legal expenses of $7.8 million pertaining to contesting a trademark violation in Korea (responsibility for which will be retained by ConAgra Foods). These impacts were primarily offset by increases in margin due to an increased proportion of our sales from higher margin foodservice and international distribution channels. In addition, operating income also benefited from an improvement in by-product sales. Our variable plant costs also declined as a result of a reduction in head processed.

  Swift Pork

     Net Sales. Net sales of Swift Pork were $1,643.6 million in fiscal 2001 as compared to $1,506.6 million in fiscal 2000. The increase of $137.0 million, or 9%, was due to an increase in overall selling prices of 8.2%, coupled with our improved sales mix and the associated higher product pricing resulting from the expansion of value-added marinated product sales. Sales increases were offset, in part, by a reduction in head processed. Total head processed declined by 3.3% from fiscal 2000, as a result of the continued reduction in available hog supply.

     Operating Income. Operating income of Swift Pork was $43.9 million in fiscal 2001 as compared to $70.8 million in fiscal 2000. The decline in operating income was primarily due to a reduction in head processed coupled with higher hog costs associated with lower overall hog supply. This decline was offset, in part, by growth of higher margin, value-added product sales.

  Swift Australia

     Net Sales. Net sales in Swift Australia were $981.2 million in fiscal 2001 as compared to $1,131.4 million in fiscal 2000. The decrease of $150.2 million, or 13%, was primarily due to an Australian currency exchange rate decline (as compared to the U.S. dollar) of 14% which was offset, in part, by an increase in head processed. Total head processed increased by 10.3% from the prior fiscal year due to expanded production at our Dinmore plant.

     Operating Income. Operating income of Swift Australia was $56.8 million in fiscal 2001 as compared to $57.4 million in fiscal 2000. The decline in operating income was due, in part, to the impact of lower exchange rates for fiscal 2001. Plant costs declined by $3.3 million partly due to the implementation of certain operating improvements. Selling, administrative and general expenses decreased by $4.4 million due to a decrease in bad debt expense of approximately $0.9 million as well as the relocation of the meat brokerage operation from Sydney to Brisbane.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the ConAgra Red Meat Business' sources of cash were primarily cash flow from operations and advances received from ConAgra Foods. Subsequent to the closing of the Transaction, our ongoing operations require the availability of funds to service debt, fund working capital, invest in our business and pay our liabilities. We currently finance and expect to continue to finance these activities through cash flow from operations and from amounts available under our bank facilities. We are no longer able to rely on ConAgra Foods for additional cash funding.

  SOURCES OF LIQUIDITY AND CAPITAL

     Our primary financing objective is to maintain a conservative balance sheet that provides the flexibility to pursue our growth objectives. We primarily use short-term debt to finance our working capital needs and a combination of equity and long-term debt to finance noncurrent assets. To finance our working capital, we utilize cash flows generated from operations and also borrow for short-term needs under our existing revolving credit facility. We are in compliance with the financial covenants in our senior credit facilities. Management believes we will maintain our current debt credit rating for the foreseeable future, thus providing us access to reasonable costs of interest on its variable rate instruments.

     We have in place a short-term revolving credit facility of $350.0 million (expiring in September 2007) with major domestic and international banks. The interest rates for the revolving credit facility vary based on currency denominations and borrowing rates of our lenders. See "Senior Credit Facilities" below.

     As of February 23, 2003, we had $622.0 million of total debt outstanding as compared to net intercompany advances and borrowings of $1.3 billion as of May 26, 2002.

     Our current debt structure is collateralized by substantially all of our current assets, including inventory, accounts receivable as well as all of our property, plants and equipment. As a result, our future liquidity is dependent on maintaining adequate cash flows from operations as well as maintaining the credit quality of our underlying accounts receivable balances. Although not anticipated by our management, deterioration of our credit quality of accounts receivable could impact our ability to borrow under our revolving credit facility.

     We believe that available borrowings under our senior credit facilities, available cash and internally generated funds will be sufficient to support our working capital, capital expenditures and debt service requirements for the foreseeable future. Our ability to generate sufficient cash, however, is subject to certain general economic, financial, industry, legislative, regulatory and other factors beyond our control.

  BANK COVENANT COMPLIANCE

     Our senior credit facilities financial covenants are based on Adjusted EBITDA as defined in the senior credit facilities. These financial covenants require us to comply with certain ratios calculated using Adjusted EBITDA and determine our ability to meet future debt service, incur additional indebtedness or capital expenditures and assess our working capital requirements. In particular, these financial covenants currently require us not to:

     - exceed a maximum leverage ratio of 4.2x Adjusted EBITDA;

     - fall below a minimum interest coverage ratio of 2.5x Adjusted EBITDA; and

     - fall below a minimum fixed charge ratio of 1.05.

     Our leverage ratio, interest coverage ratio and fixed charge coverage ratio are to be calculated each fiscal quarter beginning at the end of the thirteen weeks ended November 24, 2002 based on the latest twelve month financial data.

     The calculated ratios for the latest twelve months ("LTM") ended November 24, 2002 and February 23, 2003 were as follows:

                                                              LATEST TWELVE   LATEST TWELVE
                                                              MONTHS ENDED    MONTHS ENDED
                                                              NOVEMBER 24,    FEBRUARY 23,
                                                                  2002            2003
                                                              -------------   -------------
LEVERAGE RATIO
Consolidated Debt/..........................................       $652,351        $621,996
Adjusted EBITDA(a)..........................................    /  $227,650     /  $223,527
                                                              -------------   -------------
                                                                     =2.87x          =2.78x
INTEREST COVERAGE RATIO:
Adjusted EBITDA(a)/.........................................       $227,650        $223,527
Consolidated Interest Expense...............................    /  $ 63,994     /  $ 61,336
                                                              -------------   -------------
                                                                     =3.56x          =3.64x
FIXED CHARGE RATIO:
Fixed Charge Numerator(b)/..................................       $176,301        $160,712
Fixed Charge Denominator(c).................................    /  $ 65,994     /  $ 61,836
                                                              -------------   -------------
                                                                     =2.67x          =2.60x

---------------

(a) The term "Adjusted EBITDA" is a defined term in our senior credit facilities, filed as Exhibit 10.1 to the registration statement of which this prospectus is a part. Adjusted EBITDA is calculated by adding to EBITDA certain items of income and expense as described below.

     Amounts required to be added back to EBITDA to arrive at Adjusted EBITDA, as defined, for the LTM periods presented above include: retiree pension plan not assumed, elimination of historical corporate allocations, the impact of mark-to-market accounting from certain derivative contracts, the impact of non-cash predecessor entity stock option expense recognized, and the deduction for certain standalone incremental costs.

(b) The numerator for the fixed charge ratio is calculated as defined in our senior credit facilities as: Adjusted EBITDA, less capital expenditures for the preceding four quarters, less total federal income tax liability payable.

(c) The denominator for the fixed charge ratio is calculated as defined in our senior credit facilities using estimated amounts of annualized consolidated interest expense, plus an annualized principal amount of consolidated financial covenant debt due, plus annualized cash dividends, plus other annualized restricted payments. The terms "annualized consolidated interest expense" and "consolidated financial covenant debt" are defined in our senior credit facilities, filed as Exhibit 10.1 to the registration statement of which this prospectus is a part.

  CASH FLOWS

     During the 158 days from September 19, 2002 through February 23, 2003, we generated $48.8 million of cash, which is the net impact of $122.3 million provided by operations, $819.6 million used in investing activities, $745.3 million provided by financing activities, and $0.8 million attributable to changes in foreign exchange rates. Cash provided by operating activities totaled $2.3 million for the 115 days from May 27, 2002 through September 18, 2002 (Predecessor basis) as compared to $112.2 million provided in the thirty-nine weeks ended February 24, 2002 (Predecessor basis). The decreased amount of cash generated from operating activities was primarily a result of our higher use of trade working capital (accounts receivable plus inventory, less accounts payable, accrued expenses and advances on sales) during the fiscal 2003 periods as compared to our use of trade working capital during the same period in the prior year.

     Cash used in investing activities totaled $7.5 million for the 115 days from May 27, 2002 through September 18, 2002 (Predecessor basis) and $819.6 million for the 158 days from September 19, 2002 through February 23, 2003 for the Acquired Business, as compared to $21.7 million used in the thirty-nine weeks ended February 24, 2002 (Predecessor basis). The increase from prior year is primarily a result of the purchase of the Acquired Business ($793.5 million), coupled with additions to property, plant and equipment.

     Cash provided by financing activities totaled $9.2 million for the 115 days from May 27, 2002 through September 18, 2002 (Predecessor basis) and cash provided was $745.3 million for the 158 days from September 19, 2002 through February 23, 2003 for the Acquired Business, as compared to $89.3 million used in the thirty-nine weeks ended February 24, 2002 (Predecessor basis). The increase in cash provided by financing activities is a result of funding requirements for higher trade working capital coupled with financing related to the Transaction.

  SENIOR CREDIT FACILITIES

     In connection with the Transaction, we entered into an agreement providing for senior secured credit facilities that allow borrowings from time to time up to $550.0 million, and consist of a term loan of up to $200.0 million and a revolving credit facility of up to $350.0 million. Availability under the senior credit facilities is affected by borrowing base limitations and, with respect to the revolving credit facility, the issuance of letters of credit. As of February 23, 2003, we had total outstanding debt of $622.0 million (exclusive of the debt discount applicable to the old notes), including capital lease obligations of $18.6 million, $199.5 million of secured debt and $150.0 million of debt that is subordinated to the new notes offered hereby. In addition, we had $35.8 million of outstanding letters of credit and $206.8 million of senior debt was available for borrowing under our revolving credit facility. For additional information relating to the senior credit facilities, see "Description of Other
Indebtedness -- Senior Credit Facilities."

  SENIOR SUBORDINATED NOTES

     At the closing of the Transaction, ConAgra Foods purchased $150 million aggregate principal amount of our senior subordinated notes. The senior subordinated notes will mature 90 days after the maturity of the new notes offered hereby. The senior subordinated notes are priced such that the yield to maturity to us on the senior subordinated notes will be 100 basis points more than the yield to maturity to us on the new notes offered hereby. On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction. For additional information relating to the senior subordinated notes, see "Description of Other Indebtedness -- Senior Subordinated Notes."

  SPECIAL INTEREST

     Special Interest will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured. Special Interest will accrue at a rate of .25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by .25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum. Our failure to have the registration statement of which this prospectus is a part declared effective by March 18, 2003 resulted in the occurrence of a registration default which obligates us to pay Special Interest from that date to the date of effectiveness of the registration statement. Special Interest related to the old notes accrued at approximately two thousand dollars per day from March 18, 2003 to June 15, 2003. Special Interest related to the old notes is accruing at approximately four thousand dollars per day since June 16, 2003.

  OBLIGATIONS AND COMMITMENTS

     As part of our ongoing operations, we enter into arrangements that obligate us to make future payments under contracts, such as lease or debt agreements. The following is a summary of these obligations as of February 23, 2003:

                                                           PAYMENTS DUE BY PERIOD
                                        ------------------------------------------------------------
                                                                                              AFTER
CONTRACTUAL OBLIGATIONS                 TOTAL    YEAR 1   YEAR 2   YEAR 3   YEAR 4   YEAR 5   YEAR 5
-----------------------                 ------   ------   ------   ------   ------   ------   ------
                                                           (DOLLARS IN MILLIONS)
Term loan facility....................  $199.5   $ 2.0     $2.0     $2.0     $2.0    $49.0    $142.5
Senior subordinated notes.............   150.0      --       --       --       --       --     150.0
Senior notes..........................   268.0      --       --       --       --       --     268.0
Operating leases......................    22.6     4.4      4.1      3.6      3.5      2.8       4.2
Capital lease obligations.............    18.6      .7       .7       .8      1.0      1.2      14.2
Unconditional purchase obligations....      --      --       --       --       --       --        --
Other long-term obligations...........     2.3     1.3      1.0       --       --       --        --
                                        ------   -----     ----     ----     ----    -----    ------
Total cash obligations................  $661.0   $ 8.4     $7.8     $6.4     $6.5    $53.0    $578.9
                                        ======   =====     ====     ====     ====    =====    ======

     We have excluded from the above table amounts associated with operating leases having remaining noncancelable lease terms of one year or less.

     As part of our ongoing operations, we also enter into arrangements that obligate us to make future payments under contingent commitments, such as debt guarantees. A summary of our commitments, including commitments associated with equity method investments, as of February 23, 2003 is as follows:

                                                  AMOUNT OF COMMITMENT EXPIRATION BY PERIOD
                                         -----------------------------------------------------------
                                                                                              AFTER
OTHER COMMERCIAL COMMITMENTS             TOTAL   YEAR 1   YEAR 2   YEAR 3   YEAR 4   YEAR 5   YEAR 5
----------------------------             -----   ------   ------   ------   ------   ------   ------
                                                            (DOLLARS IN MILLIONS)
Guarantees.............................  $ 0.3    $0.2     $0.1     $ --     $ --     $ --     $ --
Other commercial commitments(1)........   12.4     2.4      2.0      2.0      2.0      2.0      2.0
                                         -----    ----     ----     ----     ----     ----     ----
Total commercial commitments...........  $12.7    $2.6     $2.1     $2.0     $2.0     $2.0     $2.0
                                         =====    ====     ====     ====     ====     ====     ====

---------------

(1) Included in "Other commercial commitments" are estimated payments due under the Monitoring and Oversight Agreement. See "Certain Relationships and Related Party Transactions." We have reflected these estimated payments in years one through year five of the above table, and a single such payment in the "After Year Five" column as the agreement has no stated end date, and thus the total amounts due after five years are not available.

     In addition, we have hog purchase contracts which require the purchase of a minimum of approximately 29 million hogs through 2014. Such contracts vary in nature and stipulate minimum and maximum price commitments, based in part on market prices and in certain circumstances also include price adjustments based on corn prices.

TRADING ACTIVITIES

     We account for certain contracts such as "physical" commodity purchase/sale contracts and derivative contracts at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. We consider contracts that do not qualify for hedge accounting under SFAS No. 133 as "trading" activities. The table below summarizes the changes in trading assets and liabilities for the fiscal year 2002 and the thirty-nine weeks ended February 23, 2003:

                                                               (IN THOUSANDS)
Net asset (liability) outstanding as of May 27, 2001, at
  fair value................................................      $ (4,575)
Contracts settled during the period(1)......................         3,140
Changes in fair value of contracts outstanding as of May 26,
  2002(2)...................................................        17,223
Changes attributable to changes in valuation techniques and
  assumptions...............................................            --
                                                                  --------
  Net asset (liability) outstanding as of May 26, 2002, at
     fair value.............................................        15,788
Contracts settled during the period(1)......................       (10,625)
Changes in fair value of contracts outstanding as of August
  25, 2002(2)...............................................        (6,952)
Changes attributable to changes in valuation techniques and
  assumptions...............................................            --
                                                                  --------
  Net asset (liability) outstanding as of August 25, 2002,
     at fair value..........................................      $ (1,789)
                                                                  ========
Contracts settled during the period(1)......................         2,005
Changes in the fair value of contracts outstanding as of
  September 18, 2002........................................            --
Changes attributable to changes in valuation techniques and
  assumptions...............................................            --
                                                                  --------
  Net asset (liability) outstanding as of September 18, 2002
     at fair value..........................................      $    216
                                                                  ========
  Net asset (liability) outstanding as of September 19, 2002
     at fair value..........................................      $    216
Contracts settled during the period(1)......................         1,532
Changes in the fair value of contracts outstanding as of
  November 24, 2002.........................................            --
Changes attributable to changes in valuation techniques and
  assumptions...............................................            --
                                                                  --------
  Net asset (liability) outstanding as of November 24, 2002
     at fair value..........................................      $  1,748
Contracts settled during the period(1)......................         3,833
Changes in fair value of contracts outstanding as of
  February 23, 2003.........................................        (5,285)
Changes attributable to changes in valuation techniques and
  assumptions...............................................            --
                                                                  --------
     Net asset (liability) outstanding as of February 23,
      2003 at fair value....................................      $    296
                                                                  ========

---------------

(1) Includes contracts settled during the period.

(2) Includes option premiums paid and received.

     The following tables represent the fair value and scheduled maturity dates of such contracts outstanding as of May 26, 2002 and February 23, 2003:

                                                           FAIR VALUE OF CONTRACTS AS OF
                                                                    MAY 26, 2002
                                                               NET ASSET/(LIABILITY)
                                                         ----------------------------------
                                                         MATURITY
                                                         LESS THAN   MATURITY    TOTAL FAIR
SOURCE OF FAIR VALUE                                      1 YEAR     1-3 YEARS     VALUE
--------------------                                     ---------   ---------   ----------
                                                                   (IN THOUSANDS)
Prices actively quoted (i.e. exchange traded
  contracts)..........................................    $15,788     $    --     $15,788
Prices provided by other external sources (i.e.
  non-exchange traded contracts)......................         --          --          --
Prices based on models and other valuation methods
  (i.e. non-exchange traded contracts)................         --          --          --
                                                          -------     -------     -------
Total fair value......................................    $15,788     $    --     $15,788
                                                          =======     =======     =======

                                                           FAIR VALUE OF CONTRACTS AS OF
                                                                 FEBRUARY 23, 2003
                                                               NET ASSET/(LIABILITY)
                                                         ----------------------------------
                                                         MATURITY
                                                         LESS THAN   MATURITY    TOTAL FAIR
SOURCE OF FAIR VALUE                                      1 YEAR     1-3 YEARS     VALUE
--------------------                                     ---------   ---------   ----------
                                                                   (IN THOUSANDS)
Prices actively quoted (i.e. exchange traded
  contracts)..........................................    $  300      $    (4)     $  296
Prices provided by other external sources (i.e.
  non-exchange traded contracts)......................        --           --          --
Prices based on models and other valuation methods
  (i.e. non-exchange traded contracts)................        --           --          --
                                                          ------      -------      ------
Total fair value......................................    $  300      $    (4)     $  296
                                                          ======      =======      ======

     The above tables exclude commodity-based contracts entered into in the normal course of business, including "physical" contracts to buy or sell commodities at agreed-upon fixed prices, as well as derivative contracts such as futures and options used primarily to hedge an existing asset or liability such as inventory or an anticipated transaction such as purchase of inventory. We do not consider use of such contracts to be "trading" activities as these contracts are considered either normal purchase and sale contracts or hedging contracts.

SEASONALITY AND FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     Our quarterly operating results are influenced by seasonal factors in both the beef and pork industries. These factors impact the price that we pay for livestock as well as the ultimate price at which we sell our products.

     In beef, the seasonal demand for beef products is highest in the summer and fall months as weather patterns permit more outdoor activities and there is an increased demand for higher value items that are grilled, such as steaks. Both live cattle prices and boxed beef prices tend to be at seasonal highs during the summer and fall. Because of higher consumption, more favorable growing conditions and the housing of animals in feedlots for the winter months, there are generally more cattle available in the summer and fall.

     The pork business has similar seasonal cycles, but in different months. It takes an average 11 months from conception for a hog to reach market weight. Generally, sows are less productive in summer months resulting in fewer hogs available in the spring and early summer, which causes prices of hogs and boxed pork to rise, but production to fall. The highest demand for pork occurs from October to March, as hog availability and holiday occasions increase the demand for hams, tenderloins and other higher value pork products.

MARKET RISK DISCLOSURES

     The principal market risks affecting our business are exposure to changes in prices for commodities, such as livestock, or energy. In addition, we operate in international markets including Australia and Asia and are therefore subject to currency risks.

     Commodities. We use various raw materials, many of which are commodities. Raw materials are generally available from several different sources, and we presently believe that we can obtain them as needed.

     Commodities are subject to price fluctuations that may create price risk. Generally, it is our intent to hedge commodities in order to mitigate this price risk. While this may tend to limit our ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity prices. We have established policies that limit the amount of unhedged inventory positions permissible. We reflect commodity contract gains and losses as adjustments to the basis of underlying commodities purchased; gains or losses are recognized in the statement of income as a component of costs of goods sold upon sale of the hedged commodity. Forward sales hedging transactions are recorded in net sales in the period in which the hedged transaction affects earnings.

     We purchase cattle and hogs for use in our processing businesses. The commodity price risk associated with these activities can be hedged by selling (or buying) the underlying commodity, or by using an appropriate commodity derivative instrument. The particular hedging instrument we use depends on a number of factors, including availability of appropriate derivative instruments. We utilize exchange-traded futures and options as well as non-exchange-traded derivatives, in which case we monitor the amount of associated counterparty credit risk.

     We enter into live cattle forward purchase contracts in order to establish margins on sales we have agreed to make, but have not yet delivered upon. These contracts do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Accordingly, changes in the market values of these contracts are recognized immediately as unrealized income or expense in the statement of income each period as fluctuations in the fair value of the contracts change with the change in the underlying value of the commodity. As we deliver on our sales and the related live cattle forward contracts are closed, the unrealized income or expense is reversed and the actual transaction is realized. Therefore, on any given day, our reported operating results can be impacted from the non-cash gain or loss due to the accounting for these contracts.

     As of February 23, 2003, we had firm contracts to purchase approximately 34% of our anticipated need for cattle and hogs, and we had derivative positions for approximately 2% of our anticipated need for cattle and hogs.

     The following table presents one measure of our market risk exposure to changes in commodities prices using sensitivity analysis. Market risk exposure is defined as the change in the fair value of the derivative commodity instruments assuming a hypothetical change of 10% in fair value. Actual changes in fair value may differ from hypothetical changes. In reality, as markets move, we actively manage our risk and adjust hedging strategies as appropriate. Fair value was determined using quoted fair value and was based on our net derivative fair value by commodity at each quarter-end during the fiscal year. Derivative positions held as of February 23, 2003 expire no later than February 2004 and derivative positions held as of February 24, 2002 expired no later than February 2003. The market risk exposure analysis excludes the underlying physical commodity positions that are being hedged.

                               EFFECT OF 10% CHANGE IN PRICES                    EFFECT OF 10% CHANGE IN PRICES
                       -----------------------------------------------   -----------------------------------------------
                        MARKET VALUE AT    MARKET VALUE   MARKET VALUE    MARKET VALUE AT    MARKET VALUE   MARKET VALUE
                       FEBRUARY 24, 2002       +10%           -10%       FEBRUARY 23, 2003       +10%           -10%
                       -----------------   ------------   ------------   -----------------   ------------   ------------
                                                            (DOLLARS IN THOUSANDS)
Cattle and hogs......       $1,468           $14,557        $(6,932)           $743             $7,191        $(5,706)

     We incur energy costs in our facilities and incur higher operating expenses as a result of increases in energy costs. We take positions in commodities used in our operations to partially offset adverse price movements in energy costs, such as natural gas and electricity. We use exchange-traded derivative commodity instruments and non-exchange-traded swaps and options. We monitor the amount of associated counterparty credit risk for non-exchange-traded transactions.

     As of February 23, 2003, we had contracts to purchase 100% of our anticipated annual need for natural gas and diesel fuel, and we had hedge positions for approximately 49% of our annual needs for natural gas.

     The following table presents one measure of market risk exposure to changes in energy prices using sensitivity analysis. Market risk exposure is defined as the change in the fair value of the derivative commodity and financial instruments assuming a hypothetical change of 10% in fair value. Actual changes in fair value may differ from hypothetical changes. In reality, as markets move, we actively manage our risk and adjust hedging strategies as appropriate. Fair value was determined using quoted market prices, if available, and was based on our net derivative fair value by commodity at each month-end during the fiscal year. Hedge positions held as of February 23, 2003 expire no later than March 2004 and hedge positions held as of February 24, 2002 expired no later than December 2002. The market risk exposure analysis excludes the anticipated energy requirements or physical delivery commitments that are being hedged by these instruments.

                               EFFECT OF 10% CHANGE IN PRICES                    EFFECT OF 10% CHANGE IN PRICES
                       -----------------------------------------------   -----------------------------------------------
                        MARKET VALUE AT    MARKET VALUE   MARKET VALUE    MARKET VALUE AT    MARKET VALUE   MARKET VALUE
                       FEBRUARY 24, 2002       +10%           -10%       FEBRUARY 23, 2003       +10%           -10%
                       -----------------   ------------   ------------   -----------------   ------------   ------------
                                                            (DOLLARS IN THOUSANDS)
Energy...............       $(1,272)           $50          $(2,494)          $3,237            $4,403         $2,071

     Foreign Operations. Transactions denominated in a currency other than an entity's functional currency are generally hedged to reduce market risk. In order to reduce exposures related to changes in foreign currency exchange rates, we use foreign currency forward exchange or option contracts for transactions denominated in a currency other than the applicable functional currency. This includes, but is not limited to, hedging foreign currency risk in sales of finished goods, future settlement of foreign denominated assets and liabilities, and firm commitments. Gains and losses from these contracts are recognized in the period in which the hedged transaction affects earnings. We principally use non-exchange-traded contracts to effect this coverage. One measure of market risk exposure to changes in foreign currency exchange rates is using a sensitivity analysis. Market risk exposure is defined as the change in fair value of the derivative foreign currency forward exchange or option contracts assuming a hypothetical change of 10% in fair value. Fair value was determined using quoted market prices and was based on the net derivative fair value at each month-end during the current fiscal year. The market risk exposure excludes the underlying items that are being hedged.

     As of February 23, 2003, the fair value of foreign currency derivatives was approximately $8.0 million. The effect of a 10% increase in the foreign currency derivatives fair values would result in a calculated fair value of $8.8 million and a 10% decrease in the foreign currency derivatives fair value would result in a calculated fair value of $7.2 million.

     The acquisition of the Australian subsidiaries was financed, in part, with borrowings from our U.S.-based lenders, including use of our revolving line of credit, (see discussion in "Sources and Uses of Funds and Other Consideration", "The Transaction" and "Description of Other Indebtedness"). The funds invested in Australia are denominated in U.S. dollars and as such are subject to market price volatility related to the periodic translation of assets and liabilities into our reporting currencies. Such translation gains and losses are reflected in the other comprehensive income component of equity when related to long term investments and intercompany borrowings which were the source of the original investment. Periodic borrowings in excess of the amount used to finance the acquisition are subject to revaluation with the resultant translation gains or losses appearing in other income, which is included in other miscellaneous income on the Statements of Earnings contained in our financial statements herein.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Derivative Instruments. On May 28, 2001, the beginning of fiscal 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. The adoption of SFAS No. 133 resulted in a cumulative effect of an accounting change that decreased accumulated other comprehensive income by $9.5 million, net of tax of $5.8 million. We use derivatives for the purpose of hedging commodity price and foreign currency translation exposure that exist as a part of our ongoing business operations. In general, derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Changes in market values of derivative instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract. Deferred gains or losses related to any instrument (i) designated but ineffective as a hedge of existing assets, liabilities, or firm commitments, or (ii) designated as a hedge of an anticipated transaction which is no longer likely to occur, are recognized immediately in the statement of income.

     In June 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of SFAS No. 142, Goodwill and Other Intangible Assets. This statement, issued in July 2001, established accounting and reporting requirements for business combinations. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. We adopted SFAS No. 142 as of the beginning of the first quarter of fiscal 2003. Other than the effect of not amortizing goodwill, the adoption of SFAS No. 142 had no impact on our financial statements.

     We adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as of the beginning of the first quarter of fiscal 2003. SFAS No. 144 develops an accounting model, based upon the framework established in previous accounting literature, for long-lived assets to be disposed of. The accounting model applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires long-lived assets to be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. The adoption impact of SFAS No. 144 was not material.

     In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires us to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred and is effective for fiscal years beginning after June 15, 2002. We expect to adopt this standard at the beginning of our fiscal 2004. We have not yet completed our assessment of the anticipated adoption impact, if any, of SFAS No. 143.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize the costs associated with exit or disposal activities when they are incurred. Currently these types of costs are recognized at the time management commits the company to the exit/disposal plan in accordance with EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement is effective for exit or disposal activities that are initiated subsequent to December 31, 2002. Accordingly, we will apply the provisions of SFAS No. 146 prospectively to exit or disposal activities initiated subsequent to December 31, 2002.

     In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure (SFAS 148). SFAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123). Although SFAS 148 does not require use of the fair value method of accounting for stock-based employee compensation, it does provide alternative methods of transition. It also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148's amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The amendment of disclosure requirements of APB Opinion No. 28 are effective for interim periods beginning after December 15, 2002. We will adopt this standard for our fourth quarter of fiscal year 2003. Unless we elect to adopt the fair value provisions of SFAS No. 123, adoption of SFAS No. 148 will only require expanded disclosure to include the effect of stock-based compensation in interim reporting.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make certain disclosures regarding guarantees. The Interpretation's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for our third quarter of fiscal 2003. The adoption of this Interpretation did not have a material impact on our consolidated financial statements or disclosures.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51. The Interpretation provides guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The Interpretation's transitional disclosure requirements are required in all financial statements initially issued after January 31, 2003, if certain conditions are met. The adoption of this Interpretation is not expected to have a material impact on our consolidated financial statements or disclosures.

     In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective prospectively for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30. We have not yet completed our assessment of the anticipated adoption impact, if any, of SFAS No. 149.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 changes the accounting and disclosure requirements for certain financial instruments that, under previous guidance, could be classified as equity. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this SFAS is not expected to have a material impact on our consolidated financial statements or disclosures.

RELATED PARTY TRANSACTIONS

     Historically, ConAgra Foods' executive, finance, tax and other corporate departments performed certain administrative and other services for us. Expenses incurred by ConAgra Foods and allocated to us were determined based on specific services being provided or were allocated based on ConAgra Foods' investment in us in proportion to ConAgra Foods' total investment in its subsidiaries. In addition, ConAgra Foods charged us finance charges on ConAgra Foods' investment in our company and net intercompany advances. We believe that such expense allocations were reasonable. It is not practical to estimate the expenses that we would have incurred if we had operated on a stand-alone basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $28.9 million, $29.7 million

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

and $20.3 million for fiscal 2000, 2001 and 2002, respectively, and allocated finance charges of $50.2 million, $45.9 million and $55.2 million in fiscal 2000, 2001 and 2002, respectively. ConAgra Foods also historically paid certain direct expenses on our behalf and charged us directly for these expenses. Such expenses, which are included in selling, administrative and general expenses, were $15.6 million, $9.2 million and $10.6 million in fiscal 2000, 2001 and 2002, respectively.

     We have also historically entered into transactions in the normal course of business with affiliates of ConAgra Foods that are not part of the Acquired Business. Net sales to these parties were $698.0 million, $782.5 million, $744.5 million, $562.0 million, $207.2 million and $296.1 million in fiscal 2000, 2001, 2002, the thirty-nine weeks ended February 24, 2002, the 115 days ended September 18, 2002 and the 158 days ended February 23, 2003, respectively. Purchases from affiliates of ConAgra Foods were $108.7 million, $48.6 million, and $364.2 million for the thirty-nine weeks ended February 24, 2002, the 115 days from May 27, 2002 through September 18, 2002 and the 158 days from September 19, 2002 through February 23, 2003, respectively. Within our February 23, 2003 balance sheet are balances of $10.8 million due to, and $25.1 million due from, ConAgra Foods affiliates.

     In connection with the Transaction, we entered into a transition services agreement and other agreements with ConAgra Foods through which we will continue to provide services to each other for the period specified in the agreements consistent with past practices. See "Certain Relationships and Related Party Transactions."

     The purchase price for the Acquired Business was financed, in part, through the issuance of $150.0 million aggregate principal amount of our senior subordinated notes to ConAgra Foods. We paid ConAgra Foods a fee in the amount of $3.75 million (which represents 2.5% of the aggregate principal amount of the senior subordinated notes) in connection with its purchase of the senior subordinated notes. This fee was included as part of the expenses of the Transaction. On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction. For a description of the terms of the senior subordinated notes, see "Description of Other Indebtedness -- Senior Subordinated Notes."

     Other than noted above, there have been no material changes to our related party transactions during the thirty-nine weeks ended February 23, 2003.

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

                                    BUSINESS

GENERAL

     We are one of the leading beef and pork processing companies in the world. We process, prepare, package and deliver fresh, further processed and value-added beef and pork products for sale to customers in the United States and in international markets. Our fresh meat products include refrigerated beef and pork, processed to standard industry specifications and sold primarily in boxed form. Our further processed offerings include beef and pork products that are cut, ground and packaged in a customized manner for specific orders. Our value-added products include moisture enhanced, seasoned, marinated and consumer-ready products. We also provide services to our customers designed to help them develop more sophisticated and profitable sales programs. We sell our meat products to customers in the foodservice, international, further processor and retail distribution channels. We also produce and sell by-products that are derived from our meat processing operations such as hides and variety meats to customers in the clothing, pet food and automotive industries, among others.

     In the United States, we operate six beef processing facilities, three pork processing facilities, one lamb processing facility and one multi-species facility. In Australia, we operate four beef processing facilities, including the largest, newest and what we believe to be the most technologically advanced facility in that country, and four feedlots. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. We have the ability to process 20,150 cattle and 43,000 hogs daily in the United States and 5,320 cattle daily in Australia based on our facilities' existing configurations. Over the last three fiscal years, we have invested approximately $200 million to improve our business.

     We conduct our domestic beef and pork processing businesses through Swift Beef and Swift Pork and our Australian beef business through Swift Australia. For the fiscal year ended May 26, 2002, these businesses represented approximately 64%, 21% and 15% of our net sales, respectively. Swift Beef includes a lamb business, which contributed less than 1% of total net sales for this division during fiscal 2002.

     In fiscal 2002, we processed over 5.2 million cattle and 10.7 million hogs in the United States and over 1.2 million cattle in Australia. During the fiscal year ended May 26, 2002, we generated net sales of $8.4 billion, income before income taxes of $110.9 million and Pro forma EBITDA (as presented on page 14) of $222.0 million. Approximately 21% of our net sales in fiscal 2002 were to customers outside the United States.

COMPETITIVE STRENGTHS

     Beginning in fiscal 1999, our management team began to implement significant operational improvements designed to instill greater customer focus in the organization and develop our strategy around product quality, value-added products and services, growth, efficiency and profitability. As a result of these initiatives and the following competitive strengths, we believe we are well-positioned for continued growth and profitability.

  SIGNIFICANT SCALE WITH LEADING INDUSTRY POSITIONS, REPUTATION AND BRAND RECOGNITION

     Our leading industry position in both beef and pork enables us to benefit from economies of scale and to offer a broad set of products to customers in all distribution channels globally. The Swift brand name is over 125 years old and is well recognized in our marketplace as a symbol of quality and consistency. Aided brand awareness among domestic consumers has been measured at more than 80%. We believe that the strength of our established heritage and the Swift brand name position us well for future profitable growth.

  PRODUCT, CHANNEL AND CUSTOMER DIVERSIFICATION

     We have a diversified sales mix across beef and pork products, distribution channels and customers. This portfolio approach provides multiple avenues of potential growth, allows us to focus our efforts

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according to the demands of the marketplace and, we believe, mitigates risks associated with individual markets. We sell our products primarily through four different channels: foodservice, international, further processors and retail. These channels represented 12%, 21%, 27% and 40%, respectively, of our beef and pork net sales for fiscal 2002. Approximately 60% of Swift Australia's net sales in fiscal 2002 were to international customers and the remaining 40% were to customers within Australia. Across these channels, we service over 4,000 customers, with no single customer accounting for more than 5% of our net sales (excluding sales to ConAgra Foods, which accounted for approximately 9% of net sales in fiscal 2002). Our top 10 customers (excluding ConAgra Foods) represented only 24% of our fiscal 2002 net sales.

     Our sales mix is driven by the fact that, since we purchase livestock and sell boxed meat and various by-products (including hides, offals, variety meats and rendered products), we have a degree of diversification in sales channels and customers that we would not achieve if we sold exclusively boxed meat products. These products are sold to a diverse mix of customers in several channels, which offers stability and minimal dependence on any single customer or channel. For instance, while boxed meat products serve largely the domestic retail and foodservice sales channels, variety meats serve both domestic and international customers, hides are sold for use both domestically and internationally, largely to industrial manufacturers, and rendered products are sold largely to the domestic chemical, fertilizer and paint manufacturing industries.

  STRATEGICALLY LOCATED OPERATIONS

     The location of our operations in the United States and Australia enables us to source raw materials efficiently, serve our customers cost effectively and capitalize on increasing international trade. Our beef and pork facilities are located near our suppliers, which lowers our transportation costs. The proximity of our facilities to our suppliers also allows us to develop strong working relationships with them. This approach encourages our suppliers to tailor their production decisions in a cost-effective manner that we believe meets the demands of our customers. Our domestic operations position us well to serve the United States, Mexico and Canada, while our Australian operations enable us to serve Australia, Asia and other international markets. Moreover, it is less expensive to produce and process cattle in Australia, which gives us the ability to profitably export beef products into the United States and other international markets. We have the international infrastructure necessary to support export sales, including sales liaison offices located in Taiwan, Mexico, Korea, Japan and Hong Kong.

  MODERN FACILITIES WITH VALUE-ADDED CAPABILITIES

     Over the past three fiscal years, we have invested approximately $200 million in our business primarily to enhance our processing technology for value-added product capabilities and to maintain our high food safety standards. We have added products and processes such as ground beef, moisture enhanced, seasoned and marinated products, consumer-ready packaging and additional de-boning and trimming capabilities in our beef and pork facilities. We believe our Worthington, Minnesota pork facility is the only active European Union certified plant in the United States, which gives us the unique ability to ship primal cuts from the United States to Europe. Our Australian operations include the largest, newest and what we believe to be the most technologically advanced facility in that country, allowing us to serve our international customers effectively. We believe we are also a leader in food safety standards.

  EXPERIENCED MANAGEMENT TEAM

     Our business is led by a seasoned team of professionals with a broad array of experience in the fresh meat, processed meat and branded food industries. On average, these individuals have over 19 years of experience in the fresh meat industry and over 22 years of experience in the food industry. Our senior management team has led a strategic shift away from the production of commodity products towards a focus on developing a diverse offering of higher margin, value-added products sold to more profitable channels.

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

BUSINESS STRATEGY

     The key elements of our business strategy are to:

  EXPAND VALUE-ADDED PRODUCTS AND SERVICES

     We believe we can increase our profitability by offering higher margin, value-added products and services and, as a result, build strategic relationships with our customers and become their "preferred" supplier. In beef, we intend to continue to broaden our product offering to provide "mass-customized" products that support our customers' need to differentiate their product offerings while at the same time providing the scale required to meet any customer's growth requirements. In pork, we intend to continue to develop, improve and offer new products such as seasoned or marinated pork for our retail customers and boneless ham and specialized pork products for our processing customers. We are also developing innovative packaging solutions that will enable us to expand our distribution channels and consumer-ready product offerings.

  GROW SALES IN MORE PROFITABLE AND FASTER GROWING CHANNELS

     We continue to focus on increasing our sales to the international and foodservice channels, which we believe are the more profitable and faster growing of our channels. The international and foodservice channels, on average, pay premiums over USDA standard prices for customized production and packaging, consistent quality, timely delivery and other services. The USDA projects continued growth of beef and pork exports from the United States. We also believe that the foodservice sector will continue to grow as consumer trends continue to be favorable. Since 1999, Swift Beef's sales volume to these two channels increased from an aggregate 26% to approximately 32% in fiscal 2002. We expect to continue to grow this percentage in our domestic beef operations and seek similar opportunities in Swift Pork.

  IMPROVE OPERATING EFFICIENCIES

     We will continue to focus on increasing our profit margins by improving operating efficiencies and raising our processing yields. Over the past three years, we have both increased daily volume throughput and improved product yields in our beef and pork operations. We will continue to seek similar opportunities in the future. We are currently implementing a product optimization program at Swift Beef that will enable us to more effectively coordinate planning, forecasting, scheduling, procurement and manufacturing disciplines that will result in improvements across our supply chain. We plan to apply these practices throughout other parts of our business where applicable.

  STRATEGICALLY INVEST IN OPERATIONS

     By expanding our product lines, implementing customer-focused programs, employing new packaging technologies and ensuring continued food safety standards, we expect to drive growth and margin expansion. We believe that we will be able to execute our business strategy and grow our core business with minimal incremental capital expenditures. However, growing demand may necessitate adding profitable capacity by adding work shifts or making further investments. We will continue to evaluate each meaningful investment using economic models and such investment may include purchasing equipment or facilities, making acquisitions or entering into strategic alliances.

  CAPITALIZE ON BENEFITS OF COMBINED OPERATIONS

     Building upon the combination of our domestic beef and pork operations into one headquarters building in September 2001, these operations are working together to become the provider of choice for both beef and pork products to customers in our target channels. We intend to capitalize on significant cross-selling opportunities between beef and pork by building on our existing customer relationships within both businesses. In addition, we are in the process of re-engineering corporate functions such as accounting, human resources and food safety in an effort to streamline our operations and eliminate duplicative administrative costs. We believe that conducting our business as a combined operation further
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enables us to continue to build on our existing customer relationships and to capitalize on the Swift brand name to attract new business opportunities.

INDUSTRY OVERVIEW

  UNITED STATES BEEF

     Beef products are the second largest source of meat protein in the United States (behind chicken). The United States has the largest fed cattle industry in the world, and is the world's largest producer of beef, primarily high-quality grain fed beef for domestic and export use. Steers and heifers raised on concentrated rations, such as grain with supplements, are typically referred to in the cattle industry as "fed cattle," and cattle not fed such concentrated rations are usually referred to as "non-fed cattle." In 2000, approximately 37.6 million cattle were processed in the United States, producing
26.9 billion pounds of beef and $72.0 billion of domestic beef sales. The United States is widely regarded as a world leader in food safety standards.

     The domestic beef industry is characterized by prices that change daily based on seasonal consumption patterns and overall supply and demand for beef and other proteins in the United States and abroad. In general, domestic and worldwide consumer demand for beef products determines beef processors' long-term demand for cattle, which is filled by feedlot operators. In order to operate profitably, beef processors seek to acquire cattle at the lowest possible costs and to minimize processing costs by maximizing plant operating rates. Cattle prices vary over time and are impacted by inventory levels, the production cycle, weather, feed prices and other factors.

     Beef processing is highly competitive. The top four processors represented approximately 80% of total federally-inspected industry capacity in 2000. In contrast, cattle production remains highly fragmented, made up of more than one million farms or ranches. There are approximately 700 major feedlot operators that own 2,100 feedlots with capacity for roughly 1,000 cattle or more at any one time. As a result, the production capacity and supply of cattle have historically been driven by the production decisions of thousands of individual farmers and feedlot operators, and have varied substantially. Feedlot operators, which aggregate and finish feeding cattle prior to slaughter, typically hold cattle in stock for three to six months prior to selling the cattle to processors such as us. Although a few domestic beef processors own feedlots, many purchase fed cattle directly from feedlot operators. Once cattle are purchased by processors, the hold period prior to slaughter is typically less than one week.

     Processed carcasses are sold as boxed beef (specific cuts and weights) to retailers and foodservice operators, who further process the beef for sale to consumers. Seventy percent of United States beef is cut and boxed into primals (major divisions of a beef carcass such as rounds, loins and chucks) and subprimals (smaller beef-carcass portions, but not retail cuts, such as top rounds, bottom rounds and knuckles) at the slaughter plant. Distributors also cut and box beef, making nearly 90% of beef on the market boxed before it reaches the retail outlet.

     In recent periods, demand for beef products in the United States has been relatively stable, with population growth the primary factor in determining increased aggregate demand. According to the USDA, from 1991 to 2001 beef consumption in the United States increased from 24.1 billion pounds to an estimated 27.2 billion pounds. Approximately 11% of beef currently consumed in the United States is imported, a slight increase from 1991. Key countries that export to the United States include Canada, Australia and New Zealand.

     Over the same period, United States beef production has risen from 22.9 billion pounds to 26.1 billion pounds, driven primarily by export growth. Of this production, approximately 9% is exported, with the majority of exports to Japan, Mexico and Canada. In addition to growing production, the United States beef industry has experienced a decline in industry capacity since 1997. From 1997 to 2000, we believe total industry capacity declined by approximately 3%. As a result, utilization rates and profitability of processors industry-wide have improved over this time period.

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  UNITED STATES PORK

     Pork products are the third largest source of meat protein in the United States (behind beef and chicken). In 2001, approximately 97 million hogs were processed in the United States, producing 19.0 billion pounds of pork and $38.0 billion in domestic pork sales. Today, the United States is one of the world's leading pork-producing countries and is widely regarded as a world leader in food safety standards. The United States is the second largest producer worldwide, behind China, and one of the largest exporters, along with Denmark and Canada. United States production accounts for about 10% of total world supply.

     The domestic pork industry is characterized by prices that change daily based on seasonal consumption patterns and overall supply and demand for pork and other meats in the United States and abroad. In general, domestic and worldwide consumer demand for pork products drive pork processors' long-term demand for hogs, which is filled by hog producers. In order to operate profitably, hog processors seek to acquire hogs at the lowest possible costs and to minimize processing costs by maximizing plant operating rates. Hog prices vary over time and are impacted by inventory levels, the production cycle, weather, feed prices and other factors.

     Pork processing is a competitive industry, with the top ten processors representing approximately 86% of total federally inspected industry capacity in 2000. Hog production is consolidating, but is still somewhat fragmented. Although there were still nearly 86,000 producers in 2000, the top ten hog producers accounted for 30% of domestic pork production in 2001. The production capacity and supply of hogs historically has varied substantially. Production cycles of one year or less allow producers to have greater responsiveness to changing demand dynamics than that experienced in the cattle industry. The pork industry has begun to experience some vertical integration with some processors integrating backwards into hog production. Almost all pork processors enter into supply agreements to ensure a consistent, high-quality supply of hogs with genetics and other attributes that are necessary to meet consumer needs.

     According the National Pork Board, over 70% of the pigs produced in the United States are sold on "carcass merit" pricing systems in which a portion of the price is determined by certain characteristics of the animal. Current systems pay premiums for pigs with low amounts of fat and high amounts of muscle. Processed carcasses are sold primarily to the retail industry and the further processor industry. The vast majority of U.S. pork is cut and boxed into primals (major divisions of a hog carcass such as loins, chops, roasts, butts and ribs) and subprimals which are then sold to the retail industry. Pork products also include hams, bellies and trimmings that are predominantly sold to further processors, who, in turn, manufacture bacon, sausage and deli and luncheon meats.

     In recent periods, demand for pork products in the United States has been relatively stable, with population growth and exports as the primary drivers for increased aggregate demand. According to the USDA, over the last ten years, pork consumption in the United States has risen from 16.4 billion pounds in 1991 to an estimated 18.5 billion pounds in 2001. Approximately 5% of pork products consumed in the United States are imported, a slight increase from 1991.

     Over the same period, pork production in the United States has risen from
16.0 billion pounds to 19.1 billion pounds. Approximately 8% of production in the United States is exported, a significant increase from approximately 2% in 1991, with the majority of exports to Japan, Mexico and Canada. Exports have grown in recent years as a result of other countries demanding quality pork produced in the United States in light of foot-and-mouth and other disease in foreign countries.

  AUSTRALIA BEEF

     Australia produced approximately 4.0 billion pounds of beef in 2001, and has traditionally been a supplier of grass fed beef. Grass is a much cheaper feed source than grain and given the vast amount of land in Australia that can be used for cattle raising and feeding relative to the United States, it is the predominant method used in that country. However, Australia has been expanding grain fed production of

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cattle. According to the USDA, grain fed production now represents 25% of
Australia's total beef output. Grain fed cattle are primarily processed for export to Japan.

     Australia has been one of the leading beef export countries for more than a decade. Exports are forecast to reach a record 2.8 billion pounds in 2002. Approximately 70% or more of exports have historically been made to the United States and Japan, but Australian beef is also exported to Canada, Korea and Mexico, among other countries.

     The Australian beef processing industry has experienced a decline in demand in beef products that began during calendar year 2001 due to the impacts of the terrorists events of September 11, 2001 and reported cases of BSE in Japan. Australian beef exports also were hurt when, in January 2002, a Japanese beef processor admitted to repacking 13.8 tons of Australian beef in October 2001 and fraudulently representing the beef as Japanese beef in an attempt to claim a government subsidy under a Japanese beef buyback program. The program was introduced as a means to assist Japanese cattle farmers, retailers and wholesalers in coping with falling demand for beef after the BSE incidents.

     The reported cases of BSE in Japan have led to a shift by Australia's beef exporters to the United States. In order to protect its domestic market, the United States government imposes a 26% tariff on Australian beef imported beyond that quota. To avoid a rush to export to the United States, the Australian Minister for Agriculture has announced a plan to divide the United States quota among Australian beef exporters. Over the next two years, no Australian beef company will be allocated less than 85%, or more than 140%, of its 2001 export levels to the United States. This decision favors those exporters who have previously exported a significant amount of beef to the United States, including Swift Australia.

SWIFT BEEF COMPANY

  PRODUCTS, SALES AND MARKETING

     The majority of Swift Beef's revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. These products accounted for approximately 75% of Swift Beef's revenues in fiscal 2002. In addition, we also sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Cattle hides are sold for both domestic and international use, primarily to the clothing and automotive industries. Swift Beef's focus continues to be adding further processing, specialized cutting, packaging and other value-added components to our products that generate higher profitability. We currently offer super trim and customized packaging to our customers and continue to grow sales of these products. We continue to analyze opportunities in consumer-ready products on a return-on-capital basis. We believe that when these opportunities are widely requested by our customer base and meet our return requirements, we have the capability to aggressively pursue this niche. We market products under several brand names, including Swift Angus Select, Four Star Beef, Miller Blue Ribbon Beef and Monfort. Our lamb business is a smaller part of Swift Beef, contributing less than 1% of total net sales for this division during fiscal 2002.

     During fiscal 2002, we sold our beef products to more than 3,100 customers located in more than twenty countries. We market our beef products through several channels, including:

     - national and regional retailers, including supermarket chains, independent grocers, club stores and wholesale distributors such as Kroger, Costco, Royal Ahold, and Food Lion;

     - the foodservice industry, including foodservice distributors, fast food, restaurant and hotel chains and other institutional customers such as Sysco, U.S. Foodservice and MBM Corp. (Proficient);

     - further processors, including ConAgra Foods, Kraft (Oscar Meyer) and Sara Lee; and

     - international markets, including Japan, Mexico, Korea, Canada and China.

Our largest distribution channel today is retail, which generated approximately 44% of our net sales during fiscal 2002. Over the last three years, we have significantly increased sales to the foodservice and international channels to a combined 32% in fiscal 2002. We intend to continue to shift our sales mix to

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the more profitable foodservice and international channels. The remaining 24% of our net sales during fiscal 2002 was to further processors.

     Sales to ConAgra Foods operating companies totaled approximately $463.3 million or approximately 9% of total Swift Beef sales during fiscal 2002. These sales are priced relative to the USDA published market. At the closing of the Transaction, we entered into an agreement with ConAgra Foods to facilitate future sales to ConAgra Foods' operating companies consistent with past practices. See "Certain Relationships and Related Party Transactions."

     Our sales team consists of approximately 200 employees in seven countries and is organized around our four channels of distribution. Recently we consolidated our regional sales offices into our new headquarters building enabling more efficient communication and planning. A daily market meeting involving the sales, marketing, manufacturing and distribution groups keeps our organization aligned and focused on addressing customer needs while capturing profitable selling opportunities. Each week, our sales team reviews actual sales performance and customer service trends in all channels and discusses upcoming customer opportunities. The sales team is compensated with a base salary plus a team incentive.

  RAW MATERIALS AND PROCUREMENT

     Our primary raw material for our processing plants is live cattle. Our cattle procurement process is centralized at our headquarters in Greeley, Colorado. All of our cattle suppliers are required to document the quality of their feedlot operations. Each cattle supplier must verify that its use of antibiotics or other agricultural chemicals follows the manufacturer's intended purpose. They must also confirm that they use only FDA approved pharmaceutical compounds and comply with dosage and administrative standards. Furthermore, each cattle supplier must confirm that they do not use feed containing animal based protein products, which have been associated with outbreaks of BSE. Many of our producers participate in state beef quality assurance training programs and have established certification and verification practices. Currently, we have approximately 3,600 suppliers that provide us with cattle. Historically, we have secured 35% to 40% of our annual cattle needs under forward purchase arrangements, purchased 40% to 50% on the spot market and obtained 15% to 20% from the domestic cattle feeding operations of the ConAgra Red Meat Business. In connection with the Transaction, we entered into an agreement with the entity that acquired the domestic cattle feeding operations to continue this supply arrangement consistent with past practices. See "The Transaction" and "Certain Relationships and Related Party Transactions."

  PROCESSING FACILITIES AND OPERATIONS

     Our beef operations in the United States consist of four fed cattle facilities and two non-fed cattle facilities. We also operate a lamb processing facility. Our facilities are geographically positioned to efficiently serve high demand markets and accommodate profitable niche markets and are located near our raw material suppliers. The facility locations and capacity (based on current operating configurations and USDA limitations) are shown in the table below:

                                                                         DAILY PROCESSING
LOCATION                                                     TYPE            CAPACITY
--------                                                     ----        ----------------
Grand Island, Nebraska................................  Fed Cattle            5,400
Greeley, Colorado.....................................  Fed Cattle            5,200
Dumas, Texas..........................................  Fed Cattle            5,100
Hyrum, Utah...........................................  Fed Cattle            2,200
Omaha, Nebraska.......................................  Non-Fed Cattle        1,125
Nampa, Idaho..........................................  Non-Fed Cattle        1,125
Greeley, Colorado.....................................  Lamb                  4,000

     Cattle delivered to our facilities are generally processed into beef products within 72 hours after arrival. Substantially all of the cattle we process in any week are committed to sale before the cattle are delivered to our facilities. We processed 4.6 million fed cattle, 600,000 non-fed cattle and 700,000 lamb at

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our domestic facilities in fiscal 2002. Our facilities utilize modern, highly automated equipment to process and package beef products, which are typically marketed in the form of boxed beef. We also customize production and packaging of beef products for several large domestic and international customers. For example, we have the capability at certain of our facilities to process hides using both brine curing and chrome tanning operations that add incremental value to the final product. We sell brine-cured hides to tanneries and sell chrome-tanned hides to leather good manufacturers worldwide. The design of our facilities emphasizes worker safety to ensure compliance with all regulations and to reduce worker injury and turnover. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards.

     We strive to maintain and enhance our facilities and have made significant investments in them, including $109.2 million in capital expenditures over the last three years, $32.5 million of which we incurred in fiscal 2002. Significant expenditures went toward ground beef capabilities, upgraded box storage and cooler expansion. We incurred $12.4 million of capital expenditures in our beef operations in the thirty-nine weeks ended February 23, 2003.

     Our food safety efforts incorporate a comprehensive network of leading technology that minimizes the risks involved in beef processing. For a discussion of recent food safety efforts, see "Summary -- Recent Developments." Consistent with the USDA-mandated HACCP (Hazard Analysis and Critical Control Points) model, we have identified specific stages of processing where preventative measures such as equipment sterilization, hygiene, temperature control and regular equipment testing will greatly reduce risks and have designed our operations to reduce these risks. Also, going beyond those standard efforts, our carcass pasteurization program features a series of scientifically proven interventions that result in a near complete reduction in pathogenic bacteria from live animal to chilled carcass, virtually sterilizing the carcass.

     We distribute our beef products domestically both directly from our processing facilities and through eight distribution centers, which provide regional market access. We contract with third party carriers to deliver our products to our customers. In the export markets, we have combined logistics with Swift Pork to improve freight rates and service levels.

SWIFT PORK COMPANY

  PRODUCTS, SALES AND MARKETING

     A significant portion of Swift Pork's revenues are generated from the sale of fresh pork products predominantly to retailers including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings are predominantly sold to further processors who, in turn, manufacture bacon, sausage and deli and luncheon meats. Together, these products accounted for approximately 95% of Swift Pork's sales during fiscal 2002. The remaining sales were derived from by-products. Due to the higher margins attributable to value-added products, we intend to place greater emphasis on the sale of moisture enhanced, seasoned, marinated and consumer-ready pork products to the retail channel and boneless ham and skinless bellies to the further processor channel.

     During fiscal 2002, we sold our pork products to approximately 300 customers in more than twenty countries. We market our pork products through several channels, including:

     - national and regional retailers including supermarket chains, independent grocers, club stores and wholesale distributors, such as Costco, Kroger, SUPERVALU and A&P;

     - the foodservice industry including foodservice distributors, fast food, restaurant and hotel chains and other institutional customers such as Sysco, U.S. Foodservice and Tricon;

     - further processors including ConAgra Foods, Tyson Foods, Freshmark, Kraft (Oscar Meyer), Sara Lee and Hormel; and

     - international markets, including Japan, Mexico and China.

     Pork products sold to the domestic retail and further processor channels comprised approximately 46% of total Swift Pork net sales during fiscal 2002. Pork exports contributed less than 10% of sales, but we consider the overseas markets an opportunity for future growth.

     Total sales to ConAgra Foods operating companies totaled approximately $288.3 million or approximately 17% of total Swift Pork net sales in fiscal 2002 and were based on market prices. As part of the Transaction, we entered into an agreement with ConAgra Foods to facilitate future sales to ConAgra Foods operating companies consistent with past practices. See "Certain Relationships and Related Party Transactions."

     Our sales force consists of approximately 50 employees and is organized around our four channels of distribution. We have regional sales centers located in Louisville, Kentucky, Fort Worth, Texas and in the Greeley, Colorado corporate office. We recently consolidated our other regional sales offices into our new headquarters building enabling more efficient communication and planning. A daily market meeting involving the sales, marketing, manufacturing and distribution groups keeps our organization aligned and focused on capturing profitable selling opportunities. The sales team is compensated with a base salary plus an incentive that is tied to company goals.

  RAW MATERIALS AND PROCUREMENT

     Our primary raw material for our processing facilities is live hogs. We employ a network of over 33 dedicated hog buyers at our processing plants and 38 buying stations to secure our hog needs. Approximately 50% of our hog purchases are made through various forms of hog contracts that supply us with a stable supply of high-quality hogs. These supply contracts are typically five to seven years in duration and stipulate minimum and maximum purchase commitments based in part on the market price of hogs with adjustments based on quality, weight, lean composition and superior meat quality. We purchase the remaining 50% of our hogs on the spot market at a daily market price with the same general quality and yield grade as we require under our contracts.

     We implement an extensive supplier certification program and consider our hog producers "partners." A key element in this program is to reward producers for adhering to the strict criteria we include in our hog-buying contracts in order to ensure leanness and high meat quality. Our suppliers must have their breeding stock tested for genetic indicators that may influence the quality of the pork. We also require that producers notify us of any intended changes in their breeding stock so we can perform tests to make sure they meet our standards. We believe this relationship, coupled with our contract terms with our suppliers, provides similar benefits to those we would receive if we owned hog farms, but with a lower capital investment.

     We conduct comprehensive cutting tests of our potential suppliers' animals to determine carcass composition and leanness. In addition, we measure sample product for pH, color and water holding capacity and perform sensory profiles of tenderness, juiciness, texture and flavor at Iowa State University's Food Science Lab and Test Kitchen. All of these factors are combined to create a total score, which we call 'Pork I.Q.' If the potential suppliers do not score high enough on the 'Pork I.Q.' scale, they are not certified to sell us their hogs on contract. The contracts in place and our approach to working with our suppliers ensures us that we receive a consistent supply of high-quality hogs for our processing facilities.

  PROCESSING FACILITIES AND OPERATIONS

     Our pork operations in the United States consist of three processing facilities located in close proximity to major hog growing regions of the country and a value-added multi-species facility that produces consumer-ready pork for certain customers. The facility locations and capacity (based on current operating configurations and USDA limitations) are shown in the table below:

                                                                          DAILY SLAUGHTER
LOCATION                                                     TYPE            CAPACITY
--------                                                     ----         ---------------
Marshalltown, Iowa....................................  Pork Processing       17,200
Worthington, Minnesota................................  Pork Processing       17,200
Louisville, Kentucky..................................  Pork Processing        8,600
Santa Fe Springs, California..........................  Value-Added              N/A

     Hogs delivered to our facilities are generally processed into pork products within 72 hours after arrival. Substantially all of the hogs we process in any week are committed to sale before the hogs are delivered to our facilities. We processed 10.7 million hogs at our facilities in fiscal 2002. Our facilities utilize modern, highly automated equipment to process and package pork products, which are typically marketed in the form of boxed pork. We have equipped our Santa Fe Springs facility to process value-added products and consumer-ready products. Our Louisville facility produces additional value-added products including seasoned and marinated pork items. The design of our facilities emphasizes worker safety to ensure compliance with all regulations and to reduce worker injury and turnover. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards. Our Worthington and Marshalltown plants are the only two pork processing facilities in the United States with an ISO 9002 certified quality management system, and Worthington is the only active EU certified facility in the United States which gives us the unique ability to ship primal cuts from the United States to Europe.

     Capital spending for our pork operations for the last three years totaled $36.8 million, including $10.7 million in fiscal 2002. Significant expenditures went toward expansion of the Worthington facility and the purchase of automated skinners and loin pullers. We incurred $9.0 million of capital expenditures in our pork operations in the thirty-nine weeks ended February 23, 2003.

     We seek to reduce the risk of contamination of our products through strict sanitation procedures and constant monitoring and response. Our food safety task force is made up of experts in the field of meat processing, food microbiology and quality assurance, all working together to assure compliance at all stages of the production chain and distribution channels. Our internal programs, policies and standards are designed to exceed both regulatory requirements and customer specifications.

     We distribute our pork products domestically direct from our processing facilities. We also utilize Swift Beef's eight distribution centers for certain sales. We contract with third-party carriers to deliver our products to customers.

SWIFT AUSTRALIA

  PRODUCTS, SALES AND MARKETING

     The majority of Swift Australia's revenues are generated from the sale of fresh meat, which includes chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. Approximately 85% of the beef product sold by Swift Australia is derived from grass fed animals. Grass is a much cheaper feed source than grain, which provides us with a cost advantage. The remainder of our beef products are derived from grain fed animals that are sold primarily to Japan. Grain fed animals provide higher quality meat, which commands a premium price. Fresh beef products sold by the meat division accounted for approximately 66% of Swift Australia's net sales in fiscal 2002. Other sales are derived from our foods division, which contributed 24% of Swift Australia's net sales in fiscal 2002. Our foods division manufactures meat patties and distributes products for McDonald's in Australia and produces value-added meat products including pizza toppings for Pizza Hut. The remaining sales are derived from our wholesale business which sells and distributes beef products to brokers who in turn resell those products to end customers.

     We currently export approximately 60% of our beef products to more than twenty countries, including Japan, our largest export market, and the United States. The remaining 40% is consumed in Australia. In fiscal 2002, we sold our Australian beef products to more than 300 customers. McDonald's is Swift Australia's largest customer and represented 22% of Swift Australia's net sales in fiscal 2002. Swift Australia provides most of McDonald's patty needs and also acts as a distributor for most of the franchises' products other than bread in Australia. Our sales team is comprised of approximately 80 individuals focused in three primary areas who are compensated with a base salary and an incentive program.

  RAW MATERIALS, PROCUREMENT AND FEEDLOT OPERATIONS

     The primary raw material for our Australian processing facilities is live cattle. Our cattle procurement function is focused on efficiently sourcing both grass fed cattle and feeder cattle for our grain fed business. Grass fed cattle are primarily sourced from third-party suppliers with specific weight and grade characteristics. This process helps ensure that the cattle we source meet our future order requirements. The remaining portion of grass fed cattle is sourced from sale yards and paddocks. Grain fed cattle are 100% sourced from company-owned feedlot operations.

     Swift Australia operates four feedlots that provide grain fed cattle for our processing operations and also custom feeds for other producer clients on an opportunistic basis. We source feeder cattle from livestock producers. On average, cattle remain in our feedlots for 170 days before they are transferred to our processing operations. Our feedlots are located in Beef City, Prime City, Caroona and Mungindi and combined produce approximately 160,000 cattle per year.

  PROCESSING FACILITIES AND OPERATIONS

     Swift Australia's processing facilities are strategically located for efficient livestock acquisition, availability of labor and access to shipping and distribution. The processing facilities in Australia and associated capacity (based on current operating configurations) are shown in the table below:

                                                                         DAILY SLAUGHTER
LOCATION                                                       TYPE         CAPACITY
--------                                                       ----      ---------------
Dinmore....................................................  Grass Fed        3,200
Townsville.................................................  Grass Fed          840
Beef City..................................................  Grain Fed          650
Rockhampton................................................  Grass Fed          630
Beef City..................................................  Feedlot            N/A
Prime City.................................................  Feedlot            N/A
Caroona....................................................  Feedlot            N/A
Mungindi...................................................  Feedlot            N/A

     Cattle delivered to our facilities are generally processed into beef products within 72 hours. Substantially all of the cattle we process in any week are committed to sale before the cattle are delivered to our facilities. We processed 1.2 million cattle at our Australian facilities in fiscal 2002. Our facilities utilize modern, highly automated equipment to process and package beef products. The Dinmore facility, which is European Union certified, is the largest and newest plant in Australia. Key characteristics of this facility include:

     - 14 shift capacity per week (currently operating at 12 shifts);

     - New slaughter floor completed in 1999;

     - New rendering plant commissioned in May 2002; and

     - Robotic palletization of finished product cartons.

     Capital spending for our Australian beef operations for the last three years totaled $38.2 million, with $12.0 million spent in fiscal 2002 and $3.3 million spent in the thirty-nine weeks ended February 23, 2003. Significant expenditures went toward the expansion of the Dinmore facility and by-products capability.

     In addition to our use of modern equipment and our adherence to strict operating procedures designed to maximize productivity, we are continuing to improve fixed asset utilization of our facilities by increasing the number of operating shifts from 10 to 12 per week to meet growing demand. The Dinmore facility has the capability to run 14 shifts per week. In late 2001, Townsville entered a new Enterprise Agreement which allowed expansion from five to seven days per week operations.

     All products are subject to stringent animal husbandry and food safety procedures. Swift Australia's processing facilities are operating under the strictest food safety and quality assurance regime to comply with international customer requirements. All products can be tracked to provide customer protection, if necessary back to the farm gate. Our feedlots are managed with cattle friendly policies providing clean and scientific feeding regimen to ensure safe grain fed product is delivered to our customers.

     Our distribution structure varies by product type. The meat division exports approximately 87% of sales using container shipping. Our foods division and the wholesale division distribute product through strategically located distribution centers in the main capitals of Australia.

SWIFT & COMPANY EMPLOYEES

     As of February 23, 2003, we had approximately 21,700 employees, including 11,500 employees in Swift Beef, 4,900 in Swift Australia and 5,300 in Swift Pork. We consider our relations with our employees to be good. Approximately 11,000 employees at our United States facilities are represented by labor organizations and collective bargaining agreements expiring between June 2003 and November 2005. Approximately 4,300 employees at our Australia plants are parties to Awards of Enterprise or Certified Agreements with various labor organizations and Swift Australia.

PROPERTIES

     In addition to our owned beef, pork and lamb processing facilities described elsewhere in this prospectus under "Swift Beef Company -- Processing Facilities and Operations" on page 81, "Swift Pork Company -- Processing Facilities and Operations" on page 84 and "Swift Australia -- Processing Facilities and Operations" on page 85, we lease our headquarters building in Greeley, Colorado. We lease six distribution facilities located in California, Nebraska, Arizona, Colorado, Texas and Illinois and we own our distribution facilities in Hawaii and Delaware. We also lease sales offices in the US and Australia and have sales liaison offices in Korea, Japan, Mexico and Taiwan.

COMPETITION

     The beef and pork processing industries are highly competitive. Competition exists both in the purchase of live cattle and hogs, as well as in the sale of beef and pork products. Our products compete with a large number of other protein sources, including chicken, turkey and seafood, but our principal competition comes from other beef and pork processors, including Tyson Foods, Inc., Cargill Incorporated, Smithfield Foods, Inc. and Farmland Industries, Inc. Management believes that the principal competitive factors in the beef and pork processing industries are price, quality, food safety, product distribution and brand loyalty. Some of our competitors have greater financial and other resources and enjoy wider recognition for their branded products.

REGULATION AND ENVIRONMENTAL MATTERS

     Our operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture, the United States Environmental Protection Agency and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures in the meat processing industry have been subject to more intense scrutiny and oversight by the USDA. For example, in November 2002, the USDA issued a directive requiring all producers of raw beef products to reassess their hazard analysis and critical control point ("HACCP") system regulations to determine whether E. coli contamination is a food safety hazard reasonably likely to occur in the production process. We have historically and will continue to work closely with the USDA and any regulatory agencies to ensure that our operations comply with all applicable food safety laws and regulations.

     Wastewater, stormwater, and air discharges from our operations are subject to extensive regulation by the EPA and other state and local authorities. Our Australian operations also are subject to extensive regulation by the Australian Quarantine Inspection Service and other Australian state and local authorities. See "Risk Factors." We believe that we currently are in substantial compliance with all governmental laws and regulations and maintain all material permits and licenses relating to our operations. We are not aware of any violations of such laws and regulations that are likely to result in material penalties or pending changes in such laws or regulations that are likely to result in material increases, specifically as to proposed new EPA rules.

     Our domestic operations are subject to the Packers and Stockyards Act of 1921. This statute generally prohibits meat packers in the livestock industry from engaging in certain anti-competitive practices. In addition, this statute requires us to make payment for our livestock purchases before the close of the next business day following the purchase and transfer of possession of the livestock we purchase, unless otherwise agreed to by our livestock suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the Packers & Stockyards Act, we must hold our cash livestock purchases in trust for our livestock suppliers until they have received full payment of the cash purchase price. We will maintain a bond in the amount of approximately $50 million to secure our payment obligations to our livestock suppliers. As a result of this statute, the new notes offered in this offering will be effectively subordinated to the claims of our livestock suppliers. ConAgra Foods, Swift Beef and certain of their competitors are subject to current litigation alleging the use of captive cattle supplies in violation of this statute. See "-- Legal Proceedings."

     In December 2002, the EPA modified its regulations governing concentrated animal feeding operations ("CAFOs"). The new rule revises the federal permitting requirements for CAFOs and requires all CAFOs to apply for a discharge permit under the federal Clean Water Act. Each CAFO must also develop and implement a nutrient management plan that, at a minimum, includes best management practices and procedures necessary to implement applicable effluent limitations and standards. In addition, the EPA has proposed revisions to the effluent limitations guidelines and standards for the meat processing industry. The proposed regulation would revise technology-based effluent limitation guidelines and standards for wastewater discharges associated with the operation of new and existing meat processing and independent rendering facilities. The adopted rule and the proposed rule, when adopted, could have a significant impact on our operations.

     One of our subsidiaries, Swift Beef Company (formerly known as ConAgra Beef Company), has been identified as a potentially responsible party at the Bill Johns Waste Oil Site in Jacksonville, Duval County, Florida. The Bill Johns Waste Oil Site is not listed on the National Priorities List of Superfund sites, but it was the subject of an investigation by the EPA. The basis for Swift Beef Company's alleged liability is a small amount of waste oil sent to the Bill Johns Waste Oil Site by a distributor affiliated with the company. On January 8, 2002, a Consent Decree was lodged in the Middle District of Florida in a case styled United States v. Phillips Petroleum Company, Case No. 3:00-CV-620-J-25c. Under this Consent Decree, which has not yet been entered, the settling defendants agreed to reimburse the United States for $1,450,000 in past response costs incurred at the site. Swift Beef Company is a party to the Consent Decree, but because it is considered a de minimis contributor of waste oil at the site, its share of the settlement is less than $5,000. The EPA does not propose to take any further remedial action at the site, although the State of Florida has initiated an inquiry into whether there is groundwater contamination at the site that should be addressed. Because Swift Beef Company was a de minimis contributor to the site, we do not consider our potential liability at the site to be material.

     On May 30, 2003, Swift Beef Company received an administrative order from the EPA under the authority of the federal Clean Water Act in connection with its tannery operations in Cactus, Texas. The order directs us to either (1) take corrective action within thirty days of the effective date of the order to eliminate and prevent recurrence of certain alleged violations of the categorical pretreatment standard applicable to the tannery's wastewater, specifically certain alleged exceedances of the maximum sulfide limitation applicable under the relevant pretreatment standard, and to submit a report detailing the specific actions we have undertaken; or (2) if it is not possible to eliminate the alleged violations within thirty days, to submit a plan to eliminate the alleged violations in the shortest possible time. The order also directs us to schedule a meeting with the EPA to discuss the alleged violations and why the EPA should not take further enforcement action. The order does not propose to assess an administrative penalty, although it is possible that the EPA could elect to pursue an administrative penalty or other sanction at a later time. We believe that the cost to undertake the ordered corrective action will not be material.

     We from time to time receive notices from regulatory authorities and others asserting that we are not in compliance with some laws and regulations. In some instances, litigation ensues, including the matters discussed under "-- Legal Proceedings."

INTELLECTUAL PROPERTY

     We hold a number of trademarks, patents and domain names that we believe are material to our business and which are registered with the United States Patent and Trademark Office including "Swift" and "Monfort" derivative tradenames, and "Miller Blue Ribbon Beef". We have also registered "Swift" and "Monfort" derivative trademarks in most of the foreign countries to which we sell our products. Currently, we have a number of patent application and trademark registrations pending in the United States and in foreign countries. In addition to trademark protection, we attempt to protect our unregistered marks and other proprietary information under trade secret laws, employee and third-party non-disclosure agreements and other laws and methods of protection.

LEGAL PROCEEDINGS

     On May 10, 2002, a lawsuit was filed against ConAgra Foods, Inc. and ConAgra Beef Company (which was part of the Acquired Business and renamed Swift Beef Company) in the United States District Court for the District of Nebraska seeking certification of a class of all persons who have sold fed cattle to ConAgra Foods for cash, or on a basis affected by the cash price for fed cattle, during the period in which claims may be maintained pursuant to the applicable statute of limitations. The case was originally filed by two named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate exceeds 15,000. The complaint alleges that ConAgra Foods, in violation of the Packers and Stockyards Act of 1921, has used its market power and alleged use of captive supplies of fed cattle to reduce the prices paid to cattle producers. The plaintiffs seek declaratory relief, unspecified compensatory damages, attorneys' fees and expenses, and injunctive relief. On December 4, 2002, the complaint was amended to substitute two corporate entities for one of the individual plaintiffs. On December 16, 2002, the plaintiffs moved for class certification. ConAgra Foods has answered the amended complaint and discovery is under way. ConAgra Foods will indemnify us against any judgments for monetary damages or settlements arising out of this litigation or any future litigation filed against ConAgra Foods, the Acquired Business, us or certain of our affiliates that is based primarily on the substantive facts of this litigation to the extent that the litigation seeks damages resulting from the activities of ConAgra Foods or the Acquired Business prior to our acquisition of these entities. We believe that the defendants have acted properly and lawfully in their dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, we have not established a loss accrual associated with this claim.

     On July 1, 2002, a lawsuit was filed against ConAgra Beef Company (which was part of the Acquired Business and renamed Swift Beef Company), Tyson Foods, Inc., Excel Corporation and Farmland National Beef Packing Company, L.P. in the United States District Court of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the United States Department of Agriculture to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek unspecified damages, or alternatively, restitution based on equitable principles of unjust enrichment. The plaintiffs also seek attorneys' fees and expenses. No class has yet been certified in this action. Swift Beef Company and the other named defendants have moved to dismiss this action. We believe that Swift Beef Company has acted properly and lawfully in its dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, we have not established a loss accrual associated with this claim.

     We are also a party to a number of other lawsuits and claims arising out of the operation of our businesses. ConAgra Foods has also indemnified us for pending litigation concerning foreign use of a trademark. See "Certain Relationships and Related Party Transactions -- Indemnification and Release Agreement." Management believes the ultimate resolution of such matters should not have a material adverse effect on our financial condition, results of operations or liquidity.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers.

NAME                                    AGE                POSITION(S)
----                                    ---                -----------
John N. Simons, Jr. ..................  42    President and Chief Executive Officer
                                              and Director
Dennis Henley.........................  57    President, North American Red Meats
Danny Herron..........................  48    Vice President and Chief Financial
                                              Officer
Marshall Ernst........................  51    Vice President Beef Operations
Donald F. Wiseman.....................  57    Vice President and General Counsel
Joe Colonnetta........................  41    Director
George N. Gillett, Jr. ...............  64    Chairman of the Board and Director
Gregg L. Engles.......................  45    Director
Thomas O. Hicks, Jr. .................  57    Director
Michael D. Kelly......................  56    Director
Thomas Manuel.........................  56    Director
John R. Muse..........................  52    Director
Michael Walter........................  54    Director

A brief biography of each director and executive officer follows:

     John N. Simons, Jr. became the President and Chief Executive Officer of Swift & Company and a director in September 2002, and is also the President of Swift Beef Company. From May 1999 to September 2002, Mr. Simons was employed as President and Chief Operating Officer of ConAgra Beef Company. Prior to his employment with ConAgra Foods, from 1991 to May 1999, Mr. Simons was employed in a variety of general management roles in the United States, Canada and Australia at Excel Corporation/Cargill Corporation. Prior to his employment with Excel/Cargill, from 1987 to 1989, Mr. Simons was a Sales Associate at Trammell Crow Company. Mr. Simons is also a director of Swift Foods Company, one of our parent companies. Mr. Simons graduated with a BA from Stanford University ('84) and an MBA from the Harvard Business School ('91).

     Dennis Henley became the President, North American Red Meats of Swift & Company in November 2002 and is also the President of Swift Pork Company. From 1993 to September 2002, Mr. Henley was employed in various capacities at Swift & Company, the former pork processing operations of ConAgra Foods. From February 1999 to September 2002, Mr. Henley was employed as President and Chief Operating Officer of Swift & Company. From 1996 to 1998, Mr. Henley was employed as Executive Vice President of Operations and Product Management with Swift & Company. From 1994 to 1996, Mr. Henley was Senior Vice President of Product Management and from 1993 to 1994, acted as Vice President of Product Management of Swift & Company. Mr. Henley graduated with a BS in Animal Science from South Dakota State University ('68).

     Danny Herron became the Vice President and Chief Financial Officer of Swift & Company in September 2002. From April 1998 to September 2002, Mr. Herron was employed as Vice President and Senior Financial Officer of ConAgra Beef Company. From 1991 to April 1998, Mr. Herron was employed at Borden Foods Company where he acted as Snacks Controller from 1991 to 1993, the Chief Financial Officer Midwest Snacks from 1993 to 1995 and Operations Controller from 1995 to April 1998. Mr. Herron also worked at Frito-Lay, Inc. and Textron Corporation in various capacities from 1983 to 1991 and 1978 to 1983, respectively, prior to his employment with Borden Foods Company. Mr. Herron graduated with a BBA in Accounting from Valdosta State University ('77) and an MBA from New Hampshire College ('83).

     Marshall Ernst became the Vice President of Beef Operations of Swift & Company in September 2002. From March 2001 to September 2002, Mr. Ernst was employed as Vice President of Beef Operations of ConAgra Beef Company. Prior to his employment with ConAgra Beef Company, from June 1996 to October 1998, Mr. Ernst was employed as Vice President of Operations for Hillshire Farm, a division of Sara Lee Foods. From October 1998 to March 2001, Mr. Ernst was employed as Vice President of Operations for Sara Lee Corporation. Prior to his employment with Sara Lee, from February 1994 to June 1996, Mr. Ernst was employed as General Manager of Spirit Farms Land and Cattle Company, and from March 1988 to February 1994, Mr. Ernst was employed as the Director of Fresh Meat Operations and Procurement of Johnsonville Sausage LLC. From 1975 to 1988, Mr. Ernst worked in various capacities with Smithfield Foods, FDL Foods, and Jones Dairy Farm. Mr. Ernst graduated with a BS in Animal Science from the University of Wisconsin ('74).

     Donald F. Wiseman became the Vice President, General Counsel and Secretary of Swift & Company in March 2003. From December 1991 to March 2003, Mr. Wiseman was employed as Vice-President, General Counsel and Secretary of The Restaurant Company, the operator of the Perkins Restaurant and Bakery chain. Prior to his employment with The Restaurant Company, Mr. Wiseman was in private law practice from November 1979 to December 1991. Mr. Wiseman graduated with a BA from The University of Virginia ('68) and a JD from The University of Memphis ('76).

     Joe Colonnetta became a director of Swift & Company in September 2002. Mr. Colonnetta has been a partner at Hicks Muse since December 2002 and was previously a principal at Hicks Muse from January 1998 to December 2002. Prior to this, from September 1994 to January 1998, Mr. Colonnetta was a partner with Resource Management Partners ("RMP"), a management partner to institutional and private equity firms investing in food and consumer related portfolio companies, where he served as interim Vice Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer at various times during his employment. Prior to his employment with RMP, from January 1992 to September 1994, he was the Chief Financing Officer of TRC, Inc., a restaurant and food company. Mr. Colonnetta also serves as a director of Swift Foods Company, Cooperative Computing, Inc., Home Interiors & Gifts, Inc., Safeguard Systems, Minsa Mexico (an agri-business), Veltri Metal Products and Zilog, Inc. Mr. Colonnetta graduated with a BS in Finance from the University of Houston ('85).

     George N. Gillett, Jr. became Chairman of the Board and a director of Swift & Company in September 2002. Mr. Gillett has served as the Chairman of the Board and President of Booth Creek Management Corp., a company with investments in a wide variety of businesses, since founding the Company in 1996. Mr. Gillett has also served as Chairman of Booth Creek Ski Holdings, Inc. since its formation in October 1996 and Chief Executive Officer since February 1997. From August 1994 to July 2001, he served as Chairman of Packerland Packing Company, Inc., a meat packing company based in Green Bay, Wisconsin. From January 1997 to February 2000, Mr. Gillett served as Chairman of Corporate Brand Foods America, Inc., a processor and marketer of meat and poultry products based in Houston, Texas, which was acquired by IBP, Inc. in February 2000 (subsequently acquired by Tyson Foods). Mr. Gillett also serves as a director of Booth Creek Ski Holdings, Inc., Vail Banks, Inc., Gillett Family Partners and Northland Holdings, Inc. Mr. Gillett graduated with a BA in Business from Dominican College ('61).

     Gregg L. Engles became a director of Swift & Company in April 2003. Mr. Engles has served as the Chief Executive Officer and as a director of Dean Foods Company since its formation in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board of Dean Foods Company and resumed this position in April 2002. Prior to the formation of Dean Foods Company, Mr. Engles served as Chairman of the Board and Chief Executive Officer of certain predecessors of Dean Foods Company. He currently serves on the board of directors of Evercom, Inc., an independent provider of inmate telecommunications services which has publicly-traded notes.

     Thomas O. Hicks, Jr. became a director of Swift & Company in September 2002. Mr. Hicks has been Chairman of Hicks Muse since co-founding the firm in 1989. Prior to forming Hicks Muse, Mr. Hicks co-founded Hicks & Haas Incorporated in 1983 and served as its Co-Chairman and Co-Chief

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Executive Officer through 1989. Mr. Hicks also serves as a director of Swift
Foods Company, Clear Channel Communications, Inc., Viasystems Group, Inc., Home Interiors & Gifts, Inc. and Pinnacle Foods. Mr. Hicks graduated with a BBA from the University of Texas ('68) and an MBA from the University of Southern California ('70).

     Michael D. Kelly became a director of Swift & Company in April 2003. Mr. Kelly served as the Executive Vice President, Marketing of Perkins Management Company, Inc., a restaurant management company and an indirect subsidiary of The Restaurant Company, from February 1993 until February 2003. Mr. Kelly graduated with a BS in Advertising and Marketing from Ferris State University ('70).

     Thomas Manuel became a director of Swift & Company in September 2002. Mr. Manuel serves as a consultant to ConAgra Foods. Mr. Manuel joined ConAgra Foods in 1977, and was the President and Chief Operating Officer of ConAgra Meat Companies from 1998 to 2000, and the President and Chief Operating Officer of ConAgra Trading and Processing from 1994 to 1998. Mr. Manuel also serves as a director of Swift Foods Company. Mr. Manuel graduated with a BS in Business Administration from the University of Minnesota ('70).

     John R. Muse became a director of Swift & Company in September 2002. Mr. Muse has been a partner and member of the management committee of Hicks Muse since co-founding the firm in 1989. Prior to forming Hicks Muse in 1989, Mr. Muse headed the merchant/investment banking operations of Prudential Securities in the Southwestern region of the United States. Mr. Muse also serves as a director of Swift Foods Company, Dean Foods Corporation, Arena Brands Holding Corp., Burtons Foods, Eurotax/Glass's, Media Capital, Pinnacle Foods, Premier International Foods Plc and Yell. Mr. Muse graduated with a BS in Engineering Management from the United States Air Force Academy ('73) and an MBA from UCLA ('74).

     Michael D. Walter became a director of Swift & Company in September 2002. Mr. Walter joined ConAgra Foods in 1989. Mr. Walter has been ConAgra Foods' Senior Vice President, Commodity Procurement & Economic Strategy since 1998. Prior to his current position, he was Senior Vice President Trading and Procurement Management from 1997 to 1998. Mr. Walter also serves as a director of Swift Foods Company, Chicago Board of Trade, ConAgra Malt Co. and RES, a by-product recovery company. Mr. Walter graduated with a BS in Business from Eastern Illinois University ('71).

EXECUTIVE COMPENSATION

     We were formed in May 2002. The base salary for our Chief Executive Officer and our four other most highly compensated executive officers based on their expected annual salary for fiscal 2003 is as follows: Mr. Simons, $600,000; Mr. Henley, $400,000; Mr. Herron, $300,000; Mr. Ernst, $375,000 and Mr. Wiseman, $275,000. We refer to these individuals as our "named executive officers." In addition, these individuals will receive bonuses, stock options and other compensation described below under "Employment and Severance Agreements" and "2002 Stock Option Plan."

EMPLOYMENT AND SEVERANCE AGREEMENTS

     We have entered into employment agreements with each of John Simons, Dennis Henley and Danny Herron, which became effective at the closing of the Transaction. Pursuant to the terms of the employment agreements, Mr. Simons is employed as President and Chief Executive Officer of Swift & Company for four years with an initial annual base salary of $600,000; Mr. Henley is employed as President, North American Red Meats for four years with an initial annual base salary of $400,000; and Mr. Herron is employed as Chief Financial Officer and Vice President Finance and Controls of Swift & Company for four years with an initial annual base salary of $300,000. Messrs. Herron and Henley were also paid retention bonuses of $315,000 and $487,500, respectively, by us in connection with the closing of the Transaction.

     Each of the employment agreements will be automatically extended for additional one year periods unless, at least six, but no more than 12, months prior to the ensuing expiration date, either party gives the

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other party written notice that the employment agreement will not be extended.
The terms of the employment agreements provide for an annual increase of at least five percent of the then current annual base salary each year as well as an annual bonus in an amount to be determined in accordance with the agreement. The maximum annual bonus potential of Messrs. Simons, Henley and Herron will be no less than 100%, 70% and 60%, respectively, of each employee's annual base salary for the relevant year.

     The employment agreements each provide for lump sum severance payments if such individuals are terminated by Swift & Company without cause (as defined in the employment agreements) or such individuals terminate their employment for good reason (as defined in the employment agreements). The amount of any lump sum severance payment will include, among other things, an amount equal to (1) two times the applicable employee's then current annual base salary plus (2) an amount equal to the greater of either 50% of (a) the maximum annual bonus the employee could have earned over the remainder of the employment term and (b) the highest bonus paid to the employee prior to the termination date, multiplied by the number of complete fiscal years remaining in the employment term and pro rated for all partial years remaining in the term. In addition, each employee was granted options to purchase shares of Swift Foods Company under the Swift Foods Company 2002 Stock Option Plan described below under "2002 Stock Option Plan." Each employee has agreed pursuant to his employment agreement not to compete with Swift & Company during his employment and for a period of two years after termination of his employment for any reason. Unvested awards or grants made under the ConAgra Foods' option plan or incentive plans to each of Messrs. Simons, Henley and Herron prior to their employment with Swift & Company will continue to vest.

     We have also entered into severance agreements with each of Marshall Ernst and Donald Wiseman that provide for monthly severance payments if we terminate such individuals without cause within the 36-month period following the closing of the Transaction. The amount of the monthly severance payment is comprised of base salary and incentive components with Mr. Ernst being entitled to $43,750 and Mr. Wiseman being entitled to $22,917 per month remaining in the 36-month period at the time of the termination of employment. In addition to their annual salaries, the maximum annual bonus potential of each of Messrs. Acromite and Wiseman will be no less than 50% of each employee's annual base salary for the relevant year. Mr. Ernst also received a retention bonus of $525,000 from us in connection with the closing of the Transaction. Mr. Wiseman received a $100,500 signing bonus in March 2003.

     In addition to the employment agreements and severance agreements entered into by our named executive officers, we have severance arrangements with eight of our other executive officers under which these officers may receive a maximum aggregate of approximately $4.5 million of severance payments.

2002 STOCK OPTION PLAN

     At the closing of the Transaction, Swift Foods Company adopted the Swift Foods Company 2002 Stock Option Plan, pursuant to which options may be granted to employees and eligible non-employees of Swift Foods Company and its parent or subsidiaries for the purchase of shares of common stock of Swift Foods Company.

     The employees and non-employees (including non-employee directors) eligible to receive awards under the 2002 Stock Option Plan will be those individuals whose services to Swift Foods Company and its parent or subsidiaries are determined by the board of directors of Swift Foods Company (or a committee thereof) to have a direct and significant effect on the financial development of Swift Foods Company or its parent and subsidiaries. In addition, non-employee directors of Swift Foods Company who are eligible for awards under the plan may elect to receive options under the plan in lieu of any annual fee for services as a director of Swift Foods Company.

     A total of 19.5 million shares of common stock of Swift Foods Company are available for grant under the 2002 Stock Option Plan. Both incentive stock options and nonqualified stock options may be granted under the 2002 Stock Option Plan. The board of directors of Swift Foods Company (or a committee thereof) will administer and interpret the 2002 Stock Option Plan and will determine, in its discretion, the employees and eligible non-employees who will receive grants, the number of shares subject to each option
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granted, the exercise price and the option period (which may not be more than ten years from the date the option is granted). Pursuant to the applicable employment agreements, Mr. Simons received options for 6,400,000 shares at an exercise price of $1.00 per share and options for 1,000,000 shares at an exercise price of $2.00 per share, Mr. Henley received options for 2,250,000 shares at an exercise price of $1.00 per share, Mr. Herron received options for 1,250,000 shares at an exercise price of $1.00 per share, Mr. Ernst received options for 1,000,000 shares at an exercise price of $1.00 per share and Mr. Wiseman received options for 625,000 shares at an exercise price of $1.00 per share.

STOCK PURCHASE PLAN

     Swift Foods Company has adopted a stock purchase plan pursuant to which eligible employees and non-employees (including non-employee directors) of Swift Foods Company and its subsidiaries may purchase shares of common stock of Swift Foods Company. A total of 4,000,000 shares of common stock of Swift Foods Company are available for purchase under this plan at a price per share as determined by the board of directors on the date of purchase. Certain members of our management have purchased an aggregate of 2,810,000 shares under the stock purchase plan at a purchase price of $1.00 per share which was the fair market value of such shares on the date of purchase.

OTHER BENEFIT PROGRAMS

     The named executive officers also have the opportunity to participate in other employee benefit programs including health insurance, group life insurance, and retirement benefits under the same benefits structure made available to most non-union employees.

COMPENSATION OF DIRECTORS

     Directors who are officers, employees or otherwise our affiliates are not presently expected to receive compensation for their services as directors following the Transaction. Our independent or non-affiliate directors receive an annual fee of $20,000, $5,000 per board meeting attended ($1,000 for telephonic board meetings) and $1,000 per committee meeting attended. Our audit committee chairman receives $3,000 per audit committee meeting attended. In addition, our independent or non-affiliate directors receive options to purchase 100,000 shares of Swift Foods Company at $1.00 per share and are given the opportunity to purchase a minimum of $100,000 of shares of Swift Foods Company at $1.00 per share with a matching option grant on up to $100,000 of shares purchased. Mr. Engles and Mr. Kelly have been given the opportunity to purchase up to $500,000 and $200,000 of Swift Foods Company shares, respectively, pursuant to this arrangement. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

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          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of our common stock as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group.

                                                              NUMBER OF   PERCENTAGE
                                                               SHARES     OF SHARES
                                                              ---------   ----------
5% STOCKHOLDERS:
  S&C Holdco 3, Inc.(1).....................................    1,000       100.00%
       1770 Promontory Circle
       Greeley, Colorado 80634
NAMED EXECUTIVE OFFICERS AND DIRECTORS:
  John N. Simons, Jr. ......................................       --           --
  Dennis Henley.............................................       --           --
  Danny Herron..............................................       --           --
  Marshall Ernst............................................       --           --
  Donald F. Wiseman.........................................       --           --
  Joe Colonnetta............................................       --           --
  George N. Gillett, Jr. ...................................       --           --
  Gregg L. Engles...........................................       --           --
  Thomas O. Hicks, Jr.(2)...................................      539         53.9%
  Michael D. Kelly..........................................       --           --
  Thomas Manuel.............................................       --           --
  John R. Muse..............................................       --           --
  Michael Walter............................................       --           --
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (17
  PERSONS)(2)...............................................      539         53.9%

---------------

(1) All of our issued and outstanding common stock is owned by S&C Holdco 3, Inc. All of the issued and outstanding common stock of S&C Holdco 3, Inc. is owned by S&C Holdco 2, Inc. All of the issued and outstanding common stock of S&C Holdco 2, Inc. is owned by Swift Foods Company. HMTF Rawhide, L.P. ("HMTF Rawhide"), the limited partnership formed by our equity sponsors, Hicks Muse and Booth Creek (an affiliate of George N. Gillett, Jr., the Chairman of our Board of Directors), owns approximately 54% of the equity interests of Swift Foods Company. ConAgra Foods owns approximately 45% equity interests of Swift Foods Company and certain members of management who elected to participate in the stock purchase plan of Swift Foods Company own approximately 1% of the equity interests of Swift Foods Company. An affiliate of Hicks Muse owns all of the general partner interests of HMTF Rawhide.

(2) None of our directors or executive officers other than Mr. Hicks beneficially owns any shares of our common stock. Beneficial ownership of shares by Mr. Hicks consists solely of shares owned indirectly by HMTF Rawhide, whose general partner is HMTF RW, L.L.C. Mr. Hicks is the sole manager of HM5/GP LLC, which is the general partner of Hicks, Muse, Tate & Furst Equity Fund V, L.P., which is the sole member of HMTF RW, L.L.C., and, accordingly, may be deemed to be the beneficial owner of the shares of common stock of Swift & Company held indirectly by HMTF Rawhide. Mr. Hicks disclaims beneficial ownership of such shares.

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              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the applicable agreements, including the purchase agreement dated May 20, 2002, as amended to date, among ConAgra Foods, Swift Foods Company and HMTF Rawhide, a limited partnership formed by our equity sponsors, Hicks Muse and Booth Creek. We believe that the terms of each of the agreements described below are at least as favorable to us as we could have obtained from unaffiliated third parties.

STOCKHOLDERS' AGREEMENT

     HMTF Rawhide, ConAgra Foods, Hicks Muse and Swift Foods Company entered into a Stockholders' Agreement that includes provisions regarding, among others, the election of directors, registration rights, restrictions on transfer and other rights regarding sales of Swift Foods Company stock by Hicks Muse and ConAgra Foods, the sale of Swift Foods Company's cattle feeding operations and a right to force the sale of Swift Foods Company after five years.

     The Stockholders' Agreement requires HMTF Rawhide and ConAgra Foods, subject to certain conditions, to vote their shares in favor of the election to Swift Foods Company's board of directors of (i) five individuals as may be designated by Hicks Muse and its affiliates (including HMTF Rawhide) and (ii) two individuals as may be designated by ConAgra Foods and its affiliates. Under the HMTF Rawhide Partnership Agreement, Hicks Muse has agreed to cause an individual designated by an affiliate of George N. Gillett, Jr., our Chairman of the Board, to be included in the five individuals designated for election to Swift Foods Company's board of directors by Hicks Muse for as long as Mr. Gillett or his affiliates continue to own at least 25% of the limited partnership interest in HMTF Rawhide owned by such parties at the closing of the Transaction.

     The Stockholders' Agreement also provides that HMTF Rawhide and ConAgra Foods each may require Swift Foods Company, subject to certain registration volume limitations, to effect up to four demand registrations of their Swift Foods Company common stock under the Securities Act at any time after consummation of a qualified IPO (as defined in the Stockholders' Agreement). The Stockholders' Agreement also provides that in the event Swift Foods Company proposes to register any shares of its common stock under the Securities Act, whether or not for its own account, holders of common stock subject to the Stockholders' Agreement will be entitled, with certain exceptions, to include their shares of common stock in such registration. In addition, after a qualified IPO, ConAgra Foods has the right to require Swift Foods Company to act as a guarantor of the $150.0 million note issued to ConAgra Foods as part of the payment for the Acquired Business and to register the resale of such note by ConAgra Foods.

     The Stockholders' Agreement also provides that, subject to certain exceptions, in connection with any transfer for value by Hicks Muse to a non-affiliate of Hicks Muse or its affiliates of Swift Foods Company's securities or partnership interests in HMTF Rawhide, Hicks Muse and its affiliates have the right to require ConAgra Foods and its affiliates to also transfer a portion of their shares of Swift Foods Company common stock. If Hicks Muse and its affiliates desire to effect a sale of Swift Foods Company securities or their partnership interests in HMTF Rawhide, ConAgra Foods and its affiliates may "tag along" and sell a portion of their shares of Swift Foods Company common stock on the same terms. If Hicks Muse and its affiliates desire to effect a sale of Swift Foods Company securities or HMTF Rawhide partnership interests, ConAgra Foods and its affiliates may also cause the purchaser of the Hicks Muse securities to purchase from ConAgra Foods the pro rata portion of the outstanding principal amount of the $150.0 million note issued to ConAgra Foods as part of the payment for the Acquired Business. Prior to the transfer of any securities subject to the Stockholders' Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and conditions as the proposed transfer. The Stockholders' Agreement also provides that, if Swift Foods Company has not completed a qualified IPO by the fifth anniversary of the closing of the Transaction, ConAgra Foods can cause Swift Foods Company to sell itself (through a merger, sale of securities or sale of substantially all of the assets) at a price proposed by ConAgra Foods. If ConAgra Foods notifies Swift Foods Company of its intention to cause Swift Foods Company to effect such a sale, Hicks Muse and its

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affiliates have the right for a 180 day period to purchase the common stock of
Swift Foods Company then beneficially owned by ConAgra Foods for a per share price derived from the proposed ConAgra Foods sale price for the entire company. If Hicks Muse does not exercise its purchase right within the 180 day period, then ConAgra Foods may cause Swift Foods Company to conduct an auction to sell Swift Foods Company within a period not to exceed two years at a price that maximizes the value to be received by Swift Foods Company's stockholders.

     The Stockholders' Agreement grants Hicks Muse and its affiliates the right to purchase all of the securities of Swift Foods Company held by ConAgra Foods and its affiliates at any time during the five years following the closing of the Transaction. The Stockholders' Agreement also contains provisions with respect to any sale of Swift Foods Company's domestic cattle feeding operations following the completion of the Transaction.

     With respect to shares owned by management, the Stockholders' Agreement provides for tag-along rights for the benefit of management, drag-along rights for the benefit of HMTF Rawhide, repurchase rights upon the occurrence of certain events, restrictions on transfer, rights of first refusal and other customary terms.

     The Stockholders' Agreement will terminate by its terms on the 18th anniversary of the closing of the Transaction. In addition, the provisions of the Stockholders' Agreement regarding the election of directors, tag along rights, co-sale rights, Hicks Muse's right of first refusal and the general restriction on transfers and ConAgra Foods' right to cause a sale of Swift Foods Company will each terminate upon the completion of a qualified IPO.

MONITORING AND OVERSIGHT AGREEMENT

     In connection with the Transaction, we and certain of our direct and indirect parents and subsidiaries entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with an affiliate of Hicks Muse ("Hicks Muse Partners") pursuant to which we will pay Hicks Muse Partners an annual fee for ongoing oversight and monitoring services provided to us. The annual fee will be adjusted at the beginning of each fiscal year to an amount equal to the greater of (a) $2 million or (b) 1% of the budgeted consolidated annual EBITDA of Swift Foods Company and its subsidiaries. The annual fee will also be adjusted in the event that Swift Foods Company or any of its subsidiaries acquires another entity or business during the term of the agreement.

     We have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, if any, agents, independent contractors and employees from and against all claims, liabilities, damages, losses and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners pursuant to the Monitoring and Oversight Agreement. Certain of our directors, Messrs. Hicks and Muse, are each limited partners of Hicks Muse Partners and directors, officers and shareholders of the general partner of Hicks Muse Partners.

     The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial, operational matters. We believe the services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by us without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by us.

     Hicks Muse Partners has agreed to pay to Gillett Greeley, LLC, an affiliate of George N. Gillett, Jr., our Chairman of the Board, 25% of the annual fees payable to it under the Monitoring and Oversight Agreement pursuant to a consulting agreement between Hicks Muse Partners and Booth Creek, which is ultimately controlled by Mr. Gillett. Booth Creek has agreed to provide consulting services to Hicks Muse Partners for as long as Mr. Gillett or his affiliates own at least 25% of the outstanding limited partnership interests in HMTF Rawhide owned by such parties at the closing of the Transaction.

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FINANCIAL ADVISORY AGREEMENT

     In connection with the Transaction, we and certain of our direct and indirect parents and subsidiaries also entered into a ten-year agreement (the "Financial Advisory Agreement") pursuant to which Hicks Muse Partners received a cash financial advisory fee equal to $15.0 million upon the closing of the Transaction as compensation for its services as financial advisor for the Transaction. The Financial Advisory Agreement also provided for Hicks Muse Partners to receive an expense reimbursement of $2.0 million upon the closing of the Transaction. These fees were included as part of the expenses of the Transaction. The expense reimbursement was agreed upon in the purchase agreement to reimburse our chairman for normal due diligence costs incurred in evaluating and analyzing the Swift & Company acquisition. The agreement provided for a defined reimbursement of $2.0 million to cover due diligence expenses without having to provide us with detailed expense records.

     Hicks Muse Partners also will be entitled to receive a fee equal to 1.5% of the transaction value for any subsequent transaction in which we are involved that is consummated during the term of the Financial Advisory Agreement. For purposes of the Financial Advisory Agreement:

     - "transaction value" means the total value of any add-on transaction, including, without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement, but including, without limitation, the amount of any indebtedness, equity or similar items issued, assumed or remaining outstanding and the amount of any working capital items or other assets retained by the seller in such add-on transaction); and

     - "subsequent transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring, refinancing, issuances of debt or equity (whether in a private or a public offering) or other similar transaction (including asset sales or acquisitions and purchases or sales of subsidiaries or divisions directly or indirectly involving us or certain of our affiliates and any other person or entity); provided, however, that such term shall not include any partial or complete divestiture of the cattle feeding operations acquired by Swift Foods Company.

     The Financial Advisory Agreement makes available the investment banking, financial advisory and other similar services of Hicks Muse Partners. We believe the services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by us without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by us.

     We have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, if any, agents, independent contractors and employees from and against all claims, liabilities, damages, losses and expenses arising out of or in connection with the services rendered by Hicks Muse Partners pursuant to the Financial Advisory Agreement. Certain of our directors, Messrs. Hicks and Muse, are each limited partners of Hicks Muse Partners and directors, officers and shareholders of the general partner of Hicks Muse.

     Hicks Muse Partners has agreed to pay to Booth Creek, an affiliate of George N. Gillett, Jr., our Chairman of the Board, 25% of the annual fees payable to it under the Financial Advisory Agreement. Booth Creek Management Corporation did not receive any portion of the $15.0 million cash financial advisory fee paid to Hicks Muse Partners upon the closing of the Transaction. Hicks Muse Partners paid to Gillett Greeley, LLC, an affiliate of George N. Gillett, Jr., all of the $2.0 million expense reimbursement described above.

SENIOR SUBORDINATED NOTES

     The purchase price for the Acquired Business was financed, in part, through the issuance of $150.0 million aggregate principal amount of our senior subordinated notes to ConAgra Foods. We paid ConAgra Foods a fee in the amount of $3.75 million (which represents 2.5% of the aggregate principal
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amount of the senior subordinated notes) in connection with its purchase of the senior subordinated notes. This fee was included as part of the expenses of the Transaction. On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction. For a description of the terms of the senior subordinated notes, see "Description of Other Indebtedness -- Senior Subordinated Notes."

PREFERRED SUPPLIER AGREEMENT

     At the closing of the Transaction, we entered into a preferred supplier agreement with ConAgra Foods pursuant to which, for an initial term of seven years, we and certain of our subsidiaries will supply those fresh beef and pork products historically provided by Swift Beef and Swift Pork to ConAgra Foods and certain of its subsidiaries on a delivered basis based on pricing mechanics consistent with past practices. In addition, ConAgra Foods offered us the opportunity to supply additional fresh beef and pork products required by ConAgra Foods as a result of changes in its product mix or due to product reformulations. We and ConAgra Foods will meet periodically during the term of the agreement to discuss and determine pricing and payment mechanisms and procedures. From September 19, 2002 through February 23, 2003, we sold $296.1 million of products to ConAgra Foods under this agreement.

TRANSITION SERVICES AGREEMENT

     At the closing of the Transaction, we, certain of our direct and indirect parents and subsidiaries, and the entities that acquired and operate the domestic cattle feeding operations of ConAgra Foods entered into a one-year transition services agreement (the "Transition Services Agreement") with ConAgra Foods pursuant to which, among other things, ConAgra Foods will provide certain transition services, including information technology, accounting, risk management, market research and product brokerage services, to us and Swift Beef will provide certain transition services, including information technology, purchasing and human resources services, to ConAgra Foods. The parties have agreed, during the term, to use their commercially reasonable efforts to locate third party service providers to replace the services provided under the Transition Services Agreement. Payments received from ConAgra Foods for services we provided under this agreement for the period of September 19, 2002 through February 23, 2003 were $1.9 million. For this same period, we paid $2.7 million to ConAgra Foods for services provided to us under this agreement.

RISK MANAGEMENT AGREEMENT

     At the closing of the Transaction, ConAgra Foods and the entity that operates the domestic cattle feeding operations acquired from ConAgra Foods entered into a risk management agreement (the "Risk Management Agreement") pursuant to which ConAgra Foods will provide certain cattle feeding risk management services to that entity, including entering into hedging transactions to reduce the risk of price changes with respect to cattle or feed inventory and measuring and reporting inventory positions. That entity will pay or reimburse ConAgra Foods for all expenses incurred in connection with its performance of services under the Risk Management Agreement that are reimbursable thereunder and will supply cattle from its operations to Swift Beef pursuant to the Cattle Supply Agreement described below.

LIVE CATTLE SUPPLY AGREEMENT

     At the closing of the Transaction, Swift Beef and the entity that operates the domestic cattle feeding operations acquired from ConAgra Foods entered into a live cattle supply agreement (the "Cattle Supply Agreement") pursuant to which Swift Beef will purchase all of the cattle produced by the domestic cattle feeding business from such entity for processing at facilities owned by Swift Beef. The parties will meet periodically, but no less frequently than every 90 days, to determine the quantities of cattle to be supplied under the agreement. The Cattle Supply Agreement will terminate on the date of termination of the credit facility for the domestic cattle feeding operations, which will be the earlier of 24 months after the
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Transaction or the disposition of the domestic cattle feeding operations, unless extended in accordance with the Cattle Supply Agreement for an additional year. From September 19, 2002 through February 23, 2003, Swift Beef paid $346.1 million under this agreement.

BY-PRODUCTS MARKETING AGREEMENT

     At the closing of the Transaction, we entered into a by-products marketing agreement (the "Marketing Agreement") with ConAgra Trade Group, Inc. ("CTG") pursuant to which we will sell to CTG certain by-products resulting from our processing of cattle and hogs at prices calculated in accordance with the agreement. The Marketing Agreement will be effective through May 31, 2003. The parties will split the pre-tax profit or losses resulting from CTG's marketing of the by-products purchased under the agreement and CTG will also be obligated to make available to Swift Australia, and pay the salaries and benefits for, two designated employees so long as such employees remain CTG employees in Australia. For September 19, 2002 through February 23, 2003, we received approximately $1.0 million from CTG under this agreement.

INDEMNIFICATION AND RELEASE AGREEMENT

     At the closing of the Transaction, we, certain of our direct and indirect parents and subsidiaries, and the entities that acquired and operate the domestic cattle feeding operations of ConAgra Foods entered into an indemnification and release agreement with ConAgra Foods pursuant to which we agreed to be bound by the post-closing indemnification obligations set forth in the purchase agreement and, following the closing, to release ConAgra Foods and its affiliates from all liabilities and actions for environmental costs or liabilities other than that which are set forth in the purchase agreement.

TRADEMARK LICENSE AGREEMENT

     At the closing of the Transaction, one of our subsidiaries, Swift Brands Company, Inc., and ConAgra Foods entered into a one-year trademark license agreement that will allow ConAgra Foods and its affiliates to use the various Swift trademarks that were assigned to Swift Brands as part of the purchase agreement. Specifically, the license agreement gives ConAgra Foods and its affiliates the exclusive right to use the Swift and Swift Premium trademarks, as well as other trademarks that include derivations of the term "Swift" (collectively, the "Swift marks"), with the processed meat products that ConAgra Foods and its affiliates were selling under the Swift marks prior to the execution of the purchase agreement. As part of this license agreement, Swift Brands acknowledged ConAgra Foods' rights to the BROWN 'N SERVE trademark as well as the trade dress associated with the mark.

     Also at the closing of the Transaction, Swift Brands, ConAgra Foods and ConAgra Brands, Inc. entered into a second trademark license agreement that allows Swift Brands and its affiliates to use the Armour and ConAgra Foods trademarks (and derivatives of these marks) for a limited period of time. Specifically, the license agreement allows Swift Brands and its affiliates to use the Armour and ConAgra Foods marks in connection with the production, distribution, marketing, advertising and sale of those fresh beef, fresh pork and fresh lamb products that ConAgra Foods and its affiliates were selling under the Armour and ConAgra Foods marks prior to the execution of the purchase agreement. Swift Brands and its affiliates can use the ConAgra mark for 120 days or until all of the inventory that was acquired under the purchase agreement bearing the mark is exhausted, whichever occurs first, provided, however, that in Japan and South Korea, we may use the ConAgra mark until the earlier of 12 months or we obtain a license to use the Swift mark in those countries. With respect to the Armour mark, Swift Brands and its affiliates can use the mark for one year.

TAX SHARING AGREEMENT

     In connection with the closing of the Transaction, we, on the one hand, and certain of our direct and indirect parent entities and the entities that acquired and operate the domestic cattle feeding operations of ConAgra Foods, on the other hand, entered into a tax sharing agreement pursuant to which we are

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obligated, among other things, to distribute to Swift Foods Company any taxes attributable to us and our subsidiaries and under which we will be indemnified for any taxes paid by us or our subsidiaries on behalf of any other member of Swift Foods Company's consolidated tax group.

CONTRIBUTION AGREEMENT

     In connection with the closing of the Transaction, we, with our direct and indirect parent entities, entered into a contribution agreement pursuant to which these entities will contribute or otherwise pay over, or cause any of their subsidiaries (other than the entities that will acquire and operate the domestic cattle feeding operations of ConAgra Foods) to contribute or otherwise pay over, to us any amounts they receive from ConAgra Foods or its affiliates pursuant to indemnification claims under the purchase agreement and any amounts obtained from other sources which are applied to offset any indemnification claims that we could otherwise make under the purchase agreement.

INDEMNITY SIDE LETTER

     In connection with the closing of the Transaction, ConAgra Foods agreed to reimburse us to the extent recall costs incurred after the Transaction exceed the accrual made for estimated recall costs pursuant to the purchase agreement relating to the Acquisition, and we agreed to reimburse ConAgra Foods to the extent the accrual exceeds the recall costs. ConAgra Foods has further agreed to indemnify us for liabilities, costs and expenses that we may incur with respect to third parties in connection with product liability claims or personal injury causes of action arising from the consumption of the products subject to the recall.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR CREDIT FACILITIES

     On September 19, 2002, we entered into a credit agreement with Citicorp USA, Inc., JPMorgan Chase Bank, and other agents, lenders and issuers that are a party thereto. The agreement provides for senior credit facilities consisting of a term loan facility, under which we and our Australian subsidiary, S&C Australia Holdco Pty. Ltd. ("Australian Holdings"), may be borrowers, and a revolving credit facility, under which we, Australian Holdings and its Australian subsidiary, Australia Meat Holdings Pty. Limited (the "Australian Company"), may be borrowers. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the terms of the senior credit facilities. In total, such senior credit facilities allow borrowings from time to time up to $550 million, and consist of a term loan of up to $200 million that matures on the sixth anniversary of the closing date and a revolving credit facility of $350 million that terminates on the fifth anniversary of the closing date. Up to $125 million of the revolving credit facility is available for the issuance of letters of credit or Australian bank guarantees and up to $45 million of the revolving credit facility is available for borrowings in Australian dollars by Australian Company and Australian Holdings. On February 23, 2003, approximately $199.5 million was outstanding under the senior credit facilities.

     Availability. Availability under the senior credit facilities with respect to any borrower is subject to a borrowing base. The borrowing base for the U.S. borrower is based on its and certain of its domestic wholly owned subsidiaries' assets as described below. The borrowing base for the Australian borrowers is based on the borrowing base for the U.S. borrower plus a borrowing base based on their and certain of their wholly owned subsidiaries' assets. The borrowing base consists of percentages of the U.S. borrower's or Australian borrowers' eligible accounts receivable, inventory and supplies and the lesser of a sublimit and percentages of their respective eligible equipment and real property, in each case, less certain eligibility and availability reserves to be determined. The borrowers are required to report their respective borrowing bases on a weekly basis and, as a result, the availability under the senior credit facilities is subject to change.

     Interest Rate. Under the senior credit facilities, we are able to obtain U.S. dollar loans as either base rate loans or eurodollar rate loans, and Australian dollar loans as either Australian bill rate loans or short-term rate loans, subject, in each case, to customary exceptions for availability of eurodollar and Australian bill rate loans. With respect to both revolving loan borrowings and term loan borrowings, (a) U.S. dollar denominated borrowings that are (i) eurodollar rate loans will initially bear interest at rates of 3.25% per annum plus the applicable eurodollar rate, or (ii) base rate loans will initially bear interest at rates of 2.25% per annum plus the highest of Citibank's base rate, the three-month certificate of deposit rate plus 0.5%, and the federal funds effective rate plus 0.5%, and (b) Australian dollar denominated borrowings that are (i) bill rate loans will initially bear interest at rates of 2.75% per annum plus the applicable bid rate for Australian bills for the applicable interest period or (ii) short-term loans will initially bear interest at rates of 2.75% per annum plus the Reserve Bank of Australia Official Cash Rate or, if such rate is not published in time on the appropriate reference screen, an average of buying rates for Australian dollar overnight cash deposits quoted to Citibank, N.A. (Sydney branch) by certain reference banks. For revolving loan borrowings only, rates may be subject to leverage based step-downs or step-ups after the second full fiscal quarter after the closing date.

     Commitment and Letter of Credit Fees. We pay a commission on the U.S. dollar equivalent face amount of all outstanding letters of credit at a per annum rate equal to the applicable interest rate margin for eurodollar rate revolving loan borrowings, and we pay a fronting fee equal to 1/4 of 1% per annum of the U.S. dollar equivalent maximum undrawn face amount of each letter of credit plus the issuer's customary document and processing charges. We also pay a fee equal to 0.50% per annum on the unused portion of the revolving credit commitments.

     Repayment and Prepayment. Loans outstanding under the term loan facility require 20 quarterly principal repayments each in an amount equal to $500,000 during the first five years after the closing date and four installments of $47.5 million during the sixth year after the closing with the last such installment

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being due on the sixth anniversary after the closing date. The revolving credit facility terminates and all amounts outstanding thereunder must be repaid in full on the fifth anniversary of the closing date. Mandatory prepayments of the senior credit facilities are required from the proceeds of the issuance of debt, asset sales, insurance and condemnation and purchase price adjustments, in each case subject to customary exceptions and, in the case of certain asset sales and insurance and condemnation proceeds, reinvestment rights, as applicable. Mandatory prepayments are also required from excess cash flow. Mandatory repayments of the revolving credit facility do not result in a permanent reduction of the commitments thereunder (other than in the event of a sale of the Australian borrowers) but the events giving rise to such mandatory prepayments may reduce the amount of fixed assets which can be included in the borrowing base.

     Security. Borrowings made by us under the senior credit facilities and all guarantees thereof are secured by a first priority perfected lien and security interest in all of the capital stock of our domestic subsidiaries and 65% of the capital stock of our first tier foreign subsidiaries, as well as all of our other assets and the other assets of all of our domestic subsidiaries, subject to certain exceptions. Borrowings made by our Australian subsidiary and all guarantees thereof under the senior credit facilities are secured by all of the capital stock and other assets securing the borrowings made by us, as well as all of the capital stock of our subsidiaries and other assets of our Australian subsidiary borrowers and their wholly owned subsidiaries, subject to certain exceptions.

     Guarantees. Our parent, S&C Holdco 3, Inc. and our domestic subsidiaries guarantee repayment of our obligations and the obligations of our Australian subsidiaries under the senior secured credit facilities. In addition, we guarantee, and the wholly owned subsidiaries of our Australian subsidiary borrowers and our other foreign subsidiaries guarantee, the obligations of the Australian subsidiary borrowers.

     Affirmative Covenants. Our senior credit facilities contain affirmative covenants customary for similar credit facilities, and include a covenant for the implementation and maintenance of deposit account control agreements and cash concentration accounts. These arrangements require, subject to certain customary exceptions, cash proceeds of accounts receivable and other collateral to be concentrated to cash collateral accounts held at the administrative agent, which accounts will be swept daily against outstandings under the revolving credit facility.

     Negative Covenants. Our senior credit facilities contain negative covenants that limit our ability and the ability of our subsidiaries to, among other things:

     - incur additional indebtedness;

     - create liens on our property, revenue or assets;

     - make certain loans or investments;

     - sell or dispose of assets;

     - pay certain dividends and other restricted payments;

     - prepay or cancel certain indebtedness;

     - dissolve, consolidate, merge, or acquire the business or assets of other entities;

     - enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

     - enter into new lines of business;

     - enter into certain transactions with affiliates and certain permitted joint ventures;

     - agree to restrictions on the ability of subsidiaries to make dividends;

     - agree to enter into negative pledges in favor of any other creditor;

     - enter into sale/leaseback transactions and operating leases;

     - make changes in our fiscal year;

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     - enter into speculative transactions; and

     - amend constituent documents, acquisition documents and material debt documents.

     Financial covenants. Our senior credit facilities also contain financial covenants requiring us not to:

     - exceed a certain maximum leverage ratio;

     - fall below a certain minimum interest coverage ratio; and

     - fall below a certain minimum fixed charge coverage ratio.

     Events of Default. In addition to other default provisions, each of the following is an event of default under our senior credit facilities:

     - failure to pay principal and interest under our senior credit facilities;

     - certain breaches of representations, warranties and covenants;

     - payment defaults on other indebtedness;

     - defaults on other indebtedness if the effect is to permit acceleration;

     - entry of unsatisfied judgments or orders against us;

     - failure of any collateral document to create or maintain a priority lien;

     - change of control and certain sales of the Australian borrowers; and

     - certain events related to bankruptcy and insolvency or environmental matters.

SENIOR SUBORDINATED NOTES

     On September 19, 2002, ConAgra Foods purchased $150 million aggregate principal amount of our 12 1/2% senior subordinated notes. Interest on the senior subordinated notes is payable on the same interest payment dates as the old notes and the new notes and they will mature 90 days after the maturity of the old notes and the new notes offered hereby. The senior subordinated notes were priced such that the yield to maturity to us on the senior subordinated notes is 100 basis points more than the yield to maturity to us on the old notes and the new notes offered hereby.

     On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction.

     We also entered into a registration rights agreement with the initial purchasers of the senior subordinated notes in the ConAgra Foods resale that requires us, at our cost, to file an exchange offer registration statement with the Securities and Exchange Commission to exchange new notes having substantially similar terms that have been registered under the Securities Act, for the senior subordinated notes. The registration rights agreement also provides that we will file a shelf registration statement covering resales of the senior subordinated notes if we are not able to effect the registered exchange offer within certain time periods, if the initial purchasers so request with respect to senior subordinated notes that are not eligible for exchange or if any holder of senior subordinated notes is not eligible to participate in the registered exchange offer or does not receive freely tradeable senior subordinated notes in the exchange offer.

     We are obligated to pay special interest on the senior subordinated notes if we do not comply with our registration obligations contained in the registration rights agreement. Special interest will accrue at a rate of .25% per annum during the 90-day period immediately following the registration default and shall increase by .25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed a rate of 1.0% per annum.

     The senior subordinated notes are redeemable at our option under circumstances that are similar to the circumstances under which we may redeem the new notes. We will be required to make an offer to purchase the senior subordinated notes upon a change of control in the same circumstances under which

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we would be required to make such an offer with respect to the new notes. Our obligation to purchase the senior subordinated notes upon a change of control will be subordinate to our obligation to purchase the new notes offered hereby upon the occurrence of a change of control under the terms of the indenture for the new notes offered hereby.

     The senior subordinated notes are our unsecured obligations and are junior in right of payment to all of our existing and future senior debt, including the new notes offered hereby and the senior credit facilities. Our obligations under the senior subordinated notes are guaranteed on a senior subordinated, unsecured basis by S&C Holdco 3 and the same subsidiaries that guarantee the new notes offered hereby. The senior subordinated notes have terms substantially identical to the new notes offered hereby except that the senior subordinated notes do not include a limitation on sale and leaseback transactions and include an anti-layering covenant and the following subordination provisions.

     The payment of principal of, premium, if any, and interest on, and all other amounts payable in respect of, the senior subordinated notes, and payment under any guarantee of the senior subordinated notes is subordinated in right of payment to the payment when due in cash of all senior debt of ours, S&C Holdco 3 or the relevant subsidiary guarantor, as the case may be. As a result of this subordination, holders of senior debt are entitled, in any of the following situations, to receive full payment in cash on all obligations owed to them before any kind of payment (other than in certain events, payment in permitted junior securities, as such term is defined in the indenture governing the senior subordinated notes) can be made to holders of the senior subordinated notes:

     - liquidation, dissolution or winding up of us, S&C Holdco 3 or the relevant subsidiary guarantor;

     - bankruptcy, reorganization, receivership or similar proceedings of or with respect to us, S&C Holdco 3 or the relevant subsidiary guarantor;

     - assignments for the benefit of our, S&C Holdco 3's or the relevant subsidiary guarantor's creditors; or

     - any marshaling of our, S&C Holdco 3's or the relevant subsidiary guarantor's assets and liabilities.

     We may not pay principal of, or premium or interest, if any, on, or any other amounts payable in respect of, the senior subordinated notes, or make any deposit in respect of the senior subordinated notes pursuant to the defeasance provisions of the indenture governing the senior subordinated notes and may not repurchase, redeem or otherwise retire any senior subordinated notes, which we refer to in this offering memorandum as, "pay the senior subordinated notes," if:

     - any principal, premium, interest or any other amount payable in respect of any senior debt is not paid within any applicable grace period (including at maturity); or

     - any other default on senior debt occurs and the maturity of that senior debt is accelerated in accordance with its terms, unless, in either case,

          (1) the default has been cured or waived and any such acceleration has been rescinded, or

          (2) that senior debt has been paid in full in cash;

provided, however, that we may pay the senior subordinated notes without regard to the preceding if we and the trustee of the holders of the senior subordinated notes receive written notice approving such payment from the representative of such issue of senior debt.

     During the continuance of any default (other than a default described above) with respect to any designated senior debt (as such term is defined in the indenture governing the senior subordinated notes) pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, we may not pay the senior subordinated notes for a period, which we refer to in this offering memorandum as a "payment blockage period," commencing upon the receipt by us and the trustee of the holders of the senior subordinated notes of written notice of such default from the representative of the holders of such designated senior debt specifying an election to effect a payment blockage period, which we refer to in this

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prospectus as a "payment blockage notice," and ending 179 days thereafter, unless such payment blockage period is earlier terminated:

     - by written notice to us and the trustee of the holders of the senior subordinated notes from the representative, or the holders of such designated senior debt if no representative has been appointed, that gave such payment blockage notice,

     - because such default is no longer continuing, or

     - because such designated senior debt has been repaid in full in cash.

     Unless the holders of the designated senior debt or the representative of the holders have accelerated the maturity of the designated senior debt and not rescinded such acceleration, we shall (unless otherwise prohibited as described in the preceding paragraph or the first sentence of this paragraph) resume payments on the senior subordinated notes after the end of the payment blockage period.

     Not more than one payment blockage notice with respect to all issues of designated senior debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period.

     If we fail to make any payment on the new notes offered hereby when due or within any applicable grace period, whether or not on account of the payment blockage provisions described above, the failure constitutes an event of default under the indenture governing the senior subordinated notes and will entitle the holders of the senior subordinated notes to exercise their rights and remedies under the indenture governing the senior subordinated notes.

     Upon any payment or distribution of our assets to creditors upon our liquidation, dissolution or winding up or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property or upon an assignment for the benefit of creditors or marshaling of assets and liabilities, the holders of senior debt are entitled to receive payment in full in cash before the holders of the senior subordinated notes are entitled to receive any payment of principal of or premium or interest, if any, on, or any payment in respect of, the senior subordinated notes, except that holders of senior subordinated notes may receive and retain permitted junior securities.

     Until the senior debt is paid in full in cash, any distribution to which holders of the senior subordinated notes would be entitled but for the subordination provisions of the indenture governing the senior subordinated notes will be made to the trustee of the holders of the senior debt. If a payment or distribution is made to holders of senior subordinated notes that, due to the subordination provisions, should not have been made to them, the trustee of the holders of the senior subordinated notes or the holders are required to hold it in trust for the holders of senior debt and pay it over to them as their interests may appear.

     If payment of the senior subordinated notes is accelerated when any designated senior debt is outstanding, we may not pay the senior subordinated notes until three business days after the representatives of all issues of designated senior debt receive notice of such acceleration and, thereafter, may pay the senior subordinated notes only if the indenture governing the senior subordinated notes otherwise permits payment at that time.

     The guarantee of the senior subordinated notes of S&C Holdco 3 and each subsidiary guarantor will be subordinated to senior debt of S&C Holdco 3 and each subsidiary guarantor to the same extent and in the same manner as the senior subordinated notes are subordinated to our senior debt.

     The indenture governing the senior subordinated notes prohibits us and our restricted subsidiaries from incurring, directly or indirectly, any debt that is subordinate or junior in right of payment to any senior debt unless such debt is senior subordinated debt or is expressly subordinated in right of payment, or ranks pari passu with, to the senior subordinated notes or any guarantee thereof. The indenture governing the senior subordinated notes also prohibits any guarantor of the senior subordinated notes from guaranteeing, directly or indirectly, any of our debt that is subordinate or junior in right of payment to any senior debt unless such guarantee is expressly subordinate in right of payment to or ranks equally with the guarantee of such guarantor.

     The indenture governing the new notes restricts, but does not prohibit us from refinancing the $150.0 million of senior subordinated notes with debt that is pari passu with the new notes.
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                            DESCRIPTION OF NEW NOTES

GENERAL

     The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes have been registered under the Securities Act, will not bear legends restricting the transfer thereof, will not be entitled to registration rights under the registration rights agreement, and will not contain provisions relating to additional interest. Swift & Company will issue the new notes under an indenture among itself, the Guarantors and The Bank of New York Trust Company of Florida, N.A., as Trustee. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     Certain terms used in this description are defined under the subheading "-- Certain Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Swift & Company and not to any of its subsidiaries. As used in this section, the term "notes" refers to both old notes and new notes.

     Subject to the covenant described below under "Covenants -- Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" and other applicable laws, the Company may issue additional notes under the indenture. The old notes, the new notes and any additional notes issued from time to time in accordance with the terms of the indenture will constitute a single class of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange new notes for their old notes will vote together with holders of the new notes and, if applicable, any holders of additional notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes and, if applicable, any additional notes, and the holders of the old notes, the new notes and the additional notes will vote together as a single class. All references in this prospectus to specified percentages in aggregate principal amount of the notes that are outstanding means, at any time after the exchange offer is consummated, the percentage in aggregate principal amount of the old notes, the new notes and the additional notes then outstanding.

     The following description is a summary of the provisions of the indenture that we believe to be material and of interest to you and does not restate that agreement in its entirety. We encourage you to read the indenture because that agreement, and not this description, will define your rights as a holder of the notes. Any references in this summary to dollar amounts are to U.S. dollars and include the foreign currency equivalent of that amount determined at the relevant time to the extent proceeds, transactions or other amounts are denominated, in whole or in part, in a currency other than U.S. dollars.

BRIEF DESCRIPTION OF THE NOTES

     The notes will be:

     - senior unsecured obligations of the Company;

     - guaranteed on a senior unsecured basis by the Subsidiary Guarantors and Parent;

     - effectively subordinated in right of payment to existing and future secured debt, if any, of the Company, Parent and the Subsidiary Guarantors, including the Company's, Parent's and the Subsidiary Guarantors' obligations under the Senior Credit Facilities, to the extent of such security;

     - effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of the Company's Subsidiaries that are not Guarantors, including our Australian subsidiaries;

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     - equal in ranking ("pari passu") with all existing and future senior unsecured debt of the Company; and

     - senior in right of payment to all existing and future subordinated debt of the Company, Parent and the Subsidiary Guarantors, including the Senior Subordinated Notes.

     The indenture governing the notes restricts, but does not prohibit us from refinancing the $150.0 million of Senior Subordinated Notes with debt that is pari passu with the notes. In addition, under the circumstances described below under "Covenants -- Designation of Restricted and Unrestricted Subsidiaries," the Company is permitted to designate some of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The notes will be senior unsecured obligations of the Company. The Company will initially issue approximately $268.0 million aggregate principal amount of new notes in this offering in exchange for the old notes. The old notes were issued with original issue discount and generated gross proceeds of approximately $250.5 million.

     The notes will mature on October 1, 2009.

     The old notes, the notes offered by this prospectus to be issued in connection with the exchange offer and any additional notes that the Company subsequently issues under the indenture would be treated as a single class for all purposes under the indenture.

     Interest on the notes will accrue at the rate of 10 1/8% per year. The Company will pay interest on the notes semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2003, to noteholders of record on the immediately preceding March 15 and September 15.

     Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the notes are first issued. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Company will make all payments on the notes at the office or agency of the paying agent and registrar within the City and State of New York. The trustee will initially act as paying agent and as registrar for the notes. The Company may change the paying agent or registrar without prior notice to the trustee or noteholders. Subject to compliance with any applicable laws or regulations, the Company or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture and compliance with applicable securities laws. Each of the Company, registrar and trustee may require a holder to, among other things, furnish appropriate endorsements and transfer documents in connection with a transfer or exchange of notes. The Company may require a holder to pay any transfer or other taxes and governmental or other fees payable in connection with a transfer or exchange of notes. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as owning the note for all purposes.

GUARANTEES

     Parent and the Subsidiary Guarantors will jointly and severally guarantee the Company's obligations under the indenture and the notes on a senior basis. Each of the Company's Domestic Subsidiaries are Guarantors. These Subsidiary Guarantors also guarantee all obligations under the Senior Credit Facilities, and each Guarantor has granted a security interest in all or substantially all of its assets to secure the Company's obligations under the Senior Credit Facilities. Under certain circumstances, as more particularly described under "Covenants -- Limitation of Guarantees of Debt by Restricted Subsidiaries" and "-- Future Subsidiary Guarantors," certain other Restricted Subsidiaries of the Company may be required to become Guarantors. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See
"Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and the sale complies with the provisions set forth under "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales," the Subsidiary Guarantor's Guarantee will be released.

     In addition, if the Company redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. See "Covenants -- Designation of Restricted and Unrestricted Subsidiaries," "-- Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "-- Merger, Consolidation and Sale of Assets." A Subsidiary Guarantor's Guarantee also may be released under certain other circumstances as described under "Covenants -- Limitation of Guarantees of Debt by Restricted Subsidiaries."

     If any Subsidiary Guarantor makes payments under its Subsidiary Guarantee, each of the Company and the other Subsidiary Guarantors must contribute their share of such payments. The Company's and the other Subsidiary Guarantors' shares of such payment will be computed based on the proportion that the net worth of the Company or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of the Company and all the Subsidiary Guarantors combined.

     While the Subsidiary Guarantors currently generate a substantial portion of our revenues, our non-guarantor subsidiaries (principally our Australian subsidiaries) also represent a significant portion of our assets and make significant contributions to our consolidated results.

HOLDING COMPANY STRUCTURE

     The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Therefore, the Company's ability to service its debt, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends to the Company or make loans and advances to it. If these restrictions are applied to Subsidiaries that are not Subsidiary Guarantors, then the Company would not be able to use the earnings of those Subsidiaries to make payments on the notes. In addition, under certain circumstances, bankruptcy, "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, the Company would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to the Company. Any of the situations described above could make it more difficult for the Company to service its debt. Furthermore, Parent's only asset is the capital stock of the Company. As a result, prospective investors should not expect Parent to contribute to the amounts required to be paid on the notes.

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

OPTIONAL REDEMPTION

     The Company may choose to redeem the notes at any time. If it does so, it may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. To redeem the notes prior to October 1, 2006, the Company must pay a redemption price equal to the greater of:

          (a) 100% of the principal amount of the notes to be redeemed; and

          (b) the sum of the present values of (1) the redemption price of the notes at October 1, 2006 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date to October 1, 2006, but excluding accrued and unpaid interest to the redemption date, discounted to the redemption date at the Treasury Yield (determined on the second business day immediately preceding the date of redemption) plus 75 basis points;

plus, in either case, accrued and unpaid interest, including Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Any notice to the holders of notes of such a redemption must include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price must be set forth in an officers' certificate delivered to the Trustee no later than two business days prior to the redemption date.

     Beginning on October 1, 2006, the Company may redeem all or any portion of the notes, at once or over time, upon not less than 30 nor more than 60 days' notice at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years indicated below:

REDEMPTION YEAR                                               PERCENTAGE
---------------                                               ----------
2006........................................................   105.063%
2007........................................................   102.531%
2008 and thereafter.........................................   100.000%

     In addition, at any time and from time to time, prior to October 1, 2005, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings by the Company or the direct or indirect parent of the Company (to the extent, in the case of the direct or indirect parent, that the net cash proceeds of the Equity Offerings are contributed to the common or non-redeemable preferred equity capital of the Company) to redeem up to 35% of the aggregate principal amount of the notes issued under the indenture, at a redemption price (expressed as a percentage of principal amount) equal to 110.125% of the principal amount of those notes, plus accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the notes initially issued under the indenture (excluding notes held by the Company and its subsidiaries) would remain outstanding immediately after giving effect to that redemption. The Company will make any such redemption within 180 days after the consummation of any such Equity Offering.

SELECTION AND NOTICE

     The Company will mail a notice of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at the holder's registered address.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by any other method that the trustee in its sole discretion will deem

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

to be fair and appropriate, although no note of less than $1,000 in original principal amount will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of that note will be issued in the name of the holder of the note upon cancellation of the original note.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. Under certain circumstances, however, the Company may be required to offer to purchase the notes as described under the following subheadings entitled "-- Change of Control" and "-- Asset Sales." The Company may at any time and from time to time purchase notes in the open market or otherwise.

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all or any part of that holder's notes at a purchase price in cash equal to 101% of the aggregate principal amount of those notes, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (the "Change of Control Payment").

     Within 90 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding notes in accordance with the provisions described under "Optional Redemption," the Company will mail a notice to each holder with a copy to the trustee describing the transaction or transactions that constitute a Change of Control and offering to purchase the notes on a specified date (the "Change of Control Offer"), which date will be a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed (the "Change of Control Payment Date").

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws or regulations in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee or paying agent, on its behalf, the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being tendered and purchased by us.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for those notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will apply regardless of whether any other provisions of the indenture apply. The indenture will not contain provisions that permit the noteholders to require the Company to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction that does not involve a Change of Control.
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

     The Senior Credit Facilities prohibit the Company from purchasing any notes at any time before the notes become due and payable or are otherwise required to be repaid or repurchased under the terms of the indenture. The occurrence of a Change of Control would constitute a default under the Senior Credit Facilities. In that event, the Company would, in effect, be unable to repurchase the notes upon a Change of Control unless the lenders under the Senior Credit Facility waive the resulting default thereunder. The Senior Subordinated Notes contain, and future debt of the Company may contain, prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under the Senior Credit Facilities, the Senior Subordinated Notes or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "Amendments, Supplements and Waivers."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party offers to purchase the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer by the Company and that third party purchases all notes validly tendered to it in response to that offer.

     The definition of "Change of Control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the Company's properties or assets and the properties or assets of its Subsidiaries taken as a whole. Although there is a limited body of case law in New York interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to purchase its notes as a result of a sale, lease, exchange or other transfer of less than all of the Company's assets and the assets of its Subsidiaries taken as a whole to another Person may be uncertain.

  ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make an Asset Sale unless:

     (1) the Company or that Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by the Company's senior management or Board of Directors, including as to the value of all non-cash consideration, of the shares, property or assets being disposed of in the Asset Sale;

     (2) at least 75% of the consideration received by the Company or its Restricted Subsidiary, as the case may be, from the Asset Sale is in the form of cash or Cash Equivalents; and

     (3) an amount equal to 100% of the Net Available Cash from the Asset Sale is applied by the Company or the Restricted Subsidiary, as the case may be,

          (a) first, within one year from the receipt of that Net Available Cash and solely at the Company's election or as required by the terms of the Senior Credit Facilities either:

             (I) to

                (A) invest in or acquire any one or more Related Businesses,

                (B) make capital expenditures or acquisitions of other assets, in each case, used or useful in a Related Business, or
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

                (C) invest in or acquire properties or assets that replace the properties and assets disposed of in the Asset Sale; or

             (II) to prepay, repay or purchase indebtedness under the Senior Credit Facilities or pari passu Debt of a Wholly Owned Restricted Subsidiary (other than Debt owed to the Company); and

          (b) second, within 45 days after the later of the application of Net Available Cash in accordance with clause (a) and the date that is one year following the receipt of the Net Available Cash, to the extent of the balance of that Net Available Cash after application in accordance with clause (a), to make an offer to purchase the notes and other pari passu Debt, to the extent required pursuant to the terms of that pari passu Debt, pro rata at 100% of the tendered principal amount of the other pari passu Debt or 100% of the accreted value of the pari passu Debt so tendered if that pari passu Debt was issued at a discount, plus accrued and unpaid interest, if any, on the notes and the pari passu Debt to the date of purchase.

The balance of the Net Available Cash after application in accordance with clauses (a) and (b) above may be used by the Company or its Restricted Subsidiaries in any manner not otherwise prohibited by the indenture. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with the indenture until the aggregate Net Available Cash from all Asset Sales following the date the notes are first issued exceeds $15.0 million. Thereafter, once the Company or its Restricted Subsidiaries accumulates an additional aggregate $15.0 million of Net Available Cash from all Asset Sales, the Company shall, after application of the additional aggregate $15.0 million of Net Available Cash as provided in clause (a), make an offer for notes pursuant to this covenant by applying the Net Available Cash in excess of $15.0 million as required pursuant to clause (b) above.

     Solely for the purposes of clause (2) above of this "Asset Sales" provision and the definition of "Net Available Cash," the following will be deemed to be cash:

          (x) the assumption by the transferee in connection with the Asset Sale pursuant to a customary novation agreement that releases the Company or any of its Restricted Subsidiaries, as the case may be, from further liability with respect to Debt of the Company or any Restricted Subsidiary, other than contingent Debt and Debt that is by its terms subordinated to the notes or to any Subsidiary Guarantee, in which case the Company will, without further action, be deemed to have applied the assumed Debt in accordance with clause (a) of the preceding paragraph, and

          (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted within 60 days into cash or Cash Equivalents.

     In the event of an Asset Sale that requires the purchase of notes pursuant to clause (3)(b) above of this "Asset Sales" provision, the Company will be required to purchase notes tendered pursuant to an offer by the Company for the notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest and Special Interest, if any, to the purchase date (an "Asset Sale Offer") in accordance with the procedures, including prorating in the event of oversubscription, as well as proration required as a result of tenders of pari passu Debt, set forth in the indenture. If the aggregate purchase price of the notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the notes, the Company may use the remaining Net Available Cash for any purpose not prohibited by the indenture, including the repurchase of any subordinated notes, including the Senior Subordinated Notes, required by the indenture pursuant to which such subordinated notes were issued. Upon the consummation of the purchase of notes properly tendered in response to the Asset Sale Offer, the amount of Net Available Cash subject to future offers to purchase will be deemed to be reset to zero.

     The Company will comply with the requirements of Rule 14e-1 of the Exchange Act and, to the extent applicable, any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and
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

regulations and will not be deemed to have breached its obligations under the indenture by virtue of complying with those laws and regulations.

COVENANTS

     The indenture will provide that all of the following restrictive covenants will be applicable to the Company and its Restricted Subsidiaries:

  LIMITATION ON INCURRENCE OF ADDITIONAL DEBT AND ISSUANCE OF CAPITAL STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Debt (including additional notes and Acquired Debt), other than Permitted Debt, and the Company will not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock, except Preferred Stock issued to the Company or a Restricted Subsidiary of the Company; provided, however, that the Company and any of the Subsidiary Guarantors may Incur Debt or issue shares of such Capital Stock, in either case, if on the date of that Incurrence or issuance, and after giving effect to the Incurrence of such Debt or the issuance of such Capital Stock and the application of the proceeds therefrom, (i) the Consolidated Coverage Ratio would be greater than 2.25 to 1.00, and (ii) solely in the case of the Incurrence of Senior Debt, the Consolidated Senior Debt Leverage Ratio would not be greater than 3.25 to 1.00. In addition, solely for purposes of determining whether clause (ii) of this covenant has been satisfied, any Senior Debt that is incurred to refinance Subordinated Debt shall not constitute Permitted Debt (notwithstanding clause (7) of the definition of that term) and the Incurrence of any such Senior Debt shall be subject to the satisfaction of the Consolidated Senior Debt Leverage Ratio as provided in clause (ii).

     For purposes of determining compliance with this "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, at the time the proposed Debt is Incurred:

          (1) classify all or a portion of that item of Debt on the date of its Incurrence under either the first paragraph of this covenant or under any category of Permitted Debt;

          (2) reclassify at a later date all or a portion of that or any other item of Debt as being or having been Incurred in any manner that complies with this covenant; and

          (3) elect to comply with this covenant and the applicable definitions in any order;

provided, however, that all outstanding Debt under the Senior Credit Facilities immediately following the date the notes are first issued shall be deemed to have been incurred pursuant to clause (2) of the definition of Permitted Debt.

  LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of that Restricted Payment and immediately after giving effect to that Restricted Payment:

          (1) a Default or Event of Default will have occurred and be continuing or would result from that Restricted Payment;

          (2) the Company is not able to Incur an additional $1.00 of Debt pursuant to the first paragraph under the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant; or

          (3) the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made subsequent to the date the notes are first issued would exceed the sum of:

             (a) 50% of Consolidated Net Income of the Company accrued subsequent to May 26, 2002 to the most recent date for which financial information is available to the Company, taken as one accounting period (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

             (b) 100% of the aggregate net proceeds, including the net fair market value of property other than cash as determined by the Board of Directors of the Company in good faith, received subsequent to the date the notes are first issued by the Company from any Person, other than a Subsidiary of the Company, from (x) the issue or sale of Equity Interests of the Company (other than Disqualified Capital Stock) (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction where the consideration involved consists solely of Capital Stock (other than Disqualified Capital Stock)) or (y) the issue or sale of Disqualified Capital Stock or debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for Equity Interests of the Company (other than Disqualified Capital Stock) (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction where the consideration involved consists solely of Capital Stock (other than Disqualified Capital Stock)) subsequent to the date the notes are first issued, excluding, in each case, Excluded Proceeds and excluding

                (I) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Restricted Subsidiary, until and to the extent that borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent those securities are so converted or exchanged and including any additional proceeds received by the Company upon the conversion or exchange;

                (II) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (2) in the following paragraph;

                (III) any net cash proceeds received from the issuance and sale of Designated Preferred Stock; plus

             (c) an amount equal to the sum, without duplication, of:

                (I) the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of that Investment by that Person;

                (II) proceeds realized on the sale of that Investment to an unaffiliated purchaser; and

                (III) proceeds representing the return of capital (excluding dividends and distributions),

             in each case received by the Company or any of its Restricted Subsidiaries; plus

             (d) an amount equal to the sum, without limitation, of any amounts, including the net fair market value of property other than cash as determined by the Board of Directors of the Company in good faith, received by the Company or any of its Restricted Subsidiaries as a capital contribution (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction where the consideration involved consists solely of Capital Stock (other than Disqualified Capital Stock)) subsequent to the date the notes are first issued (including without limitation (A) any contributions to the Company or any of its Restricted Subsidiaries of net proceeds received by Parent or Affiliates of Parent from ConAgra Foods attributable to the Garden City beef business interruption claim pursuant to the Acquisition Agreement, (B) any contributions to the Company or any of its Restricted

        Subsidiaries of net proceeds received by Parent or Affiliates of Parent from the disposition of the domestic cattle feeding operation acquired from ConAgra Foods, (C) any contributions to the Company or any of its Restricted Subsidiaries from Parent or Affiliates of Parent under the Contribution Agreement or the Tax Sharing Agreement, (D) any payments or contributions made directly to the Company or any of its Restricted Subsidiaries by any of the parties to the Contribution Agreement or the Tax Sharing Agreement or (E) any indemnification payments made directly to the Company or any of its Restricted Subsidiaries by any of the parties to the Acquisition Agreement); plus

             (e) if the Company designates any Unrestricted Subsidiary as a Restricted Subsidiary after the date the notes are first issued, an amount equal to the fair market value of the Investment in that Unrestricted Subsidiary by the Company and its Restricted Subsidiaries at the time the Unrestricted Subsidiary is designated as a Restricted Subsidiary; plus

             (f) $25.0 million.

     The provisions of the first paragraph of this "Restricted Payments" covenant will not prohibit:

          (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date it is declared;

          (2) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the date the notes are first issued; provided, however, that after giving effect to such issuance or declaration on a pro forma basis, the Company would be able to Incur an additional $1.00 of Debt under the first paragraph of the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant;

          (3) the purchase, redemption or other acquisition or retirement of any Capital Stock or Subordinated Debt of the Company or any warrants, options or other rights to acquire shares of any of that Capital Stock either:

             (I) solely in exchange for shares of Qualified Capital Stock or other warrants, options or rights to acquire Qualified Capital Stock,

             (II) through the application of the net proceeds of a substantially concurrent sale for cash, other than to a Subsidiary of the Company, of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, or

             (III) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash, other than to a Subsidiary of the Company, of Disqualified Capital Stock;

          (4) repurchases of Capital Stock, warrants, options or rights to acquire Capital Stock deemed to occur upon exercise of warrants, options or rights to acquire Capital Stock if such Capital Stock, warrants, options or rights represent a portion of the exercise price of such warrants, options or rights;

          (5) payments or distributions, directly or indirectly through any direct or indirect parent of the Company, to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets;

          (6) cash payments in lieu of the issuance of fractional shares;

          (7) payments made to the holders of Equity Interests in any Person that is merged or consolidated with or into the Company or any Restricted Subsidiary pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause
     (7) unless, after giving pro forma effect to such transaction (and the Incurrence of any Debt in connection with that transaction and the use of the proceeds of that transaction), the Company would

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     be able to Incur $1.00 of additional Debt under the first paragraph of the
     "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant;

          (8) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock or Subordinated Debt of the Company pursuant to provisions requiring the Company to offer to purchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or Subordinated Debt upon the occurrence of a "change of control," as defined in the charter provisions, agreements or instruments governing such Capital Stock or Subordinated Debt; provided, however, that the Company has made a Change of Control Offer and has purchased all notes tendered in connection with that Change of Control Offer;

          (9) dividends on the Company's Capital Stock (other than Disqualified Capital Stock) or payments to any direct or indirect parent of the Company to pay dividends on its Capital Stock after the first underwritten Equity Offering in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified Capital Stock of the Company) sold for the account of the issuer of those shares (and not for the account of any stockholder) in any underwritten Equity Offering; provided that in the case of any such Equity Offering by any direct or indirect parent of the Company, the net cash proceeds of such Equity Offering are contributed to the common or non-redeemable preferred equity capital of the Company;

          (10) payments of dividends, distributions or other amounts by the Company to fund the payment by any direct or indirect parent of the Company of administrative, legal, financial, accounting or other similar expenses relating to such parent's direct or indirect ownership of the Company and to pay other corporate overhead expenses relating to such ownership interest, including directors' fees, indemnifications and similar arrangements, so long as such payments are fair and reasonable and are paid as and when needed by any such direct or indirect parent of the Company;

          (11) the payment of dividends, distributions or other amounts to fund the repurchase, redemption or other acquisition or retirement for value of any of the Company's or its direct or indirect parent's Equity Interests or any Equity Interests of any Restricted Subsidiaries held by any then-existing or former director, officer, employee, independent contractor or consultant of the Company, its direct or indirect parent or any Restricted Subsidiary or their respective assigns, estates or heirs; provided, however, that the price paid for all repurchased, redeemed, acquired or retired Equity Interests in all cases, other than as a result of death or disability, does not exceed $1.0 million in the aggregate;

          (12) payments of fees and expenses incurred in connection with the consummation of the Transaction;

          (13) the redemption, repurchase or other acquisition or retirement of Subordinated Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Debt; provided that, except in the case of a redemption, repurchase or other acquisition or retirement of the Senior Subordinated Notes, such Refinancing Debt shall also constitute Subordinated Debt;

          (14) payments by the Company under the terms of the Transaction Documents as such documents are in effect on the date the notes are first issued or as amended in accordance with the "Limitation on Transactions with Affiliates" covenant;

          (15) Investments in Unrestricted Subsidiaries that are made with Excluded Proceeds; and

          (16) the redemption, repurchase or other acquisition or retirement of Debt from Net Available Cash to the extent permitted under "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales;"

provided, however, that no Default or Event of Default shall have occurred or be continuing at the time of the payment or as a result of that payment.

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     In determining the aggregate amount of Restricted Payments made subsequent to the date the notes are first issued, amounts expended pursuant to clauses
(1), (6), (9) and (11) shall be included in such calculation.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the Trustee.

  LIMITATION ON LIENS

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property (including Capital Stock of a Restricted Subsidiary), whether owned at the date the notes are first issued or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes or the applicable Guarantee will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien; provided, however, that if the Debt is Subordinated Debt, the Lien securing the Debt will be subordinated and junior to the Lien securing the notes or the Guarantees, as the case may be, with the same relative priority as such Debt has with respect to the notes or the Guarantees.

  LIMITATION ON ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company shall not, directly or indirectly:

          (1) sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (or permit any Restricted Subsidiary to do the same); or

          (2) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock;

other than, in the case of either (1) or (2):

             (a) directors' qualifying shares,

             (b) to the Company or a Wholly Owned Restricted Subsidiary, or

             (c) a disposition of 100% of the shares of Capital Stock of such Restricted Subsidiary; provided, however, that, in the case of this clause (c),

                (I) such disposition is effected in compliance with the covenant described under "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales;" and

                (II) upon consummation of such disposition and execution and delivery of a supplemental indenture, such Restricted Subsidiary shall be released from any Guarantee previously made by such Restricted Subsidiary; and

             (d) the issuance by a Restricted Subsidiary of Preferred Stock permitted under the first paragraph of the covenant described under "-- Limitation on Incurrence of Additional Debt and Issuance of Capital Stock."

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  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

          (1) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary;

          (2) make any loans or advances to the Company or any other Restricted Subsidiary; or

          (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing limitations will not apply to:

          (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date the notes are first issued, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive than those contained in such agreements as in effect on the date the notes are first issued, as determined in good faith by the senior management or Board of Directors of the Company;

          (b) any encumbrance or restriction existing under or by reason of the Senior Credit Facilities or the indenture governing the Senior Subordinated Notes and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the Senior Credit Facilities or the indenture governing the Senior Subordinated Notes, as in effect on the date the notes are first issued;

          (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Incurred or Preferred Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or any Restricted Subsidiary and outstanding on such date, other than Debt Incurred or Preferred Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or any Restricted Subsidiary;

          (d) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement evidencing Debt Incurred or Preferred Stock issued without violation of the indenture or effecting a refinancing of Debt Incurred or Preferred Stock issued pursuant to an agreement referred to in clauses (a), (b), (c) or this clause (d) contained in any amendment to an agreement referred to in clauses (a), (b), (c) or this clause (d); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, refinancing agreement or amendment, taken as a whole, are not materially less favorable to the holders, as determined in good faith by the senior management or Board of Directors of the Company, than encumbrances and restrictions with respect to that Restricted Subsidiary contained in agreements in effect at, or entered into on, the date the notes are first issued; and

          (e) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

             (I) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or contract or similar property or asset or the assignment of any such lease, license or other contract;

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             (II) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

             (III) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement;

             (IV) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary as determined in good faith by senior management or the Board of Directors of the Company; and

             (V) contained in security agreements, mortgages or similar documents securing Debt of a Restricted Subsidiary incurred in accordance with the indenture to the extent those encumbrances or restrictions restrict the transfer of the property subject to such security agreements;

          (f) any restriction with respect to a Restricted Subsidiary or any of its properties or assets imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of that Restricted Subsidiary (whether by stock sale, asset sale, merger, consolidation or otherwise) pending the closing of such sale or disposition;

          (g) encumbrances or restrictions arising or existing by reason of applicable law, regulation or order;

          (h) any encumbrance or restriction under Capitalized Lease Obligations and purchase money obligations for property leased or acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so leased or acquired;

          (i) customary provisions with respect to the distribution of assets or property in joint venture agreements; and

          (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  LIMITATION ON AFFILIATE TRANSACTIONS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions, including, without limitation, the purchase, sale, lease, contribution or exchange of any property or the rendering of any service, with any of its or any of its Restricted Subsidiaries' Affiliates (excluding transactions between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $10.0 million or more, such determination will be made in good faith by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, however, that for a transaction or series of related transactions involving value of $25.0 million or more, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such transaction or series of related transactions is fair, from a financial point of view, to the Company or such Restricted Subsidiary.

     The foregoing restrictions will not apply to:

          (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder;

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

          (2) any obligations of the Company under any employment, noncompetition or confidentiality agreement with any officer or employee of the Company, as in effect on the date the notes are first issued;

          (3) any Restricted Payment permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments;"

          (4) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other fair and reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries to or with officers, directors or employees of the Company and its Restricted Subsidiaries approved by the Board of Directors of the Company;

          (5) loans or advances to officers, directors or employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries; provided that such loans or advances do not exceed $2.0 million outstanding at any one time;

          (6) payments (including, without limitation, fees payable to and expenses of Hicks Muse and ConAgra Foods) made pursuant to the Transaction Documents as in effect on the date the notes are first issued or any amendments thereto; provided that the terms, taken as a whole, of any such amendment of any of the foregoing agreements are not otherwise disadvantageous to the holders in any material respect;

          (7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, including any registration rights agreement or purchase agreement related thereto, to which it is a party as of the date the notes are first issued and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date the notes are first issued shall only be permitted by this clause (7) to the extent that the terms, taken as a whole, of any such amendment or new agreement are not otherwise disadvantageous to the noteholders in any material respect;

          (8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the senior management and of the Board of Directors of the Company, or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (9) any agreement as in effect as of the date the notes are first issued (including without limitation the registration rights agreement with respect to the Senior Subordinated Notes) or any amendment thereto, so long as any such amendment, taken as a whole, is not disadvantageous to the holders in any material respect, or any transaction contemplated thereby;

          (10) any purchases of Equity Interests of the Company by its Affiliates; and

          (11) any purchases by the Company's Affiliates of Debt of the Company or any of its Restricted Subsidiaries offered to Persons who are not Affiliates; provided that such purchases must be on the same terms and conditions as offered to Persons who are not Affiliates.

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

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

          (1) the Company or such Restricted Subsidiary would be entitled to:

             (a) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "-- Limitation on Incurrence of Additional Debt and Issuance of Capital Stock;" and

             (b) create a Lien on such property securing such Attributable Debt without also securing the notes or the applicable Guarantee pursuant to the covenant described under "-- Limitation on Liens;" and

          (2) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "-- Limitation on Asset Sales."

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Company's Board of Directors may designate any of its Subsidiaries, including any newly formed Subsidiary or any Person that will become a Subsidiary by way of acquisition, to be an Unrestricted Subsidiary if that designation would not cause a Default. If any of the Company's Restricted Subsidiaries is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary will be deemed to be an Investment made as of the time of that designation and will either reduce the amount available for Restricted Payments under the first or second paragraph of the "Restricted Payments" covenant or reduce the amount available for future Investments under one or more clauses of the definition of "Permitted Investments," as the Company determines in its sole discretion. The designation of such a Subsidiary or Person as an "Unrestricted Subsidiary" will only be permitted if, in the case of a Restricted Subsidiary, the deemed Investment would be permitted at the time the Restricted Subsidiary is designated as an Unrestricted Subsidiary and, in any case, if that Subsidiary or Person otherwise satisfies the requirements set forth in the definition of "Unrestricted Subsidiary." The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that designation would not cause a Default.

  LIMITATION OF GUARANTEES OF DEBT BY RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary that is not a Guarantor to guarantee the payment of any of the Company's Debt or any Debt of any other Domestic Restricted Subsidiary unless:

          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the Company's obligations under the indenture and the notes by such Restricted Subsidiary; except that if such Debt is by its express terms subordinated in right of payment to the notes, any such Guarantee of such Restricted Subsidiary with respect to such Debt will be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Debt is subordinated to the notes;

          (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee of the notes; and

          (3) such Restricted Subsidiary will deliver to the trustee an opinion of counsel to the effect that

             (a) such Guarantee of the notes has been duly executed and authorized; and

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

             (b) such Guarantee of the notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided, however, that the foregoing provisions of this covenant will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary of the Company and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

     Notwithstanding the provisions of the foregoing paragraph and the other provisions of the indenture, any Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is not prohibited by the indenture; or

          (2) in the case of a guarantee by a Foreign Restricted Subsidiary, the release or discharge of the Guarantee that resulted in the creation of such Guarantee of the notes, except a discharge or release by or as a result of payment under such Guarantee.

     In addition, any Guarantee by a Restricted Subsidiary will be automatically and unconditionally released and discharged if the Company designates such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture.

  LIMITATION ON BUSINESS ACTIVITIES

     The Company shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than a Related Business. The Parent shall not directly or indirectly engage in any business other than the holding of Capital Stock of the Company.

  REPORTS

     So long as any of the notes are outstanding, the Company and each of the Guarantors will file with the Commission, to the extent such submissions are accepted for filing by the Commission, and will provide to the trustee, within 15 days after it is or would have been required to file with the Commission, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms and all information that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. Following consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, the Company shall file a copy of all the foregoing information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing).

  FUTURE SUBSIDIARY GUARANTORS

     If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary following the date the notes are first issued, then that newly acquired or created Domestic Restricted Subsidiary shall execute and deliver to the trustee a supplemental indenture providing for a Guarantee and deliver an opinion of counsel satisfactory to the trustee on the date on which such Domestic Restricted Subsidiary was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

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  MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets determined on a consolidated basis to another Person or adopt a plan of liquidation unless:

     (1) either

             (a) the Company is the Surviving Person; or

             (b) the Person, if other than the Company, formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, will be a corporation, partnership or limited liability company organized and existing under the laws of the United States or any State of the United States or the District of Columbia; provided, however, that if the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety is a partnership or limited liability company, the Company or such Surviving Person shall cause a Restricted Subsidiary that is a corporation to become a co-obligor on the notes;

          (2) such Surviving Person, if other than the Company, assumes all of the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) immediately after giving effect to that transaction and the use of the proceeds from that transaction, on a pro forma basis, including giving effect to any Debt Incurred or anticipated to be Incurred in connection with that transaction and the use of the proceeds from that transaction,

             (a) no Default or Event of Default shall have occurred and be continuing; and

             (b) except in the case of a consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary that is a Guarantor or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's assets to a Wholly Owned Restricted Subsidiary that is a Guarantor, immediately after giving effect to such transaction, either (i) such Surviving Person shall be able to Incur $1.00 of additional Debt under the first paragraph of the "-- Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant or (ii) the Consolidated Coverage Ratio of the Surviving Person would not be less than the Consolidated Coverage Ratio of the Company immediately prior to the transaction; and

          (4) the Company delivers to the trustee prior to the consummation of the proposed transaction an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (2) and (3),

          (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and

          (B) the Company may merge with one of its Affiliates that is organized solely for the purpose of reorganizing the Company in another jurisdiction in the United States to realize tax or other benefits.

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

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture, that Surviving Person will succeed to, and be substituted for, and may exercise every right and power of the Company, and the Company will be discharged from its obligations under the indenture and the notes.

     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions described under "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, partnership or limited liability company organized and existing under the laws of the United States or any State of the United States or the District of Columbia;

          (2) such entity surviving any such consolidation or merger (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (3)(b) of the first paragraph of this covenant.

     In connection with any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary, the Company must deliver to the trustee prior to the consummation of the proposed transaction an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

  SELLER NOTE

     The Company shall not, and shall not permit any Restricted Subsidiary to, and Parent shall not, consolidate with or merge with or into the issuer of or other obligor under (or any guarantor of) the Seller Note or otherwise assume, directly or indirectly, the Debt represented by the Seller Note, unless immediately after giving pro forma effect to such consolidation, merger or assumption:

          (1) no Default or Event of Default will have occurred and be continuing;

          (2) the Company would be able to Incur an additional $1.00 of Debt under the first paragraph of the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant; and

          (3) the assumption of the Seller Note is treated as a Restricted Payment in an amount equal to the aggregate principal amount outstanding of the Seller Note at the time of such assumption; provided, however, that if such assumption is made by merger or consolidation with the obligor under the Seller Note, the aggregate principal amount outstanding of the Seller Note at the time of such assumption shall be excluded from the calculation of the value of the assets being contributed as part of such merger or consolidation for purposes of paragraph 3(b)(x) or 3(d) of the first paragraph of the "Limitation on Restricted Payments" covenant.

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EVENTS OF DEFAULT

     Each of the following constitutes an Event of Default under the indenture:

          (1) the failure to pay interest, including Special Interest, if any, on the notes when that interest or Special Interest, as the case may be, becomes due and payable and the Default continues for 30 days;

          (2) the failure to pay principal of or premium, if any, on the notes when that principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise;

          (3) the failure to observe or perform any other covenant or agreement contained in the notes or the indenture, which failure continues for a period of 60 days after the Company receives a written notice specifying the default from the trustee or holders of at least 25% in aggregate principal amount of outstanding notes;

          (4) the failure by the Company or any Restricted Subsidiary to pay Debt at the final stated maturity, after giving effect to any extensions, or upon the acceleration of the final stated maturity of that Debt, if the aggregate principal amount of that Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity, after giving effect to any extensions, or upon the acceleration of the final stated maturity of that Debt, aggregates $20.0 million or more at any time and such default shall not have been cured or such acceleration shall not have been rescinded after a 10-day period;

          (5) one or more judgments in an aggregate amount in excess of $20.0 million, which judgments are not covered by insurance, or if covered by insurance, as to which the insurer has disclaimed coverage, being rendered against the Company or any of its Restricted Subsidiaries and such judgment or judgments remain undischarged, unwaived or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

          (6) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries; and

          (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable by a judicial determination or any Guarantee of a Significant Subsidiary is found to be invalid by a judicial determination or any Guarantor that is a Significant Subsidiary denies its obligations under its Guarantee (in each case, other than by reason of release of a Guarantor in accordance with the terms of the indenture).

     If any Event of Default (other than those of the type described in clause
(6) of the preceding paragraph) occurs and is continuing, the trustee may, and the trustee upon the request of holders of 25% in principal amount of the outstanding notes will, or the holders of at least 25% in principal amount of outstanding notes may, declare the principal of all the notes, together with all accrued and unpaid interest, premium, if any, and Special Interest, if any, to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the "Acceleration Notice"), and the same shall become immediately due and payable.

     The Company shall deliver to the trustee, within five Business Days after becoming aware of the occurrence thereof, written notice in the form of an officers' certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

     If an Event of Default with respect to bankruptcy proceedings relating to the Company or any Significant Subsidiaries occurs and is continuing, then such amount with respect to all the notes will ipso facto become due and payable immediately without any declaration or other act on the part of the trustee or any holder of the notes.

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

     At any time after a declaration of acceleration with respect to the notes, the holders of a majority in principal amount of the notes then outstanding (by notice to the trustee) may rescind and cancel that declaration and its consequences if:

          (a) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

          (b) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the notes that has become due solely by such declaration of acceleration;

          (c) to the extent the payment of such interest is lawful, interest (at the same rate specified in the notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid;

          (d) the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

          (e) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the first paragraph of "-- Events of Default" above, the trustee has received an officers' certificate and opinion of counsel that such Event of Default has been cured or waived.

     The holders of a majority in principal amount of the notes may waive by consent any then existing or potential Default, and its consequences, except a default in the payment of the principal of or interest on any notes. In the event of any Event of Default specified in clause (4) of the first paragraph
"-- Events of Default," such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, will be annulled, waived and rescinded, automatically and without any action by the trustee or the noteholders, if within 60 days after the Event of Default arose

          (A) the Debt that is the basis for the Event of Default has been discharged,

          (B) the holders of that Debt have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default, or

          (C) if the default that is the basis for such Event of Default has been cured.

     The Company is required to deliver to the trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating such signing officer's knowledge as to whether the Company has complied with all conditions and covenants under the indenture.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default should occur and be continuing, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders unless those holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Subject to such provision for security or indemnification and certain limitations contained in the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

     Subject to exceptions described below, the indenture and the notes may be amended with the consent of the holders of a majority in principal amount of the notes, including additional notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the notes) and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived (except for a continuing Default or Event of Default in the payment of principal, premium, if any, or interest or Special Interest, if any, on the notes and certain covenants and provisions of the indenture which cannot be amended without the consent of
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each holder). Without the consent of each holder of an outstanding note affected, however, no amendment may, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;

          (3) reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for those notes (except, in the case of repurchases, as would otherwise be permitted under clauses (7) and (10) hereof);

          (4) make any note payable in money other than that stated in the note and the indenture;

          (5) impair the right of any holder to receive payment of principal, premium, interest and Special Interest, if any, on that holder's notes on or after the due dates for those payments, or to bring suit to enforce that payment on or with respect to such holder's notes or any Guarantee;

          (6) modify the provisions contained in the indenture permitting holders of a majority in principal amount of the notes to waive a Default;

          (7) after the Company's obligation to purchase the notes arises under the indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or waive any default in the performance of that Change of Control Offer or modify any of the provisions or definitions with respect to any such offer;

          (8) release any Guarantor from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture;

          (9) subordinate the notes or any Guarantee to any other obligation of the Company or the applicable Guarantor;

          (10) at any time after the Company is obligated to make an Asset Sale Offer as described in "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales," change the time at which such offer to purchase must be made or at which the notes must be repurchased pursuant thereto; or

          (11) make any change in any Guarantee that would adversely affect the holders of the notes.

     Without the consent of any holder, the Company and the trustee may amend the indenture to:

          (a) cure any ambiguity, omission, defect or inconsistency;

          (b) provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the indenture;

          (c) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in
     Section 163(f)(2)(B) of the Internal Revenue Code);

          (d) add additional Guarantees or additional obligors with respect to the notes;

          (e) secure the notes;

          (f) add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company;

          (g) make any other change that does not adversely affect the rights of any holder;

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

          (h) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

          (i) to provide for the issuance of additional notes in accordance with the indenture.

     The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

DEFEASANCE

     The Company may, at its option and at any time, elect to terminate all its and the Guarantors' obligations with respect to the outstanding notes, the Guarantees and the indenture ("legal defeasance"), except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, or interest and Special Interest, if any, on those notes when these payments are due from the defeasance trust referred to below;

          (2) the Company's obligations with respect to the issuance of temporary notes, the registration of notes, the status of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee and the Company's obligations in connection with those rights, powers, trusts, duties and immunities; and

          (4) the Company's obligations under the defeasance provisions contained in the indenture.

     In addition, the Company may, at its option and at any time, elect to release its and the Guarantors' obligations with respect to specified covenants ("covenant defeasance") and thereafter any failure by the Company or its Restricted Subsidiaries to comply with those covenants will not constitute a Default or an Event of Default with respect to the notes. Moreover, in the event the Company elects to exercise covenant defeasance, nearly all of the events, other than non-payment, described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

     If the Company exercises legal defeasance, payment of the notes may not be accelerated as a result of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5),
(6) (with respect only to Significant Subsidiaries) or (7) under "Events of Default" above or because of the failure of the Company to comply with clauses
(3)(a) or (b) under "Covenants -- Merger, Consolidation and Sale of Assets" above.

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of covenant defeasance.

     In order to exercise either legal defeasance or covenant defeasance:

          (1) the Company must irrevocably deposit with the trustee, in trust (the "defeasance trust"), for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities or a combination of cash and non-callable U.S. Government Securities, sufficient, in the opinion of a firm of independent public accountants of recognized international standing, to pay the principal, premium, if any, and interest and Special Interest, if any, on the outstanding notes on the stated maturity or on the next available redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to that redemption date;

          (2) in the case of legal defeasance, the Company must deliver to the trustee an opinion of counsel confirming that:

             (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or
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

             (b) since the date the Company first issued the notes, there has been a change in the applicable federal income tax law, and

             (c) that based on the ruling obtained under clause (a) or the change in tax law referred to under clause (b), the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if legal defeasance had not occurred;

          (3) in the case of covenant defeasance, the Company must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred;

          (4) no Event of Default from bankruptcy or insolvency events shall have occurred at any time in the period ending on the 91st day after the cash and/or non-callable U.S. Government Securities have been deposited in the defeasance trust;

          (5) legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6) the Company must deliver to the trustee an opinion of counsel, subject to customary exceptions, to the effect that on the 91st day following the deposit, the defeasance trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws generally affecting creditors' rights;

          (7) the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

          (8) the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable on the maturity date within one year or (c) as to which a redemption notice has been given calling the notes for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Company may discharge the indenture such that it will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes, as to all outstanding notes when:

          (1) either

             (a) all the notes previously authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the trustee for cancellation; or

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

             (b) all notes not previously delivered to the trustee for cancellation

                (I) have become due and payable, or

                (II) will become due and payable at their maturity within one year, or

                (III) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of a redemption by the trustee, and in the case of (I), (II) or (III), the Company has deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of such cash and non-callable U.S. Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the notes not previously delivered to the trustee for cancellation for principal, premium, if any, and interest and Special Interest, if any, on the notes to the date of deposit, in the case of notes that have become due and payable, or to the stated maturity or redemption date, as the case may be;

          (2) the Company has paid or caused to be paid all other sums payable by it under the indenture and

          (3) the Company delivers to the trustee an officers' certificate and opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or of the Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     The Bank of New York Trust Company of Florida, N.A. is the trustee under the indenture and has been appointed by the Company as registrar and paying agent with regard to the notes. The indenture contains limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligations to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

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GOVERNING LAW

     The indenture provides that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS

     "Acquired Debt" means Debt of a Person or any of its Subsidiaries existing at the time that Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from that Person.

     "Acquisition Agreement" means the agreement by and among ConAgra Foods, S&C Holdco, Inc. (now known as Swift Foods Company) and HMTF Rawhide, L.P., dated as of May 20, 2002, as amended from time to time in accordance with the indenture.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than:

          (1) a disposition by a Restricted Subsidiary to the Company, by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary Guarantor or by a Foreign Restricted Subsidiary to another Foreign Restricted Subsidiary;

          (2) a disposition of inventory in the ordinary course of business;

          (3) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (4) dispositions or a series of related dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (4) that were consummated since the beginning of the calendar year in which such disposition is consummated, are less than $1.0 million;

          (5) transactions permitted under the "Merger, Consolidation and Sale of Assets" covenant;

          (6) the making of a Permitted Investment or any other transaction permitted by the "Limitation on Restricted Payments" covenant;

          (7) licenses or similar agreements with respect to intellectual property or other general intangibles owned or licensed by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (8) any transaction that constitutes a Change of Control;

          (9) a disposition of Cash Equivalents in the ordinary course of business;

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

          (10) a Sale and Leaseback Transaction otherwise permitted by the covenant described under "Covenants -- Limitations on Sale and Leaseback Transactions;"

          (11) pro rata dispositions of property to joint venture partners in connection with the dissolution or other termination of a joint venture;

          (12) a transfer resulting from a casualty or condemnation of assets;
     and

          (13) the trade or exchange by the Company or any Restricted Subsidiaries of any assets used or useful in the Company's business or any Related Business that are owned or held by the Company or such Restricted Subsidiary solely for assets used or useful in the Company's business or any Related Business that are owned or held by another Person that the Board of Directors of the Company determines in good faith by resolution to be of approximately equivalent value; provided, however, that for any trade or exchange or series of trades or exchanges involving value in excess of $25.0 million the Company must obtain a written opinion from an Independent Financial Advisor to the effect that the assets received constitutes an exchange of equivalent value.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination;

          (1) if such Sale and Leaseback Transaction is a Capitalized Lease Obligation, the amount of Debt represented thereby according to the definition of "Capitalized Lease Obligation;" and

          (2) in all other instances the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Board of Directors" means:

          (1) with respect to a corporation, the Board of Directors of the corporation;

          (2) with respect to a partnership, the Board of Directors or similar board or committee or Person serving a similar function of the managing general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of that Person or any Person serving a similar function.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Capital Stock" means:

          (1) with respect to any Person that is a corporation, any and all shares of corporate stock of that Person;

          (2) with respect to any Person that is an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of capital stock of that Person;

          (3) with respect to any Person that is a partnership or limited liability company, any and all partnership or membership interests, whether general or limited, of that Person; and

          (4) with respect to any other Person, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of or distributions of assets of, the issuing Person.

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     "Cash Equivalents" means any of the following:

          (1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) Investments in eurodollar time deposits, time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) Investments in commercial paper, maturing not more than 360 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (5) Investments in securities maturing not more than 360 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's; and

          (6) Investments in mutual funds whose investment guidelines restrict substantially all of such funds' investments to those satisfying the provisions of clauses (1) through (5) above.

     "Cattle Feed Companies" means Swift Cattle Holdco, Inc., a Delaware corporation, Monfort Finance Company, Inc., a Colorado corporation, and Northern Colorado Feed, LLC, a Colorado limited liability company.

     "Change of Control" means the occurrence of any of the following events:

          (1) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or Group (whether or not otherwise in compliance with the provisions of the indenture), other than to one or more of the Permitted Holders or their Related Parties;

          (2) any Person or Group, other than one or more of the Permitted Holders or of their Related Parties, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities constituting more than 50% of the Company's Voting Stock;

          (3) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture); or

          (4) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors.

     "Commission" means the Securities and Exchange Commission.

     "Commodity Agreement" means any commodity futures contract, commodity option or similar agreement or arrangement designed to protect against fluctuations in the price of commodities used at the time in the ordinary course of business.

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     "ConAgra Foods" means ConAgra Foods, Inc., a Delaware corporation.

     "Consolidated Coverage Ratio" means, with respect to any Person as of any date of determination, the ratio of:

          (1) Consolidated EBITDA for that Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available and have been filed with the Commission and/or provided to the trustee, to

          (2) Consolidated Interest Expense for that Person for those four fiscal quarters.

     In the event that such Person or any of its Restricted Subsidiaries Incurs, assumes, guarantees, repurchases, repays or redeems any Debt or issues any Preferred Stock or Disqualified Capital Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Coverage Ratio is made (the "Calculation Date"), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, repurchase, repayment or redemption of Debt or issuance of Preferred Stock or Disqualified Capital Stock as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations, restructurings, joint ventures and discontinued operations that are made by such Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, restructurings, joint ventures and discontinued operations (and the increase or reduction of any associated interest obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

     If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of or was merged with or into any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, restructuring, joint venture or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, restructuring, joint venture or discontinued operation had occurred at the beginning of the applicable four-quarter period.

     Without limiting the two preceding paragraphs, if any portion of the four-quarter reference period is prior to the date of the issuance of the notes, then the Consolidated Coverage Ratio shall be adjusted (on a pro rata basis for such period or portion thereof occurring prior to such date) to give pro forma effect to each of the following, as if each of the following had occurred on the first day of the four-quarter reference period: (a) the elimination of businesses and assets not acquired in connection with the Transaction (including the elimination of the Cattle Feed Companies, the Divested Companies and Weld Insurance Company), (b) the elimination of historical allocated corporate costs,
(c) an adjustment necessary to reflect the incremental allocated corporate costs as if the Transaction was consummated on the first day of the four-quarter reference period and (d) the non-inclusion of certain pension and retiree medical plans as part of the Transaction.

     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Person. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to that Debt). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility or similar arrangement computed on a pro forma basis shall be computed based on the
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average balance of such Debt during the applicable period. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Person may designate.

     "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

          (1) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

          (2) all short-term debt and all current maturities of long-term Debt.

     "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of the Person and its Restricted Subsidiaries for that period plus, to the extent such amount was deducted in calculating Consolidated Net Income and as determined in conformance with GAAP:

          (1) Consolidated Interest Expense;

          (2) income tax expense;

          (3) depreciation expense;

          (4) amortization expense;

          (5) exchange or translation losses on foreign currencies;

          (6) upfront expenses resulting from or charges relating to equity offerings, investments, mergers, recapitalizations, option buyouts, dispositions, acquisitions and similar transactions to the extent those expenses reduce net income;

          (7) restructuring charges or write-offs;

          (8) gains or losses on dispositions;

          (9) any costs or charges which would otherwise reduce Consolidated EBITDA as a result of an increase in value to the pre-acquisition historical amounts of accounts receivable, inventories or any other current assets (the "write-up"), to the extent the write-up is required by GAAP, and occurs as a result of any acquisition permitted under the indenture;

          (10) the amount of any minority interest expense;

          (11) without duplication, all other non-cash items (excluding any charge which represents the accrual of, or a reserve for, anticipated cash charges for any future period), extraordinary items and nonrecurring and unusual items reducing such Consolidated Net Income; and

          (12) any decrease in Consolidated Net Income resulting solely from the marking to market of open positions on beef and pork contracts required by the application of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" of the Financial Accounting Standards Board (and any replacement or successor statement);

less all non-cash items (excluding items which represent the reversal of a charge referred to in the parenthetical to clause (11) above) and nonrecurring and unusual items increasing such Consolidated Net Income.

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     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication of:

          (1) consolidated interest expense of that Person and its Restricted Subsidiaries for that period, to the extent such expense was deducted in computing Consolidated Net Income, including:

             (a) amortization of debt discount;

             (b) the interest component of Capitalized Lease Obligations;

             (c) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

             (d) interest actually paid by that Person or any of its Restricted Subsidiaries under any guarantee of Debt or other obligation of any other Person;

             (e) net payments (whether positive or negative) pursuant to Interest Rate Protection Agreements;

             (f) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by that plan or trust; and

             (g) cash and Disqualified Capital Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Capital Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary; and

          (2) consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued;

less, to the extent included in the consolidated interest expense of that Person, (A) non-cash interest on any Debt (provided that such Debt does not require any repayment of all or any portion of the principal amount thereof prior to the final maturity of the notes) and (B) debt discount solely to the extent relating to the issuance and sale of Debt together with any equity security as part of an investment unit and (C) the amortization of capitalized debt issuance costs.

     Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Person that was not a Wholly Owned Subsidiary will be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of that Person and its consolidated Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that Consolidated Net Income for that Person for that period will exclude, without duplication:

          (1) any net income of any Restricted Subsidiary of the Person if and to the extent that Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to that Person, other than restrictions in effect on the date the notes are first issued with respect to a Restricted Subsidiary of that Person and other than restrictions that are either created or exist in compliance with the provisions of the "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant or are legally waived;

          (2) any net after-tax gain or loss (including all fees and expenses related thereto) realized upon the sale or other disposition of any assets of the Person or its consolidated Restricted Subsidiaries, including pursuant to any Sale and Leaseback Transaction, which are not sold or otherwise disposed of in the ordinary course of business;

          (3) any net after-tax extraordinary gain or loss (including all fees and expenses related thereto);

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

          (4) the cumulative effect of a change in accounting principles;

          (5) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

          (6) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of:

             (a) dividends or distributions paid to the Company or any of its Restricted Subsidiaries by that Person: and

             (b) the net income of that Person, but in no event less than zero;

          (7) any non-cash expenses attributable to grants or exercises of employee or independent contractor stock options or equity compensation arrangements; and

          (8) any costs relating to the Transaction that would be required to be expensed under GAAP;

provided, further, however, that solely when determining Consolidated Net Income for purposes of paragraph 3(a) under "-- Limitations on Restricted Payments," the following items shall be added back to Consolidated Net Income to the extent such amount was deducted in calculating Consolidated Net Income and as determined in accordance with GAAP:

          (a) extraordinary items and nonrecurring and unusual items;

          (b) the mark-to-market impact of open positions accounted for in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities;" and

          (c) the amount of any non-cash items related to the compensation of employees, officers, directors or consultants and impairments of intangible assets.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

          (1) the excess of cost over fair market value of assets or businesses acquired;

          (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the date the notes are first issued as a result of a change in the method of valuation in accordance with GAAP;

          (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (4) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

          (5) treasury stock;

          (6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

          (7) Investments in and assets of Unrestricted Subsidiaries.

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

     "Consolidated Senior Debt Leverage Ratio" means, with respect to any Person as of any date of determination, the ratio of (1) consolidated Senior Debt of such Person and its Restricted Subsidiaries as of the date of the transaction giving rise to the need to calculate such Consolidated Senior Debt Leverage Ratio to (2) Consolidated EBITDA for that Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of determination and as to which financial statements are available and have been filed with the Commission and/or provided to the trustee. The calculation of the Consolidated Senior Debt Leverage Ratio shall be made according to the same procedure and be subject to the same adjustments as the Consolidated Coverage Ratio.

     "Continuing Directors" means (a) at any time during the first two years after the closing of the Transaction, individuals who are directors of the Company on the closing date (after giving effect to the Transaction) or whose election was approved by a vote of at least a majority of individuals who were Continuing Directors as of the time of such election and (b) at any time thereafter, individuals who, two years prior to such time, were directors of the Company or whose election was approved by a vote of at least a majority of individuals who were Continuing Directors as of the time of such election.

     "Contribution Agreement" means the agreement by and among the Company, Swift Foods Company, S&C Holdco 2, Inc. and Parent entered into as of the date the notes are first issued, pursuant to which Swift Foods Company, S&C Holdco 2, Inc. and Parent will contribute or otherwise pay over, or cause any of their Subsidiaries (other than Swift Cattle Holdco, Inc. and Monfort Finance Company, Inc.) to contribute or otherwise pay over, to the Company any amounts they receive from ConAgra Foods or its Affiliates pursuant to indemnification claims under the Acquisition Agreement and any amounts obtained from other sources which are applied to offset any indemnification claims that the Company could otherwise make under the Acquisition Agreement.

     "Currency Protection Agreement" means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Debt Incurred and not for purposes of speculation.

     "Debt" means, with respect to any Person on any date of determination, without duplication, any indebtedness of that Person:

          (1) for borrowed money;

          (2) evidenced by bonds, debentures, notes or other similar instruments;

          (3) constituting Capitalized Lease Obligations and all Attributable Debt in respect of Sale and Leaseback Transactions;

          (4) Incurred or assumed as the deferred and unpaid purchase price of property or services, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (5) for reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) for Debt of other Persons to the extent guaranteed by such Person;

          (7) for Hedging Obligations; and

          (8) for Debt of any other Person of the type referred to in clauses
     (1) through (7) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Debt being deemed to be the lesser of the value of the property or asset underlying the Lien or the amount of the Debt so secured.

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

     The amount of Debt of any Person at any date will be:

          (a) the sum of (I) the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP and (II) the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; and

          (b) the accreted value of that Debt, in the case of any Debt issued with original issue discount.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Preferred Stock" means Preferred Stock of a Person, other than Preferred Stock that is Disqualified Capital Stock, that is issued to another Person other than to a Restricted Subsidiary, for cash and is so designated as "Designated Preferred Stock," pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Person, on the issuance date of that Preferred Stock, the cash proceeds of which are excluded from the calculation set forth in clause 3(b) of the "Limitation on Restricted Payments" covenant.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event,

          (1) matures (excluding any maturity as the result of an optional redemption by the issuer of that Capital Stock);

          (2) is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

          (3) is redeemable at the sole option of its holder,

in whole or in part, on or prior to the final maturity date of the notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable or is so redeemable at the sole option of its holder prior to the final maturity date of the notes will be deemed Disqualified Capital Stock.

     "Divested Companies" shall have the meaning set forth in the Acquisition Agreement.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

     "Equity Interests" means Qualified Capital Stock and all warrants, options or other rights to acquire Qualified Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock.

     "Equity Offering" means any public or private sale of common stock or Preferred Stock or options, warrants or rights with respect to such common stock or Preferred Stock of the Company or the direct or indirect parent of the Company, excluding Disqualified Capital Stock of the Company and public offerings with respect to common stock registered on Form S-8 or any successor form thereto under the Securities Act.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Proceeds" means the net cash proceeds received by a Person from

          (1) contributions to its equity capital other than contributions from the issuance of Disqualified Capital Stock of the Company or any of its Subsidiaries; and

          (2) the sale, other than to a Subsidiary or to any management equity or stock option plan or employee benefit plan of the Company, of Qualified Capital Stock of the Person;

in each case designated as Excluded Proceeds pursuant to an officers' certificate on the date the contributions are made or the date those Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the "Limitation on Restricted Payments" covenant.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "Foreign Subsidiary" means any Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession as may from time to time be in effect. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

     "Group" means a group of related Persons for purposes of Section 13(d) of the Exchange Act.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Debt. The term "guarantee" used as a verb has a corresponding meaning.

     "Guarantee" means a Guarantor's guarantee of the notes.

     "Guarantor" means: (1) Parent; (2) each of the Company's Domestic Restricted Subsidiaries existing as of the date of the indenture; and (3) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

     "Hedging Obligations" means, with respect to any specified entity, the obligations of that entity under:

          (1) any Interest Rate Protection Agreement;

          (2) foreign exchange contracts and Currency Protection Agreements;

          (3) any Commodity Agreement; and

          (4) other agreements or arrangements entered into in the ordinary course of business and designed to protect that entity against fluctuations in interest rates, currency exchange rates or commodity prices.

     "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated and each of its successors.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation,

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

acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in the Company's business of nationally recognized standing that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

     "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which that Person is a party or beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to other Persons or any payment for property or services for the account or use of other Persons), or any purchase or acquisition of Capital Stock, Debt or other similar instruments issued by such Person.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business of Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Sale means cash or Cash Equivalents received, including any payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets subject to that Asset Sale, from that Asset Sale, in each case net of

          (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP in connection with such Asset Sale;

          (2) all payments made on any Debt which is secured by any assets subject to such Asset Sale, other than the Senior Credit Facilities, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale;

          (3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale;

          (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in the Asset Sale and retained by the Company or any Restricted Subsidiary of the Company after that Asset Sale; and

          (5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

     "Parent" means S&C Holdco 3, Inc., a Delaware corporation, and its successors.

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     "Permitted Debt" means, without duplication:

          (1) Debt outstanding on the date the notes are first issued;

          (2) Debt of the Company or a Restricted Subsidiary under the Senior Credit Facilities, including guarantees thereof; provided that the aggregate principal amount of all such Debt under the Senior Credit Facilities at any one time outstanding shall not exceed the greater of (a) $550.0 million, or (b) the sum of (I) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, plus (II) 70% of the book value of the inventory (other than supplies) of the Company and its Restricted Subsidiaries, (III) 15% of the book value of the supplies of the Company and its Restricted Subsidiaries, plus (IV) 100% of the book value of the plant, property and equipment of the Company and its Restricted Subsidiaries (provided that any amount under this clause (IV) shall not exceed $110.0 million) in each case determined on a consolidated basis and to the extent eligible to be included in the Borrowing Base (as defined in the Senior Credit Facilities); less the amount of all repayments of term Debt with Net Available Cash from Asset Sales applied pursuant to the covenant described under "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales;"

          (3) Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Restricted Subsidiary; provided, however, that any Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary that is not a Guarantor is unsecured and is subordinated in right of payment to the payment and performance of the Company's obligations under the notes; provided, further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt, except to the Company or a Wholly Owned Restricted Subsidiary, will be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof;

          (4) Debt evidenced by or arising under (a) the notes, the Guarantees and the indenture, including the exchange notes to be issued pursuant to the exchange offer contemplated by the registration rights agreement and the Guarantees thereof and (b) the Senior Subordinated Notes, the guarantees thereof and the indenture governing the Senior Subordinated Notes;

          (5) Hedging Obligations; provided, however, that the agreements governing those Hedging Obligations are entered into for bona fide hedging purposes and not for speculative purposes, as determined in good faith by the Board of Directors or senior management of the Company;

          (6) additional Debt of the Company or any of its Restricted Subsidiaries not otherwise permitted under the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant, in an aggregate principal amount, which when aggregated with the aggregate principal amount of all other Debt then outstanding and Incurred pursuant to this clause
     (6), does not at any one time outstanding exceed $40.0 million (which amount may, but need not be, incurred under the Senior Credit Facilities);

          (7) Refinancing Debt;

          (8) subject to compliance with the "Limitation of Guarantees of Debt by Restricted Subsidiaries" covenant, guarantees by the Company or Restricted Subsidiaries of the Company of any Debt permitted by the indenture to be Incurred;

          (9) Debt in respect of performance bonds, reimbursement obligations with respect to letters of credit, bankers' acceptances, completion guarantees and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries in the ordinary course of their business or Debt with respect to reimbursement type obligations regarding workers' compensation claims;

          (10) pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under
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     health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Debt, made in the ordinary course of business;

          (11) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to those agreements, in each case Incurred in connection with the disposition of any business assets or Restricted Subsidiaries of the Company, other than guarantees of Debt or other obligations Incurred by any Person acquiring all or any portion of those business assets or Restricted Subsidiaries of the Company for the purpose of financing that acquisition, in a principal amount not to exceed the gross proceeds, including non-cash proceeds, actually received by the Company or any of its Restricted Subsidiaries in connection with that disposition; provided, however, that such Debt is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries, other than as contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet;

          (12) Debt, including but not limited to Capitalized Lease Obligations, mortgage financings or purchase money obligations, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets, whether through direct purchase of assets or the Capital Stock of any Person owning those assets, or Incurred to refinance any such purchase price or cost of construction or improvement in an aggregate amount not to exceed at any one time outstanding $25.0 million;

          (13) Acquired Debt or Disqualified Capital Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Acquired Debt or Disqualified Capital Stock is not Incurred in contemplation of that acquisition or merger; and provided, further, that after giving effect to the acquisition or merger, the Company would be permitted to Incur at least $1.00 of additional Debt, other than Permitted Debt, under the first paragraph of the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant; and

          (14) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn inadvertently against insufficient funds in the ordinary course of business provided that such Debt is extinguished within five business days of incurrence of such Debt.

     "Permitted Holders" means Hicks Muse, its Affiliates and each of their principals, employees, partners, officers, members and directors.

     "Permitted Investment" means an Investment by the Company or any of its Restricted Subsidiaries in:

          (1) cash or Cash Equivalents;

          (2) an Investment existing on the date the notes are first issued;

          (3) receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including any receivables from livestock suppliers;

          (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (5) loans and advances to employees or independent contractors made in the ordinary course of business in an aggregate amount outstanding at any one time not to exceed $1.0 million;

          (6) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of
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     judgments or claims or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (7) Hedging Obligations permitted under clause (5) of the definition of "Permitted Debt;"

          (8) other Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments made pursuant to this clause (8), in an aggregate amount at any time outstanding not to exceed $75.0 million; provided that the value of any such Investment shall be determined at the time such Investment was made;

          (9) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as non-cash consideration for Asset Sales effected in compliance with the covenant described under "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Assets Sales;"

          (10) prepayments and other credits to suppliers made in the ordinary course of business;

          (11) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

          (12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the "Limitations on Transactions with Affiliates" covenant;

          (13) the Company or a Wholly Owned Restricted Subsidiary; provided, however, that the primary business of such Wholly Owned Restricted Subsidiary or of its Wholly Owned Restricted Subsidiaries, as the case may be, is a Related Business; and

          (14) another Person if as a result of such Investment such other Person becomes a Wholly Owned Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly Owned Restricted Subsidiary; provided, however, that in each case such Person's primary business is a Related Business.

     "Permitted Liens" means:

          (1) Liens to secure Debt permitted to be Incurred under clause (2) of the definition of "Permitted Debt;"

          (2) Liens on the outstanding Capital Stock or assets of Foreign Subsidiaries to secure any intercompany notes issued by a Foreign Subsidiary to the Company and any guarantee of such intercompany notes by a Foreign Subsidiary evidencing a loan by the Company to such Foreign Subsidiary of proceeds from the Senior Credit Facilities;

          (3) Liens to secure Debt permitted to be Incurred under clause (12) of the definition of "Permitted Debt;" provided that any such Lien may not extend to any property of the Company or any Restricted Subsidiary, other than the property acquired, constructed or leased with the proceeds of such Debt and such Liens secure Debt in an amount not in excess of the original purchase price or the original cost of any such property and any improvements or accessions to such property;

          (4) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded;

          (5) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

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          (6) Liens on the property of the Company or any Restricted Subsidiary
     Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (7) Liens on property or assets of, or any shares of stock or secured debt of, any Person at the time the Company or any Restricted Subsidiary acquired such property or the Person owning such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any Restricted Subsidiary; provided, further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Company or any Restricted Subsidiary;

          (8) Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (9) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (10) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

          (11) Liens securing Hedging Obligations;

          (12) Liens existing on the date the notes are first issued not otherwise described in clauses (1) through (11) above;

          (13) Liens on the property of the Company or any Restricted Subsidiary to secure any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Debt secured by Liens referred to in clause (3),
     (7), (8) or (12) above; provided, however, that any such Lien shall be limited to all or part of the same property that secured the original Lien (together with improvements and accessions to such property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

             (a) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (3), (7),
        (8) or (12) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

             (b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such refinancing, refunding, extension, renewal or replacement; and

          (14) Liens not otherwise permitted by clauses (1) through (13) above encumbering assets having an aggregate fair market value not in excess of 5% of Consolidated Net Tangible Assets at the time of the incurrence of such Lien.

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     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" of any Person means any Capital Stock of that Person that has preferential rights to any other Capital Stock of that Person with respect to dividends or redemptions or upon liquidation.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinancing Debt" means any Indebtedness that is Incurred by the Company or any Restricted Subsidiaries to refund, refinance, replace, renew, repay or extend any Indebtedness Incurred in accordance with the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant that does not:

          (1) result in an increase in the aggregate principal amount of Debt (such principal amount to include, for purposes of this definition only, any premiums, fees, penalties or accrued interest paid with the proceeds of the Refinancing Debt) of the Company or that Restricted Subsidiary; or

          (2) create Debt with:

             (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Debt being refinanced; or

             (b) a final maturity earlier than the final maturity of the Debt being refinanced;

provided that in the event the obligor on the Debt being refunded, refinanced, renewed, repaid or extended is the Company or a Subsidiary Guarantor, the Refinancing Debt may only be incurred by the Company or a Subsidiary Guarantor.

     "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date the notes are first issued, as reasonably determined by the Company's Board of Directors.

     "Related Parties" means any Person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its Affiliates is the general partner.

     "Restricted Payment" means:

          (1) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable solely in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Company's Capital Stock;

          (2) the declaration or payment of any dividend or the making of any other distribution on shares of the Capital Stock of a Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries, (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Restricted Subsidiary that is not a corporation) or (c) dividends or distributions payable solely in its Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock);

          (3) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary (in either case, other than in exchange for its Qualified Capital Stock or options, rights or warrants to acquire Qualified Capital Stock or to the extent that after giving effect to such purchase, redemption, retirement or acquisition, such Restricted Subsidiary would become a Wholly Owned Subsidiary);

          (4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any

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     Subordinated Debt of the Company or a Restricted Subsidiary (other than the purchase, repurchase or other acquisition of Subordinated Debt purchased
     (A) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition, or (B) in compliance with the provisions described under "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales" to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Debt was issued); or

          (5) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to another Person and the Company or a Restricted Subsidiary leases it from such Person, other than transactions between the Company and its Wholly Owned Restricted Subsidiaries or between Wholly Owned Restricted Subsidiaries.

     "Secured Debt" means any Debt of the Company or a Guarantor secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller Note" means the note in the principal amount of $150.0 million issued by Swift Foods Company to ConAgra Foods, and assigned by Swift Foods Company to S&C Holdco 2, Inc., in connection with the Transaction.

     "Senior Credit Facilities" means the Debt represented by:

          (1) the Credit Agreement, dated as of the date of the indenture, among Parent, the Company, certain of its Subsidiaries, the lenders party thereto, Citicorp USA, Inc., as Administrative Agent, and JP Morgan Chase Bank, as Syndication Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements or modifications relating to the addition or elimination of Subsidiaries of the Company as borrowers, guarantors or other credit parties thereunder; and

          (2) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Senior Credit Facilities or one or more other credit or other agreements or indentures).

     "Senior Debt" of any Person means Debt (other than Subordinated Debt) of the type specified in clauses (1), (2), (3) and (4) of the definition of "Debt."

     "Senior Subordinated Notes" means $150 million in aggregate principal amount of the Company's 12 1/2% Senior Subordinated Notes due January 1, 2010.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Special Interest" means the additional interest, if any, to be paid on the notes as described in the registration rights agreement entered into among the Company, the Guarantors and the initial purchasers of the old notes.

     "Subordinated Debt" means any Debt of the Company or a Restricted Subsidiary, whether outstanding on the date the notes are first issued or thereafter Incurred, which is subordinate or junior in

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right of payment to the notes or the Guarantee of such Restricted Subsidiary, as the case may be, pursuant to a written agreement.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary for purposes of the indenture.

     "Subsidiary Guarantor" means all of the Company's existing and future Subsidiaries incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States and any other Subsidiary that becomes a Guarantor pursuant to the provisions of the covenant described under "Future Subsidiary Guarantors."

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Tax Sharing Agreement" means the agreement by and among the Company, on the one hand, and certain of its direct and indirect parent entities and the entities that will acquire and operate the domestic cattle feeding operations of ConAgra Foods, on the other hand.

     "Trademark License Agreements" means the Armour Transition Trademark License Agreement among ConAgra Foods, ConAgra Brands, Inc. and Swift Brands Company and the Swift Transition Trademark License Agreement between Swift Brands Company and ConAgra Foods each dated as of the date the notes are first issued.

     "Transaction Documents" means the Acquisition Agreement, together with related documents, including the following documents all of which will be dated as of the date the notes are first issued:

          (1) Cattle Supply Agreement, between Swift Beef Company and Monfort Finance Company, Inc.;

          (2) Preferred Supplier Agreement, between ConAgra Foods and Swift & Company;

          (3) By-Products Marketing Agreement, between ConAgra Trade Group, Inc. and Swift & Company;

          (4) Transition Services Agreement, among ConAgra Foods, Monfort Finance Company, Inc., Swift Foods Company, Swift Beef Company, Swift & Company, Swift Cattle Holdco, Inc., S&C Holdco 3, Inc., Swift Pork Company, Kabushiki Kaisha SAC Japan, Australia Meat Holdings Pty. Limited, Burcher Pty. Limited, Swift Refrigerated Foods, S.A. de C.V., Miller Bros. Co., Inc., Monfort Food Distribution Company, Monfort International Sales Corporation and Monfort, Inc., as amended;

          (5) Trademark License Agreements;

          (6) Hangar License Agreement, between ConAgra Foods and Swift Beef Company;

          (7) Risk Management Agreement, between ConAgra Foods and Monfort Finance Company, Inc.;

          (8) Seller Note;

          (9) the promissory note(s) issued by S&C Australia Holdco Pty. Ltd. to the Company;

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          (10) Monitoring and Oversight Agreement, among Swift Foods Company,
     Swift & Company, Swift Pork Company, Swift Beef Company, S&C Australia Holdco Pty. Ltd., Australia Meat Holdings Pty. Limited, S&C Holdco 2, Inc., S&C Holdco 3, Inc. and Hicks Muse & Co. Partners, L.P.;

          (11) Financial Advisory Agreement, among Swift Foods Company, Swift & Company, Swift Pork Company, Swift Beef Company, S&C Australia Holdco Pty. Ltd., Australia Meat Holdings Pty. Limited, S&C Holdco 2, Inc., S&C Holdco 3, Inc. and Hicks Muse & Co. Partners, L.P.;

          (12) Stockholders' Agreement, among HMTF Rawhide, L.P., ConAgra Foods, Hicks, Muse, Tate & Furst Incorporated and Swift Foods Company;

          (13) the employment and severance arrangements with senior management of the Company;

          (14) Indemnification and Release Agreement, among ConAgra Foods, Swift Foods Company, S&C Holdco 2, Inc., S&C Holdco 3, Inc., Swift & Company, S&C Australia Holdco Pty. Ltd., Swift Cattle Holdco, Inc., Swift Brands Company, Swift Beef Company, Swift Pork Company, Kabushiki Kaisha SAC Japan, Swift Refrigerated Foods, S.A. de C.V., Monfort Finance Company, Inc., Burcher Pty. Limited, Monfort, Inc., Australia Meat Holdings Pty. Limited, Miller Bros. Co., Inc., Monfort Food Distribution Company and Monfort International Sales Corporation;

          (15) Contribution Agreement;

          (16) Tax Sharing Agreement;

          (17) Indemnity Side Letter from ConAgra Foods and Swift Foods Company to HMTF Rawhide, L.P.;

          (18) the lease for the Hyrum, Utah facilities from ConAgra Foods or its Affiliates to the Company or its Affiliates;

          (19) side letter from ConAgra Foods to HMTF Rawhide, L.P. and the initial purchasers regarding certain undertakings;

          (20) intercompany promissory notes; and

          (21) Patent License Agreement between ConAgra Foods and Swift Brands Company.

and, in each case, the schedules, annexes and exhibits thereto.

     "Treasury Yield" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the date fixed for redemption or, if such statistical release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of that note. If the remaining maturity of such note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

     "Unrestricted Subsidiary" means any direct or indirect Subsidiary of a Person that is designated by the Board of Directors of that Person as an Unrestricted Subsidiary and any Subsidiary of that Unrestricted Subsidiary. The Company and any of its Restricted Subsidiaries will only be permitted to provide credit support for Debt of an Unrestricted Subsidiary, including by way of intercompany Debt, Guarantee or otherwise, to the extent that the Company is permitted to Incur such Debt under the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant and to make an Investment under the "Limitation on Restricted Payments" covenant.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the "Limitation on Restricted Payments"

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covenant. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Debt of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Debt is not permitted to be Incurred as of such date under the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Debt by one of the Company's Restricted Subsidiaries of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Debt is permitted under the "Limitation on Incurrence of Additional Debt and Issuance of Capital Stock" covenant, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Subsidiary executes and delivers to the trustee a supplemental indenture providing for a Subsidiary Guarantee.

     "U.S. Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of that Person's Board of Directors.

     "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing

          (1) the then outstanding aggregate principal amount of such Debt into

          (2) the total of the product obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

             (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

     "Wholly Owned Subsidiary" means a Subsidiary of any Person, all of the outstanding Capital Stock of which (other than any director's qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

     "Wholly Owned Subsidiary Guarantor" means any Subsidiary Guarantor that is a Wholly Owned Subsidiary.

BOOK-ENTRY SYSTEM

     The notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the notes represented by such Global Security purchased by such Persons in this offering. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream Banking, S.A. or Euroclear Bank N.V./S.A., as operator of the Euroclear System. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and interest on notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated notes only if:

          (1) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

          (2) we in our discretion at any time determine not to have all the notes represented by such Global Security; or

          (3) an Event of Default entitling the noteholders to accelerate shall have occurred and be continuing with respect to the notes represented by such Global Security.

Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated notes,

          (1) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

          (2) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency we maintain for such purposes; and

          (3) no service charge will be made for any registration of transfer or exchange of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material federal income tax considerations relevant to the exchange of new notes for old notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect or are subject to different interpretations. This discussion does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

     We believe that the exchange of new notes for old notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the old notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

     You may not participate in the exchange offer if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;
       or

     - a broker-dealer that acquired old notes directly from us.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the date of such expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until            , 2002, all dealers
effecting transactions in the new notes may be required to deliver a prospectus.

     If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering -- Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of the new notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to, or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we and the guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of the ConAgra Red Meat Business at May 27, 2001 and May 26, 2002 and for each of the fiscal years ended May 28, 2000, May 27, 2001 and May 26, 2002 and of S&C Holdco 3, Inc. and subsidiaries as of May 29, 2002 appearing in this prospectus and the related financial statement schedule of the ConAgra Red Meat Business included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report with respect to the ConAgra Red Meat Business expresses an unqualified opinion and includes an explanatory paragraph relating to change in methods of accounting for derivative instruments and other hedging activities in 2002 and revenue recognition relating to shipping terms for certain of its product sales in 2001) appearing herein and elsewhere in this registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     On October 4, 2002, S&C Holdco 3, Inc. and the Company dismissed Deloitte & Touche LLP as its independent accountants. S&C Holdco 3, Inc. and the Company were formed on May 29, 2002 and neither the report of Deloitte & Touche LLP on the financial statements of S&C Holdco 3, Inc. at that date nor the reports of Deloitte & Touche LLP on the financial statements of the ConAgra Red Meat Business for the past two fiscal years contained any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Company's Board of Directors participated in and approved the decision to change independent accountants.

     In connection with its audits of the ConAgra Red Meat Business for the two most recent fiscal years and the audit of the balance sheet of S&C Holdco 3, Inc. at May 29, 2002, and through October 4, 2002, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such periods. During the two most recent fiscal years and through October 4, 2002, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

     The Company engaged PricewaterhouseCoopers LLP as its new independent accountants as of October 4, 2002. During the period beginning with its formation and ending October 4, 2002, the Company has not consulted PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, with respect to the new notes offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the new notes offered hereby, reference is made to the registration statement, including the exhibits and schedules filed therewith. Statements contained in this prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other document. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The registration statement may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at that address. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of such materials may also be obtained from the web site that the Securities and Exchange Commission maintains at www.sec.gov.

     We maintain an internet web site at www.swiftbrands.com. The information on this site does not form a part of this prospectus.

     Pursuant to the indenture under which the new notes will be issued, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the new notes remain outstanding, we will furnish to the holders of the new notes copies of the annual reports and any other information, documents and other reports which we would be required to file with the Securities and Exchange Commission if we were subject to Section 13 or 15(d) of the Securities Exchange Act of 1934. In addition, whether or not required by the rules and regulations of the Securities and Exchange Commission, we will also agree to file a copy of all such information and reports with the Securities and Exchange Commission for public availability (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any of the new notes remain outstanding, we have agreed to make available to any prospective purchaser of the new notes or beneficial owner of the new notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act of 1933. Any request of this nature should be directed to our Chief Financial Officer, 1770 Promontory Circle, Greeley, Colorado 80634, telephone (970) 506-8000.

                                SWIFT & COMPANY

                         INDEX TO FINANCIAL STATEMENTS

S&C HOLDCO 3, INC. AND SUBSIDIARIES*:
Unaudited Financial Statements:
  Balance Sheets............................................   F-3
  Statements of Earnings....................................   F-4
  Statement of Stockholder's Net Investment and
     Advances/Statement of Stockholder's Equity.............   F-5
  Statements of Cash Flows..................................   F-6
  Notes to Financial Statements.............................   F-7

CONAGRA RED MEAT BUSINESS:
Independent Auditors' Report................................  F-41
Audited Combined Financial Statements:
  Combined Balance Sheets as of May 27, 2001 and May 26,
     2002...................................................  F-42
  Combined Statements of Earnings for the Fiscal Years Ended
     May 28, 2000, May 27, 2001 and May 26, 2002............  F-43
  Combined Statements of Stockholder's Net Investment and
     Advances for the Fiscal Years Ended May 28, 2000, May
     27, 2001 and May 26, 2002..............................  F-44
  Combined Statements of Cash Flows for the Fiscal Years
     Ended May 28, 2000, May 27, 2001 and May 26, 2002......  F-45
  Notes to Combined Financial Statements....................  F-46

S&C HOLDCO 3, INC. AND SUBSIDIARIES*:
Independent Auditors' Report................................  F-67
Consolidated Financial Statements:
  Consolidated Balance Sheet as of May 29, 2002 and
     September 18, 2002 (unaudited).........................  F-68
  Notes to Consolidated Financial Statements................  F-69

---------------

* S&C Holdco 3, Inc. is the direct parent of Swift & Company and is a guarantor of the senior notes and the senior subordinated notes.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

              UNAUDITED FINANCIAL STATEMENTS FOR THE THIRTEEN AND
                   THIRTY-NINE WEEKS ENDED FEBRUARY 24, 2002,
           THE 115 DAYS FROM MAY 27, 2002 THROUGH SEPTEMBER 18, 2002
        (PREDECESSOR BASIS), THE THIRTEEN WEEKS ENDED FEBRUARY 23, 2003,
                    AND THE 158 DAYS FROM SEPTEMBER 19, 2002
                           THROUGH FEBRUARY 23, 2003
                         (INCLUDING THE NOTES THERETO)

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                                COMBINED
                                                           PREDECESSOR ENTITY          CONSOLIDATED
                                                         ----------------------   ----------------------
                                                            CONAGRA RED MEAT       S&C HOLDCO 3, INC.,
                                                                BUSINESS             AND SUBSIDIARIES
                                                         ----------------------   ----------------------
                                                              MAY 26, 2002          FEBRUARY 23, 2003
                                                         ----------------------   ----------------------
                                                         (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
                                                 ASSETS
Current assets:
  Cash and cash equivalents............................        $    8,643               $   83,422
  Receivables, less allowance for doubtful accounts of
     $3,709 and $2,839.................................           273,151                  272,277
  Inventories..........................................           682,536                  411,055
  Other current assets.................................            37,070                   23,895
                                                               ----------               ----------
     Total current assets..............................         1,001,400                  790,649
Property, plant and equipment..........................         1,129,398                  637,845
  Less accumulated depreciation........................          (577,369)                 (35,594)
                                                               ----------               ----------
     Property, plant and equipment, net................           552,029                  602,251
Brands, trademarks and goodwill, at cost less
  accumulated amortization of $47,809 and $174.........            76,177                   85,300
Other assets...........................................            20,187                   45,770
                                                               ----------               ----------
     Total assets......................................        $1,649,793               $1,523,970
                                                               ==========               ==========

                                     LIABILITIES AND STOCKHOLDER'S
                                           NET INVESTMENT AND
                                     ADVANCES/STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt...............        $      211               $    3,952
  Accounts payable.....................................           191,482                  198,329
  Other accrued liabilities............................           119,383                  167,917
                                                               ----------               ----------
     Total current liabilities.........................           311,076                  370,198
Long-term debt, excluding current installments.........            12,912                  618,044
Other noncurrent liabilities...........................            64,093                   78,022
Commitments and contingencies
Stockholder's net investment and advances..............         1,261,712                       --
Common stock par value $0.01, 1,000 shares issued and
  authorized...........................................                --                       --
Additional paid-in capital.............................                --                  411,592
Retained earnings......................................                --                   20,798
Accumulated other comprehensive income.................                --                   25,316
                                                               ----------               ----------
     Total stockholder's net investment and advances/
       stockholder's equity............................         1,261,712                  457,706
                                                               ----------               ----------
                                                               $1,649,793               $1,523,970
                                                               ==========               ==========

   The accompanying notes are an integral part of these financial statements.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                             STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                                            COMBINED
                                                                       PREDECESSOR ENTITY
                                                              -------------------------------------
                                                                    CONAGRA RED MEAT BUSINESS
                                                              -------------------------------------
                                                               THIRTEEN WEEKS        THIRTY-NINE
                                                                    ENDED            WEEKS ENDED
                                                              FEBRUARY 24, 2002   FEBRUARY 24, 2002
                                                              -----------------   -----------------
                                                                     (DOLLARS IN THOUSANDS)
Net sales...................................................     $1,823,552          $6,329,122
Costs and expenses:
  Cost of goods sold........................................      1,782,691           6,110,728
  Selling, general and administrative.......................         26,873              81,179
  Corporate allocations: Selling, general and administrative
     expenses...............................................          4,627              14,762
  Corporate allocations: Finance charges....................         12,510              40,130
                                                                 ----------          ----------
                                                                  1,826,701           6,246,799
                                                                 ----------          ----------
Income (loss) before income taxes...........................         (3,149)             82,323
Income tax expense (benefit)................................         (1,462)             29,840
                                                                 ----------          ----------
  Net income (loss).........................................     $   (1,687)         $   52,483
                                                                 ==========          ==========

                                                    COMBINED                      CONSOLIDATED
                                               PREDECESSOR ENTITY     -------------------------------------
                                             ----------------------            S&C HOLDCO 3, INC.,
                                                CONAGRA RED MEAT                AND SUBSIDIARIES
                                                    BUSINESS          -------------------------------------
                                             ----------------------    THIRTEEN WEEKS
                                                 115 DAYS ENDED             ENDED          158 DAYS ENDED
                                               SEPTEMBER 18, 2002     FEBRUARY 23, 2003   FEBRUARY 23, 2003
                                             ----------------------   -----------------   -----------------
                                             (DOLLARS IN THOUSANDS)          (DOLLARS IN THOUSANDS)
Net sales..................................        $2,692,450            $2,023,506          $3,556,033
Costs and expenses:
  Cost of goods sold.......................         2,609,419             1,973,759           3,448,661
  Selling, general and administrative......            36,900                28,969              50,773
  Corporate allocations: Selling, general
     and administrative expenses...........             4,509                    --                  --
  Corporate allocations: Finance
     charges/interest and financing
     expenses..............................            13,604                    --                  --
  Translation gains........................                --                (1,820)             (6,026)
  Interest expense.........................                --                17,281              30,872
                                                   ----------            ----------          ----------
                                                    2,664,432             2,018,189           3,524,280
                                                   ----------            ----------          ----------
Income before income taxes.................            28,018                 5,317              31,753
Income tax expense.........................             9,602                 1,850              10,955
                                                   ----------            ----------          ----------
  Net income...............................        $   18,416            $    3,467          $   20,798
                                                   ==========            ==========          ==========

   The accompanying notes are an integral part of these financial statements.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                           STATEMENT OF STOCKHOLDER'S
                          NET INVESTMENT AND ADVANCES/
                       STATEMENT OF STOCKHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                         COMBINED
                                                                    PREDECESSOR ENTITY
                                    ----------------------------------------------------------------------------------
                                                                CONAGRA RED MEAT BUSINESS
                                    ----------------------------------------------------------------------------------
                                                                                             TOTAL
                                                                                          ACCUMULATED
                                                   FOREIGN      MINIMUM                      OTHER       STOCKHOLDER'S
                                    INVESTMENT    CURRENCY      PENSION                  COMPREHENSIVE        NET
115 DAYS FROM MAY 27, 2002 THROUGH     AND       TRANSLATION   LIABILITY    DERIVATIVE      INCOME        INVESTMENT
SEPTEMBER 18, 2002                   ADVANCES    ADJUSTMENT    ADJUSTMENT   ADJUSTMENT      (LOSS)       AND ADVANCES
----------------------------------  ----------   -----------   ----------   ----------   -------------   -------------
                                                                  (DOLLARS IN THOUSANDS)
Balance at May 27, 2002...........  $1,278,239    $(11,735)     $(4,690)      $(102)       $(16,527)      $1,261,712
  Comprehensive income (loss):
    Net income....................      18,416          --           --          --              --           18,416
    Derivative adjustment, net of
      tax.........................          --          --           --          12              12               12
    Foreign currency translation
      adjustment..................          --      (1,529)          --          --          (1,529)          (1,529)
                                    ----------    --------      -------       -----        --------       ----------
      Total comprehensive income
         (loss)...................          --          --           --          --          (1,517)          16,899
  Net investment and advances.....    (239,564)         --           --          --              --         (239,564)
                                    ----------    --------      -------       -----        --------       ----------
Balance at September 18, 2002.....  $1,057,091    $(13,264)     $(4,690)      $ (90)       $(18,044)      $1,039,047
                                    ==========    ========      =======       =====        ========       ==========

--------------------------------------------------------------------------------

                                                                        CONSOLIDATED
                                                            S&C HOLDCO 3, INC. AND SUBSIDIARIES
                                               --------------------------------------------------------------
                                                                                 ACCUMULATED
                                                                                    OTHER
                                                        ADDITIONAL              COMPREHENSIVE       TOTAL
158 DAYS FROM SEPTEMBER 19, 2002 THROUGH       COMMON    PAID-IN     RETAINED      INCOME       STOCKHOLDER'S
FEBRUARY 23, 2003                              SHARES    CAPITAL     EARNINGS      (LOSS)          EQUITY
----------------------------------------       ------   ----------   --------   -------------   -------------
                                                               (DOLLARS IN THOUSANDS)
Balance at September 19, 2002................     --     $     --    $    --       $    --        $     --
    Issuance of common stock.................  1,000      475,000                                  475,000
    Post closing purchase price adjustment...             (16,000)                                 (16,000)
    Excess of purchase price over Predecessor
      Basis (book value) of net assets
      acquired from entities partially under
      common control.........................             (48,322)                                 (48,322)
    Stock based compensation provided by
      investor...............................                 914                                      914
  Comprehensive income:
    Net income...............................     --           --     20,798            --          20,798
    Derivative adjustment, net of tax........     --           --         --         6,827           6,827
    Foreign currency translation
      adjustment.............................     --           --         --        18,489          18,489
                                               -----     --------    -------       -------        --------
      Total comprehensive income.............                         20,798        25,316          46,114
                                               -----     --------    -------       -------        --------
Balance at February 23, 2003.................  1,000     $411,592    $20,798       $25,316        $457,706
                                               =====     ========    =======       =======        ========

   The accompanying notes are an integral part of these financial statements.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                COMBINED                         CONSOLIDATED
                                                           PREDECESSOR ENTITY                 S&C HOLDCO 3, INC.
                                               ------------------------------------------      AND SUBSIDIARIES
                                                       CONAGRA RED MEAT BUSINESS            ----------------------
                                               ------------------------------------------       158 DAYS FROM
                                                  THIRTY-NINE          115 DAYS FROM          SEPTEMBER 19, 2002
                                                  WEEKS ENDED       MAY 27, 2002 THROUGH           THROUGH
                                               FEBRUARY 24, 2002     SEPTEMBER 18, 2002       FEBRUARY 23, 2003
                                               -----------------   ----------------------   ----------------------
                                                         (DOLLARS IN THOUSANDS)             (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income.................................      $  52,483             $  18,416                $  20,798
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation............................         48,254                21,442                   35,594
     Amortization of intangibles, debt
       issuance costs and accretion of bond
       discount..............................          2,374                   130                    3,814
     Other noncash items (includes derivative
       fair value adjustments)...............            474                    --                   10,160
     Change in assets and liabilities:
       Receivables...........................         38,882               (15,158)                   1,394
       Inventories...........................         52,586               (30,740)                  22,040
       Other current assets..................         (5,327)               17,872                  (13,038)
       Accounts payable and accrued
          liabilities........................        (77,250)              (13,063)                  42,738
       Other assets..........................           (297)                3,429                   (1,222)
                                                   ---------             ---------                ---------
          Net cash flows provided by
            operating activities.............        112,179                 2,328                  122,278
                                                   ---------             ---------                ---------
Cash flows from investing activities:
  Additions to property, plant and
     equipment...............................        (24,844)               (8,842)                 (23,783)
  Purchase of acquired businesses, net of
     cash acquired...........................             --                    --                 (793,500)
  Notes receivable and other items...........          3,115                 1,348                   (2,300)
                                                   ---------             ---------                ---------
          Net cash flows used in investing
            activities.......................        (21,729)               (7,494)                (819,583)
                                                   ---------             ---------                ---------
Cash flows from financing activities:
  Proceeds from debt issuance................             --               261,890                  681,985
  Payments of long-term debt.................         (4,245)              (13,123)                 (81,974)
  Change in overdraft balances...............             --                    --                   22,336
  Issuance of common stock...................             --                    --                  160,000
  Debt issuance costs........................             --                    --                  (37,000)
  Net investments and
     advances/(distributions)................        (85,052)             (239,564)                      --
                                                   ---------             ---------                ---------
          Net cash flows (used in) provided
            by financing activities..........        (89,297)                9,203                  745,347
                                                   ---------             ---------                ---------
          Effect of exchange rates on cash...             --                    --                      758
Net change in cash and cash equivalents......          1,153                 4,037                   48,800
                                                   ---------             ---------                ---------
Cash and cash equivalents, beginning of
  period.....................................         10,607                 8,643                   34,622
                                                   ---------             ---------                ---------
Cash and cash equivalents, end of period.....      $  11,760             $  12,680                $  83,422
                                                   =========             =========                =========
Non-cash investing and financing activities:
  Capital contributions from related
     parties.................................             --                    --                $ 299,000
                                                   =========             =========                =========

   The accompanying notes are an integral part of these financial statements.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  DESCRIPTION OF BUSINESS AND THE TRANSACTION

     S&C Holdco 3, Inc. (the "Corporation"), is a Delaware corporation which was formed on May 29, 2002 as an indirect wholly-owned subsidiary of ConAgra Foods, Inc. ("ConAgra Foods"). The Corporation owns 100% of the issued and outstanding capital stock of Swift & Company (the "Company"). The Corporation has had no operations since its formation and, following the Transaction described below, has consolidated the operations of the businesses acquired in the Transaction in the Corporation's financial statements. The operations of the Company and its subsidiaries constitute the operations of the Corporation under generally accepted accounting principles. The Corporation's fiscal year ends on the last Sunday in May of each year.

     The Transaction -- On September 19, 2002, HMTF Rawhide, L.P. (the "Purchaser") acquired a 54% interest in the United States beef, pork and lamb processing business and the Australian beef business of ConAgra Foods (the "Transaction") excluding (i) ConAgra Beef Company's cattle feeding operations (the "domestic cattle feeding operations") and (ii) Monfort Construction Company, Monfort Finance Company, Inc., and Weld Insurance Company, Inc. Swift Foods Company owns 100% of the outstanding capital stock of S&C Holdco 2, Inc., which in turn owns 100% of the outstanding common stock of the Corporation, which in turn owns 100% of the outstanding common stock of the Company. In a related transaction, the Purchaser also acquired a 54% interest in the domestic cattle feeding operations. The entities that were historically operated by ConAgra Foods as an integrated business, which include the domestic cattle feeding operations and other assets and insignificant businesses that we did not acquire and liabilities that we did not assume in the Transaction, are referred to as the "ConAgra Red Meat Business" or the "Predecessor Entity". Those entities and operations within the ConAgra Red Meat Business that we actually acquired in the Transaction and which are being operated by the Company (the issuer of the 10 1/8% Senior Notes due 2009 and the 12 1/2% Senior Subordinated Notes due January 1, 2010) and its subsidiaries are referred to as the "Acquired Business" or "Successor."

     The aggregate initial consideration for the Acquired Business was $1,080.7 million, of which $858.3 million was allocated to the United States beef, pork and lamb businesses and $222.4 million was allocated to the Australian beef business. The purchase price was based on the preliminary estimate of net book value of the Acquired Business as of the closing date of the Transaction of $1,047.7 million plus other consideration of $33.0 million. The purchase price was subject to a post-closing adjustment. As a result of this post-closing adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. The Corporation has reflected the impact of this payment as a reduction to additional paid-in capital in its financial statements. The total purchase price was allocated to the net assets acquired based on their estimated fair values at the date of acquisition.

     The acquisition was financed with approximately $270.0 million of advances under our senior credit facilities (see Note 8), the $250.5 million of proceeds from the issuance of the 10 1/8% Senior Notes due 2009 by the Company (see Note
8), the issuance to ConAgra Foods of $150.0 million of 12 1/2% Senior Subordinated Notes due January 1, 2010 by the Company (see Note 8) and approximately $475.0 million of contributed equity, which was comprised of approximately $325.0 million of equity contributed or retained by our equity sponsors ($175.0 million) and ConAgra Foods ($150.0 million) and a $150.0 million promissory note payable to ConAgra Foods by S&C Holdco 2, Inc. (which note was issued in partial consideration for the Acquired Business, which was contributed to the Company as equity and which note is not an obligation of the Company, any of its subsidiaries or the Corporation). The limited partnership formed by our equity sponsors and controlled by Hicks, Muse, Tate & Furst Incorporated owns 175,000,000 shares, or approximately 54%, and ConAgra Foods initially owned 150,000,000 shares, or approximately 46%, of the equity in Swift Foods Company. In addition, pursuant to a stock purchase plan, certain members of management acquired an aggregate of 2,685,000 shares of Swift Foods Company,

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

representing approximately 1% of the equity in Swift Foods Company, at a purchase price of $1.00 per share. This share value, as well as the share value of ConAgra Foods' investment, was determined by reference to the cash price per share paid by our equity sponsors. ConAgra Foods received the proceeds from the sale of such equity and, subsequent to these stock purchases, ConAgra Foods owns 147,315,000 shares, or approximately 45%, of the equity of Swift Foods Company.

     The Company entered into a series of agreements with ConAgra Foods and with the entity that acquired the domestic cattle feeding operations covering, among other things, future sales of the Company's products to ConAgra Foods and future purchases of cattle from the entity that acquired the domestic cattle feeding operations consistent with past practices. For additional information, please refer to Note 11.

     The purchase price for the Acquired Business was based primarily on the net book value of the assets and liabilities as of the closing date of the Transaction. The total purchase price (including expenses and other consideration) has been preliminarily allocated to the net assets acquired based on their estimated fair values at the date of acquisition. The Transaction was negotiated between a willing seller and an unrelated willing buyer and, as such, the purchase price and other consideration agreed to by both parties is considered to approximate fair value. The Transaction is within the scope of SFAS 141, Business Combinations, which resulted in a new basis of accounting in accordance with the Financial Accounting Standards Board's EITF 88-16, Basis in Leveraged Buyout Transactions. In accordance with that guidance, the retained minority interest of the predecessor owner (i.e., ConAgra Foods' approximately 45.3% interest) was carried over at the predecessor basis. The remainder of the investment in the assets acquired (i.e., the 54.7% acquired by our equity sponsors and management) is based upon fair value. The excess of the purchase price over predecessor basis (book value) of net assets acquired from the predecessor owner was recognized as an offset in stockholders' equity.

     The purchase agreement contained customary representations, warranties, covenants, conditions and indemnities by the parties. In addition, ConAgra Foods agreed to specifically indemnify us for liabilities, subject to certain limitations, relating to any environmental, labor or tax law violations of the Acquired Business existing or occurring prior to the closing, certain environmental compliance requirements and certain pre-existing claims and litigation, including the litigation alleging ConAgra Foods' and Swift Beef Company's violation of the Packers and Stockyards Act of 1921 described in Note 12.

2.  BASIS OF PRESENTATION AND ACCOUNTING POLICIES

     Basis of Presentation -- The aggregate purchase price for the Transaction described in Note 1 above was $1,129.5 million (including approximately $64.8 million of transaction costs), of which $670.5 million was funded through various debt instruments, and the remainder funded through contributed or retained equity. The Transaction and the financial statements of the Acquired Business provided herein have been accounted for as a purchase in accordance with SFAS 141 Business Combinations and EITF 88-16 Basis in Leveraged Buyout Transactions.

     The unaudited financial information reflects all adjustments (consisting of normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of the results of operations, financial position, and cash flows for the periods presented.

     Accounting principles generally accepted in the United States of America require our operating results prior to the Transaction to be reported as the results of the Predecessor for periods prior to September 19, 2002 in the historical financial statements. Our operating results subsequent to the Transaction are presented as the Successor's results in the historical financial statements and include the 158 days from September 19, 2002 to February 23, 2003.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     The results of operations for any quarter or a partial fiscal year period or for the periods presented for the Predecessor or Successor are not necessarily indicative of the results to be expected for other periods or the full fiscal year. Certain prior year amounts have been reclassified in order to conform with current year classifications.

     Consolidation -- The consolidated financial statements include the accounts of the Corporation and its direct and indirect wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates -- The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affects the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Corporation considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Financial instruments which potentially subject the Corporation to concentration of credit risk consist principally of cash and temporary cash investments. At times, cash balances held at financial institutions were in excess of Federal Deposit Insurance Corporation insurance limits. The Corporation places its temporary cash investments with high-credit quality financial institutions. The Corporation believes no significant concentration of credit risk exists with respect to these cash investments.

     Accounts Receivable -- The Corporation has a diversified customer base which includes some customers who are located in foreign countries. The Corporation controls credit risk related to accounts receivable through credit appraisals, credit limits, letters of credit and monitoring procedures.

     Inventories -- Inventories consist primarily of cattle on feed, feed ingredient inventories, beef and pork products and supplies. Costs capitalized in cattle on feed and other inventories include cost of livestock, direct materials, and supplies. Cattle on feed and other inventories are valued on the basis of the lower of first-in, first-out cost or market. Beef and pork product inventories are valued at net realizable value less cost to complete. Costs capitalized in cattle on feed inventory include direct and indirect costs such as feeder livestock cost, delivery costs, corn and other feedstocks and veterinary supplies. Cattle and hogs are reclassified from livestock to raw materials or work in process at time of slaughter.

     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of furniture, fixtures, office equipment and other (5 to 15 years), machinery and equipment (5 to 20 years) and buildings (15 to 40 years). Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gains or losses are reflected in operations. Applicable interest charges incurred during the construction of assets are capitalized as one of the elements of cost and are amortized over the assets' estimated useful lives.

     The Corporation assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Corporation considers continued operating losses or significant and long-term changes in business conditions to be its primary indicators of potential impairment. When future undiscounted cash flows of assets are estimated to be insufficient to recover their related carrying value, the Corporation compares the asset's future cash flows, discounted to present value using a risk-adjusted discount rate, to its current carrying value and records a provision for impairment as appropriate.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Debt Issuance Costs -- Costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the period the debt is outstanding.

     Goodwill and Other Intangible Assets -- Subsequent to May 26, 2002, goodwill and other identifiable intangible assets with indefinite lives are not amortized. Identifiable intangible assets with definite lives are amortized over their estimated useful lives.

     The Corporation will evaluate goodwill and other indefinite life intangible assets annually for impairment using a fair-value based approach and, if there is impairment, the carrying amount of goodwill and other intangible assets will be written down to the implied fair value.

     Amortizing intangible assets total $3.8 million with related accumulated amortization of $174 thousand as of February 23, 2003, and are principally comprised of exclusive marketing rights and are being amortized over the life of the marketing right agreements, which range from 10 to 16 years. For the 115 days ended September 18, 2002 and 158 days ended February 23, 2003, the Corporation recognized $0.2 million and $0.2 million of amortization expense, respectively. Based on amortizing assets recognized in the Corporation's statement of financial position as of February 23, 2003, amortization expense for each of the next five years is estimated to approximate $0.4 million.

     Overdraft Balances -- The majority of the Corporation's bank accounts are zero balance accounts where cash needs are funded as checks are presented for payment by the holder. Checks issued pending clearance that result in overdraft balances for accounting purposes are included in the trade accounts payable balance.

     Self-insurance -- The Corporation is self-insured for certain losses relating to general liability and employee medical and dental benefits. The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insured losses are accrued based upon the Corporation's estimates of the aggregate uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Corporation's historical experiences.

     Environmental Expenditures and Remediation Liabilities -- Environmental expenditures that relate to current or future operations and which improve operational capabilities (for example, scrubbers on vent stacks to reduce odors or exhaust particles or the dredging of a wastewater pond to extend its useful life) are capitalized at time of expenditure. Expenditures that relate to an existing or prior condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

     Foreign Currency Translation -- The functional currency for the Corporation's indirect wholly owned Australian subsidiary is the Australian dollar. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the period. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income. Translation gains and losses on USD denominated revolving intercompany borrowings between the Australian subsidiaries and the U.S. parent are recorded in earnings.

     Income Taxes -- Prior to the Transaction, the Predecessor Entity was included in the consolidated tax returns of ConAgra Foods. The Acquired Business is included in the consolidated tax returns of Swift Foods Company. The provision for income taxes is computed on a separate legal entity basis. The difference between the Corporation's effective rate and the statutory rate is primarily due to the extraterritorial income exclusion that allows certain foreign sales to be non-taxable. The Corporation recognizes deferred tax assets and liabilities based on the differences between the financial statement and

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

     Fair Value of Financial Instruments -- The carrying amounts of the Corporation's financial instruments, including cash and cash equivalents, short-term trade receivables and payables, approximate their fair values due to the short-term nature of the instruments. The fair value of the Corporation's long-term debt approximates its carrying value as the debt terms were recently entered into.

     Revenue Recognition -- Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns.

     Comprehensive Income -- Comprehensive income consists of net income, foreign currency translation and derivative adjustments, and prior to the Transaction, minimum pension liability adjustments. The Corporation deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. Foreign earnings subsequent to the date of the Transaction are deemed to be repatriated.

     Accounting Changes -- The Predecessor Entity adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, as of May 27, 2002. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives shall not be amortized and shall be tested for impairment of value on an annual basis. For further discussion on the Predecessor Entity's adoption of SFAS No. 142, see Note 3 to the combined and consolidated financial statements.

     The Predecessor Entity adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as of May 27, 2002, the beginning of its current fiscal year. SFAS No. 144 develops an accounting model, based upon the framework established in previous accounting literature. The accounting model applies to long-lived assets (excluding goodwill and other indefinite life intangibles), including discontinued operations. SFAS No. 144 requires long-lived assets to be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. The adoption impact of SFAS No. 144 was not material to the Predecessor Entity.

     In fiscal 2002, the Predecessor Entity adopted SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, and its related amendment, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities ("SFAS No. 133"). The adoption of SFAS No. 133 resulted in a cumulative effect of an accounting change that decreased accumulated other comprehensive income by $9.5 million, net of tax, in the first quarter of fiscal 2002.

     Recently Issued Accounting Pronouncements -- In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the Corporation to recognize the fair value of a liability associated with the cost the Corporation would be obligated to incur in order to retire an asset at some point in the future. The liability would be recognized in the period in which it is incurred and can be reasonably estimated. The standard is effective for fiscal years beginning after June 15, 2002. The Corporation expects to adopt this standard at the beginning of its fiscal 2004. The Corporation has not yet completed its assessment of the anticipated adoption impact, if any, of SFAS No. 143.

     In April 2002, the FASB issued SFAS No. 145, Recision of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which eliminates the requirements under FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Similarly, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements, has been

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

rescinded. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Corporation believes that the adoption of SFAS No. 145 will not have a material effect on its financial position or results of operations.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize the costs associated with exit or disposal activities when they are incurred. Currently these types of costs are recognized at the time management commits the company to the exit/disposal plan in accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 is effective for exit or disposal activities that are initiated subsequent to December 31, 2002. Accordingly, the Corporation will apply the provisions of SFAS No. 146 prospectively to exit or disposal activities initiated subsequent to December 31, 2002.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure (SFAS No. 148). SFAS No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Although SFAS No. 148 does not require use of the fair value method of accounting for stock-based employee compensation, it does provide alternative methods of transition. It also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148's amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The amendment of disclosure requirements of APB Opinion No. 28 are effective for interim periods beginning after December 15, 2002. The Corporation will adopt this standard for its fourth quarter of fiscal year 2003. Unless the Corporation elects to adopt the fair value recognition provisions of SFAS No. 123, adoption of SFAS No. 148 will only require expanded disclosure to include the effect of stock-based compensation in interim reporting.

     In November 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make certain disclosures regarding guarantees. The Interpretation's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for the Company's third quarter of fiscal 2003. The adoption of this Interpretation did not have a material impact on the Corporation's financial statements or disclosures.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51. The Interpretation provides guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The Interpretation's transitional disclosure requirements are required in all financial statements initially issued after January 31, 2003, if certain conditions are met. The adoption of this Interpretation is not expected to have a material impact on the Corporation's financial statements or disclosures.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective prospectively for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30. The Company has not yet completed its assessment of the anticipated adoption impact, if any, of SFAS No. 149.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 changes the accounting and disclosure requirements for certain financial instruments that, under previous guidance, could be classified as equity. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this SFAS is not expected to have a material impact on the Company's consolidated financial statements or disclosures.

3.  CHANGES IN ACCOUNTING POLICY

     The Predecessor Entity adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of May 27, 2002 the beginning of its current fiscal year. In accordance with SFAS No. 142, the Predecessor Entity has completed its initial impairment testing of goodwill and identifiable intangible assets with indefinite lives, and determined there were no impairments.

     The following is certain pro forma information assuming SFAS No. 142 had been in effect for the first thirty-nine weeks of the prior fiscal year:

                                                                     COMBINED
                                                                PREDECESSOR ENTITY
                                                       -------------------------------------
                                                        THIRTEEN WEEKS        THIRTY-NINE
                                                             ENDED            WEEKS ENDED
                                                       FEBRUARY 24, 2002   FEBRUARY 24, 2002
                                                       -----------------   -----------------
                                                              (DOLLARS IN THOUSANDS)
Reported net income (loss)...........................       $(1,687)            $52,483
  Add goodwill amortization (net of tax).............           428               1,284
  Add brand/trademark amortization (net of tax)......             4                  11
                                                            -------             -------
Adjusted net income (loss)...........................       $(1,255)            $53,778
                                                            =======             =======

4.  PURCHASE ACCOUNTING

     The calculation of the allocated purchase price for the Acquired Business, as presented below, reflects the net book value of the Acquired Business as of September 18, 2002. In addition, the allocation of the purchase price reflects management's current best estimate of the fair value of the individual assets acquired and liabilities assumed which resulted in an increase in goodwill of $15.6 million. The purchase price allocation is preliminary, pending completion of an independent valuation study and finalization of certain other matters among the parties to the Transaction, including final determination of the tax basis of certain assets. Accordingly, the allocation of the purchase price to the acquired assets and liabilities presented below, and as currently reflected on the balance sheet as of February 23, 2003, is subject to change.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     The following details the adjustment to historical net book values based on the estimated fair values of plant assets included in the Transaction assuming a ten-year life. As of February 23, 2003, goodwill was $81.7 million. The preliminary adjustment to historical net book value of property, plant and equipment and goodwill of the Acquired Business is calculated as follows (Dollars in Thousands):

Total purchase price and other consideration for Acquired
  Business(i)...............................................  $ 1,064,700
Estimated fees and expenses(ii).............................       64,800
                                                              -----------
                                                              $ 1,129,500
     Less: Net book value of Acquired Business on September
      18, 2002(iii).........................................   (1,029,759)
     Plus: Deferred tax adjustments.........................       47,000
                                                              -----------
Equals: Excess of purchase price over net book value........      146,741
  Less: Deferred financing costs(iv)........................      (37,000)
  Less: Incentive bonuses paid(ii)(3).......................       (3,071)
                                                              -----------
Subtotal....................................................      106,670
Percentage ownership acquired by equity sponsors and
  management................................................         54.7%
                                                              -----------
Excess purchase price to be allocated.......................  $    58,348
                                                              ===========
Initial amount allocated to property, plant & equipment.....  $    48,711
Impact of deferred taxes....................................       29,855
                                                              -----------
  Amount allocated to property, plant & equipment...........       78,566
Initial amount allocated to goodwill........................        9,637
Less: deferred taxes........................................      (29,855)
                                                              -----------
  Excess purchase price allocated...........................  $    58,348
                                                              ===========

---------------

(i) The following table sets forth the components of the purchase price and other consideration related to the Transaction (Dollars in Thousands):

Preliminary estimate of net book value of the Acquired
  Business as of September 18, 2002(1), (iii)...............  $1,047,700
Other consideration(2)......................................      33,000
Post closing purchase price adjustment(3)...................     (16,000)
                                                              ----------
Total purchase price and other consideration for the
  Acquired Business.........................................  $1,064,700
                                                              ==========

     --------------------

     (1) The difference between the net book value reported above and the amount reflected in the Statement of Stockholder's Net Investment and Advances as of September 18, 2002 contained elsewhere in these financial statements is due to assets and liabilities not acquired in the transaction.

     (2) Consists of $18.0 million added to the net book value of the Acquired Business in determining total consideration pursuant to the purchase agreement entered into in connection with the Transaction. Also includes $15.0 million of consideration provided to Booth Creek.

     (3) The purchase price for the Acquired Business was subject to a post-closing adjustment. As a result of this adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. The Corporation reflected the impact of this payment as a reduction to additional paid-in capital in its financial statements.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

          As indicated below, following the transaction, the limited partnership formed by our equity sponsors, Hicks Muse and Greeley Investments, along with management controlled 54.7% of the equity interests of our ultimate parent, Swift Foods Company, which indirectly holds 100% of the equity of Swift & Company. The following, which excludes the $150.0 million promissory note issued by the Corporation's parent to ConAgra Foods which ConAgra Foods contributed to the Company as equity, outlines the residual interest percentages following the transaction:

                                                 NEWCO                     OLDCO
                                ---------------------------------------   --------
                                              INITIAL DOLLAR   RESIDUAL   RESIDUAL
  OWNERSHIP                     SHARES HELD       VALUE        INTEREST   INTEREST
  ---------                     -----------   --------------   --------   --------
  Hicks Muse..................  145,000,000    $145,000,000       44.6%      0.0%
  Greeley Investments.........   30,000,000      30,000,000        9.3%      0.0%
  Management..................    2,685,000       2,685,000        0.8%      0.0%
                                -----------    ------------     ------     -----
  Subtotal....................  177,685,000     177,685,000       54.7%      0.0%
  ConAgra Foods...............  147,315,000     147,315,000       45.3%    100.0%
                                -----------    ------------     ------     -----
  Total ownership.............  325,000,000    $325,000,000     100.00%    100.0%
                                ===========    ============     ======     =====

(ii) The following table sets forth the estimated fees and expenses directly related to acquisition of the Acquired Business (Dollars in Thousands):

Placement fees(1)...........................................  $21,900
Finders fees(2).............................................   17,300
Other fees and expenses(3)..................................   25,600
                                                              -------
Total estimated fees and expenses...........................  $64,800
                                                              =======

---------------

     (1) Includes $3.75 million payable to ConAgra Foods as a placement fee for its purchase of the Company's senior subordinated notes. See Note 8.

     (2) Includes $15.0 million payable to Hicks Muse pursuant to the Financial Advisory Agreement executed in connection with the Transaction, $0.3 million payable to Hicks Muse in reimbursement of its direct costs in consummating the Transaction and $2.0 million payable to Gillett Greeley LLC, an affiliate of George N. Gillett, Jr., the Company's Chairman of the Board, as an expense reimbursement. The expense reimbursement was agreed upon to reimburse the Company's chairman for normal due diligence costs incurred in evaluating and analyzing the Swift & Company acquisition. The agreement provided for a defined reimbursement of $2.0 million to cover due diligence expenses without having to provide the Company with detailed expense records. See Note 11.

     (3) Includes $3.1 million of incentive bonuses paid to certain of the Company's executive officers. Of this amount, approximately $0.8 million attributable to payments to executive officers who have no future service obligation was expensed in the 158 day period ended February 23, 2003. The remaining balance is being amortized over the twelve month future service period. These bonuses paid at closing of the Transaction are included in "Estimated fees and expenses" but are subtracted from "Excess of purchase price over net book value". The bonuses are not a direct cost of the acquisition, rather, they represent prepaid compensation expense of the Corporation that is tied to ongoing employment agreements with certain members of management. Accordingly these costs are reflected in operating expenses subsequent to the Transaction.

(iii) The difference between the preliminary estimate of the net book value and the net book value of the Acquired Business is due to the difference between the estimate used for the closing of the

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

      Transaction on September 18, 2002, and the actual book value acquired based on finalization of the closing balance sheet.

(iv) Deferred financing costs, which are included in "Estimated fees and expenses", are subtracted from "Excess of purchase price over net book value" as, in accordance with the guidance in Staff Accounting Bulletin 77, the costs are an element of the effective interest cost of the related debt, not a direct cost of the acquisition.

5.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Corporation is exposed to market risk, such as changes in commodity prices and foreign currency exchange rates. To manage volatility associated with these exposures, the Corporation may enter into various derivative transactions pursuant to established company policies.

     Commodity Price Management -- The Corporation is subject to raw material price fluctuations caused by supply conditions, weather, economic conditions and other factors. Generally, the Corporation utilizes commodity futures and options contracts to reduce the volatility of commodity input prices on items such as grains, livestock and energy.

     Futures and options contracts qualifying for hedge accounting and used to hedge anticipated transactions are designated as cash flow hedges with gains and losses deferred in accumulated other comprehensive income, to the extent the hedge is effective. These amounts are recognized within cost of goods sold in the period during which the hedged transaction affects earnings. Any hedge gain or loss deemed ineffective, as well as gains or losses on contracts for which the Corporation does not qualify, or elects not to qualify, for hedge accounting, are immediately recognized in the consolidated statement of earnings upon inception of the hedged transactions.

     Foreign Currency Management -- In order to reduce exposures related to changes in foreign currency exchange rates, the Corporation may enter into forward exchange or option contracts for transactions denominated in a currency other than the applicable functional currency. This includes, but is not limited to, hedging against foreign currency risk in purchasing inventory and capital equipment, sales of finished goods, and future settlement of foreign-denominated assets and liabilities.

     Hedges of anticipated foreign-denominated transactions are designated as cash flow hedges. The gains and losses associated with these hedges are deferred in accumulated other comprehensive income until the forecasted transaction impacts earnings. Forward exchange and option contracts are also used to hedge expenses and other current assets. Gains and losses associated with firm commitment and foreign currency hedges are recognized within net sales. Foreign currency derivatives for which the Corporation has elected not to account for under hedge accounting are recorded immediately in earnings within sales, cost of goods sold, or selling, general and administrative expenses, depending on the nature of the transaction.

     Additional Derivative Information -- The fair value of derivative assets is recognized within prepaid expenses and other current assets, while the fair value of derivative liabilities is recognized within other accrued liabilities. As of February 23, 2003, the fair value of derivatives recognized within prepaid assets was $12.1 million, and other accrued liabilities was $0.2 million.

     Generally, the Corporation hedges a portion of its anticipated consumption of commodity inputs for periods of up to 12 months. The Corporation may enter into longer-term derivatives on particular commodities if deemed appropriate. As of February 23, 2003, the Corporation had executed derivative contracts for certain portions of the anticipated consumption of commodity inputs through February 2004. As of February 23, 2003, the Corporation had derivative positions in place covering approximately 2% and 49% of our anticipated need for livestock and natural gas, respectively.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     As of February 23, 2003, the net deferred amount recognized in accumulated other comprehensive income was $6.9 million, net of tax. The Corporation anticipates a gain of $6.9 million, net of tax, will be transferred out of accumulated other comprehensive income and recognized within earnings over the next 12 months. No cash flow hedges or firm commitments were discontinued during the 158 days ended February 23, 2003. For the 158 days ended February 23, 2003, a net of tax loss of $(0.2) million was recognized from accumulated other comprehensive income into earnings.

6.  INVENTORIES

     Inventories are comprised of the following:

                                                          PREDECESSOR
                                                         -------------
                                                          CONAGRA RED    S&C HOLDCO 3, INC.
                                                         MEAT BUSINESS    AND SUBSIDIARIES
                                                         -------------   ------------------
                                                         MAY 26, 2002    FEBRUARY 23, 2003
                                                         -------------   ------------------
                                                          (DOLLARS IN       (DOLLARS IN
                                                          THOUSANDS)         THOUSANDS)
Product inventories:
  Raw materials........................................    $  6,588           $ 23,377
  Work in progress.....................................      54,183              5,663
  Finished goods.......................................     302,340            301,778
Livestock..............................................     293,997             53,002
Supplies...............................................      25,428             27,235
                                                           --------           --------
                                                           $682,536           $411,055
                                                           ========           ========

7.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are comprised of the following:

                                                          PREDECESSOR
                                                         -------------
                                                          CONAGRA RED    S&C HOLDCO 3, INC.
                                                         MEAT BUSINESS    AND SUBSIDIARIES
                                                         -------------   ------------------
                                                         MAY 26, 2002    FEBRUARY 23, 2003
                                                         -------------   ------------------
                                                          (DOLLARS IN       (DOLLARS IN
                                                          THOUSANDS)         THOUSANDS)
Land...................................................   $   16,294          $ 10,470
Buildings, machinery and equipment.....................    1,018,952           479,145
Property and equipment under capital lease.............           --            18,901
Furniture, fixtures, office equipment and other........       71,118            33,711
Construction in progress...............................       23,034            17,052
Preliminary purchase price and other considerations
  allocated to property, plant and equipment...........           --            78,566
                                                          ----------          --------
                                                           1,129,398           637,845
Less accumulated depreciation..........................     (577,369)          (35,594)
                                                          ----------          --------
                                                          $  552,029          $602,251
                                                          ==========          ========

     For the 158 days from September 19, 2002 through February 23, 2003, depreciation expense was $35.0 million and amortization expense on property and equipment under capital lease was $0.6 million.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

8.  LONG-TERM DEBT AND LOAN AGREEMENTS

     During the 158 days ended February 23, 2003 and in conjunction with the Transaction discussed in Note 1 above, the Company entered into various debt agreements in order to finance the Transaction and provide liquidity to operate the business on a going forward basis.

     The aggregate minimum principal maturities of the long-term debt for each of the five years and thereafter following February 23, 2003, are as follows:

                                                                MINIMUM PRINCIPAL
                                                                    MATURITIES
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
2003........................................................         $  3,952
2004........................................................            3,726
2005........................................................            2,810
2006........................................................            2,989
2007........................................................           50,190
Thereafter..................................................          574,748
                                                                     --------
Total minimum principal maturities..........................          638,415
Less: Amount representing bond discount, net of accretion...          (16,419)
                                                                     --------
Total debt..................................................         $621,996
                                                                     ========

     The Company allocates interest expense to its subsidiaries based on its investment in subsidiaries and net intercompany advances.

                                                                  BALANCE AS OF
                                                                FEBRUARY 23, 2003
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Short-term debt
  Revolving credit facility.................................         $     --
  Current portion of long-term debt (term loan).............            2,000
  Current portion of installment note payable...............            1,272
  Current portion of capital lease obligations..............              681
Long-term debt
  Term loan facility, net of current portion................          197,500
  Senior notes, net of unamortized discount(a)..............          251,607
  Senior subordinated notes(b)..............................          150,000
  Long-term portion of installment note payable.............              983
  Long-term capital lease obligations.......................           17,953
                                                                     --------
Total debt..................................................         $621,996
                                                                     ========

---------------

(a) The 10 1/8% Senior Notes due 2009 were issued by the Company on September 19, 2002 with original issue discount and generated gross proceeds to the Company of approximately $250.5 million. Accretion of debt discount totaled approximately $1.1 million in the period between September 19 and February 23, 2003. For a description of the terms of the senior notes, see "Description of Indebtedness -- Senior Notes" presented below.

(b) The Company issued $150.0 million of the 12 1/2% Senior Subordinated Notes due January 1, 2010 to ConAgra Foods at the closing of the Transaction. On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction. For a description of the terms of the senior subordinated notes, see "Description of Indebtedness -- Senior Subordinated Notes" presented below.

     As of February 23, 2003, the Company had approximately $199.5 million of secured debt outstanding, approximately $35.8 million of outstanding letters of credit and approximately $206.8 million of availability under its revolving credit facility. The remaining $107.4 million under the revolving credit facility was not immediately available for borrowings due to borrowing base limitations.

     A summary of the components of interest expense for the period September 19, 2002 through February 23, 2003 is presented below:

                                                                  158 DAYS FROM
                                                                SEPTEMBER 19, 2002
                                                                     THROUGH
                                                                FEBRUARY 23, 2003
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Interest on
  Revolving credit facility(i)..............................         $ 2,227
  Term loan facility (approximately 5.1%)...................           4,440
  Senior notes (10.125% rate)...............................          11,759
  Senior subordinated notes (12.50% rate)...................           8,125
                                                                     -------
Total interest from the debt requirements of the
  Transaction...............................................          26,551
  Capital lease interest....................................             681
  Amortization of deferred financing costs(ii)..............           2,559
  Amortization of original issue discount(iii)..............           1,081
                                                                     -------
Total interest expense......................................         $30,872
                                                                     =======

---------------

(i) Represents interest on the outstanding balance of the amount drawn on the revolving credit facility of approximately 5.25% plus a 0.5% commitment fee on the unused portion of the revolving credit facility, and other fees associated with the revolving credit facility.

(ii)  Represents amortization expense utilizing an average maturity of 7 years.

(iii) Represents amortization of the original issue discount on the notes offered hereby of $17.5 million utilizing the effective interest method.

  DESCRIPTION OF INDEBTEDNESS

     Senior Credit Facilities -- On September 19, 2002, the Company entered into an agreement providing senior credit facilities which allow borrowings from time to time up to $550 million, and consist of a term loan of up to $200 million that matures on the sixth anniversary of the closing date of the Transaction and a revolving credit facility of $350 million that terminates on the fifth anniversary of the closing date of the Transaction. Up to $125 million of the revolving credit facility is available for the issuance of letters of credit or Australian bank guarantees and up to $45 million of the revolving credit facility is available for borrowings in Australian dollars by the Company's Australian subsidiaries. With respect to both revolving loan borrowings and term loan borrowings, (a) U.S. dollar denominated borrowings that are (i) eurodollar rate loans will initially bear interest at rates of 3.25% per annum plus the applicable eurodollar rate, or (ii) base rate loans will initially bear interest at rates of 2.25% per annum plus the highest of Citibank's base rate, the three-month certificate of deposit rate plus 0.5%, and the federal funds effective rate plus

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

0.5%, and (b) Australian dollar denominated borrowings that are (i) bill rate loans will initially bear interest at rates of 2.75% per annum plus the applicable bid rate for Australian bills for the applicable interest period or
(ii) short-term loans will initially bear interest at rates of 2.75% per annum plus the Reserve Bank of Australia Official Cash Rate or, if such rate is not published in time on the appropriate reference screen, an average of buying rates for Australian dollar overnight cash deposits quoted to Citibank, N.A. (Sydney branch) by certain reference banks. The Transaction was financed, in part, with approximately $270.0 million of advances under our senior credit facilities, consisting of $200.0 million drawn under the term loan facility and $70.0 million drawn under the revolving credit facility.

     Repayment and Prepayment. Loans outstanding under the term loan facility require 20 quarterly principal repayments each in an amount equal to $500,000 during the first five years after the closing date and four installments of $47.5 million during the sixth year after the closing with the last such installment being due on the sixth anniversary after the closing date. The revolving credit facility terminates and all amounts outstanding thereunder must be repaid in full on the fifth anniversary of the closing date. Mandatory prepayments of the senior credit facilities are required from the proceeds of the issuance of debt, asset sales, insurance and condemnation and purchase price adjustments, in each case subject to customary exceptions and, in the case of certain asset sales and insurance and condemnation proceeds, reinvestment rights, as applicable. Mandatory prepayments are also required from excess cash flow. Mandatory repayments of the revolving credit facility do not result in a permanent reduction of the commitments thereunder (other than in the event of a sale of the Australian borrowers) but the events giving rise to such mandatory prepayments may reduce the amount of fixed assets which can be included in the borrowing base.

     Affirmative Covenants. The Company's senior credit facilities contain affirmative covenants customary for similar credit facilities, and include a covenant for the implementation and maintenance of deposit account control agreements and cash concentration accounts. These arrangements require, subject to certain customary exceptions, cash proceeds of accounts receivable and other collateral to be concentrated to cash collateral accounts held at the administrative agent, which accounts will be swept daily against outstandings under the revolving credit facility.

     Financial Covenants. The Company's senior credit facilities contain covenants that limit its ability to incur additional indebtedness, sell or dispose of assets, pay certain dividends and prepay or amend certain indebtedness among other matters. In addition, these facilities also contain financial covenants currently requiring the Company not to:

     - exceed a maximum leverage ratio of 4.2x our senior credit facilities Adjusted EBITDA(a);

     - fall below a minimum interest coverage ratio of 2.5x our senior credit facilities Adjusted EBITDA(a); and

     - fall below a minimum fixed charge coverage ratio of 1.05x.
---------------

(a) The term "Adjusted EBITDA" is a defined term in our senior credit facilities. Adjusted EBITDA is calculated by adding to EBITDA certain items of income and expense as described below. These adjustments reflect the elimination of the businesses not acquired in the Transaction, the elimination of corporate overhead allocations that ConAgra Foods charged to the ConAgra Red Meat Business, the elimination of certain pension and retiree medical plans and adjustments to reflect certain non-cash charges, all of which were reflected in the historical financial results of the ConAgra Red Meat Business.

     The Company has been in compliance with all financial covenant ratios since the closing on September 19, 2002.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Senior Notes -- In connection with the Transaction, on September 19, 2002, the Company issued $268.0 million of its 10 1/8% Senior Notes due 2009 (the "Senior Notes"). The Senior Notes were issued with original issue discount and generated gross proceeds to the Company of approximately $250.5 million. The Senior Notes will mature on October 1, 2009. Interest on the Senior Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2003. The Corporation and all of the Company's domestic subsidiaries are guarantors of the Senior Notes.

     Senior Subordinated Notes -- In connection with the Transaction, on September 19, 2002, the Company issued to ConAgra Foods $150 million aggregate principal amount of its 12 1/2% Senior Subordinated Notes due January 1, 2010 (the "Senior Subordinated Notes"). On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction. Interest on the Senior Subordinated Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2003. The Corporation and all of the Company's domestic subsidiaries are guarantors of the Senior Subordinated Notes.

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of February 23, 2003:

For the twelve months ended February
2004........................................................  $  2,275
2005........................................................     2,275
2006........................................................     2,275
2007........................................................     2,380
2008........................................................     2,485
Later years.................................................    19,551
                                                              --------
Net minimum lease payments..................................    31,241
Less: Amount representing interest..........................   (12,607)
                                                              --------
Present value of net minimum lease payments.................  $ 18,634
                                                              ========

9.  SUPPLEMENTAL GUARANTOR INFORMATION

     A significant amount of the Company's income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations including its obligations under the Senior Notes and the Senior Subordinated Notes described above in Note 8 are provided in large part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the Company's financial condition and operating requirements and those of certain domestic subsidiaries, could limit the Company's ability to obtain cash for the purpose of meeting its debt service obligation including the payment of principal and interest on the Senior Notes and the Senior Subordinated Notes.

     Simultaneously with the private placement of the Senior Notes, the Company entered into a registration rights agreement pursuant to which it will exchange the notes for substantially identical notes that have been registered under the Securities Act of 1933.

     The following information sets forth the Predecessor Entity and the Corporation's balance sheet as of May 26, 2002 and February 23, 2003, and the statements of earnings and cash flows for the thirty-nine weeks and thirteen weeks ended February 24, 2002 and the 115 days ended September 18, 2002 and the

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

thirteen weeks and 158 days ended February 23, 2003. Effective with the date of the Transaction, the Senior Notes and the Senior Subordinated Notes have been guaranteed by the Corporation (the "Parent Guarantor") and each of the Company's domestic subsidiaries (the "Subsidiary Guarantors"). The financial information for pre- and post-Transaction periods is presented under the following column headings: Parent Guarantor (for periods subsequent to formation), Issuer (for periods subsequent to formation), Subsidiary Guarantors and Subsidiary Non-Guarantors. For pre-Transaction periods, "Subsidiary Non-Guarantors" includes (i) the domestic cattle feeding operations, (ii) the businesses we did not acquire in the Transaction and (iii) the foreign subsidiaries of the Predecessor Entity which we acquired in the Transaction and renamed. For post-Transaction periods, "Subsidiary Non-Guarantors" includes only the foreign subsidiaries of the Predecessor which we acquired in the Transaction and renamed, which entities include Swift Refrigerated Foods S.A. de C.V., Kabushiki Kaisha SAC Japan and Australia Meat Holdings Pty. Ltd. Investments in the Corporation's subsidiaries are accounted for on the equity method. Accordingly, entries necessary to consolidate the Parent Guarantor, the Company, and all of its subsidiaries are reflected in the elimination column. Separate complete financial statements of the Company and the Subsidiary Guarantors would not provide additional material information that would be useful in assessing the financial composition of the Company or the Subsidiary Guarantors.

     All of the Subsidiary Guarantors are wholly-owned subsidiaries of the Company and their guarantees are full and unconditional and joint and several. There are no provisions in the indentures governing the Senior Notes or the Senior Subordinated Notes or other existing agreements that would prevent holders of guaranteed obligations from taking immediate action against the Parent Guarantor or any Subsidiary Guarantor in the event of default. The ability of the Subsidiary Guarantors to pay dividends or make loans or other payments to the Company depends on their earnings, capital requirements and general financial condition. Our senior credit facilities and the indentures governing the Senior Notes and the Senior Subordinated Notes limit the ability of the Company and its subsidiaries to restrict the ability of the Subsidiary Guarantors to pay dividends or make loans or other advances to the Company, subject to applicable laws and regulations and future agreements to which the Subsidiary Guarantors may be a party. The Parent Guarantor is a holding company with no operations of its own, and its only asset is the capital stock of the Company. Consequently, its ability to pay amounts under its guarantee depends on the earnings and cash flows of the Company and its subsidiaries and the ability of these entities to pay dividends or advance funds to the Parent Guarantor.

     As a portion of the financing related to the acquisition of the Australian operations in conjunction with the Transaction described in Note 1, for the 158 days ended February 23, 2003, an amount of $5.5 million was reflected as interest expense of the Subsidiary Non-Guarantors and interest income of the Subsidiary Guarantors on the accompanying Statement of Earnings.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Financial information for the pre-Transaction and post- Transaction entities reported in the financial statements are as follows (all amounts are in thousands):

                                                   PRE-TRANSACTION CONDENSED COMBINING BALANCE SHEETS
                                                --------------------------------------------------------
                                                SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
MAY 26, 2002                                    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS      TOTAL
------------                                    ----------   --------------   -------------   ----------
                                                                 (DOLLARS IN THOUSANDS)
                                                 ASSETS
Current assets:
  Cash and cash equivalents...................  $       --     $   8,643        $      --     $    8,643
  Receivables, net............................     173,671        99,480               --        273,151
  Inventories.................................     315,451       360,025            7,060        682,536
  Other current assets........................       3,594        17,623           15,853         37,070
                                                ----------     ---------        ---------     ----------
     Total current assets.....................     492,716       485,771           22,913      1,001,400
Property, plant and equipment.................     862,579       266,819               --      1,129,398
  Less accumulated depreciation...............    (470,149)     (107,220)              --       (577,369)
                                                ----------     ---------        ---------     ----------
     Property, plant and equipment, net.......     392,430       159,599               --        552,029
Brands, trademarks and goodwill, net..........      52,460        23,717               --         76,177
Other assets..................................      10,425         5,958            3,804         20,187
Net investments and advances..................     305,894            --         (305,894)            --
                                                ----------     ---------        ---------     ----------
                                                $1,253,925     $ 675,045        $(279,177)    $1,649,793
                                                ==========     =========        =========     ==========

                       LIABILITIES AND STOCKHOLDER'S NET INVESTMENT AND ADVANCES
Current Liabilities:
  Current installments of long-term debt......  $       --     $     211        $      --     $      211
  Accounts payable............................      64,055       127,427               --        191,482
  Other accrued liabilities...................     100,196        15,704            3,483        119,383
                                                ----------     ---------        ---------     ----------
     Total current liabilities................     164,251       143,342            3,483        311,076
Long-term debt, excluding current
  installments................................       5,000         7,912               --         12,912
Other noncurrent liabilities..................      12,408           204           51,481         64,093
Commitments and contingencies
Stockholder's net investment and advances.....   1,072,266       523,587         (334,141)     1,261,712
                                                ----------     ---------        ---------     ----------
                                                $1,253,925     $ 675,045        $(279,177)    $1,649,793
                                                ==========     =========        =========     ==========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                             PRE-TRANSACTION CONDENSED COMBINING STATEMENTS OF EARNINGS
                                            ------------------------------------------------------------
                                            SUBSIDIARY      SUBSIDIARY      ELIMINATIONS/
THIRTEEN WEEKS ENDED FEBRUARY 24, 2002      GUARANTORS    NON-GUARANTORS     ADJUSTMENTS        TOTAL
--------------------------------------      -----------   ---------------   --------------   -----------
                                                               (DOLLARS IN THOUSANDS)
Net sales.................................  $1,605,868       $370,697         $(153,013)     $1,823,552
Costs and expenses:
  Cost of goods sold......................   1,554,360        381,344          (153,013)      1,782,691
  Selling, general and administrative.....      26,223            650                --          26,873
  Corporate allocations...................       8,138          8,999                --          17,137
                                            ----------       --------         ---------      ----------
                                             1,588,721        390,993          (153,013)      1,826,701
                                            ----------       --------         ---------      ----------
     Income before income taxes...........      17,147        (20,296)               --          (3,149)
Income tax expense........................       6,168         (7,630)               --          (1,462)
                                            ----------       --------         ---------      ----------
     Income before equity in earnings of
       unconsolidated subsidiaries........      10,979        (12,666)               --          (1,687)
Equity in earnings of unconsolidated
  subsidiaries............................     (13,252)            --            13,252              --
                                            ----------       --------         ---------      ----------
  Net income..............................  $   (2,273)       (12,666)           13,252          (1,687)
                                            ==========       ========         =========      ==========

                                             PRE-TRANSACTION CONDENSED COMBINING STATEMENTS OF EARNINGS
                                            ------------------------------------------------------------
                                            SUBSIDIARY      SUBSIDIARY      ELIMINATIONS/
THIRTY-NINE WEEKS ENDED FEBRUARY 24, 2002    GUARANTOR    NON-GUARANTORS     ADJUSTMENTS        TOTAL
-----------------------------------------   -----------   ---------------   --------------   -----------
                                                               (DOLLARS IN THOUSANDS)
Net sales.................................  $5,528,280      $1,302,938        $(502,096)     $6,329,122
Costs and expenses:
  Cost of goods sold......................   5,329,486       1,283,338         (502,096)      6,110,728
  Selling, general and administrative.....      76,406           4,773               --          81,179
  Corporate allocations...................      33,836          21,056               --          54,892
                                            ----------      ----------        ---------      ----------
                                             5,439,728       1,309,167         (502,096)      6,246,799
                                            ----------      ----------        ---------      ----------
     Income before income taxes...........      88,552          (6,229)              --          82,323
Income tax expense........................      32,599          (2,759)              --          29,840
                                            ----------      ----------        ---------      ----------
     Income before equity in earnings of
       unconsolidated subsidiaries........      55,953          (3,470)              --          52,483
Equity in earnings of unconsolidated
  subsidiaries............................      (8,029)             --            8,029              --
                                            ----------      ----------        ---------      ----------
  Net income..............................  $   47,924      $   (3,470)       $   8,029      $   52,483
                                            ==========      ==========        =========      ==========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                              PRE-TRANSACTION CONDENSED COMBINING STATEMENTS OF EARNINGS
                                    -------------------------------------------------------------------------------
115 DAYS FROM MAY 27, 2002 THROUGH   PARENT                SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
SEPTEMBER 18, 2002                  GUARANTOR    ISSUER    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS      TOTAL
----------------------------------  ---------   --------   ----------   --------------   -------------   ----------
                                                                (DOLLARS IN THOUSANDS)
Net sales.........................        --          --   $2,290,060      $587,822        $(185,432)    $2,692,450
Costs and expenses:
  Cost of goods sold..............        --          --    2,205,612       589,239         (185,432)     2,609,419
  Selling, general and
    administrative................        --          --       33,567         3,333               --         36,900
  Corporate allocations...........        --          --       14,066         4,047               --         18,113
                                    --------    --------   ----------      --------        ---------     ----------
                                                            2,253,245       596,619         (185,432)     2,664,432
                                    --------    --------   ----------      --------        ---------     ----------
    Income (loss) before income
      taxes.......................        --          --       36,815        (8,797)              --         28,018
Income tax expense (benefit)......        --          --       13,717        (4,115)              --          9,602
                                    --------    --------   ----------      --------        ---------     ----------
    Income before equity in
      earnings of unconsolidated
      subsidiaries................        --          --       23,098        (4,682)              --         18,416
Equity in earnings of
  unconsolidated subsidiaries.....        --          --      (13,494)           --           13,494             --
                                    --------    --------   ----------      --------        ---------     ----------
  Net income (loss)...............        --          --   $    9,604      $ (4,682)       $  13,494     $   18,416
                                    ========    ========   ==========      ========        =========     ==========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                                     PRE-TRANSACTION COMBINING STATEMENTS OF
                                                                                    CASH FLOWS
                                                              ------------------------------------------------------
                                                              SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
THIRTY-NINE WEEKS ENDED FEBRUARY 24, 2002                     GUARANTORS   NON-GUARANTORS    ADJUSTMENTS     TOTAL
-----------------------------------------                     ----------   --------------   -------------   --------
                                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................   $ 47,924       $ (3,470)        $ 8,029      $ 52,483
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................     38,467          9,787              --        48,254
    Amortization............................................      1,800            574              --         2,374
    Equity in earnings of unconsolidated subsidiaries.......      8,029             --          (8,029)           --
    Other noncash items.....................................        474             --              --           474
  Change in assets and liabilities:
    Receivables.............................................     34,829          4,053              --        38,882
    Inventories.............................................    (27,824)        80,410              --        52,586
    Other current assets....................................     (3,452)        (1,875)             --        (5,327)
    Accounts payable and accrued liabilities................    (22,533)       (54,717)             --       (77,250)
    Other assets............................................       (459)           162              --          (297)
                                                               --------       --------         -------      --------
      Net cash flows provided by (used in) operating
        activities..........................................     77,255         34,924              --       112,179
                                                               --------       --------         -------      --------
Cash flows from investing activities:
  Additions to property, plant and equipment................    (16,863)        (7,981)             --       (24,844)
  Notes receivable and other items..........................        610          2,505              --         3,115
                                                               --------       --------         -------      --------
      Net cash flows used in investing activities...........    (16,253)        (5,476)             --       (21,729)
                                                               --------       --------         -------      --------
Cash flows from financing activities
  Payments of long-term debt................................     (4,100)          (145)             --        (4,245)
  Net investments and advances/(distributions)..............    (53,939)       (31,113)             --       (85,052)
                                                               --------       --------         -------      --------
      Net cash flows provided by (used in) financing
        activities..........................................    (58,039)       (31,258)             --       (89,297)
                                                               --------       --------         -------      --------
Net change in cash and cash equivalents.....................      2,963         (1,810)             --         1,153
                                                               --------       --------         -------      --------
Cash and cash equivalents, beginning of period..............         --         10,607              --        10,607
                                                               --------       --------         -------      --------
Cash and cash equivalents, end of period....................   $  2,963       $  8,797         $    --      $ 11,760
                                                               ========       ========         =======      ========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                            PRE-TRANSACTION COMBINING STATEMENTS OF CASH FLOWS
                                            -----------------------------------------------------------------------------------
115 DAYS FROM MAY 27, 2002 THROUGH                                      SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
SEPTEMBER 18, 2002                          PARENT GUARANTOR   ISSUER   GUARANTORS   NON-GUARANTORS    ADJUSTMENTS      TOTAL
----------------------------------          ----------------   ------   ----------   --------------   -------------   ---------
                                                                          (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).......................        $--           $--      $  9,604      $  (4,682)       $ 13,494      $  18,416
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities:
    Depreciation..........................         --            --        16,736          4,706              --         21,442
    Amortization..........................         --            --           130             --              --            130
    Equity in earnings of unconsolidated
      subsidiaries........................         --            --        13,494             --         (13,494)            --
    Deferred taxes & other................         --            --            --             --              --             --
    Other noncash items...................         --            --            --             --              --             --
  Change in assets and liabilities:
    Receivables...........................         --            --       (21,387)         6,229              --        (15,158)
    Inventories...........................         --            --       (23,790)       (14,010)          7,060        (30,740)
    Other current assets..................         --            --         2,402         15,470              --         17,872
    Accounts payable and accrued
      liabilities.........................         --            --         1,926        (14,989)             --        (13,063)
    Other assets..........................         --            --           228          3,201              --          3,429
                                                  ---           ---      --------      ---------        --------      ---------
      Net cash flows provided by (used in)
        operating activities..............         --            --          (657)        (4,075)          7,060          2,328
                                                  ---           ---      --------      ---------        --------      ---------
Cash flows from investing activities:
  Net (additions) disposals to property,
    plant and equipment...................         --            --        (7,860)          (982)             --         (8,842)
  Notes receivable and other items........         --            --            --          1,348              --          1,348
                                                  ---           ---      --------      ---------        --------      ---------
      Net cash flows provided by (used in)
        investing activities..............         --            --        (7,860)           366              --         (7,494)
                                                  ---           ---      --------      ---------        --------      ---------
Cash flows from financing activities
  Proceeds from debt issuance.............         --            --            --        261,890              --        261,890
  Payments of long-term debt..............         --            --        (5,000)        (8,123)             --        (13,123)
  Net investments and
    advances/(distributions)..............         --            --        13,517       (246,021)         (7,060)      (239,564)
                                                  ---           ---      --------      ---------        --------      ---------
      Net cash flows provided by financing
        activities........................         --            --         8,517          7,746          (7,060)         9,203
                                                  ---           ---      --------      ---------        --------      ---------
Net change in cash and cash equivalents...         --            --            --          4,037              --          4,037
                                                  ---           ---      --------      ---------        --------      ---------
Cash and cash equivalents, beginning of
  period..................................         --            --            --          8,643              --          8,643
                                                  ---           ---      --------      ---------        --------      ---------
Cash and cash equivalents, end of
  period..................................        $--           $--      $     --      $  12,680        $     --      $  12,680
                                                  ===           ===      ========      =========        ========      =========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                     POST-TRANSACTION CONDENSED CONSOLIDATING BALANCE SHEETS
                                     ----------------------------------------------------------------------------------------
                                                                     SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
FEBRUARY 23, 2003                    PARENT GUARANTOR     ISSUER     GUARANTORS   NON-GUARANTORS    ADJUSTMENTS      TOTAL
-----------------                    ----------------   ----------   ----------   --------------   -------------   ----------
                                                                      (DOLLARS IN THOUSANDS)
                                                           ASSETS
Current assets:
  Cash and cash equivalents........      $     --       $   64,371   $   7,778       $ 11,273        $      --     $   83,422
  Receivables, net.................            --              532     212,975         58,770               --        272,277
  Inventories......................            --               --     300,941        110,114               --        411,055
  Other current assets.............            --            3,953      14,952          4,990               --         23,895
                                         --------       ----------   ---------       --------        ---------     ----------
    Total current assets...........            --           68,856     536,646        185,147               --        790,649
Property, plant and equipment......            --               --     498,373        139,472               --        637,845
  Less accumulated depreciation....            --               --     (26,538)        (9,056)              --        (35,594)
                                         --------       ----------   ---------       --------        ---------     ----------
    Property, plant and equipment,
      net..........................            --               --     471,835        130,416               --        602,251
Net intercompany balances..........            --          743,578    (757,131)        13,553               --             --
Brands, trademarks and goodwill,
  net..............................            --            9,637      51,946         23,717               --         85,300
Other assets.......................            --          159,400       9,557          6,737         (129,924)        45,770
Net investment and advances in
  subsidiaries.....................       457,706          123,235          --             --         (580,941)            --
                                         --------       ----------   ---------       --------        ---------     ----------
                                         $457,706       $1,104,706   $ 312,853       $359,570        $(710,865)    $1,523,970
                                         ========       ==========   =========       ========        =========     ==========

                                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Current installments of long-term
    debt...........................      $     --       $    2,000   $   1,952       $     --        $      --     $    3,952
  Accounts payable.................            --               11     146,244         52,074               --        198,329
  Other accrued liabilities........            --           45,882      69,606         52,429               --        167,917
                                         --------       ----------   ---------       --------        ---------     ----------
    Total current liabilities......            --           47,893     217,802        104,503               --        370,198
Long-term debt, excluding current
  installments.....................            --          599,107      18,937        129,924         (129,924)       618,044
Other noncurrent liabilities.......            --               --      61,955         16,067               --         78,022
Commitments and contingencies
Common stock par value $0.01, 1,000
  shares issued....................            --               --           2         75,000          (75,002)            --
Additional paid-in capital.........       411,592          411,592          --             --         (411,592)       411,592
Retained earnings..................        20,798           20,798       8,924         13,993          (43,715)        20,798
Accumulated other comprehensive
  income (loss)....................        25,316           25,316       5,233         20,083          (50,632)        25,316
                                         --------       ----------   ---------       --------        ---------     ----------
    Total stockholder's equity.....       457,706          457,706      14,159        109,076         (580,941)       457,706
                                         --------       ----------   ---------       --------        ---------     ----------
                                         $457,706       $1,104,706   $ 312,853       $359,570        $(710,865)    $1,523,970
                                         ========       ==========   =========       ========        =========     ==========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                   POST-TRANSACTION CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
                                        -------------------------------------------------------------------------------------
                                                                     SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
THIRTEEN WEEKS ENDED FEBRUARY 23, 2003  PARENT GUARANTOR   ISSUER    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS      TOTAL
--------------------------------------  ----------------   -------   ----------   --------------   -------------   ----------
                                                                       (DOLLARS IN THOUSANDS)
Net sales.............................       $   --        $   --    $1,767,071      $261,532        $ (5,097)     $2,023,506
Costs and expenses:
  Cost of goods sold..................           --            --    1,733,141        245,715          (5,097)      1,973,759
  Selling, general and
    administrative....................           --           169       24,757          4,043              --          28,969
  Translation gains...................           --            --           --         (1,820)             --          (1,820)
  Interest & financing expenses.......           --         1,028       11,432          4,821              --          17,281
                                             ------        ------    ----------      --------        --------      ----------
        Total                                    --         1,197    1,769,330        252,759          (5,097)      2,018,189
                                             ------        ------    ----------      --------        --------      ----------
    Income before income taxes........           --        (1,197)      (2,259)         8,773              --           5,317
Income tax expense (benefit)..........           --          (413)        (865)         3,128              --           1,850
                                             ------        ------    ----------      --------        --------      ----------
Income (loss) before equity in
  earnings in subsidiaries............           --          (784)      (1,394)         5,645              --           3,467
Equity in earnings of subsidiaries....        3,467         4,251           --             --          (7,718)             --
                                             ------        ------    ----------      --------        --------      ----------
  Net income..........................       $3,467        $3,467    $  (1,394)      $  5,645        $ (7,718)     $    3,467
                                             ======        ======    ==========      ========        ========      ==========

                                                   POST-TRANSACTION CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
                                        -------------------------------------------------------------------------------------
                                                                     SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
158 DAYS ENDED FEBRUARY 23, 2003        PARENT GUARANTOR   ISSUER    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS      TOTAL
--------------------------------        ----------------   -------   ----------   --------------   -------------   ----------
                                                                       (DOLLARS IN THOUSANDS)
Net sales.............................      $    --        $   --    $3,080,212      $484,215        $ (8,394)     $3,556,033
Costs and expenses:
  Cost of goods sold..................           --            --    3,002,173        454,882          (8,394)      3,448,661
  Selling, general and
    administrative....................           --           638       44,082          6,053              --          50,773
  Translation gains...................           --            --           --         (6,026)             --          (6,026)
  Interest & financing expenses.......           --         2,596       20,334          7,942              --          30,872
                                            -------        -------   ----------      --------        --------      ----------
        Total                                    --         3,234    3,066,589        462,851          (8,394)      3,524,280
                                            -------        -------   ----------      --------        --------      ----------
    Income before income taxes........           --        (3,234)      13,623         21,364              --          31,753
Income tax expense (benefit)..........           --        (1,115)       4,699          7,371              --          10,955
                                            -------        -------   ----------      --------        --------      ----------
Income (loss) before equity in
  earnings in subsidiaries............           --        (2,119)       8,924         13,993              --          20,798
Equity in earnings of subsidiaries....       20,798        22,917           --             --         (43,715)             --
                                            -------        -------   ----------      --------        --------      ----------
  Net income..........................      $20,798        $20,798   $   8,924       $ 13,993        $(43,715)     $   20,798
                                            =======        =======   ==========      ========        ========      ==========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                     POST-TRANSACTION CONSOLIDATING STATEMENTS OF CASH FLOWS
158 DAYS FROM                         --------------------------------------------------------------------------------------
SEPTEMBER 19, 2002 THROUGH                                           SUBSIDIARY     SUBSIDIARY     ELIMINATIONS/
FEBRUARY 23, 2003                     PARENT GUARANTOR    ISSUER     GUARANTORS   NON-GUARANTORS    ADJUSTMENTS      TOTAL
--------------------------            ----------------   ---------   ----------   --------------   -------------   ---------
                                                                      (DOLLARS IN THOUSANDS)
Cash flows from operating
  activities:
  Net income........................      $ 20,798       $  20,798    $  8,924      $  13,993        $(43,715)     $  20,798
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation....................            --              --      26,538          9,056              --         35,594
    Amortization of intangibles,
      debt issuance costs and
      accretion of bond discount....            --           3,048         174            592              --          3,814
    Equity in earnings of
      subsidiaries..................       (20,798)        (22,917)         --             --          43,715             --
    Other noncash items (includes
      derivative fair value
      adjustments)..................            --             473       2,979          6,708              --         10,160
    Change in assets and
      liabilities:
      Receivables...................            --            (532)    (12,949)        14,875              --          1,394
      Inventories...................            --              --      25,530         (3,490)             --         22,040
      Other current assets..........            --          (3,953)     (5,333)        (3,752)             --        (13,038)
      Accounts payable and accrued
        liabilities.................            --          47,725       5,009         (9,996)             --         42,738
      Other assets..................            --            (916)       (297)            (9)             --         (1,222)
                                          --------       ---------    --------      ---------        --------      ---------
      Net cash flows provided by
        operating activities........            --          43,726      50,575         27,977              --        122,278
                                          --------       ---------    --------      ---------        --------      ---------
Cash flows from investing
  activities:
  Additions to property, plant and
    equipment.......................            --              --     (13,693)       (10,090)             --        (23,783)
  Purchase of acquired businesses,
    net of cash acquired............            --        (644,645)         --       (223,855)         75,000       (793,500)
  Notes receivable and other
    items...........................            --              --      (2,300)            --              --         (2,300)
                                          --------       ---------    --------      ---------        --------      ---------
      Net cash flows used in
        investing activities........            --        (644,645)    (15,993)      (233,945)         75,000       (819,583)
                                          --------       ---------    --------      ---------        --------      ---------
Cash flows from financing activities
  Proceeds from debt issuance.......            --         497,061          --        199,924         (15,000)       681,985
  Payments of long-term debt........            --         (11,500)       (267)       (70,207)             --        (81,974)
  Change in overdraft balances......                                    22,336                                        22,336
  Issuance of common stock..........            --         160,000          --         75,000         (75,000)       160,000
  Debt issuance costs...............            --         (30,000)         --         (7,000)             --        (37,000)
  Net investments and
    advances/(distributions)........            --          49,729     (77,124)        12,395          15,000             --
                                          --------       ---------    --------      ---------        --------      ---------
      Net cash flows provided by
        (used in) financing
        activities..................            --         665,290     (55,055)       210,112         (75,000)       745,347
                                          --------       ---------    --------      ---------        --------      ---------
      Effect of exchange rates on
        cash........................            --              --          --            758              --            758
                                          --------       ---------    --------      ---------        --------      ---------
Net change in cash and cash
  equivalents.......................            --          64,371     (20,473)         4,902              --         48,800
                                          --------       ---------    --------      ---------        --------      ---------
Cash and cash equivalents, beginning
  of period.........................            --              --      28,251          6,371              --         34,622
                                          --------       ---------    --------      ---------        --------      ---------
Cash and cash equivalents, end of
  period............................      $     --       $  64,371    $  7,778      $  11,273        $     --      $  83,422
                                          ========       =========    ========      =========        ========      =========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

10.  STOCK OPTION AND DEFINED CONTRIBUTION PLANS

       2002 STOCK OPTION PLAN

     At the closing of the Transaction, Swift Foods Company, an indirect parent of the Company, adopted the Swift Foods Company 2002 Stock Option Plan, pursuant to which options may be granted to employees and eligible non-employees of Swift Foods Company and its subsidiaries for the purchase of shares of common stock of Swift Foods Company.

     The employees and non-employees (including non-employee directors) eligible to receive awards under the 2002 Stock Option Plan will be those individuals whose services to Swift Foods Company and its subsidiaries are determined by the board of directors of Swift Foods Company (or a committee thereof) to have a direct and significant effect on the financial development of Swift Foods Company or its subsidiaries. In addition, non-employee directors of Swift Foods Company who are eligible for awards under the plan may elect to receive options under the plan in lieu of any annual fee for services as a director of Swift Foods Company.

     A total of 19.5 million shares of common stock of Swift Foods Company are available for grant under the 2002 Stock Option Plan. Both incentive stock options and nonqualified stock options may be granted under the 2002 Stock Option Plan. The board of directors of Swift Foods Company (or a committee thereof) will administer and interpret the 2002 Stock Option Plan and will determine, in its discretion, the employees and eligible non-employees who will receive grants, the number of shares subject to each option granted, the exercise price and the option period (which may not be more than ten years from the date the option is granted). Pursuant to the applicable employment agreements, certain executives of the Company have received a total of 18.275 million shares at an exercise price of $1.00 per share and 1.0 million shares at an exercise price of $2.00 per share.

     The Company recognized $914 thousand of expense related to stock-based compensation provided by ConAgra Foods in the 158 days from September 19, 2002 through February 23, 2003.

  DEFINED CONTRIBUTION PLAN

     The Company established a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 75% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for additional matching contributions to the 401(k) Plan by the Company of 100% of the first 4% of participant contributions and 50% of the next 2% of the participant contributions. The trustees of the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code.

11.  RELATED PARTIES

     Historically, ConAgra Foods' executive, finance, tax and other corporate departments performed certain administrative and other services for the Predecessor Entity. Expenses incurred by ConAgra Foods and allocated to the Predecessor Entity were determined based on specific services being provided or were allocated based on ConAgra Foods' investment in the Predecessor Entity in proportion to ConAgra Foods' total investment in its subsidiaries. In addition, ConAgra Foods charged the Predecessor Entity finance charges on ConAgra Foods' investment in the company and net intercompany advances. Management believes that such expense allocations were reasonable. Corporate allocations include allocated selling, administrative, and general expenses of approximately $14.8 million and $4.5 million for the

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

thirty-nine weeks ended February 24, 2002 and the 115 days ended September 18, 2002, respectively; and allocated finance charges of approximately $40.1 million and $13.6 million for the thirty-nine weeks ended February 24, 2002 and the 115 days ended September 18, 2002, respectively. ConAgra Foods also historically paid certain direct expenses on the Predecessor Entity's behalf and charged it directly for these expenses. Such expenses, which are included in selling, general and administrative expenses, were $8.0 million and $2.9 million for the thirty-nine weeks ended February 24, 2002 and the 115 days ended September 18, 2002, respectively.

     The Predecessor Entity also historically entered into transactions in the normal course of business with affiliates of ConAgra Foods that are not part of the Acquired Business. Net sales to these parties, which are included in "Net Sales" in our Statement of Earnings, were $562.0 million, $207.2 million and $296.1 million for the thirty-nine weeks ended February 24, 2002, the 115 days from May 27, 2002 through September 18, 2002 and the 158 days from September 19, 2002 through February 23, 2003, respectively. Purchases from affiliates of ConAgra Foods, which are included in "Cost of Goods Sold" in our Statement of Earnings, were $108.7 million, $48.6 million, and $364.2 million for the thirty-nine weeks ended February 24, 2002, the 115 days from May 27, 2002 through September 18, 2002 and the 158 days from September 19, 2002 through February 23, 2003, respectively. Within the Corporation's February 23, 2003 balance sheet are balances of $10.8 million due to, and $25.1 million due from, ConAgra Foods affiliates.

MONITORING AND OVERSIGHT AGREEMENT

     In connection with the Transaction, the Company and certain of its direct and indirect parents and subsidiaries entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with an affiliate of Hicks Muse ("Hicks Muse Partners") pursuant to which the Company will pay Hicks Muse Partners an annual fee for ongoing oversight and monitoring services. The annual fee will be adjusted at the beginning of each fiscal year to an amount equal to the greater of (a) $2 million or (b) 1% of the budgeted consolidated annual EBITDA of Swift Foods Company and its subsidiaries. The annual fee will also be adjusted in the event that Swift Foods Company or any of its subsidiaries acquires another entity or business during the term of the agreement.

     The Company has agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, if any, agents, independent contractors and employees from and against all claims, liabilities, damages, losses and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners pursuant to the Monitoring and Oversight Agreement. Certain of the Company's directors, Messrs. Hicks and Muse, are each limited partners of Hicks Muse Partners and directors, officers and shareholders of the general partner of Hicks Muse Partners.

     The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company believes the services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by it without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by the Company.

FINANCIAL ADVISORY AGREEMENT

     In connection with the Transaction, the Company and certain of its direct and indirect parents and subsidiaries also entered into a ten-year agreement (the "Financial Advisory Agreement") pursuant to which Hicks Muse Partners received a cash financial advisory fee equal to $15.0 million upon the closing of the Transaction as compensation for its services as financial advisor for the Transaction. The Financial

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

Advisory Agreement provided for Hicks Muse Partners to receive an expense reimbursement of $2.0 million upon the closing of the Transaction. The expense reimbursement was agreed upon in the purchase agreement to reimburse the Company's chairman for normal due diligence costs incurred in evaluating and analyzing the Company's acquisition. The agreement provided for a defined reimbursement of $2.0 million to cover due diligence expenses without having to provide the Company with detailed expense records. These fees were included as part of the expenses of the Transaction.

     Hicks Muse Partners also will be entitled to receive a fee equal to 1.5% of the transaction value for any subsequent transaction in which the Company is involved that is consummated during the term of the Financial Advisory Agreement.

     The Financial Advisory Agreement makes available the investment banking, financial advisory and other similar services of Hicks Muse Partners. The Company believes the services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by it without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by us.

     The Company has agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers, controlling persons, if any, agents, independent contractors and employees from and against all claims, liabilities, damages, losses and expenses arising out of or in connection with the services rendered by Hicks Muse Partners pursuant to the Financial Advisory Agreement. Certain of the Company's directors, Messrs. Hicks and Muse, are each limited partners of Hicks Muse Partners and directors, officers and shareholders of the general partner of Hicks Muse.

     Hicks Muse Partners has agreed to pay to Booth Creek, an affiliate of George N. Gillett, Jr., the Company's Chairman of the Board, 25% of the annual fees payable to it under the Financial Advisory Agreement. Booth Creek did not receive any portion of the $15.0 million cash financial advisory fee paid to Hicks Muse Partners upon the closing of the Transaction. Hicks Muse Partners paid to Gillett Greeley, LLC, an affiliate of George N. Gillett, Jr., all of the $2.0 million expense reimbursement described above.

PREFERRED SUPPLIER AGREEMENT

     At the closing of the Transaction, the Company entered into a preferred supplier agreement with ConAgra Foods pursuant to which, for an initial term of seven years, the Company and certain of its subsidiaries will supply those fresh beef and pork products historically provided by Swift Beef Company and Swift Pork Company to ConAgra Foods and certain of its subsidiaries on a delivered basis based on pricing mechanics consistent with past practices. In addition, ConAgra Foods offered the Company the opportunity to supply additional fresh beef and pork products required by ConAgra Foods as a result of changes in its product mix or due to product reformulations. The Company and ConAgra Foods will meet periodically during the term of the agreement to discuss and determine pricing and payment mechanisms and procedures. From September 19, 2002 through February 23, 2003, the Company sold $296.1 million to ConAgra Foods under this agreement.

TRANSITION SERVICES AGREEMENT

     At the closing of the Transaction, the Company, certain of its direct and indirect parents and subsidiaries, entered into a one-year transition services agreement (the "Transition Services Agreement") with ConAgra Foods pursuant to which, among other things, ConAgra Foods will provide certain transition services, including information technology, accounting, risk management, market research and product brokerage services, to the Company and Swift Beef Company will provide certain transition services,

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

including information technology, purchasing and human resources services, to ConAgra Foods. The parties have agreed, during the term, to use their commercially reasonable efforts to locate third party service providers to replace the services provided under the Transition Services Agreement. Payments received from ConAgra Foods for services the Company provided under this agreement during the period September 19, 2002 to February 24, 2003 were $1.9 million. For this same period, the Company paid $2.7 million to ConAgra Foods for services provided to the Company under this agreement.

LIVE CATTLE SUPPLY AGREEMENT

     At the closing of the Transaction, Swift Beef Company and the entity that operates the domestic cattle feeding operations acquired from ConAgra Foods entered into a live cattle supply agreement (the "Cattle Supply Agreement") pursuant to which Swift Beef Company will purchase all of the cattle produced by the domestic cattle feeding operations from such entity for processing at facilities owned by Swift Beef Company. The parties will meet periodically, but no less frequently than every 90 days, to determine the quantities of cattle to be supplied under the agreement. The Cattle Supply Agreement will terminate on the date of termination of the credit facility for the domestic cattle feeding operations, which will be the earlier of 24 months after the Transaction or the disposition of the domestic cattle feeding operations, unless extended in accordance with the Cattle Supply Agreement for an additional year. From September 19, 2002 through February 23, 2003, Swift Beef paid $346.1 million under this agreement.

BY-PRODUCTS MARKETING AGREEMENT

     At the closing of the Transaction, the Company entered into a by-products marketing agreement (the "Marketing Agreement") with ConAgra Trade Group, Inc. ("CTG") pursuant to which the Company will sell to CTG certain by-products resulting from its processing of cattle and hogs at prices calculated in accordance with the agreement. The Marketing Agreement will be effective through May 31, 2003. The parties will split the pre-tax profit or losses resulting from CTG's marketing of the by-products purchased under the agreement and CTG will also be obligated to make available to the Company's Australian subsidiaries, and pay the salaries and benefits for, two designated employees so long as such employees remain CTG employees in Australia. For the period September 19, 2002 through February 23, 2003, the Company received approximately $1.0 million from CTG under this agreement.

TAX SHARING AGREEMENT

     In connection with the closing of the Transaction, the Company and certain of its direct and indirect parent entities and the entities that acquired and operate the domestic cattle feeding operations of ConAgra Foods, entered into a tax sharing agreement pursuant to which the Company is obligated, among other things, to distribute to Swift Foods Company any taxes attributable to it and its subsidiaries and under which the Company will be indemnified for any taxes paid by it or its subsidiaries on behalf of any other member of Swift Foods Company's consolidated tax group.

CONTRIBUTION AGREEMENT

     In connection with the closing of the Transaction, the Company, with its direct and indirect parent entities, entered into a contribution agreement pursuant to which these entities will contribute or otherwise pay over, or cause any of their subsidiaries (other than the entities that will acquire and operate the domestic cattle feeding operations of ConAgra Foods) to contribute or otherwise pay over, to the Company any amounts they receive from ConAgra Foods or its affiliates pursuant to indemnification claims under the purchase agreement entered into in connection with the Transaction and any amounts

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

obtained from other sources which are applied to offset any indemnification claims that the Company could otherwise make under the purchase agreement.

INDEMNITY SIDE LETTER

     In connection with the closing of the Transaction, ConAgra Foods agreed to reimburse the Company to the extent recall costs incurred after the Transaction exceed the accrual made for estimated recall costs pursuant to the purchase agreement relating to the Transaction, and the Company agreed to reimburse ConAgra Foods to the extent the accrual exceeds the recall costs. ConAgra Foods has further agreed to indemnify the Company for liabilities, costs and expenses that may be incurred with respect to third parties in connection with product liability claims or personal injury causes of action arising from the consumption of the products subject to the recall.

12.  LEGAL PROCEEDINGS

     On May 10, 2002, a lawsuit was filed against ConAgra Foods, Inc. and ConAgra Beef Company (which was part of the Acquired Business and renamed Swift Beef Company) in the United States District Court for the District of Nebraska seeking certification of a class of all persons who have sold fed cattle to ConAgra Foods for cash, or on a basis affected by the cash price for fed cattle, during the period in which claims may be maintained pursuant to the applicable statute of limitations. The case was originally filed by two named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate exceeds 15,000. The complaint alleges that ConAgra Foods, in violation of the Packers and Stockyards Act of 1921, has used its market power and alleged use of captive supplies of fed cattle to reduce the prices paid to cattle producers. The plaintiffs seek declaratory relief, unspecified compensatory damages, attorneys' fees and expenses, and injunctive relief. On December 4, 2002, the complaint was amended to substitute two corporate entities for one of the individual plaintiffs. On December 16, 2002, the plaintiffs moved for class certification. ConAgra Foods has answered the amended complaint and discovery is under way. ConAgra Foods will indemnify the Company against any judgments for monetary damages or settlements arising out of this litigation or any future litigation filed against ConAgra Foods, the Acquired Business, the Company or certain of its affiliates that is based primarily on the substantive facts of this litigation to the extent that the litigation seeks damages resulting from the activities of ConAgra Foods or the Acquired Business prior to the acquisition of these entities. The Company believes that the defendants have acted properly and lawfully in their dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, the Company has not established a loss accrual associated with this claim.

     On July 1, 2002, a lawsuit was filed against ConAgra Beef Company (which was part of the Acquired Business and renamed Swift Beef Company), Tyson Foods, Inc., Excel Corporation and Farmland National Beef Packing Company, L.P. in the United States District Court of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the United States Department of Agriculture to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek unspecified damages, or alternatively, restitution based on equitable principles of unjust enrichment. The plaintiffs also seek attorneys' fees and expenses. No class has yet been certified in this

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

action. Swift Beef Company and the other named defendants have moved to dismiss this action. ConAgra Foods will indemnify the Company against any judgments for monetary damages or settlements arising out of this litigation or any future litigation filed against ConAgra Foods, the Acquired Business, the Company or certain of its affiliates that is based primarily on the substantive facts of this litigation to the extent that the litigation seeks damages resulting from the activities of ConAgra Foods or the Acquired Business prior to the acquisition of these entities. The Company believes that Swift Beef Company has acted properly and lawfully in its dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, the Company has not established a loss accrual associated with this claim.

     The Company is also a party to a number of other lawsuits and claims arising out of the operation of its businesses. ConAgra Foods has also indemnified the Company for pending litigation concerning foreign use of a trademark. Management believes the ultimate resolution of such matters should not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

13.  BUSINESS SEGMENTS

     In connection with the Transaction, the Company executed a management reporting reorganization wherein it created the single role of Chief Executive Officer, who serves as the Chief Operating Decision Maker ("CODM"). The CODM measures segment profit as operating income for each of the Company's three reporting segments: Swift Beef, Swift Pork, and Swift Australia. Prior to the Transaction, the predecessor company (including each of its four divisions: US Beef, US Pork, Cattlefeeding and Australia) was a component of the Meat Processing Segment of ConAgra Foods, Inc. The segment disclosures of the predecessor company have been restated to provide comparable financial information for each of the Company's three reporting segments that resulted from the Transaction and the management reporting reorganization.

     SWIFT BEEF -- The majority of Swift Beef's revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. In addition, Swift Beef also sells beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Cattle hides are sold for both domestic and international use, primarily to the clothing and automotive industries.

     SWIFT PORK -- A significant portion of Swift Pork's revenues are generated from the sale of fresh pork products predominantly to retailers including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings are predominantly sold to further processors who, in turn, manufacture bacon, sausage and deli and luncheon meat. The remaining sales were derived from by-products.

     SWIFT AUSTRALIA -- The majority of Swift Australia's revenues are generated from the sale of fresh meat, which includes chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. Approximately 85% of the beef product sold by Swift Australia is derived from grass fed animals. The remainder of Swift Australia's beef products are derived from grain fed animals that are sold primarily to Japan. Other sales are derived from the foods division, which manufactures meat patties and distributes products for McDonald's in Australia and produces value-added meat products including pizza toppings for Pizza Hut. The remaining sales are derived from a wholesale business which sells and distributes beef products to brokers who in turn resell those products to end customers.

     CORPORATE, OTHER AND ELIMINATIONS -- This line item includes certain expenses not directly attributable to the reportable segments, as well as eliminations resulting from the consolidation process. In

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

predecessor company periods, this line also includes the Cattlefeeding division which was excluded from the Transaction.

                                               PREDECESSOR ENTITY
                       -------------------------------------------------------------------
                                            CONAGRA RED MEAT BUSINESS
                       -------------------------------------------------------------------
                       THIRTEEN WEEKS ENDED   THIRTY-NINE WEEKS ENDED     115 DAYS ENDED
                        FEBRUARY 24, 2002        FEBRUARY 24, 2002      SEPTEMBER 18, 2002
                       --------------------   -----------------------   ------------------
                                             (DOLLARS IN THOUSANDS)
Net sales
  Swift Beef.........       $1,215,523              $4,241,274              $1,811,247
  Swift Pork.........          390,344               1,287,006                 478,812
  Swift Australia....          200,124                 769,211                 350,525
  Corporate, Other
    and
    Eliminations.....           17,561                  31,631                  51,866
                            ----------              ----------              ----------
  Total..............       $1,823,552              $6,329,122              $2,692,450
                            ==========              ==========              ==========


                            S&C HOLDCO 3 AND SUBSIDIARIES
                       ----------------------------------------
                       THIRTEEN WEEKS ENDED    158 DAYS ENDED
                        FEBRUARY 23, 2003     FEBRUARY 23, 2003
                       --------------------   -----------------
                                (DOLLARS IN THOUSANDS)
Net sales
  Swift Beef.........       $1,376,107           $2,398,331
  Swift Pork.........          390,856              681,890
  Swift Australia....          261,582              484,202
  Corporate, Other
    and
    Eliminations.....           (5,039)              (8,390)
                            ----------           ----------
  Total..............       $2,023,506           $3,556,033
                            ==========           ==========

                                               PREDECESSOR ENTITY
                       -------------------------------------------------------------------
                                            CONAGRA RED MEAT BUSINESS
                       -------------------------------------------------------------------
                       THIRTEEN WEEKS ENDED   THIRTY-NINE WEEKS ENDED     115 DAYS ENDED
                        FEBRUARY 24, 2002        FEBRUARY 24, 2002      SEPTEMBER 18, 2002
                       --------------------   -----------------------   ------------------
                                             (DOLLARS IN THOUSANDS)
Depreciation and
  amortization
  Swift Beef.........        $ 9,878                  $28,720                $12,236
  Swift Pork.........          3,869                   11,569                  4,633
  Swift Australia....          2,692                    7,657                  3,531
  Corporate, Other
    and
    Eliminations.....            893                    2,682                  1,172
                             -------                  -------                -------
  Total..............        $17,332                  $50,628                $21,572
                             =======                  =======                =======


                            S&C HOLDCO 3 AND SUBSIDIARIES
                       ----------------------------------------
                       THIRTEEN WEEKS ENDED    158 DAYS ENDED
                        FEBRUARY 23, 2003     FEBRUARY 23, 2003
                       --------------------   -----------------
                                (DOLLARS IN THOUSANDS)
Depreciation and
  amortization
  Swift Beef.........        $12,855               $21,845
  Swift Pork.........          4,939                 7,941
  Swift Australia....          6,919                 9,590
  Corporate, Other
    and
    Eliminations.....            369                    32
                             -------               -------
  Total..............        $25,082               $39,408
                             =======               =======

     Depreciation and Amortization amounts above include bond discount accretion and debt issuance amortization for Swift Beef of $1.4 million and $1.9 million, for Swift Pork of $0.9 million and $1.2 million, and for Swift Australia of $0.4 million and $0.6 million for the thirteen weeks and 158 days ended February 24, 2003, respectively. These amounts are included in Interest Expense in our Statements of Earnings.

                                               PREDECESSOR ENTITY
                       -------------------------------------------------------------------
                                            CONAGRA RED MEAT BUSINESS
                       -------------------------------------------------------------------
                       THIRTEEN WEEKS ENDED   THIRTY-NINE WEEKS ENDED     115 DAYS ENDED
                        FEBRUARY 24, 2002        FEBRUARY 24, 2002      SEPTEMBER 18, 2002
                       --------------------   -----------------------   ------------------
                                             (DOLLARS IN THOUSANDS)
Operating Income
  (Loss) Before Other
  Items(1)
  Swift Beef.........        $  9,562                $ 60,457                $ 41,820
  Swift Pork.........          15,723                  61,931                   9,061
  Swift Australia....           3,310                  13,551                  14,929
  Corporate, Other
    and
    Eliminations.....         (14,607)                  1,276                 (19,679)
                             --------                --------                --------
  Total..............          13,988                 137,215                  46,131
                             --------                --------                --------
Corporate
  allocations........         (17,137)                (54,892)                (18,113)
Translation gains and
  losses.............              --                      --                      --
Interest Expense.....              --                      --                      --
                             --------                --------                --------
  Total Income Before
    Income Taxes.....        $ (3,149)               $ 82,323                $ 28,018
                             ========                ========                ========


                            S&C HOLDCO 3 AND SUBSIDIARIES
                       ----------------------------------------
                       THIRTEEN WEEKS ENDED    158 DAYS ENDED
                        FEBRUARY 23, 2003     FEBRUARY 23, 2003
                       --------------------   -----------------
                                (DOLLARS IN THOUSANDS)
Operating Income
  (Loss) Before Other
  Items(1)
  Swift Beef.........        $(11,544)            $   (734)
  Swift Pork.........          20,725               34,708
  Swift Australia....          11,711               23,049
  Corporate, Other
    and
    Eliminations.....            (114)                (424)
                             --------             --------
  Total..............          20,778               56,599
                             --------             --------
Corporate
  allocations........              --                   --
Translation gains and
  losses.............           1,820                6,026
Interest Expense.....         (17,281)             (30,872)
                             --------             --------
  Total Income Before
    Income Taxes.....        $  5,317             $ 31,753
                             ========             ========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

---------------

(1) Other items included corporate allocations prior to the Transaction; and include translation gains and interest expense subsequent to the Transaction.

                                                              PREDECESSOR ENTITY
                                                           -------------------------
                                                           CONAGRA RED MEAT BUSINESS    S&C HOLDCO 3 AND SUBSIDIARIES
                                                           -------------------------    -----------------------------
                                                                     AS OF                          AS OF
                                                                 MAY 26, 2002                 FEBRUARY 23, 2003
                                                           -------------------------    -----------------------------
                                                                                           (DOLLARS IN THOUSANDS)
Total assets
  Swift Beef.............................................         $1,012,878                     $  828,431
  Swift Pork.............................................            241,047                        241,553
  Swift Australia........................................            338,430                        359,283
  Corporate, Other and Eliminations......................             57,438                         94,703
                                                                  ----------                     ----------
  Total..................................................         $1,649,793                     $1,523,970
                                                                  ==========                     ==========

     Summary by geographical areas:

                                                                            COMBINED
                                                              -------------------------------------
                                                                       PREDECESSOR ENTITY
                                                              -------------------------------------
                                                                    CONAGRA RED MEAT BUSINESS
                                                              -------------------------------------
                                                               THIRTEEN WEEKS        THIRTY-NINE
                                                                    ENDED            WEEKS ENDED
                                                              FEBRUARY 24, 2002   FEBRUARY 24, 2002
                                                              -----------------   -----------------
                                                                     (DOLLARS IN THOUSANDS)
Net Sales:
  United States.............................................     $1,623,428          $5,559,911
  Australia.................................................        200,124             769,211
                                                                 ----------          ----------
  Total.....................................................     $1,823,552          $6,329,122
                                                                 ==========          ==========

                                                             COMBINED
                                                      ----------------------
                                                        PREDECESSOR ENTITY                    CONSOLIDATED
                                                      ----------------------   ------------------------------------------
                                                         CONAGRA RED MEAT         S&C HOLDCO 3, INC. AND SUBSIDIARIES
                                                             BUSINESS          ------------------------------------------
                                                      ----------------------                           158 DAYS FROM
                                                          115 DAYS FROM         THIRTEEN WEEKS       SEPTEMBER 19, 2002
                                                       MAY 27, 2002 THROUGH          ENDED                THROUGH
                                                        SEPTEMBER 18, 2002     FEBRUARY 23, 2003     FEBRUARY 23, 2003
                                                      ----------------------   -----------------   ----------------------
                                                      (DOLLARS IN THOUSANDS)                       (DOLLARS IN THOUSANDS)
Net Sales:
  United States.....................................        $2,341,925            $1,761,924             $3,071,831
  Australia.........................................           350,525               261,582                484,202
                                                            ----------            ----------             ----------
  Total.............................................        $2,692,450            $2,023,506             $3,556,033
                                                            ==========            ==========             ==========

                                                                PREDECESSOR ENTITY
                                                              ----------------------
                                                                 CONAGRA RED MEAT        S&C HOLDCO 3, INC.
                                                                     BUSINESS             AND SUBSIDIARIES
                                                              ----------------------   ----------------------
                                                                   MAY 26, 2002          FEBRUARY 23, 2003
                                                              ----------------------   ----------------------
                                                              (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
Long-lived assets:
  United States.............................................         $479,798                 $544,419
  Australia.................................................          154,635                  153,749
  Other.....................................................              457                      636
                                                                     --------                 --------
                                                                     $634,890                 $698,804
                                                                     ========                 ========

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     No single customer accounted for more than 10% of net sales in the thirty-nine weeks ended February 24, 2002, the 115 days ended September 18, 2002 or the 158 days ended February 23, 2003. Net sales by geographical area are based on the location of the facility producing the sales

     Long-lived assets consist of property, plant and equipment, net of depreciation, goodwill and other assets. Long-lived assets by geographical area are based on location of facilities.

     Export sales in the thirty-nine weeks ended February 24, 2002, the 115 days ended September 18, 2002 and the 158 days ended February 23, 2003 were $1,476.2 million, $702.6 million and $903.9 million, respectively, and were principally to Asia.

14.  SUBSEQUENT EVENT

     On April 1, 2003, one of the Company's customers filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware. Amounts due from the customer totaled $5.1 million on the date of filing, which resulted from sales subsequent to February 23, 2003. The Company has increased its reserve for bad debts in its fourth quarter for amounts estimated to be unrecoverable.

     Special Interest will accrue on the principal amount of the Senior Notes (in addition to the stated interest on the Senior Notes) from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured. Special Interest will accrue at a rate of .25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by .25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum. The Company's failure to have the exchange offer registration statement for the Senior Notes declared effective by March 18, 2003 resulted in the occurrence of a registration default which obligates it to pay Special Interest from that date to the date of effectiveness of the registration statement. Special Interest related to the old notes accrued at approximately two thousand dollars per day from March 18, 2003 to June 15, 2003. Special Interest related to the old notes is accruing at approximately four thousand dollars per day since June 16, 2003.


     On June 26, 2003, Swift Foods Company received $9.4 million from ConAgra Foods for business interruption claims received to date in connection with the settlement of an insurance claim related to a December 2000 fire at the Garden City, Kansas beef processing facility (which is included in the Acquired Business). The Company, Swift Foods Company and ConAgra Foods have agreed that any insurance proceeds received by ConAgra Foods from the business interruption claim relating to Swift Beef (net of collection costs, including attorney fees, taxes and other associated expenses) will be contributed by ConAgra Foods to Swift Foods Company and will, in turn, be contributed to the Company to the extent such proceeds are applied to offset any indemnification claims that the Company makes under the purchase agreement. The Company and Swift Foods Company are currently reviewing the calculation of the proceeds. The aggregate amount of the contributions will be treated as an adjustment to the purchase price allocation for the Transaction. The Company expects to reflect the impact of this settlement in its financial statements for the year ended May 25, 2003.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

                     AUDITED COMBINED FINANCIAL STATEMENTS
     FOR THE FISCAL YEARS ENDED MAY 28, 2000, MAY 27, 2001 AND MAY 26, 2002
                         (INCLUDING THE NOTES THERETO)

                          INDEPENDENT AUDITORS' REPORT

The Stockholder and Board of Directors
ConAgra Red Meat Business

     We have audited the accompanying combined balance sheets of ConAgra Red Meat Business (the "Company"), a division of ConAgra Foods, Inc., as of May 27, 2001 and May 26, 2002, and the related combined statements of earnings, stockholder's net investment and advances and cash flows for each of the three years in the period ended May 26, 2002. The combined financial statements include the accounts of the companies discussed in note 1, which are under common ownership and management. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of ConAgra Red Meat Business as of May 27, 2001 and May 26, 2002, and the combined results of its operations and its combined cash flows for each of the three years in the period ended May 26, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the financial statements, in 2002 the Company changed its method of accounting for derivative instruments and other hedging activities and in 2001 the Company changed its method of accounting for revenue recognition relating to the shipping terms for certain of its product sales.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Omaha, Nebraska
July 8, 2002 (September 3, 2002 as to Notes 14 and 15 and June 13, 2003 as to
Note 13)

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

                            COMBINED BALANCE SHEETS

                                                               MAY 27,      MAY 26,
                                                                 2001         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $   10,607   $    8,643
  Receivables, less allowance for doubtful accounts of
     $3,567 and $3,709......................................     333,510      273,151
  Inventories...............................................     752,446      682,536
  Other current assets......................................      13,759       37,070
                                                              ----------   ----------
          Total current assets..............................   1,110,322    1,001,400
Property, plant and equipment:
  Land......................................................      15,424       16,294
  Buildings, machinery and equipment........................   1,024,674    1,018,952
  Furniture, fixtures, office equipment and other...........      60,050       71,118
  Construction in progress..................................      41,618       23,034
                                                              ----------   ----------
                                                               1,141,766    1,129,398
  Less accumulated depreciation.............................    (586,820)    (577,369)
                                                              ----------   ----------
          Property, plant and equipment, net................     554,946      552,029
Brands, trademarks and goodwill, at cost less accumulated
  amortization of $44,645 and $47,809.......................      79,341       76,177
Other assets................................................      60,328       20,187
                                                              ----------   ----------
                                                              $1,804,937   $1,649,793
                                                              ==========   ==========

              LIABILITIES AND STOCKHOLDER'S NET INVESTMENT AND ADVANCES
Current liabilities:
  Current installments of long-term debt....................  $    4,296   $      211
  Accounts payable..........................................     177,335      191,482
  Other accrued liabilities.................................     128,235      119,383
                                                              ----------   ----------
          Total current liabilities.........................     309,866      311,076
Long-term debt, excluding current installments..............      13,123       12,912
Other noncurrent liabilities................................      58,971       64,093
Commitments and contingencies
Stockholder's net investment and advances...................   1,422,977    1,261,712
                                                              ----------   ----------
                                                              $1,804,937   $1,649,793
                                                              ==========   ==========

     The accompanying notes are an integral part of the combined financial statements.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

                        COMBINED STATEMENTS OF EARNINGS

                                                            MAY 28,      MAY 27,      MAY 26,
                                                              2000         2001         2002
                                                           ----------   ----------   ----------
                                                                  (DOLLARS IN THOUSANDS)
Net sales................................................  $8,962,982   $9,059,479   $8,476,208
Costs and expenses:
  Cost of goods sold.....................................   8,607,101    8,749,602    8,174,471
  Selling, general and administrative expenses...........     131,057      130,069      108,274
  Restructuring/impairment charges.......................      88,254           --           --
  Corporate allocations: Selling, general and
     administrative expenses.............................      28,913       29,695       20,270
  Corporate allocations: Finance charges.................      50,185       45,866       55,240
                                                           ----------   ----------   ----------
                                                            8,905,510    8,955,232    8,358,255
                                                           ----------   ----------   ----------
Income before income taxes and cumulative effect of
  change in accounting...................................      57,472      104,247      117,953
Income tax expense.......................................      21,293       37,628       42,408
                                                           ----------   ----------   ----------
Income before cumulative effect of change in
  accounting.............................................      36,179       66,619       75,545
Cumulative effect of change in accounting................          --         (681)          --
                                                           ----------   ----------   ----------
Net income...............................................  $   36,179   $   65,938   $   75,545
                                                           ==========   ==========   ==========

     The accompanying notes are an integral part of the combined financial statements.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

        COMBINED STATEMENTS OF STOCKHOLDER'S NET INVESTMENT AND ADVANCES

                                                                                                      TOTAL
                                                            FOREIGN      MINIMUM                   ACCUMULATED    STOCKHOLDER'S
                                             INVESTMENT    CURRENCY      PENSION                      OTHER            NET
                                                AND       TRANSLATION   LIABILITY    DERIVATIVE   COMPREHENSIVE    INVESTMENT
                                              ADVANCES    ADJUSTMENT    ADJUSTMENT   ADJUSTMENT   INCOME (LOSS)   AND ADVANCES
                                             ----------   -----------   ----------   ----------   -------------   -------------
                                                                           (DOLLARS IN THOUSANDS)
Balance at May 30, 1999....................  $1,250,069    $  3,434      $(3,692)     $    --       $   (258)      $1,249,811
  Comprehensive income (loss):
     Net income............................      36,179          --           --           --             --           36,179
     Foreign currency translation
       adjustment..........................          --     (16,375)          --           --        (16,375)         (16,375)
     Minimum pension liability adjustment,
       net of tax..........................          --          --       (3,814)          --         (3,814)          (3,814)
                                                                                                                   ----------
          Total comprehensive income.......                                                                            15,990
  Net investment and advances..............      95,151          --           --           --             --           95,151
                                             ----------    --------      -------      -------       --------       ----------
Balance at May 28, 2000....................   1,381,399     (12,941)      (7,506)          --        (20,447)       1,360,952
  Comprehensive income (loss):
     Net income............................      65,938          --           --           --             --           65,938
     Foreign currency translation
       adjustment..........................          --      (9,034)          --           --         (9,034)          (9,034)
     Minimum pension liability adjustment,
       net of tax..........................          --          --        3,448           --          3,448            3,448
                                                                                                                   ----------
          Total comprehensive income.......                                                                            60,352
  Net investment and advances..............       1,673          --           --           --             --            1,673
                                             ----------    --------      -------      -------       --------       ----------
Balance at May 27, 2001....................   1,449,010     (21,975)      (4,058)          --        (26,033)       1,422,977
  Comprehensive income (loss):
     Net income............................      75,545          --           --           --             --           75,545
     Cumulative effect of change in
       accounting, net of tax..............          --          --           --       (9,465)        (9,465)          (9,465)
     Derivative adjustment, net of tax.....          --          --           --        9,363          9,363            9,363
     Foreign currency translation
       adjustment..........................          --      10,240           --           --         10,240           10,240
     Minimum pension liability adjustment,
       net of tax..........................          --          --         (632)          --           (632)            (632)
                                                                                                                   ----------
          Total comprehensive income.......                                                                            85,051
  Net investment and advances
     (distributions).......................    (246,316)         --           --           --             --         (246,316)
                                             ----------    --------      -------      -------       --------       ----------
Balance at May 26, 2002....................  $1,278,239    $(11,735)     $(4,690)     $  (102)      $(16,527)      $1,261,712
                                             ==========    ========      =======      =======       ========       ==========

     The accompanying notes are an integral part of the combined financial statements.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                             MAY 28,     MAY 27,     MAY 26,
                                                              2000        2001        2002
                                                            ---------   ---------   ---------
                                                                 (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income..............................................  $  36,179   $  65,938   $  75,545
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation.........................................     65,953      59,837      65,178
     Amortization.........................................      2,890       2,964       3,164
     Restructuring and other restructuring-related
       charges............................................     94,271          --          --
     Cumulative effect of change in accounting............         --         681          --
     Other noncash items (includes nonpension
       post-retirement benefits)..........................     (3,473)      4,919         632
     Change in assets and liabilities before effects from
       business acquisitions:
       Receivables........................................     (8,590)     32,397      65,518
       Inventories........................................    (88,818)   (115,767)     79,819
       Other current assets...............................     (7,639)     (1,060)    (23,098)
       Accounts payable and accrued liabilities...........   (109,327)     23,565       4,112
                                                            ---------   ---------   ---------
          Net cash flows from operating activities........    (18,554)     73,474     270,870
                                                            ---------   ---------   ---------
Cash flows from investing activities:
  Additions to property, plant and equipment..............    (71,228)    (77,958)    (56,527)
  Payment for business acquisitions.......................     (5,133)         --          --
  Notes receivable and other items........................     (6,854)     (1,054)     34,305
                                                            ---------   ---------   ---------
          Net cash flows from investing activities........    (83,215)    (79,012)    (22,222)
                                                            ---------   ---------   ---------
Cash flows from financing activities:
  Payment of long-term debt...............................     (1,000)       (181)     (4,296)
  Net investments and advances/(distributions)............     95,151       1,673    (246,316)
                                                            ---------   ---------   ---------
          Net cash flows from financing activities........     94,151       1,492    (250,612)
                                                            ---------   ---------   ---------
Net change in cash and cash equivalents...................     (7,618)     (4,046)     (1,964)
Cash and cash equivalents at beginning of year............     22,271      14,653      10,607
                                                            ---------   ---------   ---------
Cash and cash equivalents at end of year..................  $  14,653   $  10,607   $   8,643
                                                            =========   =========   =========

     The accompanying notes are an integral part of the combined financial statements.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                      COLUMNAR DOLLAR AMOUNTS IN THOUSANDS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- ConAgra Red Meat Business (the "company"), a division of ConAgra Foods, Inc. ("ConAgra") is involved in the production, slaughter, preparation, packaging and delivery of beef and pork products to grocery, foodservice, institutional, and special market customers.

     Fiscal Year -- The company's fiscal year ends on the last Sunday in May. The fiscal years for the combined financial statements presented consist of 52-week periods for fiscal years 2000, 2001 and 2002.

     Basis of Presentation -- The combined financial statements of ConAgra Red Meat Business include the following beef companies which have historically been operated as an integrated business: ConAgra Beef Company, Australia Meat Holdings Pty. Ltd., Miller Bros. Co., Inc., Weld Insurance Company, Inc., ConAgra Refrigerated Foods SA de CV, Kabushiki Kaisha ConAgra Japan and the assets of the Nampa facilities and Northern States Beef, and the following pork company: Swift & Company. The above businesses and assets are each directly or indirectly wholly-owned by ConAgra. All significant intercompany investments, accounts and transactions have been eliminated.

     Cash and Cash Equivalents -- The company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories -- Inventories consist primarily of cattle on feed, feed ingredient inventories, and beef and pork products. Cattle on feed and other inventories are valued on the basis of the lower of first-in, first-out cost or market. Beef and pork product inventories are valued at net realizable value less cost to complete, which approximates the lower of cost or market. Costs capitalized in cattle on feed inventory include direct and indirect costs such as feeder livestock cost, delivery costs, corn and other feedstocks, veterinary supplies, etc. in accordance with AICPA Accounting Standards Division Statement of Position 85-3, para. 62. Cattle and hogs are reclassified from livestock to raw materials at time of slaughter.

     Long Lived Assets and Intangible Assets -- Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Buildings...................................................  15 - 40 years
Machinery and equipment.....................................   5 - 20 years
Furniture, fixtures, office equipment and other.............   5 - 15 years

     Goodwill, brands, and trademarks are amortized using the straight-line method, principally over a period of 40 years.

     The company assesses the recoverability of long-lived assets and associated goodwill, as well as certain intangibles, whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The company considers continued operating losses, or significant and long-term changes in business conditions, to be its primary indicators of potential impairment. When future undiscounted cash flows of assets are estimated to be insufficient to recover their related carrying value, an impairment loss is recognized based on the difference between the fair value and carrying value of the assets.

     Recoverability of goodwill not associated with long-lived assets is evaluated based on management's estimates of future undiscounted operating income associated with the acquired business.

     Income Taxes -- The company is included in the consolidated tax returns of ConAgra. The company's provision for income taxes is computed on a separate legal entity basis. The company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

     Derivative Instruments -- The company uses derivatives (e.g., futures and options) for the purpose of hedging exposure to changes in commodity prices and foreign currency exchange rates. The fair value of each derivative is recognized in the balance sheet within current assets or current liabilities. Changes in the fair value of derivatives are recognized immediately in the income statement for derivatives that do not qualify for hedging accounting. For derivatives designated as a hedge and used to hedge an existing asset or liability, both the derivative and hedged item are recognized at fair value within the balance sheet with the changes in both of these fair values being recognized immediately in the income statement. For derivatives designated as a hedge and used to hedge an anticipated transaction (e.g., future purchase of inventory), changes in the fair value of the derivatives are deferred in the balance sheet within accumulated other comprehensive income to the extent the hedge is effective in mitigating the exposure to the related anticipated transaction. Any ineffectiveness associated with the hedge is recognized immediately in the income statement. Amounts deferred within accumulated other comprehensive income are recognized in the income statement upon the completion of the related hedged transaction.

     Fair Values of Financial Instruments -- Unless otherwise specified, the company believes the carrying amount of financial instruments approximates their fair value.

     Revenue Recognition -- Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns.

     Export Sales -- In 2000, 2001 and 2002, net export sales, principally to customers in Asia, were $1,550 million, $1,501 million and $1,480 million, respectively.

     Foreign Currency Translation -- The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholder's equity. Exchange adjustments resulting from foreign currency transactions, which were not material in any of the years presented, are generally recognized in earnings.

     Comprehensive Income -- Comprehensive income consists of net income, foreign currency translation adjustments, minimum pension liability adjustments and derivative adjustments. The company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There are no reclassification adjustments to be reported in periods presented.

     Accounting Changes -- As of the beginning of the fiscal year ended May 26, 2002, the company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, and its related amendment, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities ("SFAS No. 133"). The adoption of SFAS No. 133 resulted in a cumulative effect of an accounting change that decreased accumulated other comprehensive income by $9.5 million, net of tax of $5.8 million.

     In the fourth quarter of fiscal 2001, in connection with the company's assessment of the guidance in Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, the company changed its methods of accounting for revenue recognition relating to the shipping terms for certain of its product sales. The $681 thousand cumulative effect of the change in accounting for prior years (after reduction for income taxes of $395 thousand) is included as a reduction in income for fiscal year ended May 27, 2001.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The company's method of accounting for revenue recognition, relating to the shipping terms for certain of its product sales, was changed from recognition when title and risk of loss transferred upon shipment to customers, to recognition of revenue for these sales when title and risk of loss transfer to customers upon delivery. Previously, the company had recognized revenue in accordance with its interpretation of Statement of Financial Accounting Concepts No. 5, Recognition and Measurement in Financial Statements of Business Enterprises.

     Recently Issued Accounting Pronouncements -- In June 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, issued in July 2001, establish accounting and reporting requirements for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001, to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The company will adopt SFAS No. 142 at the beginning of fiscal 2003. Other than the effect of not amortizing goodwill, the company believes the anticipated adoption impact of SFAS No. 142 will not be material.

     In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the company to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and is effective for fiscal years beginning after June 15, 2002. The company has not yet completed its assessment of the anticipated adoption impact of this statement.

     Additionally, in October 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 develops an accounting model, based upon the framework established in SFAS No. 121, for long-lived assets to be disposed of by sales. The accounting model applies to all long-lived assets, including discontinued operations, and it replaces the provisions of APB Opinion No. 30, Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for disposal of segments of a business. SFAS No. 144 requires long-lived assets to be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. The statement is effective for fiscal years beginning after December 15, 2001. The company intends to adopt this standard at the beginning of fiscal 2003. The company believes the anticipated adoption impact of SFAS No. 144 will not be material.

     Use of Estimates -- Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

2.  GARDEN CITY FACILITY

     On December 23, 2000, one of the company's beef processing facilities located in Garden City, Kansas, was extensively damaged as a result of a fire and is no longer operational. Insurance was in force to cover the company's property damage and business interruption claims. The company is in discussions with its insurers as to the amount of insurance proceeds to which the company believes it should be entitled.

     Net sales at the Garden City, Kansas facility were approximately $682.9 million and $402.9 million for fiscal years 2000 and 2001, respectively.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  BUSINESS COMBINATIONS

     In the fourth quarter of fiscal 2000, the company acquired a cattle feedlot with annual sales of approximately $39.5 million for approximately $16.4 million. The acquisition was accounted for as a purchase, with the business acquired being included in the financial statements subsequent to the date of acquisition.

4.  INVENTORIES

     Inventories are comprised of the following:

                                                              MAY 27,    MAY 26,
                                                                2001       2002
                                                              --------   --------
Product inventories:
  Raw materials.............................................  $ 24,319   $  6,588
  Work in progress..........................................    56,228     54,183
  Finished goods............................................   322,527    302,340
Livestock...................................................   324,224    293,997
Supplies....................................................    25,148     25,428
                                                              --------   --------
                                                              $752,446   $682,536
                                                              ========   ========

5.  RELATED PARTY TRANSACTIONS

     ConAgra's executive, finance, legal, tax and other corporate departments perform certain administrative and other services for the company. Expenses incurred by ConAgra and allocated to the company are determined based on specific services being provided or are allocated based on ConAgra's investment in the company in proportion to ConAgra's total investment in its subsidiaries. In addition, ConAgra charges the company finance charges on ConAgra's investment in the company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the company if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $28.9 million, $29.7 million and $20.3 million for fiscal 2000, 2001 and 2002, respectively, and allocated finance charges of $50.2 million, $45.9 million and $55.2 million in fiscal 2000, 2001 and 2002, respectively. ConAgra also pays certain direct expenses on behalf of the company and charges the company directly for these expenses. Such expenses, which are included in selling, administrative and general expenses, were $15.6 million, $9.2 million and $10.6 million in fiscal 2000, 2001 and 2002, respectively.

     The company also has transactions in the normal course of business with affiliates of ConAgra. Net sales to related parties were $698.0 million, $782.5 million and $744.5 million in fiscal 2000, 2001 and 2002, respectively.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG-TERM DEBT AND LOAN AGREEMENTS

                                                               2001      2002
                                                              -------   -------
Senior Debt:
  5.75% Industrial Development Revenue Bonds (collateralized
     by plant and equipment) due 2017.......................  $ 5,000   $ 5,000
  Unsecured promissory note at 8% per annum.................    8,123     7,912
                                                              -------   -------
Total long-term debt, excluding current installments........  $13,123   $12,912
                                                              =======   =======

     The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years following May 26, 2002, are as follows:

2003........................................................   $211
2004........................................................    229
2005........................................................    248
2006........................................................    269
2007........................................................    291

     Net interest paid was $592 thousand, $1,260 thousand and $1,267 thousand in fiscal 2000, 2001 and 2002, respectively.

     At May 27, 2001, the carrying amount and estimated fair value of the company's long-term debt, including current installments, was $17.4 million and $17.8 million, respectively. The carrying amount and estimated fair value of the company's long-term debt, including current installments, were $13.1 million and $14.4 million at May 26, 2002, respectively.

7.  CAPITAL STOCK

     The capital stock of the combined entities consists of the following:

                                                                       SHARES
                                                              -------------------------
                                                  PAR VALUE   AUTHORIZED      ISSUED
                                                  ---------   -----------   -----------
ConAgra Beef Company............................  $   1.00         10,000         1,000
  Monfort Food Distribution Company.............  $   1.00         40,000        20,000
  Monfort International Sales Corporation.......  $   1.00        100,000        50,000
  Monfort Construction Company..................  $   1.00         10,000         1,000
  Monfort Finance Company, Inc. ................  $   1.00      1,000,000         1,000
  ConAgra Refrigerated Foods International,
     Inc. ......................................  $   1.00          1,000         1,000
Australia Meat Holdings Pty. Ltd................  Aus 1.00    200,000,000   118,790,003
Miller Brothers Company.........................  $   1.00        500,000        50,000
Weld Insurance Company, Inc. ...................  $   1.00      1,000,000       400,000
ConAgra Refrigerated Foods SA de CV.............    1 Peso         50,000        50,000
Kabushiki Kaisha ConAgra Japan..................   JPY 500         50,000        20,000
Swift & Company.................................  $   1.00          1,000         1,000

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8.  OPERATION OVERDRIVE

     In fiscal 1999, ConAgra approved a restructuring plan in connection with its previously announced initiative, "Operation Overdrive". The restructuring plan was completed within two fiscal years as the plan's final charges were in fiscal 2000. The restructuring plan was aimed at improving future profitability by eliminating overcapacity and streamlining operations.

     Fiscal 2000 charges are as follows:

                                                                2000
                                                               -------
Inventory markdowns.........................................   $   561
Restructuring plan implementation costs.....................     5,456
Restructuring/impairment charges............................    88,254
                                                               -------
Total.......................................................   $94,271
                                                               =======

     The fiscal 2000 charges are reflected in the company's combined statements of earnings as follows: inventory markdowns are included in cost of goods sold and plan implementation costs (primarily third-party consulting costs) are included in corporate allocations. For fiscal 2000, restructuring/impairment charges are reflected as such and result from changes in asset impairments, carrying amounts of assets to be disposed of, employee-related costs and contractual termination costs.

     Included in the fiscal 2000 combined statements of earnings are asset impairment charges of approximately $86.5 million. Fiscal 2000 asset impairment charges include $71.4 million in write-downs of property, plant and equipment and $15.1 million in reductions of intangible and other assets.

     In association with the restructuring plan, the company closed a total of 3 production plants and sold 1 non-core business. The historical operating results and gains/losses associated with the sold business are not material.

     Approximately 690 employees received notification of their termination as a result of the restructuring plan, primarily in manufacturing and operating facilities. In addition, other exit costs (consisting of lease termination and other contractual termination costs) occurred as a result of the restructuring plan. Such activity is as follows:

                                                              SEVERANCE
                                                         -------------------     OTHER
                                                         AMOUNT    HEADCOUNT   EXIT COSTS
                                                         -------   ---------   ----------
                                                         (IN THOUSANDS, EXCEPT HEADCOUNT)
Balance, May 30, 1999..................................  $ 1,551       690       $ 835
Fiscal 2000 activity:
  Charges to income....................................    1,289       190         500
  Utilized.............................................   (1,854)     (690)       (529)
                                                         -------     -----       -----
  Balance, May 28, 2000................................      986       190         806
Fiscal 2001 activity:
  Utilized.............................................     (943)     (190)       (792)
                                                         -------     -----       -----
  Balance, May 27, 2001................................       43        --          14
Fiscal 2002 activity:
  Utilized.............................................      (43)       --         (14)
                                                         -------     -----       -----
  Balance, May 26, 2002................................  $    --        --       $  --
                                                         =======     =====       =====

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9.  PRETAX INCOME AND INCOME TAXES

     The provision (benefit) for income taxes includes the following:

                                                           2000      2001      2002
                                                         --------   -------   -------
Current:
  Federal..............................................  $(18,076)  $ 6,123   $ 6,448
  State................................................      (483)      156       748
  Foreign..............................................    22,870    15,873     3,460
                                                         --------   -------   -------
                                                            4,311    22,152    10,656
                                                         --------   -------   -------
Deferred:
  Federal..............................................    21,258    13,290    26,232
  State................................................       643       406     2,624
  Foreign..............................................    (4,919)    1,780     2,896
                                                         --------   -------   -------
                                                           16,982    15,476    31,752
                                                         --------   -------   -------
                                                         $ 21,293   $37,628   $42,408
                                                         ========   =======   =======

     Income taxes computed by applying statutory rates to income before income taxes are reconciled to the provision for income taxes set forth in the consolidated statements of earnings as follows:

                                                           2000      2001      2002
                                                          -------   -------   -------
Computed U.S. federal income taxes......................  $20,115   $36,486   $41,284
State income taxes, net of U.S. federal tax benefit.....      242     1,298     2,201
Nondeductible amortization of goodwill and other
  intangibles...........................................      755       551       550
Other...................................................      181      (707)   (1,627)
                                                          -------   -------   -------
                                                          $21,293   $37,628   $42,408
                                                          =======   =======   =======

     Income taxes are paid by the parent company on a consolidated level. The Internal Revenue Service has closed examinations of the company's tax returns through fiscal 1995. The IRS has proposed certain adjustments for later years, some of which are being contested by the company. The company believes that it has made adequate provisions for income taxes payable.

     The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                        2001                    2002
                                                ---------------------   ---------------------
                                                ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                -------   -----------   -------   -----------
Depreciation and amortization.................  $    --     $40,628     $    --     $51,481
Accrued expenses..............................   13,056          --      15,853          --
Restructuring/impairment and
  restructuring-related charges...............   38,464          --       1,866          --
Other.........................................    3,991       1,552       1,938       3,483
                                                -------     -------     -------     -------
                                                $55,511     $42,180     $19,657     $54,964
                                                =======     =======     =======     =======

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10.  DERIVATIVE FINANCIAL INSTRUMENTS

     On May 28, 2001, the beginning of fiscal 2002, the company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, and its related amendment, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities ("SFAS No. 133"). The adoption of SFAS No. 133 resulted in a cumulative effect of an accounting change that decreased accumulated other comprehensive income by $9.5 million, net of tax of $5.8 million.

     The company is exposed to market risk, such as changes in commodity prices and foreign currency exchange rates. To manage volatility associated with these exposures, the company may enter into various derivative transactions pursuant to established company policies.

     Commodity Price Management -- The company is subject to raw material price fluctuations caused by supply conditions, weather, economic conditions and other factors. Generally, the company utilizes commodity futures and options contracts to reduce the volatility of commodity input prices on items such as grains, livestock and energy.

     Futures and options contracts qualifying for hedge accounting and used to hedge anticipated transactions are designated as cash flow hedges with gains and losses deferred in accumulated other comprehensive income, to the extent the hedge is effective. These amounts are recognized within cost of goods sold in the period during which the hedged transaction affects earnings. Any hedge gain or loss deemed ineffective, as well as gains or losses on contracts for which the company does not qualify, or elects not to qualify, for hedge accounting, are immediately recognized within sales or cost of goods sold. Amounts deferred within accumulated other comprehensive income are recognized in the combined statement of earnings upon the completion of the related hedged transactions.

     Foreign Currency Management -- In order to reduce exposures related to changes in foreign currency exchange rates, the company may enter into forward exchange or option contracts for transactions denominated in a currency other than the applicable functional currency. This includes, but is not limited to, hedging against foreign currency risk in purchasing inventory and capital equipment, sales of finished goods, and future settlement of foreign denominated assets and liabilities.

     Hedges of anticipated foreign denominated transactions are designated as cash flow hedges. The gains and losses associated with these hedges are deferred in accumulated other comprehensive income until the forecasted transaction impacts earnings. Forward exchange and option contracts are also used to hedge firm commitment transactions denominated in a currency other than the applicable functional currency. The firm commitments and foreign currency hedges are both recognized at fair value within prepaid expenses and other current assets. Gains and losses associated with firm commitment and foreign currency hedges are recognized within net sales. Foreign currency derivatives for which the company has elected not to account for under hedge accounting are recorded immediately in earnings within sales, cost of goods sold or selling, general and administrative expenses, depending on the nature of the transaction.

     Additional Derivative Information -- The fair value of derivative assets is recognized within prepaid expenses and other current assets, while the fair value of derivative liabilities is recognized within other accrued liabilities. As of May 26, 2002, the fair value of derivatives recognized within prepaid expenses and other current assets was $19.9 million and the amount recognized within other accrued liabilities was $.7 million.

     For the year ended May 26, 2002, the ineffectiveness associated with derivatives designated as both cash flow and fair value hedges was a loss of $.6 million. Hedge ineffectiveness is recognized within net

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

sales or cost of goods sold, depending on the nature of the hedge. The company does not exclude any components of the hedging instrument's gain or loss when assessing effectiveness.

     Generally, the company hedges a portion of its anticipated consumption of commodity inputs for periods up to 12 months. The company may enter into longer term hedges on particular commodities if deemed appropriate. As of May 26, 2002, the company had hedged certain portions of its anticipated sales of finished goods through April 2004.

     As of May 26, 2002, the net deferred loss recognized in accumulated other comprehensive income was $.1 million, net of tax, which includes the impact of the cumulative effect of change in accounting principle. Of this amount, a $.6 million, net of tax, gain will be recognized within earnings over the next 12 months. For the year ended May 26, 2002, a net of tax $5.4 million loss was recognized from accumulated other comprehensive income into earnings. No cash flow hedges or firm commitments were discontinued during the year ended May 26, 2002.

11.  COMMITMENTS AND CONTINGENCIES

     The company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and maintenance costs in addition to rental payments. Rent expense under all operating leases was $15.4 million, $18.3 million and $19.9 million in fiscal 2000, 2001 and 2002, respectively.

     A summary of noncancelable operating lease commitments for fiscal years following May 26, 2002 is as follows:

2003........................................................  $ 8,300
2004........................................................    7,966
2005........................................................    6,824
2006........................................................    6,093
2007........................................................    5,874
Later years.................................................   27,467
                                                              -------
                                                              $62,524
                                                              =======

     The company is a guarantor of a ConAgra promissory note of $700 million payable to a wholly-owned subsidiary of ConAgra. The guarantee is secured by and limited to specifically identified real property of the company. At May 26, 2002, the net book value of such property is $168.5 million. The company has entered into contracts with guaranteed monthly minimum lease payments of $.5 million through 2004.

     The company has hog purchase contracts which require the company to purchase a minimum of approximately 29 million hogs through 2014. Such contracts vary in nature and stipulate minimum and maximum price commitments, based in part on market prices and in certain circumstances also include price adjustments based on corn prices.

     The company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded management believes the ultimate resolution of such matters should not have a material adverse effect on the company's financial condition, results of operations or liquidity. As the nature of any potential liabilities is unknown, management is not able to estimate the magnitude of any future costs and the company has not accrued any reserve for these potential future events.

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12.  PENSION AND POSTRETIREMENT BENEFITS

RETIREMENT PENSION PLANS

     The company has defined benefit retirement plans ("Plan") for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The company funds these plans in accordance with the minimum and maximum limits established by law.

     Components of pension benefit costs and weighted average actuarial assumptions are:

                                                           2000      2001      2002
                                                          -------   -------   -------
PENSION BENEFIT COST
Service cost............................................  $    --   $    --   $   150
Interest cost...........................................    2,867     2,913     2,758
Expected return on plan assets..........................   (2,730)   (2,825)   (3,013)
Amortization of prior service costs.....................        8         8         8
Recognized net actuarial loss...........................      225        73       199
                                                          -------   -------   -------
Pension benefit cost -- company plans...................      370       169       102
Pension benefit cost -- multi-employer plans............      414       318        --
                                                          -------   -------   -------
Total pension benefit cost..............................  $   784   $   487   $   102
                                                          =======   =======   =======
ACTUARIAL ASSUMPTIONS
Discount rate...........................................     6.75%     7.50%     7.50%
Long-term rate of return on plan assets.................     9.25%     9.25%     9.25%
Long-term rate of compensation increase.................     5.50%     5.50%     5.50%

     The change in projected benefit obligation, change in plan assets and funded status of the plans at February 28, 2001 and February 28, 2002:

                                                               2001      2002
                                                              -------   -------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation at beginning of year...........  $41,327   $39,153
Service cost................................................       --       150
Interest cost...............................................    2,913     2,758
Actuarial loss (gain).......................................     (675)      747
Benefits paid...............................................   (4,412)   (4,294)
                                                              -------   -------
Projected benefit obligation at end of year.................  $39,153   $38,514
                                                              =======   =======

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                               2001      2002
                                                              -------   -------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $33,068   $35,878
Actual return on plan assets................................    5,590     2,720
Employer contributions......................................    1,632     1,730
Benefits paid...............................................   (4,412)   (4,294)
                                                              -------   -------
Fair value of plan assets at end of year....................   35,878    36,034
                                                              -------   -------
FUNDED STATUS...............................................   (3,275)   (2,480)
Unrecognized actuarial gain.................................    6,554     7,444
Unrecognized prior service cost.............................        8        --
                                                              -------   -------
                                                              $ 3,287   $ 4,964
                                                              =======   =======
ACTUARIAL ASSUMPTIONS
Discount rate...............................................     7.50%     7.25%
Long-term rate of compensation increase.....................     5.50%     5.50%

     Plan assets are primarily invested in equity securities, corporate and government debt securities and common trust funds.

     Certain employees of the company are covered under defined contribution plans. The expense related to these plans was $2.8 million, $2.6 million and $2.0 million in fiscal 2000, 2001 and 2002, respectively.

     Postretirement Benefits -- Certain former employees of the company are covered by a postretirement plan that provides medical and dental benefits. The obligations under this plan were assumed by ConAgra Foods when the company's pork business was acquired. Benefits associated with the plan are administered by ConAgra Foods. The costs associated with this plan, which primarily relate to interest costs were $2.9 million, $3.2 million and $3.4 million in fiscal 2000, 2001 and 2002, respectively, and are included in selling, administrative and general expenses.

13.  BUSINESS SEGMENT AND RELATED INFORMATION

     In connection with the Purchaser's acquisition of the Acquired Business as described in Note 14, the Acquired Business executed a management reporting reorganization wherein it created the single role of Chief Executive Officer, who serves as the Chief Operating Decision Maker ("CODM"). The CODM measures segment profit as operating income for each of the Acquired Business's three reporting segments: Swift Beef, Swift Pork, and Swift Australia. Prior to the acquisition, the company (including each of its four divisions: US Beef, US Pork, Cattlefeeding and Australia) was a component of the Meat Processing Segment of ConAgra. The segment disclosures of the company have been restated to provide comparable financial information for each of the Acquired Business's three reporting segments that resulted from the acquisition and the management reporting reorganization.

     SWIFT BEEF -- The majority of Swift Beef's revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. In addition, Swift Beef also sells beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Cattle hides are sold for both domestic and international use, primarily to the clothing and automotive industries.

     SWIFT PORK -- A significant portion of Swift Pork's revenues are generated from the sale of fresh pork products predominantly to retailers including trimmed cuts such as loins, roasts, chops, butts, picnics and

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

ribs. Other pork products, including hams, bellies and trimmings are predominantly sold to further processors who, in turn, manufacture bacon, sausage and deli and luncheon meat. The remaining sales were derived from by-products.

     SWIFT AUSTRALIA -- The majority of Swift Australia's revenues are generated from the sale of fresh meat, which includes chuck cuts, rib cuts, loin cuts, round cuts, thin meats and ground beef, among other products. Approximately 85% of the beef product sold by Swift Australia is derived from grass fed animals. The remainder of Swift Australia's beef products are derived from grain fed animals that are sold primarily to Japan. Other sales are derived from the foods division, which manufactures meat patties and distributes products for McDonald's in Australia and produces value-added meat products including pizza toppings for Pizza Hut. The remaining sales are derived from a wholesale business which sells and distributes beef products to brokers who in turn resell those products to end customers.

     CORPORATE, OTHER AND ELIMINATIONS -- This line item includes certain expenses not directly attributable to the reportable segment as well as eliminations resulting from the consolidation process. This line also includes the Cattlefeeding division of the Meat Processing Segment.

                                                                     PREDECESSOR ENTITY
                                                         ------------------------------------------
                                                                 CONAGRA RED MEAT BUSINESS
                                                         ------------------------------------------
                                                                     FISCAL YEAR ENDED
                                                         ------------------------------------------
                                                         MAY 28, 2000   MAY 27, 2001   MAY 26, 2002
                                                         ------------   ------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
Net Sales
  Swift Beef...........................................   $6,310,483     $6,407,632     $5,712,758
  Swift Pork...........................................    1,506,570      1,643,553      1,711,709
  Swift Australia......................................    1,131,436        981,236      1,023,552
  Corporate, Other and Eliminations....................       14,493         27,058         28,189
                                                          ----------     ----------     ----------
  Total................................................   $8,962,982     $9,059,479     $8,476,208
                                                          ==========     ==========     ==========

                                                                     PREDECESSOR ENTITY
                                                         ------------------------------------------
                                                                 CONAGRA RED MEAT BUSINESS
                                                         ------------------------------------------
                                                                     FISCAL YEAR ENDED
                                                         ------------------------------------------
                                                         MAY 28, 2000   MAY 27, 2001   MAY 26, 2002
                                                         ------------   ------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
Depreciation and Amortization
  Swift Beef...........................................    $41,456        $34,391        $38,801
  Swift Pork...........................................     14,461         14,866         15,360
  Swift Australia......................................     10,424          9,861         10,589
  Corporate, Other and Eliminations....................      2,502          3,683          3,592
                                                           -------        -------        -------
  Total................................................    $68,843        $62,801        $68,342
                                                           =======        =======        =======

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                     PREDECESSOR ENTITY
                                                         ------------------------------------------
                                                                 CONAGRA RED MEAT BUSINESS
                                                         ------------------------------------------
                                                                     FISCAL YEAR ENDED
                                                         ------------------------------------------
                                                         MAY 28, 2000   MAY 27, 2001   MAY 26, 2002
                                                         ------------   ------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
Operating Income (Loss) Before Other Items(1)
  Swift Beef...........................................    $ 65,553       $ 48,235       $ 59,739
  Swift Pork...........................................      70,803         43,869         83,541
  Swift Australia......................................      57,372         56,756         29,063
  Corporate, Other and Eliminations....................      31,096         30,948         21,120
                                                           --------       --------       --------
  Total................................................     224,824        179,808        193,463
                                                           --------       --------       --------
Restructuring/Impairment charges.......................    $(88,254)      $     --       $     --
Corporate allocations..................................     (79,098)       (75,561)       (75,510)
                                                           --------       --------       --------
  Total Income Before Income Taxes.....................    $ 57,472       $104,247       $117,953
                                                           ========       ========       ========

---------------

(1) Other items consist of restructuring/impairment charges, and corporate allocations.

                                                                     PREDECESSOR ENTITY
                                                         ------------------------------------------
                                                                 CONAGRA RED MEAT BUSINESS
                                                         ------------------------------------------
                                                                     FISCAL YEAR ENDED
                                                         ------------------------------------------
                                                         MAY 28, 2000   MAY 27, 2001   MAY 26, 2002
                                                         ------------   ------------   ------------
                                                                   (DOLLARS IN THOUSANDS)
PP&E Additions
  Swift Beef...........................................    $26,607        $50,159        $32,570
  Swift Pork...........................................     14,485         11,630         10,677
  Swift Australia......................................     12,301         13,755         11,974
  Corporate, Other and Eliminations....................     17,835          2,414          1,306
                                                           -------        -------        -------
  Total................................................    $71,228        $77,958        $56,527
                                                           =======        =======        =======

                                                                  PREDECESSOR ENTITY
                                                              ---------------------------
                                                               CONAGRA RED MEAT BUSINESS
                                                              ---------------------------
                                                                   FISCAL YEAR ENDED
                                                              ---------------------------
                                                              MAY 27, 2001   MAY 26, 2002
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
Total Assets
  Swift Beef................................................   $1,154,067     $1,012,878
  Swift Pork................................................      254,461        241,047
  Swift Australia...........................................      309,833        338,430
  Corporate, Other and Eliminations.........................       86,576         57,438
                                                               ----------     ----------
  Total.....................................................   $1,804,937     $1,649,793
                                                               ==========     ==========

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Summary by geographical areas:

                                                      2000         2001         2002
                                                   ----------   ----------   ----------
Net Sales:
  United States..................................  $7,831,546   $8,078,243   $7,452,656
  Australia......................................   1,131,436      981,236    1,023,552
                                                   ----------   ----------   ----------
  Total..........................................  $8,962,982   $9,059,479   $8,476,208
                                                   ==========   ==========   ==========
Long-Lived Assets:
  United States..................................               $  497,648   $  479,798
  Australia......................................                  142,712      154,635
  Other..........................................                      466          457
                                                                ----------   ----------
  Total..........................................               $  640,826   $  634,890
                                                                ==========   ==========

     No single customer accounted for more than 10% of net sales in 2000, 2001 or 2002. Net sales by geographical area are based on the location of the facility producing the sales.

     Long-lived assets consist of property, plant and equipment, net of depreciation, goodwill and other assets. Long-lived assets by geographical area are based on location of facilities.

14.  GUARANTOR/NON-GUARANTOR FINANCIAL INFORMATION

     On May 20, 2002, ConAgra Foods, Inc. and HMTF Rawhide, L.P. (the "Purchaser") entered into a definitive purchase agreement whereby the Purchaser will acquire an interest in the United States beef, pork and lamb processing business and the Australian beef business of the company (the "Acquired Business"), excluding (i) ConAgra Beef Company's cattle feeding operations (the "domestic cattle feeding operations") and (ii) Monfort Construction Company, Monfort Finance Company, Inc., and Weld Insurance Company, Inc., (collectively, the "retained businesses"). In a related transaction, the Purchaser will also acquire a 54% interest in the domestic cattle feeding operations. As a result of the purchase, the Purchaser will own a 54% interest, and ConAgra Foods, Inc. will own a 45% interest, in Swift Foods Company, which owns 100% of the equity of S&C Holdco 2, Inc., which in turn owns 100% of the equity of S&C Holdco 3, Inc. S&C Holdco 3, Inc. owns 100% of the equity of Swift & Company which will be the operating entity that holds the Acquired Business.

     On May 20, 2002, the Purchaser signed a Commitment Letter for $950 million in Senior Credit Facilities (the "Senior Credit Facilities") in connection with the acquisition. On September 3, 2002, the Commitment Letter was amended and restated to decrease the amount of the Senior Credit Facilities to $550 million. The transaction is expected to be financed in part through advances under the Senior Credit Facilities and Swift & Company's issuance of $250 million in senior notes and $150 million in senior subordinated notes. The senior notes and the senior subordinated notes will be fully and unconditionally guaranteed on a joint and several basis by S&C Holdco 3, Inc., the parent of Swift & Company (the "Parent Guarantor") and by Swift & Company's present and future domestic subsidiaries, all of which are currently wholly-owned subsidiaries (the "Subsidiary Guarantors"). There are no provisions in the indentures governing the senior notes or the senior subordinated notes or other existing agreements that would prevent holders of guaranteed obligations from taking immediate action against the Parent Guarantor or any Subsidiary Guarantor in the event of default. The ability of the Subsidiary Guarantors to pay dividends or make loans or other payments to Swift & Company depends on their earnings, capital requirements and general financial condition. Swift & Company's senior credit facilities and the indentures governing the senior notes and the senior subordinated notes limit the ability of Swift & Company and its

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

subsidiaries to restrict the ability of the Subsidiary Guarantors to pay dividends or make loans or other advances to Swift & Company, subject to applicable laws and regulations and future agreements to which the Subsidiary Guarantors may be a party. The Parent Guarantor is a holding company with no operations of its own, and its only asset is the capital stock of Swift & Company. Consequently, its ability to pay amounts under its guarantee depends on the earnings and cash flows of Swift & Company and its subsidiaries and the ability of these entities to pay dividends or advance funds to the Parent Guarantor.

     Condensed combining financial information for the Subsidiary Guarantors and the Subsidiary Non-Guarantors is set forth below. "Subsidiary Non-Guarantors" include (i) the domestic cattle feeding operations, (ii) the retained businesses and (iii) the company's foreign subsidiaries which entities include ConAgra Refrigerated Foods S.A. de C.V., Kabushiki Kaisha ConAgra Japan and Australia Meat Holdings Pty. Ltd.

                                                         COMBINING CONDENSED BALANCE SHEET
                                              --------------------------------------------------------
                                              SUBSIDIARY      SUBSIDIARY     ELIMINATION/
MAY 27, 2001                                  GUARANTORS    NON-GUARANTORS   ADJUSTMENTS      TOTAL
------------                                  -----------   --------------   ------------   ----------
                                                ASSETS
Current assets:
  Cash......................................  $       --       $ 10,607       $      --     $   10,607
  Receivables, net..........................     240,400         93,110              --        333,510
  Inventories...............................     313,981        438,465              --        752,446
  Other current assets......................         681             22          13,056         13,759
                                              ----------       --------       ---------     ----------
          Total current assets..............     555,062        542,204          13,056      1,110,322
Property, plant and equipment...............     895,443        246,323              --      1,141,766
Less accumulated depreciation...............    (493,064)       (93,756)             --       (586,820)
                                              ----------       --------       ---------     ----------
          Property, plant and equipment.....     402,379        152,567              --        554,946
Brands, trademarks and goodwill, net........      54,859         24,482              --         79,341
Other assets................................      13,893          3,980          42,455         60,328
Net investment and advances in
  subsidiaries..............................     382,335             --        (382,335)            --
                                              ----------       --------       ---------     ----------
          Total assets......................  $1,408,528       $723,233       $(326,824)    $1,804,937
                                              ==========       ========       =========     ==========

                      LIABILITIES AND STOCKHOLDER'S NET INVESTMENT AND ADVANCES
Current liabilities:
  Current installments of long-term debt....  $    4,100       $    196       $      --     $    4,296
  Accounts payable..........................      64,478        112,857              --        177,335
  Other accrued liabilities.................      98,181         28,502           1,552        128,235
                                              ----------       --------       ---------     ----------
          Total current liabilities.........     166,759        141,555           1,552        309,866
Long-term debt..............................       5,000          8,123              --         13,123
Other liabilities...........................      15,156          3,187          40,628         58,971
Stockholder's net investment and advances...   1,221,613        570,368        (369,004)     1,422,977
                                              ----------       --------       ---------     ----------
          Total liabilities and
            stockholder's net investment and
            advances........................  $1,408,528       $723,233       $(326,824)    $1,804,937
                                              ==========       ========       =========     ==========

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                            COMBINING CONDENSED BALANCE SHEET
                                                 --------------------------------------------------------
                                                 SUBSIDIARY      SUBSIDIARY     ELIMINATION/
MAY 26, 2002                                     GUARANTORS    NON-GUARANTORS   ADJUSTMENTS      TOTAL
------------                                     -----------   --------------   ------------   ----------
                                                 ASSETS
Current assets:
  Cash.........................................  $       --       $  8,643       $      --     $    8,643
  Receivables, net.............................     173,671         99,480              --        273,151
  Inventories..................................     315,451        360,025           7,060        682,536
  Other current assets.........................       3,594         17,623          15,853         37,070
                                                 ----------       --------       ---------     ----------
          Total current assets.................     492,716        485,771          22,913      1,001,400
Property, plant and equipment..................     862,579        266,819              --      1,129,398
Less accumulated depreciation..................    (470,149)      (107,220)             --       (577,369)
                                                 ----------       --------       ---------     ----------
          Property, plant and equipment........     392,430        159,599              --        552,029
Brands, trademarks and goodwill, net...........      52,460         23,717              --         76,177
Other assets...................................      10,425          5,958           3,804         20,187
Net investment and advances in subsidiaries....     305,894             --        (305,894)            --
                                                 ----------       --------       ---------     ----------
          Total assets.........................  $1,253,925       $675,045       $(279,177)    $1,649,793
                                                 ==========       ========       =========     ==========

                        LIABILITIES AND STOCKHOLDER'S NET INVESTMENT AND ADVANCES
Current liabilities:
  Current installments of long-term debt.......  $       --       $    211       $      --     $      211
  Accounts payable.............................      64,055        127,427              --        191,482
  Other accrued liabilities....................     100,196         15,704           3,483        119,383
                                                 ----------       --------       ---------     ----------
          Total current liabilities............     164,251        143,342           3,483        311,076
Long-term debt.................................       5,000          7,912              --         12,912
Other liabilities..............................      12,408            204          51,481         64,093
Stockholder's net investment and advances......   1,072,266        523,587        (334,141)     1,261,712
                                                 ----------       --------       ---------     ----------
          Total liabilities and stockholder's
            net investment and advances........  $1,253,925       $675,045       $(279,177)    $1,649,793
                                                 ==========       ========       =========     ==========

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                       COMBINING CONDENSED STATEMENTS OF EARNINGS
                                                 -------------------------------------------------------
                                                                SUBSIDIARY
                                                 SUBSIDIARY        NON-        ELIMINATION/
YEAR ENDED MAY 28, 2000                          GUARANTORS     GUARANTORS     ADJUSTMENTS      TOTAL
-----------------------                          ----------   --------------   ------------   ----------
Net sales......................................  $7,817,053     $1,752,005      $(606,076)    $8,962,982
Costs and expenses:
  Cost of goods sold...........................   7,565,451      1,647,726       (606,076)     8,607,101
  Selling, general and administrative..........     115,246         15,811             --        131,057
  Restructuring/impairment charges.............      88,254             --             --         88,254
  Corporate allocations........................      52,943         26,155             --         79,098
                                                 ----------     ----------      ---------     ----------
                                                  7,821,894      1,689,692       (606,076)     8,905,510
                                                 ----------     ----------      ---------     ----------
     Income (loss) before income taxes.........      (4,841)        62,313             --         57,472
Income tax expense (benefit)...................        (689)        21,982             --         21,293
                                                 ----------     ----------      ---------     ----------
     Income (loss) before equity in earnings of
       unconsolidated subsidiaries.............      (4,152)        40,331             --         36,179
Equity in earnings of unconsolidated
  subsidiaries.................................      10,169             --        (10,169)            --
                                                 ----------     ----------      ---------     ----------
     Net income................................  $    6,017     $   40,331      $ (10,169)    $   36,179
                                                 ==========     ==========      =========     ==========

                                                       COMBINING CONDENSED STATEMENTS OF EARNINGS
                                                 -------------------------------------------------------
                                                                SUBSIDIARY
                                                 SUBSIDIARY        NON-        ELIMINATION/
YEAR ENDED MAY 27, 2001                          GUARANTORS     GUARANTORS     ADJUSTMENTS      TOTAL
-----------------------                          ----------   --------------   ------------   ----------
Net sales......................................  $8,051,185     $1,701,971      $(693,677)    $9,059,479
Costs and expenses:
  Cost of goods sold...........................   7,840,175      1,603,104       (693,677)     8,749,602
  Selling, general and administrative..........     118,906         11,163             --        130,069
  Corporate allocations........................      46,187         29,374             --         75,561
                                                 ----------     ----------      ---------     ----------
                                                  8,005,268      1,643,641       (693,677)     8,955,232
                                                 ----------     ----------      ---------     ----------
     Income before income taxes and cumulative
       effect of change in accounting..........      45,917         58,330             --        104,247
Income tax expense.............................      17,058         20,570             --         37,628
                                                 ----------     ----------      ---------     ----------
     Income before equity in earnings of
       unconsolidated subsidiaries and
       cumulative effect of change in
       accounting..............................      28,859         37,760             --         66,619
Equity in earnings of unconsolidated
  subsidiaries.................................       7,238             --         (7,238)            --
Cumulative effect of change in accounting......        (681)            --             --           (681)
                                                 ----------     ----------      ---------     ----------
     Net income................................  $   35,416     $   37,760      $  (7,238)    $   65,938
                                                 ==========     ==========      =========     ==========

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                       COMBINING CONDENSED STATEMENTS OF EARNINGS
                                                 -------------------------------------------------------
                                                 SUBSIDIARY     SUBSIDIARY     ELIMINATION/
YEAR ENDED MAY 26, 2002                          GUARANTORS   NON-GUARANTORS   ADJUSTMENTS      TOTAL
-----------------------                          ----------   --------------   ------------   ----------
Net sales......................................  $7,424,467     $1,716,590      $(664,849)    $8,476,208
Costs and expenses:
  Cost of goods sold...........................   7,180,786      1,665,594       (671,909)     8,174,471
  Selling, general and administrative..........     100,401          7,873             --        108,274
  Corporate allocations........................      51,395         24,115             --         75,510
                                                 ----------     ----------      ---------     ----------
                                                  7,332,582      1,697,582       (671,909)     8,358,255
                                                 ----------     ----------      ---------     ----------
     Income before income taxes................      91,885         19,008          7,060        117,953
Income tax expense.............................      34,056          5,722          2,630         42,408
                                                 ----------     ----------      ---------     ----------
     Income before equity in earnings of
       unconsolidated subsidiaries.............      57,829         13,286          4,430         75,545
Equity in earnings of unconsolidated
  subsidiaries.................................       4,512             --         (4,512)            --
                                                 ----------     ----------      ---------     ----------
     Net income................................  $   62,341     $   13,286      $     (82)    $   75,545
                                                 ==========     ==========      =========     ==========

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                        COMBINING CONDENSED STATEMENTS OF CASH FLOWS
                                                   ------------------------------------------------------
                                                   SUBSIDIARY     SUBSIDIARY     ELIMINATION/
YEAR ENDED MAY 28, 2000                            GUARANTORS   NON-GUARANTORS   ADJUSTMENTS      TOTAL
-----------------------                            ----------   --------------   ------------   ---------
Cash flows from operating activities:
  Net income.....................................   $  6,017      $  40,331        $(10,169)    $  36,179
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation................................     53,792         12,161              --        65,953
     Amortization................................      2,125            765              --         2,890
     Restructuring and other
       restructuring-related charges.............     94,271             --              --        94,271
     Equity in earnings of unconsolidated
       subsidiaries..............................    (10,169)            --          10,169            --
     Other noncash items (includes nonpension
       post-retirement benefits).................       (370)        (3,103)             --        (3,473)
  Change in assets and liabilities before effects
     from business acquisitions:
     Receivables.................................     12,441        (21,031)             --        (8,590)
     Inventories.................................    (40,179)       (48,639)             --       (88,818)
     Other current assets........................     (1,535)        (6,104)             --        (7,639)
     Accounts payable and accrued liabilities....    (17,568)       (77,586)        (14,173)     (109,327)
                                                    --------      ---------        --------     ---------
          Net cash flows from operating
            activities...........................     98,825       (103,206)        (14,173)      (18,554)
                                                    --------      ---------        --------     ---------
Cash flows from investing activities:
  Additions to property, plant and equipment.....    (41,092)       (30,136)             --       (71,228)
  Payment for business acquisitions..............     (5,083)           (50)             --        (5,133)
  Notes receivable and other items...............     (4,629)        (2,225)             --        (6,854)
                                                    --------      ---------        --------     ---------
          Net cash flows from investing
            activities...........................    (50,804)       (32,411)             --       (83,215)
                                                    --------      ---------        --------     ---------
Cash flows from financing activities:
  Payment of long-term debt......................     (1,000)            --              --        (1,000)
  Net investments and advances/
     (distributions).............................    (47,021)       127,999          14,173        95,151
                                                    --------      ---------        --------     ---------
          Net cash flows from financing
            activities...........................    (48,021)       127,999          14,173        94,151
                                                    --------      ---------        --------     ---------
Net change in cash and cash equivalents..........         --         (7,618)             --        (7,618)
                                                    --------      ---------        --------     ---------
Cash and cash equivalents, beginning of year.....         --         22,271              --        22,271
                                                    --------      ---------        --------     ---------
Cash and cash equivalents, end of year...........   $     --      $  14,653        $     --     $  14,653
                                                    ========      =========        ========     =========

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                           COMBINING CONDENSED STATEMENTS OF CASH FLOWS
                                                      ------------------------------------------------------
                                                      SUBSIDIARY     SUBSIDIARY     ELIMINATION/
YEAR ENDED MAY 27, 2001                               GUARANTORS   NON-GUARANTORS   ADJUSTMENTS      TOTAL
-----------------------                               ----------   --------------   ------------   ---------
Cash flows from operating activities:
  Net income........................................   $ 35,416       $ 37,760        $ (7,238)    $  65,938
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation....................................     47,058         12,779              --        59,837
    Amortization....................................      2,199            765              --         2,964
    Cumulative effect of change in accounting.......        681             --              --           681
    Equity in earnings of unconsolidated
      subsidiaries..................................     (7,238)            --           7,238            --
    Other noncash items (includes nonpension post-
      retirement benefits)..........................      4,919             --              --         4,919
  Change in assets and liabilities before effects
    from business acquisitions:
    Receivables.....................................     39,928         (7,531)             --        32,397
    Inventories.....................................    (19,449)       (96,318)             --      (115,767)
    Other current assets............................     (2,124)         3,970          (2,906)       (1,060)
    Accounts payable and accrued liabilities........    (11,422)        15,217          19,770        23,565
                                                       --------       --------        --------     ---------
         Net cash flows from operating activities...     89,968        (33,358)         16,864        73,474
                                                       --------       --------        --------     ---------
Cash flows from investing activities:
  Additions to property, plant and equipment........    (61,789)       (16,169)             --       (77,958)
  Notes receivable and other items..................        157          2,417          (3,628)       (1,054)
                                                       --------       --------        --------     ---------
         Net cash flows from investing activities...    (61,632)       (13,752)         (3,628)      (79,012)
                                                       --------       --------        --------     ---------
Cash flows from financing activities:
  Payment of long-term debt.........................         --           (181)             --          (181)
  Net investments and advances/(distributions)......    (28,336)        43,245         (13,236)        1,673
                                                       --------       --------        --------     ---------
         Net cash flows from financing activities...    (28,336)        43,064         (13,236)        1,492
                                                       --------       --------        --------     ---------
Net change in cash and cash equivalents.............         --         (4,046)             --        (4,046)
                                                       --------       --------        --------     ---------
Cash and cash equivalents, beginning of year........         --         14,653              --        14,653
                                                       --------       --------        --------     ---------
Cash and cash equivalents, end of year..............   $     --       $ 10,607        $     --     $  10,607
                                                       ========       ========        ========     =========

                           CONAGRA RED MEAT BUSINESS
                      (A DIVISION OF CONAGRA FOODS, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                       COMBINING CONDENSED STATEMENTS OF CASH FLOWS
                                                  ------------------------------------------------------
                                                  SUBSIDIARY     SUBSIDIARY     ELIMINATION/
YEAR ENDED MAY 26, 2002                           GUARANTORS   NON-GUARANTORS   ADJUSTMENTS      TOTAL
-----------------------                           ----------   --------------   ------------   ---------
Cash flows from operating activities:
  Net income....................................  $  62,341       $ 13,286        $    (82)    $  75,545
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation...............................     51,748         13,430              --        65,178
     Amortization...............................      2,399            765              --         3,164
     Equity in earnings of unconsolidated
       subsidiaries.............................     (4,512)            --           4,512            --
     Other noncash items (includes nonpension
       post-retirement benefits)................        632             --              --           632
  Change in assets and liabilities before
     effects from business acquisitions:
     Receivables................................     66,730         (1,212)             --        65,518
     Inventories................................     (1,470)        88,349          (7,060)       79,819
     Other current assets.......................     (2,913)       (17,388)         (2,797)      (23,098)
     Accounts payable and accrued liabilities...     (2,422)        (6,250)         12,784         4,112
                                                  ---------       --------        --------     ---------
          Net cash flows from operating
            activities..........................    172,533         90,980           7,357       270,870
                                                  ---------       --------        --------     ---------
Cash flows from investing activities:
  Additions to property, plant and equipment....    (43,247)       (13,280)             --       (56,527)
  Notes receivable and other items..............      5,150         (9,496)         38,651        34,305
                                                  ---------       --------        --------     ---------
          Net cash flows from investing
            activities..........................    (38,097)       (22,776)         38,651       (22,222)
                                                  ---------       --------        --------     ---------
Cash flows from financing activities:
  Payment of long-term debt.....................     (4,100)          (196)             --        (4,296)
  Net investments and
     advances/(distributions)...................   (130,336)       (69,972)        (46,008)     (246,316)
                                                  ---------       --------        --------     ---------
          Net cash flows from financing
            activities..........................   (134,436)       (70,168)        (46,008)     (250,612)
                                                  ---------       --------        --------     ---------
Net change in cash and cash equivalents.........         --         (1,964)             --        (1,964)
Cash and cash equivalents, beginning of year....         --         10,607              --        10,607
                                                  ---------       --------        --------     ---------
Cash and cash equivalents, end of year..........  $      --       $  8,643        $     --     $   8,643
                                                  =========       ========        ========     =========

15.  EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     The company adopted SFAS No. 142, Goodwill and Other Intangible Assets, at the beginning of fiscal 2003. The following is certain pro forma information assuming SFAS No. 142 had been in effect during fiscal 2000, 2001 and 2002:

                                                           2000      2001      2002
                                                          -------   -------   -------
Reported net income.....................................  $36,179   $65,938   $75,545
Add goodwill amortization (net of tax)..................    2,265     1,761     1,762
                                                          -------   -------   -------
Adjusted net income.....................................  $38,444   $67,699   $77,307
                                                          =======   =======   =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
ConAgra Foods, Inc.

     We have audited the accompanying consolidated balance sheet of S&C Holdco 3, Inc. and subsidiary (the "Corporation"), an indirect wholly-owned subsidiary of ConAgra Foods, Inc., as of May 29, 2002. This financial statement is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Corporation as of May 29, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Omaha, Nebraska
July 11, 2002 (September 3, 2002 as to Note 2)

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES
                      (AN INDIRECT WHOLLY-OWNED SUBSIDIARY
                            OF CONAGRA FOODS, INC.)

                           CONSOLIDATED BALANCE SHEET

                                                              MAY 29,   SEPTEMBER 18,
                                                               2002         2002
                                                              -------   -------------
                                                                         (UNAUDITED)
                                       ASSETS
Cash........................................................    $10          $10
                                                                ===          ===

                        LIABILITIES AND STOCKHOLDER'S EQUITY
Stockholder's equity:
  Common stock, $0.01 par value, 1,000 shares authorized
     issued and outstanding.................................    $10          $10
                                                                ===          ===

   The accompanying notes are an integral part of the consolidated financial statements.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES
          (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CONAGRA FOODS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     S&C Holdco 3, Inc. (the "Corporation"), an indirect wholly-owned subsidiary of ConAgra Foods, Inc. ("ConAgra Foods"), is a Delaware corporation which was formed on May 29, 2002. The Corporation owns 100% of the issued and outstanding capital stock of Swift & Company (the "Company"). The Corporation has had no operations since its formation. The Corporation's fiscal year ends on the last Sunday in May of each year. The unaudited financial information reflects all adjustments (consisting of normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of the financial statements for the periods presented.

2.  PENDING TRANSACTIONS

     On May 20, 2002, ConAgra Foods and HMTF Rawhide, L.P. (the "Purchaser") entered into a definitive purchase agreement whereby the Purchaser will acquire a 54% indirect interest in the Corporation and the Company and the United States beef, pork and lamb processing businesses and the Australian beef business of ConAgra Foods (the "Transaction").

     On May 20, 2002, the Purchaser signed a Commitment Letter for $950 million in Senior Credit Facilities (the "Senior Credit Facilities") in connection with the acquisition. On September 3, 2002, the Commitment Letter was amended and restated to decrease the amount of the Senior Credit Facilities to $550 million. The Transaction is expected to be financed in part through the issuance of $250 million in senior notes and $150 million in senior subordinated notes and advances under the Company's $550 million Senior Credit Facilities. The Transaction is expected to close in September 2002.

3.  SUBSEQUENT EVENTS (UNAUDITED)

     On September 19, 2002, the Purchaser closed the Transaction described in
Note 2 above. In connection with the closing, the Company issued $268.0 million of 10 1/8% Senior Notes due 2009, $150.0 million of 12 1/2% Senior Subordinated Notes due January 1, 2010 to ConAgra Foods and entered into the $550.0 million Senior Credit Facilities. The Corporation and all of the Company's domestic subsidiaries are guarantors of both the 10 1/8% Senior Notes due 2009 and the 12 1/2% Senior Subordinated Notes due January 1, 2010. In total, the Company's Senior Credit Facilities allow borrowings from time to time up to $550 million, and consist of a term loan of up to $200 million that matures on the sixth anniversary of the closing date of the Transaction and a revolving credit facility of $350 million that terminates on the fifth anniversary of the closing date of the Transaction. Up to $125 million of the revolving credit facility is available for the issuance of letters of credit or Australian bank guarantees and up to $45 million of the revolving credit facility is available for borrowings in Australian dollars by the Company's Australian subsidiaries. With respect to both revolving loan borrowings and term loan borrowings, (a) U.S. dollar denominated borrowings that are (i) eurodollar rate loans will initially bear interest at rates of 3.25% per annum plus the applicable eurodollar rate, or (ii) base rate loans will initially bear interest at rates of 2.25% per annum plus the highest of Citibank's base rate, the three-month certificate of deposit rate plus 0.5%, and the federal funds effective rate plus 0.5%, and (b) Australian dollar denominated borrowings that are (i) bill rate loans will initially bear interest at rates of 2.75% per annum plus the applicable bid rate for Australian bills for the applicable interest period or (ii) short-term loans will initially bear interest at rates of 2.75% per annum plus the Reserve Bank of Australia Official Cash Rate or, if such rate is not published in time on the appropriate reference screen, an average of buying rates for Australian dollar overnight cash deposits quoted to Citibank, N.A. (Sydney branch) by certain reference banks.

     The Transaction was financed with approximately $270.0 million of advances under the Company's Senior Credit Facilities, the $250.5 million of proceeds from the issuance of the 10 1/8% Senior Notes due

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES
          (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CONAGRA FOODS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2009, the issuance to ConAgra Foods of $150.0 million of the Company's 12 1/2% Senior Subordinated Notes due January 1, 2010 and approximately $475.0 million of contributed equity, which was comprised of approximately $325.0 million of equity contributed or retained by the Purchaser ($175.0 million) and ConAgra Foods ($150.0 million) and a $150.0 million promissory note payable to ConAgra Foods by S&C Holdco 2, Inc., the direct parent holding company of the Corporation (which note was contributed to the Company as equity and which note is not an obligation of the Company, any of its subsidiaries or the Corporation). The Purchaser owns 175,000,000 shares, or approximately 54%, and ConAgra Foods owns 147,315,000, or approximately 45%, of the equity in Swift Foods Company, which holds 100% of the equity of S&C Holdco 2, Inc., which in turn holds 100% of the equity of the Corporation. The Corporation owns 100% of the equity of the Company, which is the operating entity that holds the acquired business. ConAgra Foods has $297,315,000 amount of total equity and debt representing claims on assets of the Company held by ConAgra Foods after the Transaction consisting of $147,315,000 of equity and $150,000,000 of debt.

     On March 26, 2003, ConAgra Foods sold all $150 million aggregate principal amount of the senior subordinated notes in a transaction exempt from the registration requirements of the Securities Act. An affiliate of ConAgra Foods acquired $30 million aggregate principal amount of the senior subordinated notes in that transaction.

     Set forth below is a reconciliation of the book value of the business acquired in the Transaction as of September 18, 2002, and the purchase price of the business acquired:

                                                               (DOLLARS IN
                                                               THOUSANDS)
Preliminary estimate of net book value of acquired business
  on September 18, 2002.....................................   $1,047,700
Other consideration(i)......................................       33,000
Post-closing purchase price adjustment(ii)..................     (16,000)
                                                               ----------
Purchase price of the acquired business.....................   $1,064,700
                                                               ==========
Initial amount allocated to property, plant & equipment.....   $   48,711
Impact of deferred taxes....................................       29,855
                                                               ----------
  Amount allocated to property, plant & equipment...........       78,566
Initial amount allocated to goodwill........................        9,637
Less: deferred taxes........................................     (29,855)
                                                               ----------
  Excess purchase price allocated...........................   $   58,348
                                                               ==========

---------------

(i) Consists of $18.0 million added to the net book value of the business acquired in the Transaction in determining total consideration pursuant to the purchase agreement entered into in connection with the Transaction. Also includes $15.0 million of consideration provided to Booth Creek Management Corporation.

(ii) The purchase price of the acquired business was subject to a post-closing adjustment. As a result of this post-closing adjustment, ConAgra Foods paid $16.0 million to Swift Foods Company in March 2003. The Corporation reflected the impact of this payment as a reduction to additional paid-in capital in its financial statements.

                      S&C HOLDCO 3, INC. AND SUBSIDIARIES
          (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CONAGRA FOODS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Set forth below is a listing of the estimated fees and expenses directly related to the acquisition:

  Placement fees(1)...........................................  $21,900
  Finders fees(2).............................................   17,300
  Other fees and expenses(3)..................................   25,600
                                                                -------
  Total estimated fees and expenses...........................  $64,800
                                                                =======

         ------------------------

         (1) Includes $3.75 million payable to ConAgra Foods as a placement fee for its purchase of the Company's senior subordinated notes.

         (2) Includes $15.0 million payable to Hicks Muse pursuant to the Financial Advisory Agreement executed in connection with the transaction, $0.3 million payable to Hicks Muse in reimbursement of its direct costs in consummating the transaction and $2.0 million payable to Gillett Greeley, LLC, an affiliate of George N. Gillett, Jr., the Company's Chairman of the Board, as an expense reimbursement. The expense reimbursement was agreed upon in the purchase agreement to reimburse the Company's chairman for normal due diligence costs incurred in evaluating and analyzing the Company's acquisition. The agreement provided for a defined reimbursement of $2.0 million to cover due diligence expenses without having to provide the Company with detailed expense records.

         (3) Includes $3.1 million of incentive bonuses paid to certain of the Company's executive officers.

     On April 1, 2003, a customer of the Company filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware. Amounts due from the customer totaled $5.1 million on the date of filing, which resulted from sales subsequent to February 23, 2003. The Company has increased its reserve for bad debts in its fourth quarter for amounts estimated to be unrecoverable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            OFFER TO EXCHANGE UP TO
                   $268,000,000 10 1/8% SENIOR NOTES DUE 2009
                        THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                      FOR
                   $268,000,000 10 1/8% SENIOR NOTES DUE 2009

                             (SWIFT & COMPANY LOGO)

                               ------------------

                                   PROSPECTUS


                                 JULY   , 2003


                               ------------------

     We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus or the letter of transmittal. This prospectus and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful.

     Until             , 2003, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. The Guarantors have a similar ability to provide indemnification to their directors and officers pursuant to the applicable state laws in their state of incorporation.

     The Certificate of Incorporation of Swift & Company (the "Company") provides for the indemnification of directors to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

     The Company's Certificate of Incorporation provides for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

     The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a)  Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Purchase Agreement, dated as of September 13, 2002, by and among the Company, S&C Holdco 3, Inc., Swift Beef Company,
          Swift Pork Company, Swift Brands Company, Miller Bros. Co.,
          Inc., Monfort Food Distribution Company, Monfort
          International Sales Corporation, Monfort, Inc. and Salomon
          Smith Barney Inc. and J.P. Morgan Securities Inc.(1)
  2.1     Agreement, dated as of May 20, 2002, by and among ConAgra
          Foods, Inc., Swift Foods Company and HMTF Rawhide, L.P.(1)
  2.2     First Amendment to Acquisition Documents, dated as of July
          3, 2002, by and among ConAgra Foods, Inc., Swift Foods
          Company and HMTF Rawhide, L.P.(1)
  2.3     Second Amendment to Acquisition Agreement, dated as of
          September 3, 2002, by and among ConAgra Foods, Inc., Swift
          Foods Company and HMTF Rawhide, L.P.(1)
  3.1     Certificate of Incorporation of the Company(1)
  3.2     Bylaws of the Company(1)
  4.1     Form of Global Note for the 10 1/8% Senior Notes of the
          Company (contained as an exhibit to Exhibit 4.3 hereto)(1)
  4.2     Registration Rights Agreement, dated as of September 19,
          2002, by and among the Company, S&C Holdco 3, Inc., Swift
          Beef Company, Swift Pork Company, Swift Brands Company,
          Miller Bros. Co., Inc., Monfort Food Distribution Company,
          Monfort International Sales Corporation, Monfort Inc.,
          Salomon Smith Barney Inc. and J.P. Morgan Securities Inc.(1)
  4.3     Indenture, dated as of September 19, 2002, by and among the
          Company, S&C Holdco 3, Inc., Swift Beef Company, Swift Pork
          Company, Swift Brands Company, Miller Bros. Co., Inc.,
          Monfort Food Distribution Company, Monfort International
          Sales Corporation, Monfort, Inc. and The Bank of New York
          Trust Company of Florida, N.A.(1)
  4.4     Indenture, dated as of September 19, 2002, by and among the
          Company, S&C Holdco 3, Inc., Swift Beef Company, Swift Pork
          Company, Swift Brands Company, Miller Bros. Co., Inc.,
          Monfort Food Distribution Company, Monfort International
          Sales Corporation, Monfort, Inc. and The Bank of New York
          Trust Company of Florida, N.A.(1)
  4.5     Registration Rights Agreement, dated as of September 19,
          2002, by and among the Company, S&C Holdco 3, Inc., Swift
          Beef Company, Swift Pork Company, Swift Brands Company,
          Miller Bros. Co., Inc., Monfort Food Distribution Company,
          Monfort International Sales Corporation, Monfort, Inc.,
          Salomon Smith Barney Inc. and J.P. Morgan Securities Inc.(5)
  4.6     Form of Global Note for the 12 1/2% Senior Subordinated
          Notes due 2010 of the Company (contained as an exhibit to
          Exhibit 4.4 hereto)(1)
  4.7     Supplemental Indenture, dated as of October 14, 2002, by and among the Company, S&C Resale Company and The Bank of New
          York Trust Company of Florida, N.A.(1)
  4.8     Supplemental Indenture, dated as of October 14, 2002, by and among the Company, S&C Resale Company and The Bank of New
          York Trust Company of Florida, N.A.(1)
  4.9     Second Supplemental Indenture, dated as of January 30, 2003, by and among the Company, Swift & Company International
          Sales Corporation and The Bank of New York Trust Company of
          Florida, N.A.(4)
  4.10    Second Supplemental Indenture, dated as of January 30, 2003, by and among the Company, Swift & Company International
          Sales Corporation and The Bank of New York Trust Company of
          Florida, N.A.(4)
  4.11    Third Supplemental Indenture, dated as of March 26, 2003, by and among the Company, S&C Holdco 3, Inc., Swift Beef
          Company, Swift Pork Company, Swift Brands Company, Miller
          Bros. Co., Inc., Monfort Food Distribution Company, Swift &
          Company International Sales Corporation, Monfort, Inc., S&C
          Resale Company and The Bank of New York Trust Company of
          Florida, N.A.(5)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1     Opinion of Vinson & Elkins L.L.P.(2)
 10.1     Credit Agreement, dated as of September 19, 2002, by and
          among the Company, S&C Australia Holdco Pty. Ltd., Australia
          Meat Holdings Pty. Limited, S&C Holdco 3, Inc., the Lenders
          (as defined therein), the Issuers (as defined therein),
          Citicorp USA, Inc., JPMorgan Chase Bank, Citisecurities
          Limited, General Electric Capital Corporation, U.S. Bank
          National Association and Cooperatieve Centrale
          Raiffeisen-Boerenleenbank B.A., "Rabobank International,"
          New York Branch(1)
 10.2     Transition Services Agreement, dated as of September 19,
          2002, by and among ConAgra Foods, Inc., Monfort Finance
          Company, Inc., Swift Foods Company and each of the other
          companies listed on the signature pages thereto(1)
 10.3*    Preferred Supplier Agreement, dated as of September 19,
          2002, by and between ConAgra Foods, Inc. and the Company(1)
 10.4     Tax Sharing Agreement, dated as of September 19, 2002, by
          and among Swift Foods Company, the Company, Swift Cattle
          Holdco, Inc., and Monfort Finance Company, Inc.(1)
 10.5     Hangar License Agreement, dated as of September 19, 2002, by and between ConAgra Foods, Inc. and Swift Beef Company(1)
 10.6*    Live Cattle Supply Agreement, dated as of September 19,
          2002, by and between Swift Beef Company and Monfort Finance
          Company, Inc.(1)
 10.7     Aviation Personnel Use and Cost Sharing Agreement, dated as of September 19, 2002, by and among ConAgra Foods, Inc.,
          Monfort International Sales Corporation and each of the
          other companies listed on the signature pages thereof(1)
 10.8     Monitoring and Oversight Agreement, dated as of September
          19, 2002, by and among Swift Foods Company, the Company,
          Swift Pork Company, Swift Beef Company, S&C Australia Holdco
          Pty. Ltd., Australia Meat Holdings Pty. Limited, S&C Holdco
          2, Inc., S&C Holdco 3, Inc., and Hicks, Muse & Co. Partners,
          L.P.(1)
 10.9     Financial Advisory Agreement, dated as of September 19,
          2002, by and among Swift Foods Company, the Company, Swift
          Pork Company, Swift Beef Company, S&C Australia Holdco Pty.
          Ltd., Australia Meat Holdings Pty. Limited, S&C Holdco 2,
          Inc., S&C Holdco 3, Inc., and Hicks, Muse & Co. Partners,
          L.P.(1)
 10.10*   By-Products Marketing Agreement, dated as of September 19,
          2002, by and between ConAgra Trade Group, Inc. and the
          Company(1)
 10.11    Patent License Agreement, dated as of September 19, 2002, by and between Swift Brands Company and ConAgra Foods, Inc.(1)
 10.12    Armour Transition Trademark License Agreement, dated as of
          September 19, 2002, by and between ConAgra Foods, Inc.,
          ConAgra Brands, Inc. and Swift Brands Company(1)
 10.13    Swift Transition Trademark License Agreement, dated as of
          September 19, 2002, by and between Swift Brands Company and
          ConAgra Foods, Inc.(1)
 10.14    Indemnification and Release Agreement, dated as of September
          19, 2002, by and among ConAgra Foods, Inc., Swift Foods
          Company, S&C Holdco 2, Inc., S&C Holdco 3, Inc., the
          Company, S&C Australia Holdco Pty. Ltd., Swift Cattle
          Holdco, Inc., Swift Brands Company, Swift Beef Company,
          Swift Pork Company, Kabushiki Kaisha SAC Japan, Swift
          Refrigerated Foods, S.A. de C.V., Monfort Finance Company,
          Inc., Burcher Pty. Limited, Monfort, Inc., Australia Meat
          Holdings Pty. Limited, Miller Bros. Co., Inc., Monfort Food
          Distribution Company, and Monfort International Sales
          Corp.(1)
 10.15    Assignment and Assumption Agreement, dated as of September
          19, 2002, by and between HMTF Rawhide, L.P. and the
          Company(1)
 10.16    Assignment and Assumption Agreement, dated as of September
          19, 2002, by and between HMTF Rawhide, L.P., the Company,
          S&C Australia Holdco Pty. Ltd. and Australia Meat Holdings
          Pty. Limited(1)
 10.17    Contribution Agreement, dated as of September 19, 2002, by and among Swift Foods Company, S&C Holdco 2, Inc., S&C
          Holdco 3, Inc., and the Company(1)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.18    Indemnification Agreement, dated September 19, 2002, by and between the Company and Joe Colonnetta(1)
 10.19    Indemnification Agreement, dated September 19, 2002, by and between the Company and George N. Gillett, Jr.(1)
 10.20    Indemnification Agreement, dated September 19, 2002, by and between the Company and Thomas O. Hicks(1)
 10.21    Indemnification Agreement, dated September 19, 2002, by and between the Company and Thomas L. Manuel(1)
 10.22    Indemnification Agreement, dated September 19, 2002, by and between the Company and John R. Muse(1)
 10.23    Indemnification Agreement, dated September 19, 2002, by and between the Company and John N. Simons(1)
 10.24    Indemnification Agreement, dated September 19, 2002, by and between the Company and Michael D. Walter(1)
 10.25    Executive Employment Agreement, dated May 20, 2002, by and between Swift Foods Company and John Simons(1)
 10.26    First Amendment to Simons Executive Employment Agreement,
          dated July 12, 2002, by and between Swift Foods Company and
          John Simons(1)
 10.27    Executive Employment Agreement, dated May 20, 2002, by and between Swift Foods Company and Danny Herron(1)
 10.28    First Amendment to Herron Executive Employment Agreement,
          dated July 12, 2002, by and between Swift Foods Company and
          Danny Herron(1)
 10.29    Executive Employment Agreement, dated May 20, 2002, by and between Swift Foods Company and Dennis Henley(1)
 10.30    First Amendment to Henley Executive Employment Agreement
          dated July 12, 2002, by and between Swift Foods Company and
          Dennis Henley(1)
 10.31    Offer Letter, dated July 29, 2002, by and between the
          Company and Gary Acromite(1)
 10.32    Offer Letter, dated July 29, 2002, by and between the
          Company and Marshall Ernst(1)
 10.33    Offer Letter, dated July 29, 2002, by and between the
          Company and Dan Halstrom(1)
 10.34    Offer Letter, dated July 29, 2002, by and between the
          Company and John Keir(1)
 10.35    Offer Letter, dated July 29, 2002, by and between the
          Company and John Shandley(1)
 10.36    Offer Letter, dated July 29, 2002, by and between the
          Company and Peter White(1)
 10.37    Severance Agreement, dated July 29, 2002, by and between the
          Company and Gary Acromite(1)
 10.38    Severance Agreement, dated July 29, 2002, by and between the
          Company and Marshall Ernst(1)
 10.39    Severance Agreement, dated July 29, 2002, by and between the
          Company and John Shandley(1)
 10.40    Swift Foods Company 2002 Stock Option Plan(1)
 10.41    Pledge and Security Agreement, dated as of September 19,
          2002, by and among the Company, S&C Holdco 3, Inc., Miller
          Bros. Co., Inc., Monfort Food Distribution Company, Monfort
          International Sales Company, Monfort, Inc., Swift Beef
          Company, Swift Pork Company, Swift Brands Company and
          Citicorp, USA, Inc.(1)
 10.42    Guaranty, dated as of September 19, 2002, by and among the
          Company, S&C Australia Holdco Pty. Ltd., Australia Meat
          Holdings Pty. Limited, Burcher Pty. Limited, Kabushiki
          Kaisha SAC Japan, Swift Refrigerated Foods, S.A. de C.V.,
          and Citicorp USA, Inc.(1)
 10.43    Guaranty, dated as of September 19, 2002, by and among the
          Company, S&C Holdco 3, Inc., Miller Bros. Co., Inc., Monfort
          Food Distribution Company, Monfort International Sales Com-
          pany, Monfort, Inc., Swift Beef Company, Swift Pork Company,
          Swift Brands Company and Citicorp, USA, Inc.(1)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.44    Indemnity Side Letter Agreement, dated September 3, 2002, by and between ConAgra Foods, Inc., Swift Foods Company and
          HMTF Rawhide, L.P.(2)
 10.45    Indemnification Agreement, dated April 4, 2003, by and
          between the Company and Gregg L. Engles(5)
 10.46    Indemnification Agreement, dated April 4, 2003, by and
          between the Company and Michael D. Kelly(5)
 10.47    Offer Letter, dated March 12, 2003, by and between the
          Company and Donald F. Wiseman(5)
 10.48    Severance Agreement, dated March 12, 2003, by and between
          the Company and Donald F. Wiseman(5)
 10.49    Swift Foods Company Stock Purchase Plan(5)
 12.1     Ratio of Earnings to Fixed Charges(5)
 12.2     Pro Forma Ratio of Earnings to Fixed Charges(5)
 16.1     Letter Re Change in Certifying Accountant(1)
 21.1     Subsidiaries of the Company(3)
 23.1++   Consent of Deloitte & Touche LLP
 23.2     Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1 hereto)(2)
 24.1     Powers of Attorney (set forth on signature page)(1)
 25.1     Form T-1 of The Bank of New York Trust Company of Florida,
          N.A.(1)
 99.1     Form of Letter of Transmittal(1)
 99.2     Form of Notice of Guaranteed Delivery(1)
 99.3     Form of Letter to Registered Holders and DTC Participants(1)
 99.4     Form of Letter to Clients(1)

---------------

 * Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 406 of the Securities Act of 1933, as amended.

 ++  Filed herewith.

(1) Previously filed on October 24, 2002 as an exhibit to the registrant's Registration Statement on Form S-4.

(2) Previously filed on December 23, 2002 as an exhibit to the registrant's Amendment No. 1 to Registration Statement on Form S-4.

(3) Previously filed on January 17, 2003 as an exhibit to the registrant's Amendment No. 2 to Registration Statement on Form S-4.

(4) Previously filed on March 14, 2002 as an exhibit to the registrant's Amendment No. 3 to Registration Statement on Form S-4.

(5) Previously filed on April 23, 2002 as an exhibit to the registrant's Amendment No. 4 to Registration Statement on Form S-4.

     b)  Financial Statement Schedules

     The following financial statement schedule of the ConAgra Red Meat Business is submitted herewith:

     Schedule II -- Valuation and Qualifying Accounts and Reserves

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 22.  UNDERTAKINGS

     The undersigned co-registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned co-registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 8th day of July, 2003.


                                          SWIFT & COMPANY

                                          By:      /s/ JOHN N. SIMONS
                                            ------------------------------------
                                                       John N. Simons
                                                Chief Executive Officer and
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                    SIGNATURE                                        TITLE                       DATE
                    ---------                                        -----                       ----

                        *                             Chief Executive Officer, President     July 8, 2003
 ------------------------------------------------                and Director
                  John N. Simons                         (Principal Executive Officer)

               /s/ DANNY C. HERRON                    Chief Financial Officer, Executive     July 8, 2003
 ------------------------------------------------    Vice President -- Finance & Controls
                 Danny C. Herron                                 and Secretary
                                                       (Principal Financial Officer and
                                                         Principal Accounting Officer)

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                 Thomas O. Hicks

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                   John R. Muse

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                  Joe Colonnetta

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
              George N. Gillett, Jr.

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                 Thomas L. Manuel

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                Michael D. Walter

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                 Gregg L. Engles

                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                 Michael D. Kelly


 By:               /s/ DANNY C. HERRON
        ------------------------------------------
                     Danny C. Herron
                     Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 8th day of July, 2003.


                                          SWIFT BEEF COMPANY
                                          SWIFT PORK COMPANY
                                          SWIFT BRANDS COMPANY
                                          S&C HOLDCO 3, INC.
                                          MILLER BROS. CO., INC.
                                          MONFORT, INC.
                                          MONFORT FOOD DISTRIBUTION COMPANY
                                          SWIFT & COMPANY INTERNATIONAL SALES
                                            CORPORATION
                                          S&C RESALE COMPANY

                                          BY:      /s/ JOHN N. SIMONS
                                            ------------------------------------
                                                       John N. Simons
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                    SIGNATURE                                        TITLE                       DATE
                    ---------                                        -----                       ----

                        *                                          President                 July 8, 2003
 ------------------------------------------------        (Principal Executive Officer)
                  John N. Simons


               /s/ DANNY C. HERRON                       Chief Financial Officer, Vice       July 8, 2003
 ------------------------------------------------     President, Treasurer and Secretary
                 Danny C. Herron                       (Principal Financial Officer and
                                                         Principal Accounting Officer)


                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                   John R. Muse


                        *                                          Director                  July 8, 2003
 ------------------------------------------------
                  Joe Colonnetta


 By:               /s/ DANNY C. HERRON
        ------------------------------------------
                     Danny C. Herron
                     Attorney-in-Fact

                          INDEPENDENT AUDITORS' REPORT

The Stockholder and Board of Directors
ConAgra Red Meat Business

     We have audited the combined balance sheets of ConAgra Red Meat Business, a division of ConAgra Foods, Inc. (the "Company"), as of May 26, 2002 and May 27, 2001, and the related combined statements of earnings, stockholder's net investment and advances and cash flows for each of the three years in the period ended May 26, 2002, and have issued our report thereon dated July 8, 2002 (September 3, 2002 as to Notes 14 and 15 and June 13, 2003 as to Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to change in methods of accounting for derivative instruments and other hedging activities in 2002 and revenue recognition relating to the shipping terms for certain of its product sales in 2001); such combined financial statements and report are included elsewhere in the Registration Statement. Our audits also included the combined financial statement schedule of the ConAgra Red Meat Business, listed in Item 21. This combined financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Omaha, Nebraska
July 8, 2002

                                  SCHEDULE II
                           CONAGRA RED MEAT BUSINESS

                       VALUATION AND QUALIFYING ACCOUNTS
     FOR THE FISCAL YEARS ENDED MAY 26, 2002, MAY 27, 2001 AND MAY 28, 2000

                                                                ADDITIONS
                                             -----------------------------------------------
                                             BALANCE AT    CHARGED                DEDUCTIONS      BALANCE AT
                                             BEGINNING       TO                      FROM          CLOSE OF
DESCRIPTION                                  OF PERIOD     INCOME     OTHER        RESERVES         PERIOD
-----------                                  ----------   ---------   ------      ----------      ----------
                                                                     (IN THOUSANDS)
Year ended May 26, 2002
  Allowance for doubtful receivables.......   $ 3,567       1,963      2,608(2)      4,429(1)       $3,709
Year ended May 27, 2001
  Allowance for doubtful receivables.......   $ 4,027         495         65(2)      1,020(1)       $3,567
Year ended May 28, 2000
  Allowance for doubtful receivables.......   $10,075         240        (78)(2)     6,210(1)       $4,027

---------------

(1) Bad debts charged off, less recoveries.

(2) Primarily reserve accounts of acquired businesses less reserve accounts of divested businesses and foreign currency translation adjustments.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Purchase Agreement, dated as of September 13, 2002, by and among the Company, S&C Holdco 3, Inc., Swift Beef Company,
          Swift Pork Company, Swift Brands Company, Miller Bros. Co.,
          Inc., Monfort Food Distribution Company, Monfort
          International Sales Corporation, Monfort, Inc. and Salomon
          Smith Barney Inc. and J.P. Morgan Securities Inc.(1)
  2.1     Agreement, dated as of May 20, 2002, by and among ConAgra
          Foods, Inc., Swift Foods Company and HMTF Rawhide, L.P.(1)
  2.2     First Amendment to Acquisition Documents, dated as of July
          3, 2002, by and among ConAgra Foods, Inc., Swift Foods
          Company and HMTF Rawhide, L.P.(1)
  2.3     Second Amendment to Acquisition Agreement, dated as of
          September 3, 2002, by and among ConAgra Foods, Inc., Swift
          Foods Company and HMTF Rawhide, L.P.(1)
  3.1     Certificate of Incorporation of the Company(1)
  3.2     Bylaws of the Company(1)
  4.1     Form of Global Note for the 10 1/8% Senior Notes of the
          Company (contained as an exhibit to Exhibit 4.3 hereto)(1)
  4.2     Registration Rights Agreement, dated as of September 19,
          2002, by and among the Company, S&C Holdco 3, Inc., Swift
          Beef Company, Swift Pork Company, Swift Brands Company,
          Miller Bros. Co., Inc., Monfort Food Distribution Company,
          Monfort International Sales Corporation, Monfort Inc.,
          Salomon Smith Barney Inc. and J.P. Morgan Securities Inc.(1)
  4.3     Indenture, dated as of September 19, 2002, by and among the
          Company, S&C Holdco 3, Inc., Swift Beef Company, Swift Pork
          Company, Swift Brands Company, Miller Bros. Co., Inc.,
          Monfort Food Distribution Company, Monfort International
          Sales Corporation, Monfort, Inc. and The Bank of New York
          Trust Company of Florida, N.A.(1)
  4.4     Indenture, dated as of September 19, 2002, by and among the
          Company, S&C Holdco 3, Inc., Swift Beef Company, Swift Pork
          Company, Swift Brands Company, Miller Bros. Co., Inc.,
          Monfort Food Distribution Company, Monfort International
          Sales Corporation, Monfort, Inc. and The Bank of New York
          Trust Company of Florida, N.A.(1)
  4.5     Registration Rights Agreement, dated as of September 19,
          2002, by and among the Company, S&C Holdco 3, Inc., Swift
          Beef Company, Swift Pork Company, Swift Brands Company,
          Miller Bros. Co., Inc., Monfort Food Distribution Company,
          Monfort International Sales Corporation, Monfort, Inc.,
          Salomon Smith Barney Inc. and J.P. Morgan Securities Inc.(5)
  4.6     Form of Global Note for the 12 1/2% Senior Subordinated
          Notes due 2010 of the Company (contained as an exhibit to
          Exhibit 4.4 hereto)(1)
  4.7     Supplemental Indenture, dated as of October 14, 2002, by and among the Company, S&C Resale Company and The Bank of New
          York Trust Company of Florida, N.A.(1)
  4.8     Supplemental Indenture, dated as of October 14, 2002, by and among the Company, S&C Resale Company and The Bank of New
          York Trust Company of Florida, N.A.(1)
  4.9     Second Supplemental Indenture, dated as of January 30, 2003, by and among the Company, Swift & Company International
          Sales Corporation and The Bank of New York Trust Company of
          Florida, N.A.(4)
  4.10    Second Supplemental Indenture, dated as of January 30, 2003, by and among the Company, Swift & Company International
          Sales Corporation and The Bank of New York Trust Company of
          Florida, N.A.(4)
  4.11    Third Supplemental Indenture, dated as of March 26, 2003, by and among the Company, S&C Holdco 3, Inc., Swift Beef
          Company, Swift Pork Company, Swift Brands Company, Miller
          Bros. Co., Inc., Monfort Food Distribution Company, Swift &
          Company International Sales Corporation, Monfort, Inc., S&C
          Resale Company and The Bank of New York Trust Company of
          Florida, N.A.(5)
  5.1     Opinion of Vinson & Elkins L.L.P.(2)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.1     Credit Agreement, dated as of September 19, 2002, by and
          among the Company, S&C Australia Holdco Pty. Ltd., Australia
          Meat Holdings Pty. Limited, S&C Holdco 3, Inc., the Lenders
          (as defined therein), the Issuers (as defined therein),
          Citicorp USA, Inc., JPMorgan Chase Bank, Citisecurities
          Limited, General Electric Capital Corporation, U.S. Bank
          National Association and Cooperatieve Centrale
          Raiffeisen-Boerenleenbank B.A., "Rabobank International,"
          New York Branch(1)
 10.2     Transition Services Agreement, dated as of September 19,
          2002, by and among ConAgra Foods, Inc., Monfort Finance
          Company, Inc., Swift Foods Company and each of the other
          companies listed on the signature pages thereto(1)
 10.3*    Preferred Supplier Agreement, dated as of September 19,
          2002, by and between ConAgra Foods, Inc. and the Company(1)
 10.4     Tax Sharing Agreement, dated as of September 19, 2002, by
          and among Swift Foods Company, the Company, Swift Cattle
          Holdco, Inc., and Monfort Finance Company, Inc.(1)
 10.5     Hangar License Agreement, dated as of September 19, 2002, by and between ConAgra Foods, Inc. and Swift Beef Company(1)
 10.6*    Live Cattle Supply Agreement, dated as of September 19,
          2002, by and between Swift Beef Company and Monfort Finance
          Company, Inc.(1)
 10.7     Aviation Personnel Use and Cost Sharing Agreement, dated as of September 19, 2002, by and among ConAgra Foods, Inc.,
          Monfort International Sales Corporation and each of the
          other companies listed on the signature pages thereof(1)
 10.8     Monitoring and Oversight Agreement, dated as of September
          19, 2002, by and among Swift Foods Company, the Company,
          Swift Pork Company, Swift Beef Company, S&C Australia Holdco
          Pty. Ltd., Australia Meat Holdings Pty. Limited, S&C Holdco
          2, Inc., S&C Holdco 3, Inc., and Hicks, Muse & Co. Partners,
          L.P.(1)
 10.9     Financial Advisory Agreement, dated as of September 19,
          2002, by and among Swift Foods Company, the Company, Swift
          Pork Company, Swift Beef Company, S&C Australia Holdco Pty.
          Ltd., Australia Meat Holdings Pty. Limited, S&C Holdco 2,
          Inc., S&C Holdco 3, Inc., and Hicks, Muse & Co. Partners,
          L.P.(1)
 10.10*   By-Products Marketing Agreement, dated as of September 19,
          2002, by and between ConAgra Trade Group, Inc. and the
          Company(1)
 10.11    Patent License Agreement, dated as of September 19, 2002, by and between Swift Brands Company and ConAgra Foods, Inc.(1)
 10.12    Armour Transition Trademark License Agreement, dated as of
          September 19, 2002, by and between ConAgra Foods, Inc.,
          ConAgra Brands, Inc. and Swift Brands Company(1)
 10.13    Swift Transition Trademark License Agreement, dated as of
          September 19, 2002, by and between Swift Brands Company and
          ConAgra Foods, Inc.(1)
 10.14    Indemnification and Release Agreement, dated as of September
          19, 2002, by and among ConAgra Foods, Inc., Swift Foods
          Company, S&C Holdco 2, Inc., S&C Holdco 3, Inc., the
          Company, S&C Australia Holdco Pty. Ltd., Swift Cattle
          Holdco, Inc., Swift Brands Company, Swift Beef Company,
          Swift Pork Company, Kabushiki Kaisha SAC Japan, Swift
          Refrigerated Foods, S.A. de C.V., Monfort Finance Company,
          Inc., Burcher Pty. Limited, Monfort, Inc., Australia Meat
          Holdings Pty. Limited, Miller Bros. Co., Inc., Monfort Food
          Distribution Company, and Monfort International Sales
          Corp.(1)
 10.15    Assignment and Assumption Agreement, dated as of September
          19, 2002, by and between HMTF Rawhide, L.P. and the
          Company(1)
 10.16    Assignment and Assumption Agreement, dated as of September
          19, 2002, by and between HMTF Rawhide, L.P., the Company,
          S&C Australia Holdco Pty. Ltd. and Australia Meat Holdings
          Pty. Limited(1)
 10.17    Contribution Agreement, dated as of September 19, 2002, by and among Swift Foods Company, S&C Holdco 2, Inc., S&C
          Holdco 3, Inc., and the Company(1)
 10.18    Indemnification Agreement, dated September 19, 2002, by and between the Company and Joe Colonnetta(1)
 10.19    Indemnification Agreement, dated September 19, 2002, by and between the Company and George N. Gillett, Jr.(1)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.20    Indemnification Agreement, dated September 19, 2002, by and between the Company and Thomas O. Hicks(1)
 10.21    Indemnification Agreement, dated September 19, 2002, by and between the Company and Thomas L. Manuel(1)
 10.22    Indemnification Agreement, dated September 19, 2002, by and between the Company and John R. Muse(1)
 10.23    Indemnification Agreement, dated September 19, 2002, by and between the Company and John N. Simons(1)
 10.24    Indemnification Agreement, dated September 19, 2002, by and between the Company and Michael D. Walter(1)
 10.25    Executive Employment Agreement, dated May 20, 2002, by and between Swift Foods Company and John Simons(1)
 10.26    First Amendment to Simons Executive Employment Agreement,
          dated July 12, 2002, by and between Swift Foods Company and
          John Simons(1)
 10.27    Executive Employment Agreement, dated May 20, 2002, by and between Swift Foods Company and Danny Herron(1)
 10.28    First Amendment to Herron Executive Employment Agreement,
          dated July 12, 2002, by and between Swift Foods Company and
          Danny Herron(1)
 10.29    Executive Employment Agreement, dated May 20, 2002, by and between Swift Foods Company and Dennis Henley(1)
 10.30    First Amendment to Henley Executive Employment Agreement
          dated July 12, 2002, by and between Swift Foods Company and
          Dennis Henley(1)
 10.31    Offer Letter, dated July 29, 2002, by and between the
          Company and Gary Acromite(1)
 10.32    Offer Letter, dated July 29, 2002, by and between the
          Company and Marshall Ernst(1)
 10.33    Offer Letter, dated July 29, 2002, by and between the
          Company and Dan Halstrom(1)
 10.34    Offer Letter, dated July 29, 2002, by and between the
          Company and John Keir(1)
 10.35    Offer Letter, dated July 29, 2002, by and between the
          Company and John Shandley(1)
 10.36    Offer Letter, dated July 29, 2002, by and between the
          Company and Peter White(1)
 10.37    Severance Agreement, dated July 29, 2002, by and between the
          Company and Gary Acromite(1)
 10.38    Severance Agreement, dated July 29, 2002, by and between the
          Company and Marshall Ernst(1)
 10.39    Severance Agreement, dated July 29, 2002, by and between the
          Company and John Shandley(1)
 10.40    Swift Foods Company 2002 Stock Option Plan(1)
 10.41    Pledge and Security Agreement, dated as of September 19,
          2002, by and among the Company, S&C Holdco 3, Inc., Miller
          Bros. Co., Inc., Monfort Food Distribution Company, Monfort
          International Sales Company, Monfort, Inc., Swift Beef
          Company, Swift Pork Company, Swift Brands Company and
          Citicorp, USA, Inc.(1)
 10.42    Guaranty, dated as of September 19, 2002, by and among the
          Company, S&C Australia Holdco Pty. Ltd., Australia Meat
          Holdings Pty. Limited, Burcher Pty. Limited, Kabushiki
          Kaisha SAC Japan, Swift Refrigerated Foods, S.A. de C.V.,
          and Citicorp USA, Inc.(1)
 10.43    Guaranty, dated as of September 19, 2002, by and among the
          Company, S&C Holdco 3, Inc., Miller Bros. Co., Inc., Monfort
          Food Distribution Company, Monfort International Sales Com-
          pany, Monfort, Inc., Swift Beef Company, Swift Pork Company,
          Swift Brands Company and Citicorp, USA, Inc.(1)
 10.44    Indemnity Side Letter Agreement, dated September 3, 2002, by and between ConAgra Foods, Inc., Swift Foods Company and
          HMTF Rawhide, L.P.(2)
 10.45    Indemnification Agreement, dated April 4, 2003, by and
          between the Company and Gregg L. Engles(5)
 10.46    Indemnification Agreement, dated April 4, 2003, by and
          between the Company and Michael D. Kelly(5)
 10.47    Offer Letter, dated March 12, 2003, by and between the
          Company and Donald F. Wiseman(5)
 10.48    Severance Agreement, dated March 12, 2003, by and between
          the Company and Donald F. Wiseman(5)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.49    Swift Foods Company Stock Purchase Plan(5)
 12.1     Ratio of Earnings to Fixed Charges(5)
 12.2     Pro Forma Ratio of Earnings to Fixed Charges(5)
 16.1     Letter Re Change in Certifying Accountant(1)
 21.1     Subsidiaries of the Company(3)
 23.1++   Consent of Deloitte & Touche LLP
 23.2     Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1 hereto)(2)
 24.1     Powers of Attorney (set forth on signature page)(1)
 25.1     Form T-1 of The Bank of New York Trust Company of Florida,
          N.A.(1)
 99.1     Form of Letter of Transmittal(1)
 99.2     Form of Notice of Guaranteed Delivery(1)
 99.3     Form of Letter to Registered Holders and DTC Participants(1)
 99.4     Form of Letter to Clients(1)

---------------

 * Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 406 of the Securities Act of 1933, as amended.

 ++  Filed herewith.

(1) Previously filed on October 24, 2002 as an exhibit to the registrant's Registration Statement on Form S-4.

(2) Previously filed on December 23, 2002 as an exhibit to the registrant's Amendment No. 1 to Registration Statement on Form S-4.

(3) Previously filed on January 17, 2003 as an exhibit to the registrant's Amendment No. 2 to Registration Statement on Form S-4.

(4) Previously filed on March 14, 2002 as an exhibit to the registrant's Amendment No. 3 to Registration Statement on Form S-4.

(5) Previously filed on April 23, 2002 as an exhibit to the registrant's Amendment No. 4 to Registration Statement on Form S-4.